UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☑                                     Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☑	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under §240.14a-12

KNOLOGY, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies: Common stock, par value $0.01 per share, of Knology, Inc. (the “common stock”)

(2)	Aggregate number of securities to which transaction applies: 38,666,390 issued and outstanding shares of common stock, “in-the-money” options to purchase an aggregate of 3,714,219 shares of common stock, and “in-the-money” warrants to purchase an aggregate of 985,000 shares of common stock, each as of May 1, 2012.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): The maximum aggregate value was determined based upon the sum of (A) 38,666,390 issued and outstanding shares of common stock multiplied by $19.75 per share, (B) “in-the-money” options to purchase 3,714,219 shares of common stock multiplied by $8.88 (which is the difference between $19.75 and the weighted average exercise price with respect to such options of $10.87 per share), and (C) “in-the-money” warrants to purchase an aggregate of 985,000 shares of common stock multiplied by $10.75 per share (which is the difference between $19.75 and the weighted average strike price with respect to such warrants of $9.00 per share). The amount of the filing fee was calculated by multiplying the transaction value by 0.0001146.

(4)	Proposed maximum aggregate value of transaction: $807,232,217

(5)	Total fee paid: $92,509

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Preliminary Proxy Statement

Subject to completion, dated May 8, 2012

[*****], 2012

PROPOSED MERGER – YOUR VOTE IS VERY IMPORTANT

Dear stockholder:

The Board of Directors of Knology, Inc. (“Knology”), based in part upon the unanimous recommendation of a Transaction Committee of the Board, has unanimously approved an Agreement and Plan of Merger, dated as of April 18, 2012, by and among Knology, WideOpenWest Finance, LLC (“WOW”) and Kingston Merger Sub, Inc. (“Merger Sub”), pursuant to which Merger Sub will merge with and into Knology. As a result of the merger, WOW will acquire Knology. If the merger is completed, each share of Knology’s common stock that you own will be converted into the right to receive $19.75 in cash, without interest and less applicable withholding tax, unless you exercise and perfect your appraisal rights under the Delaware General Corporation Law.

We are sending you the accompanying proxy statement to ask you to attend a special meeting of Knology’s stockholders to consider and vote upon a proposal to adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement. We also are asking you to consider and cast an advisory (non-binding) vote upon a proposal to approve the compensation payable under existing arrangements to certain executive officers of Knology in connection with the merger. Finally, we are asking you to consider and vote upon a proposal to adjourn the special meeting, if necessary or appropriate, including to permit further solicitation of proxies in favor of adoption of the merger agreement. Information about the special meeting, and how to vote your shares by proxy if you are unable to attend, is included in the proxy statement.

After careful consideration, our Board of Directors, based in part upon the unanimous recommendation of a Transaction Committee of the Board, has determined that the merger agreement and the merger are advisable, fair to, and in the best interests of the stockholders of Knology. The Board of Directors unanimously recommends that you vote “FOR” adoption of the merger agreement and approval of the merger and the other transactions contemplated by the merger agreement, “FOR” approval, on an advisory (non-binding) basis, of the compensation payable to certain executive officers of Knology under existing arrangements in connection with the merger, and “FOR” one or more adjournments of the special meeting, if necessary or appropriate, including to permit further solicitation of proxies in favor of adoption of the merger agreement.

The accompanying proxy statement provides you with information about the proposed merger and the special meeting of Knology’s stockholders. Knology encourages you to read the proxy statement carefully in its entirety. You may also obtain more information about Knology from documents Knology has filed with the Securities and Exchange Commission.

Your vote is important.

The merger cannot be completed unless the merger agreement is adopted by the affirmative vote of the holders of a majority of the outstanding shares of Knology’s common stock. The failure of any stockholder to vote will have the same effect as a vote against adopting the merger agreement. Accordingly, whether or not you plan to attend the special meeting, you are requested to promptly vote your shares by completing, signing and dating the enclosed proxy card or voting instruction form and returning it in the postage-paid envelope provided, or by voting over the telephone or via the Internet as instructed in these materials.

If you sign, date and mail your proxy card without indicating how you wish to vote, your vote will be counted as a vote “FOR” adoption of the merger agreement, “FOR” approval on an advisory (non-binding) basis of the compensation payable to certain executive officers of Knology under existing arrangements in connection with the merger, and “FOR” one or more adjournments of the special meeting, if necessary or appropriate, including to permit further solicitation of proxies in favor of adoption of the merger agreement.

Thank you in advance for your cooperation and continued support.

Sincerely,

Rodger L. Johnson

Chairman of the Board and Chief

Executive Officer

The proxy statement is dated [*****], and is being first mailed to Knology’s stockholders on or about [*****].

NOTICE OF

SPECIAL MEETING OF STOCKHOLDERS

A special meeting of stockholders of Knology, Inc. will be held at [*****] on [*****], 2012, at [*****] a.m. local time, for the following purposes:

1.	Adoption of the Merger Agreement. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of April 18, 2012 and as it may be amended or supplemented (referred to in the accompanying proxy statement as the “merger agreement”), by and among WideOpenWest Finance, LLC, a Delaware limited liability company (“WOW”), Kingston Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of WOW (“Merger Sub”), and Knology, Inc., a Delaware corporation (“Knology”), pursuant to which Merger Sub will be merged with and into Knology, with Knology surviving the merger as a wholly-owned subsidiary of WOW (referred to in the accompanying proxy statement as the “merger”);

2.	Approval of Executive Compensation Payable in Connection with the Merger. To consider and cast an advisory (non-binding) vote upon a proposal to approve compensation payable to certain executive officers of Knology under existing arrangements in connection with the merger; and

3.	Adjournment of the Special Meeting. To consider and vote upon a proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of proposal 1.

Stockholders of record at the close of business on [******], 2012 are entitled to notice of and to vote at the special meeting and at any adjournment or postponement of the special meeting.

The merger agreement and the compensation payable under existing arrangements that certain executive officers of Knology may receive in connection with the merger are more fully described in the accompanying proxy statement, which we encourage you to read carefully and in its entirety before voting. A copy of the merger agreement is included as Annex A to the accompanying proxy statement. The accompanying proxy statement is a part of this notice.

All stockholders of record are cordially invited to attend the special meeting.  Even if you plan to attend the special meeting, we urge you to submit a valid proxy promptly. If your shares of Knology common stock are registered in your own name, you may submit your proxy by (1) filling out and signing the proxy card, and then mailing your signed proxy card in the enclosed postage-paid reply envelope, (2) authorizing the voting of your shares over the Internet at [*****], or (3) calling [*****] and following the instructions on the enclosed proxy card. If your shares are held in “street name,” you should follow the enclosed instructions that your broker, bank, or other nominee has provided.

Your vote is very important regardless of the number of shares of our common stock you own. We cannot complete the merger unless the merger agreement is adopted by the affirmative vote of the holders of a majority of our outstanding common stock. Accordingly, we urge you to review the enclosed materials and request that you complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying postage-paid reply envelope or submit your proxy over the Internet or by telephone.

Stockholders of Knology who do not vote in favor of adopting the merger agreement will have the right to seek appraisal of the fair value of their shares if the merger is completed, but only if they submit a written demand for appraisal to Knology prior to the time the vote is taken on the merger agreement and comply with all other requirements of the Delaware General Corporation Law (“DGCL”). A copy of the applicable DGCL statutory provisions is included as Annex C to the accompanying proxy statement, and a summary of these provisions can be found under “Appraisal Rights” in the accompanying proxy statement.

Our Board of Directors unanimously recommends that you vote “FOR” adoption of the merger agreement as described in proposal 1, “FOR” approval, on an advisory (non-binding) basis, of the compensation payable to certain Knology executive officers under existing arrangements described in proposal 2 and “FOR” approval of one or more adjournments of the special meeting in accordance with proposal 3. Adoption of the merger agreement and approval of the existing compensation arrangements are subject to separate votes by Knology’s stockholders, and approval of the existing compensation arrangements is not a condition to completion of the merger. Since the adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock, if you fail to vote, if you fail to authorize your broker, bank or other nominee to vote on your behalf, or if you abstain from voting, the effect will be the same as if you had voted against the approval of the merger proposal.

BY ORDER OF THE BOARD OF DIRECTORS,

Chad S. Wachter

Vice President, General Counsel and Secretary

West Point, Georgia

[*******], 2012

i

ii

SUMMARY

The following summary highlights selected information in this proxy statement and may not contain all of the information that is important to you. Accordingly, you are urged to read carefully the entire proxy statement, its annexes and the other documents referred to in this proxy statement in order to fully understand the merger agreement and the proposed merger, as each is defined above. Also, see “Where You Can Find More Information” on page 89 of this proxy statement for information on how you can view the documents that Knology has filed with the Securities and Exchange Commission (the “SEC”). Each item in this summary refers, where applicable, to the page of this proxy statement on which that item is discussed in more detail.

Parties to the Merger

Knology, Inc.

Knology, headquartered in West Point, Georgia, is a leading provider of interactive communications and entertainment services in the Southeast, upper Midwest and Kansas regions. Knology serves both residential and business customers with one of the most technologically advanced broadband networks in the country. Innovative offerings include over 200 channels of digital cable TV, local and long distance digital telephone service with the latest enhanced voice messaging features, and high-speed Internet access, which enables consumers to quickly download video, audio and graphic files using a cable modem. Knology’s fiber-based business products include iPlex, which delivers Ethernet connections to an IP-PBX using Session Initiated Protocol (SIP) technology, Passive Optical Network (PON), which supplies IP architecture with segmented voice and data bandwidth, and Managed Integrated Network Solutions (MATRIX), an integrated IP-based technology which converges data and voice.

The principal trading market for Knology’s common stock (NASDAQ: KNOL) is the NASDAQ Global Market. Knology’s principal executive offices are located at 1241 O.G. Skinner Drive, West Point, Georgia 31833. Its telephone number is (706) 645-8553. Knology’s website is located at www.knology.com (the contents of the website are not part of this proxy statement).

As used in this proxy statement, the terms “Knology,” “we,” “our” and “us” refer to Knology, Inc. and its subsidiaries.

WideOpenWest Finance, LLC

WideOpenWest Finance, LLC (“WOW”), a Delaware limited liability company, is, along with Merger Sub, a controlled affiliate of Avista Capital Partners, L.P. (“Avista Capital”), a private equity firm with over $4 billion under management. WOW is the 13th largest cable television company in the United States, with over 1.7 million homes passed and serving over 500,000 subscribers and 200 communities in predominantly metropolitan areas of Indiana, Illinois, Michigan and Ohio.

Through its operating subsidiaries, WOW provides competitive residential and commercial cable television (WOW! Cable), high-speed Internet (WOW! Internet), and telephone (WOW! Phone) services. WOW! Cable features a range of services from basic cable to advanced services such as Ultra TV, an innovative whole-home gateway solution that combines television and PC entertainment. WOW! Internet provides customers with a choice of high-speed connections from 2 mbps all the way to 50 mbps. WOW! Phone offers the convenience of unlimited local and local toll calling, as well as packages that include unlimited nationwide long distance in the United States.

WOW’s principal executive offices are located at 7887 East Belleview Avenue, Suite 1000, Englewood, CO 80111. Its telephone number is (720) 479-5000.

Kingston Merger Sub, Inc.

Kingston Merger Sub, Inc. (“Merger Sub”) is a Delaware corporation and a wholly-owned subsidiary of WOW. Merger Sub was formed at the direction of WOW in anticipation of the merger. Subject to the terms of the merger agreement and in accordance with Delaware law, at the effective time of the merger, Merger Sub will merge with and into Knology and cease to exist, with Knology continuing as the surviving corporation and as a subsidiary of WOW. Merger Sub has de minimis assets and no operations.

Merger Sub’s principal executive offices are located at 7887 East Belleview Avenue, Suite 1000, Englewood, CO 80111. Its telephone number is (720) 479-5000.

The Merger (see page 21)

Subject to the terms and conditions of the merger agreement, at the effective time of the merger, Merger Sub will be merged with and into Knology. Knology will survive the merger as a direct, wholly-owned subsidiary of WOW. At the effective time of the merger, each share of Knology’s common stock will be converted into the right to receive $19.75 in cash, without interest and less applicable withholding tax, except for shares with respect to which stockholders exercise and perfect appraisal rights under the Delaware General Corporation Law (“DGCL”).

Treatment of Restricted Shares, Options and Warrants (see page 58)

Knology’s restricted shares, stock options and warrants outstanding at the effective time of the merger will be treated as follows:

•

Restricted Shares.  Immediately before the effective time of the merger, each outstanding share of Knology common stock subject to vesting or other lapse restrictions will vest in full and become free of such restrictions as of the effective time of the merger (and so will represent the right to receive $19.75 per share).

•

Stock Options.  Immediately before the effective time of the merger, each outstanding option to purchase Knology common stock, whether or not vested, that has an exercise price less than $19.75 per share will be canceled and converted into the right to receive a cash payment equal to (x) the total number of shares of Knology common stock subject to the option multiplied by (y) the excess of $19.75 over the per share exercise price of the option. Each outstanding option to purchase Knology common stock, whether or not vested, that has an exercise price equal to or greater than $19.75 will be canceled without any cash payment.

•

Warrants.  Immediately before the effective time of the merger, each outstanding warrant to acquire Knology common stock that has an exercise price less than $19.75 per share will be converted into the right to receive a cash payment equal to (x) the total number of shares of Knology common stock subject to such warrant multiplied by (y) the excess of $19.75 over the per share exercise price of the warrant. Each outstanding warrant to acquire Knology common stock that has an exercise price equal to or greater than $19.75 will be cancelled without cash payment.

The Special Meeting of Stockholders (see page 15)

The special meeting will be held at [*****] a.m. local time, on [*****], 2012, at [*****]. At the special meeting, the holders of Knology’s common stock will be asked to consider and vote upon the following three proposals:

•	Adoption of the merger agreement and approval of the merger and the other transactions contemplated by the merger agreement.

•	Approval, on an advisory (non-binding) basis, of the compensation payable to certain executive officers of Knology under existing arrangements in connection with the merger.

•	Approval of one or more adjournments of the special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of adoption of the merger agreement.

Record Date for the Special Meeting (see page 15)

You are entitled to vote at the special meeting all of the shares of Knology’s common stock you held of record as of the close of business on [*****], 2012, which is the record date for the special meeting. On the record date, there were [*****] shares of Knology’s common stock outstanding.

Required Vote (see page 16)

Each share of Knology’s common stock is entitled to one vote at the special meeting. The holders of a majority of the shares of Knology’s common stock issued and outstanding and entitled to vote at the special meeting, present in person or represented by proxy, will constitute a quorum at the special meeting. Abstentions and any broker non-votes will be counted for purposes of determining the presence of a quorum at the special meeting.

Approval of the proposals presented at the special meeting will require the following:

•

Adoption of the merger agreement requires the affirmative vote of a majority of the shares of Knology’s common stock outstanding at the close of business on the record date (the “Stockholder Approval”).

•

Approval, on an advisory (non-binding) basis, of the compensation payable to certain executive officers of Knology under existing arrangements in connection with the merger will require the affirmative vote of the holders of a majority of the shares of Knology’s common stock present in person or represented by proxy at the special meeting and entitled to vote upon this proposal.

•

Approval of one or more adjournments of the special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of adoption of the merger agreement, will require the affirmative vote of the holders of a majority of the shares of Knology’s common stock present in person or represented by proxy at the special meeting and entitled to vote upon this proposal.

An abstention from voting on any proposal will have the same effect as a vote against the proposal. Failure to submit a proxy (if you do not attend the special meeting in person) and any broker non-votes will have the same effect as a vote against adoption of the merger agreement, but will not affect the outcome of the vote on the other two proposals.

Board Recommendation and Reasons for the Merger (see page 33)

The Board of Directors of Knology (the “Board”) unanimously recommends that you vote “FOR” adoption of the merger agreement and approval of the merger and the other transactions contemplated by the merger agreement, “FOR” approval, on an advisory (non-binding) basis, of the compensation payable under existing arrangements to certain executive officers of Knology in connection with the merger, and “FOR” approval of one or more adjournments of the special meeting, if necessary or appropriate, including to solicit additional proxies.

In connection with its decision to recommend that you vote “FOR” adoption of the merger agreement and approval of the merger and the other transactions contemplated by the merger agreement, the Board unanimously approved the merger agreement and unanimously determined that the merger agreement and the merger are advisable, fair to and in the best interests of Knology and its stockholders. Knology’s Board considered a number of factors, including the unanimous recommendation in favor of the merger of a committee of the Board entirely composed of independent directors (the “Transaction Committee”).

Interests of Knology’s Directors and Executive Officers in the Merger (see page 37)

Knology’s directors and executive officers have interests in the merger that are different from, or are in addition to, the interests of Knology’s stockholders generally. These interests include:

•

cash payments and other benefits under a key employee change in control transition compensation plan that are payable to certain executive officers, including Knology’s chief executive officer, who is also the chairman of the Board;

•	accelerated vesting and settlement of executive officer and director equity awards; and

•	the provision of indemnification and insurance arrangements pursuant to the merger agreement.

Shares Held by Directors and Executive Officers (see page 81)

As of the close of business on May 1, 2012, the current directors and executive officers of Knology were deemed to beneficially own 7,551,836 shares of Knology’s common stock, which represented approximately 18.9% of the shares of Knology’s common stock outstanding on that date. Beneficial ownership is determined in accordance with the rules of the SEC, as described below under “Security Ownership of Certain Beneficial Owners and Management.”

Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated (see page 41)

In connection with the merger, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“BofA Merrill Lynch”), one of the Transaction Committee’s financial advisors, delivered to the Transaction Committee a written opinion, dated April 18, 2012, as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to be received by holders of Knology common stock. The full text of the written opinion, dated April 18, 2012, of BofA Merrill Lynch, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex B to this proxy statement and is incorporated by reference herein in its entirety. Knology encourages its stockholders to read the full text of the BofA Merrill Lynch opinion. BofA Merrill Lynch provided its opinion to the Transaction Committee (in its capacity as such) for the benefit and use of the Transaction Committee in connection with and for purposes of its evaluation of the merger consideration from a financial point of view. BofA Merrill Lynch’s opinion does not address any other aspect of the merger and no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to Knology or in which Knology might engage or as to the underlying business decision of Knology to proceed with or effect the merger. BofA Merrill Lynch’s opinion does not address any other aspect of the merger and does not constitute a recommendation to any stockholder as to how to vote or act in connection with the proposed merger or any related matter.

Financing (see page 51)

WOW estimates that the total amount of funds necessary to pay the consideration under the merger agreement, to undertake related refinancings of certain debt of Knology and WOW, and to pay related transaction expenses is approximately $3.5 billion, including approximately $807 million in consideration for outstanding common stock, stock options and warrants of Knology. As contemplated by the merger agreement, WOW has obtained equity and debt commitments to finance the transaction. On April 18, 2012, WOW entered into an equity commitment letter with Avista Capital and certain of its affiliates, pursuant to which Avista Capital and certain of its affiliates have committed, jointly and severally, to make capital contributions to WOW in connection with the merger, in an amount up to approximately $200 million. Also on April 18, 2012, WOW and Merger Sub entered into a debt commitment letter with certain financial institutions, providing for senior secured first lien loan facilities, as well as certain additional bridge loans or other borrowing facilities in connection with the merger.

WOW and Merger Sub have represented to Knology that the amounts committed under the equity and debt commitment letters, if funded, together with cash on hand of WOW and its subsidiaries, are sufficient, to satisfy the payment obligations under the merger agreement, including payment of the merger consideration. Those amounts might be insufficient if, among other things, one or more of the parties to the financing commitments fails to fund the committed amounts in breach of the equity financing letter or debt commitment letter or if the conditions to those financing commitments are not met. Although obtaining the proceeds of any financing, including this equity and debt financing, is not a condition to the completion of the merger, the failure of WOW and Merger Sub to obtain any portion of the committed financing (or alternative financing) is likely to result in the failure of the merger to be completed. In that case, WOW may be obligated to pay Knology a termination fee of $65.0 million as described under “The Merger Agreement – Termination Fees and Reimbursement of Expenses” beginning on page 75.

Material U.S. Federal Income Tax Consequences of the Merger (see page 54)

In general, the merger will be a taxable transaction for holders of shares of Knology’s common stock. For U.S. federal income tax purposes, you will generally recognize capital gain or loss measured by the difference, if any, between the cash you receive in the merger and your tax basis in the shares exchanged in the merger. Gain or loss will be determined separately for each block of your shares (i.e., shares acquired at the same cost in a single transaction). You should consult your own tax advisor as to the specific tax consequences to you of the merger, including the effect of applicable foreign, state, local and other tax laws.

Regulatory Matters (see page 55)

Under the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the merger may not be consummated until Knology and the ultimate parent entity of WOW, Racecar Holdings, LLC (the “WOW Parent Entity”), have filed notification and report forms with the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) and the Federal Trade Commission (the “FTC”), and the applicable waiting period has expired or been terminated. The WOW Parent Entity and Knology filed the notification and report forms under the HSR Act with the FTC and the Antitrust Division on April 27, 2012. On May 4, 2012, Knology and the WOW Parent Entity were notified that the Antitrust Division and the FTC had granted early termination of the waiting period under the HSR Act.

In addition, the consummation of the transactions contemplated by the merger agreement is subject to the receipt of specified Federal Communications Commission (“FCC”), state public utility commission and local franchising authority regulatory approvals, including approvals with respect to specified franchises and other agreements (together with any franchises or other agreements for which no approvals are required) as would permit WOW to provide services to 85% or more of all subscribers attributable to its franchises. Knology and WOW have applied, or are applying, for regulatory approvals from the FCC, state public utility commissions and local franchising authorities in connection with the transactions contemplated by the merger agreement.

Conditions to the Merger (page 73)

As more fully described in this proxy statement and in the merger agreement, the completion of the merger is conditioned on the satisfaction or, where legally permissible, waiver of a number of conditions, including:

•	receipt of the Stockholder Approval;

•	receipt of approval or expiration of the waiting period under the HSR Act;

•	receipt of regulatory approvals from the FCC; and

•	the absence of any injunctions, restraints or government restrictions prohibiting the merger.

Each party’s obligation to complete the merger is subject to certain other conditions, including the accuracy of the representations and warranties of the other party (generally subject to a material adverse effect standard), and material compliance by the other party with its obligations under the merger agreement. In addition, WOW’s obligation to complete the merger is subject to the absence of a material adverse effect since the date of the merger agreement related to Knology and its subsidiaries taken as a whole and the receipt of state public utility commission and local franchise authority regulatory approvals as specified in the merger agreement. Knology cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed. Approval, on an advisory (nonbinding) basis, of the compensation payable under existing arrangements to certain Knology officers in connection with the merger is not a condition to completion of the merger.

Non-Solicitation of Other Offers (see page 68)

The merger agreement requires Knology to abide by customary “no-shop” restrictions on its ability to solicit alternative transaction proposals from third parties and to provide non-public information to and enter into discussions or negotiations with third parties regarding alternative transaction proposals. Notwithstanding these requirements, prior to the receipt of the Stockholder Approval, Knology may under certain circumstances furnish information to and engage in discussions or negotiations with third parties with respect to unsolicited alternative transaction proposals that the Board determines in good faith to be, or determines in good faith would be reasonably likely to lead to, a superior proposal.

Termination of the Merger Agreement (see page 74)

The merger agreement may be terminated and the merger abandoned at any time before the effective time of the merger by mutual written agreement of Knology and WOW. In addition, either Knology or WOW may terminate the merger agreement if:

•

any applicable law or final order prohibits the merger, enjoins Knology or WOW from consummating the merger or renders the merger illegal, provided that the party seeking to terminate must have used commercially reasonable efforts to contest, appeal and remove such final order;

•

the merger has not been consummated before October 18, 2012, provided that the party seeking to terminate must not have caused the closing conditions not to have been satisfied, the merger not to have occurred or the 15 business day marketing period for the debt financing not to have been completed by that date, and there must be no legal proceeding pending between WOW and Knology in connection with the merger agreement or the merger;

•	at the special meeting of Knology’s stockholders, the Stockholder Approval is not obtained; or

•

the other party materially breaches or fails to perform its representations, warranties or covenants, and such failure results in the failure of a condition to closing to be satisfied and is uncured within a specified period, so long as the party seeking to terminate is not also in material breach.

Knology also may terminate the merger agreement if:

•	WOW fails to close the merger as provided in the merger agreement after the satisfaction or waiver of the conditions to closing the merger; or

•	Knology enters into a definitive agreement with respect to an unsolicited alternative transaction proposal that the Board determines in good faith to be a superior proposal.

WOW also may terminate the merger agreement if:

•

Knology takes any action deemed under the merger agreement to constitute a change in the Board’s recommendation that stockholders adopt the merger agreement, provided that WOW’s termination right ends ten business days after such action occurs;

•

a tender or exchange offer for Knology’s common stock is announced that, if consummated, would constitute an acquisition of more than 50% of Knology’s outstanding voting securities or a sale or transfer of more than 50% of the fair market value of Knology’s assets, and Knology does not issue within ten business days a public statement reaffirming the Board’s recommendation that the stockholders adopt the merger agreement and recommending against such tender or exchange offer; or

•

if Knology or the Board has materially breached the “no-shop” provision of the merger agreement, other than immaterial or inadvertent breaches not intended to result in an alternative transaction proposal.

Termination Fees and Expenses (see page 75)

If the merger agreement is terminated in certain circumstances described under “The Merger Agreement—Termination Fees and Reimbursement of Expenses” beginning on page 75:

•	Knology may be obligated to pay WOW a termination fee of $25.0 million, or reimburse WOW for fees and expenses (in an amount not to exceed $4.5 million); or

•

WOW may be obligated to pay Knology a termination fee of $65.0 million. Avista Capital and one of its affiliates have provided a limited guaranty of the obligations of WOW and Merger Sub to pay this termination fee.

Procedure for Receiving Merger Consideration (see page 58)

WOW will appoint an exchange agent to coordinate the payment of the merger consideration following the merger. If you own shares of Knology’s common stock that are held in “street name” by your broker, bank or other nominee, you will receive instructions from that organization as to how to surrender your “street name” shares and receive cash for those shares. If you hold certificated shares, the exchange agent will send you written instructions for surrendering your certificates and obtaining the merger consideration promptly after the date on which Knology completes the merger. Do not send in your share certificates now.

Knology’s Stock Price (see page 80)

Shares of Knology’s common stock are listed on The NASDAQ Global Market (the “NASDAQ”) under the trading symbol “KNOL.” On April 17, 2012, which was the last trading day before the announcement of the merger, Knology’s common stock closed at $18.05 per share. On [*******], 2012, which was the last practicable trading day before this proxy statement was printed, Knology’s common stock closed at $[**] per share. We urge you to obtain current market quotations for Knology’s common stock in connection with voting your shares of common stock.

Appraisal Rights (see page 84)

If certain criteria are satisfied, Section 262 of the DGCL provides you with the right to seek an appraisal of the fair value of your shares, provided that you perfect those rights precisely in the manner provided for in that Section. This means that if you are not satisfied with the amount you are receiving in the merger, you may be entitled to have the fair value of your shares determined by a Delaware court and to receive payment in cash based on that valuation. The amount you ultimately receive as a dissenting stockholder in an appraisal proceeding may be more than, equal to or less than the amount you would be entitled to receive under the terms of the merger agreement.

Questions

If you have additional questions about the merger or other matters discussed in this proxy statement after reading this proxy statement, you should contact Morrow & Co., LLC, Knology’s proxy solicitation agent. The address of Morrow & Co., LLC is 470 West Avenue, Stamford, CT 06902. You can call Morrow & Co., LLC at (203) 658-9400 or toll-free at (800) 607-0088.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING PROPOSALS

Q:  What is the purpose of the special meeting?

A:  At the special meeting, Knology’s stockholders will act upon the matters described in the notice of special meeting at the beginning of this proxy statement, including proposals to adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement, to approve, on an advisory (non-binding) basis, compensation payable to certain executive officers of Knology under existing arrangements in connection with the merger, and to approve one or more adjournments of the special meeting, if necessary or appropriate, including to permit further solicitation of proxies in favor of adoption of the merger agreement.

Q:  What is the proposed transaction?

A:  You are being asked to adopt the merger agreement, dated as of April 18, 2012, by and among Knology, WOW and Merger Sub, and thereby approve the merger and the other transactions contemplated by the merger agreement. Once the merger agreement has been approved by Knology’s stockholders and the other closing conditions under the merger agreement have been satisfied or waived, Merger Sub will merge with and into Knology. As a result of the merger, Knology will become a wholly-owned subsidiary of WOW, the separate existence of Merger Sub will cease, and Knology will no longer be a publicly-held corporation. Knology’s common stock will be delisted from the NASDAQ and deregistered under the Securities Exchange Act of 1934, as amended, or the Exchange Act, Knology will no longer file periodic reports with the SEC on account of its common stock, and you will no longer have any interest in Knology’s future earnings or growth.

Q:  What will I receive in the merger?

A:  Upon completion of the merger, you will be entitled to receive $19.75 in cash, without interest and less applicable withholding tax, for each share of Knology common stock that you own immediately prior to the effective time, unless you have properly exercised and not withdrawn your appraisal rights under the DGCL with respect to such shares. For example, if you own 100 shares of Knology common stock, you will receive $1,975 in cash in exchange for such shares, less any applicable withholding taxes. You will not own any shares of the capital stock of the surviving corporation.

Q:  What happens if the merger is not completed?

A:  If the merger agreement is not adopted by Knology’s stockholders or if the merger is not completed for any other reason, you will not receive any payment for your shares of Knology common stock in connection with the merger. Instead, Knology will remain an independent public company and its common stock will continue to be listed and traded on NASDAQ. If the merger agreement is terminated under specified circumstances, Knology may be required to pay WOW a termination fee of $25.0 million or WOW may be required to pay Knology a termination fee of $65.0 million. Additionally, if the merger agreement is terminated under specified circumstances, Knology may be required to pay reasonable and documented out-of-pocket costs and expenses incurred by WOW or Merger Sub in connection with the merger agreement, up to a maximum of $4.5 million in the aggregate. Also, WOW has agreed to promptly reimburse Knology (whether or not the merger agreement is terminated), upon Knology’s request, for all reasonable and documented out-of-pocket costs and expenses incurred by Knology and its subsidiaries in connection with the cooperation of Knology and its subsidiaries with respect to the arrangement of the financing of the merger (in an amount not to exceed $3.0 million). See “The Merger Agreement—Termination Fees and Reimbursement of Expenses.”

Q:  Where and when is the special meeting?

A:  The special meeting will take place at [**] a.m., local time, on [******], 2012, at [******].

Q:  Who is eligible to vote?

A:  Holders of Knology common stock as of the close of business on [******], 2012, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting.

Q:  How many votes do Knology’s stockholders have?

A:  Holders of Knology’s common stock are entitled to cast one vote on each matter properly brought before the special meeting for each share of Knology common stock that such holder owned at the close of business on the record date.

Q:  What vote of Knology’s stockholders is required to adopt the merger agreement?

A:  Adoption of the merger agreement requires the affirmative vote of a majority of the shares of Knology’s common stock outstanding at the close of business on the record date. Because the affirmative vote required to approve the proposal to adopt the merger agreement is based upon the total number of outstanding shares of Knology common stock, if you fail to submit a proxy or vote in person at the special meeting, or you abstain, or you do not provide your broker, bank or other nominee with voting instructions, as applicable, this will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

Q:  Why am I being asked to cast an advisory (non-binding) vote to approve the executive compensation payable in connection with the merger?

A:  The SEC recently adopted rules that require some public companies to seek an advisory (non-binding) vote with respect to certain payments that will be made in transactions such as the merger. These rules require us to seek such an advisory vote regarding certain payments that Knology’s named executive officers may receive in connection with the merger.

Q:  What vote of Knology’s stockholders is required to approve the executive compensation payable in connection with the merger?

A:  Approval, on an advisory (non-binding) basis, of the compensation payable to certain executive officers of Knology under existing arrangements in connection with the merger requires the affirmative vote of the holders of a majority of the shares of Knology common stock present in person or represented by proxy at the special meeting and entitled to vote on the proposal. An abstention from voting on this proposal will have the same effect as a vote “AGAINST” the proposal.

Q:  What will happen if the stockholders do not approve the executive compensation payable in connection with the merger?

A:  Approval of the compensation payable to Knology’s named executive officers under existing arrangements in connection with the merger is not a condition to completion of the merger. The vote with respect to such compensation is an advisory vote and will not be binding on Knology. Knology is contractually obligated to pay such compensation. Therefore, if the merger agreement is adopted by the requisite vote of the holders of a majority of the outstanding shares of Knology common stock and the merger is completed, the compensation payable to Knology’s named executive officers will still be paid regardless of the outcome of this advisory vote.

Q:  What constitutes a quorum for the special meeting?

A:  A majority of the outstanding shares of Knology common stock entitled to vote being present in person or represented by proxy constitutes a quorum for the special meeting. Abstentions and broker non-votes are counted as present for the purposes of determining whether quorum is present. If a quorum is not present at the meeting, the chairman of the meeting may adjourn the meeting to continue to solicit proxies.

Q:  How does Knology’s Board recommend that I vote?

A:  The Board unanimously recommends that you vote:

•	“FOR” adoption of the merger agreement;

•	“FOR” approval, on an advisory (non-binding) basis, of the compensation payable to certain executive officers of Knology under existing arrangements in connection with the merger; and

•

“FOR” approval of one or more adjournments of the special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of adoption of the merger agreement and approval of the merger and the other transactions contemplated by the merger agreement.

Q:  What do I need to do now?

A:  Even if you plan to attend the special meeting, after carefully reading and considering the information contained in this proxy statement, please vote promptly to ensure that your shares are represented at the special meeting. If you hold your shares of Knology common stock in your own name as the stockholder of record, please vote your shares of Knology common stock by completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope; using the telephone number printed on your proxy card; or using the Internet voting instructions printed on your proxy card. If you decide to attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. If you sign, date and mail your proxy card without indicating how you wish to vote, your vote will be counted as a vote “FOR” each of the proposals being considered and voted upon at the special meeting. If you are a beneficial owner, please refer to the instructions provided by your bank, brokerage firm or other nominee.

Q:  What happens if I do not return a proxy card or otherwise vote or if I abstain?

A:  The failure to return your proxy card or to otherwise vote will have the same effect as voting against the proposal to adopt the merger agreement. If you fail to return your proxy card and do not attend the special meeting in person, it will have no effect on the proposal to approve, on an advisory (non-binding) basis, the compensation payable to certain executives of Knology under existing arrangements in connection with the merger or the proposal to approve one or more adjournments of the special meeting. Checking the “abstain” box on the proxy card or voting “abstain” in person at the special meeting with respect to any or all of the proposals will have the same effect as voting against those proposals for which you voted “abstain.”

Q:  How do I vote?

A:  If you are a stockholder of record, you may vote in any of the following ways:

•

To vote in person, come to the special meeting and you will be able to vote by ballot. To ensure that your shares are voted at the special meeting, the Board recommends that you submit a proxy even if you plan to attend the special meeting.

•

To vote using the enclosed proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the enclosed return envelope. If you return your signed proxy card to Knology before the special meeting, Knology will vote your shares as you direct.

•

To vote by telephone, dial the toll-free telephone number located on the enclosed proxy card using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by [*****] on [*****], 2012 to be counted.

•

To vote over the Internet, go to the web address located on the enclosed proxy card to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by [*****] on [*****], 2012 to be counted.

If your shares of common stock are held in “street name” by your broker, bank or other nominee, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Knology. Your broker, bank or other nominee will vote your shares only if you provide instructions to that organization on how to vote. You should provide your broker, bank or other nominee with instructions regarding how to vote your shares by following the procedures provided by that organization. Without such instructions, your shares will not be voted on any of the proposals to be voted upon at the special meeting, which will have the same effect as voting against the proposal to adopt the merger agreement, but will have no effect on the proposal to approve, on an advisory (non-binding) basis, the compensation payable to certain executive officers of Knology under existing arrangements in connection with the merger or the proposal to approve one or more adjournments of the special meeting. See “The Special Meeting of Stockholders—Voting by Proxy.”

A control number, located on your proxy card, is designed to verify your identity and allow you to vote your shares of Knology common stock, and to confirm that your voting instructions have been properly recorded when voting over the Internet or by telephone. Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.

Q:  What does it mean if I receive more than one set of materials?

A:  This means you own shares of Knology common stock that are registered under different names. For example, you may own some shares directly as a stockholder of record and other shares through a broker or you may own shares through more than one broker, bank or other nominee. In these situations, you will receive multiple sets of proxy materials. You must complete, sign, date and return each of the proxy cards that you receive, or vote all of your shares over the telephone or over the Internet in accordance with the instructions above in order to vote all of the shares you own. Each proxy card you receive comes with its own prepaid return envelope and control number(s). If you vote by mail, make sure you return each proxy card in the return envelope that accompanies that proxy card, and if you vote by telephone or via the Internet, use the control number(s) on each proxy card.

Q:  What happens if I sell my shares of common stock before the special meeting?

A:  The record date for stockholders entitled to vote at the special meeting is earlier than both the date of the special meeting and the date on which the merger will be consummated. If you transfer your shares of Knology common stock after the record date but before the date of the special meeting, you will retain your right to vote at the special meeting unless special arrangements are made between you and the person to whom you transfer your shares, but you will transfer your right to receive the merger consideration to the person to whom you transfer your shares.

Q:  May I vote in person?

A:  If you are the stockholder of record of shares of common stock, you have the right to vote in person at the special meeting with respect to those shares. If you are the beneficial owner of shares of Knology common stock, you are invited to attend the special meeting but, since you are not the stockholder of record, you may not vote these shares in person at the special meeting, unless you obtain a document called a “legal proxy” from your broker, bank or other nominee giving you the right to vote the shares at the special meeting. Even if you plan to attend the special meeting as a stockholder of record, we recommend that you also submit your proxy card or voting instructions as described above under “How do I vote?” so that your vote will be counted if you later decide not to attend the special meeting.

Q:  How can I change or revoke my vote?

A:  You have the right to revoke a proxy, delivered by mail, by telephone, or over the Internet, at any time before it is exercised, by voting again at a later date through any of the methods available to you, by delivering written notice of revocation to our Corporate Secretary by the time the special meeting begins, or by attending the special meeting and voting in person.

Q:  Am I entitled to appraisal rights?

A:  Yes.  Under Section 262 of the DGCL, as a holder of common stock, you are entitled to dissent and to seek appraisal of the fair value of your shares if you take certain actions and meet certain conditions. See “Appraisal Rights” and Annex C of this proxy statement.

Q:  Is completion of the merger subject to any conditions?

A:  Yes.  WOW and Knology are not required to complete the merger unless a number of conditions are satisfied or waived. These conditions include the adoption of the merger agreement by Knology’s stockholders and expiration of the waiting period under the HSR Act. For a more complete summary of the conditions that must be satisfied or waived prior to completion of the merger, see “The Merger Agreement—Conditions of the Merger.”

Q:  Is the merger expected to be taxable to owners of our common stock?

A:  In general, your receipt of the cash consideration for each of your shares of Knology common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and may be a taxable transaction under foreign, state, local or other tax laws. You should read “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” for a more complete discussion of the U.S. federal income tax consequences of the merger. You should also consult your tax advisor as to the specific tax consequences to you of the merger in light of your particular circumstances.

Q:  When do you expect the merger to be completed?

A:  WOW and Knology are working to complete the merger as quickly as possible after the special meeting. In order to complete the merger, we must obtain the required Stockholder Approval, and a number of other closing conditions under the merger agreement must be satisfied or waived. See “The Merger Agreement—Conditions to the Merger.”

Q:  Should I send in my stock certificates now?

A:  No.  Promptly after completion of the merger, if you hold certificated shares, you will receive a letter of transmittal with instructions regarding how to send in your stock certificates to WOW’s exchange agent in order to receive the merger consideration. You should use the letter of transmittal to exchange stock certificates for the merger consideration to which you are entitled as a result of the merger. DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY.

If you own shares of Knology common stock that are held in “street name” by your broker, bank or other nominee, you will receive instructions from that organization as to how to surrender your “street name” shares and receive the merger consideration for those shares following the completion of the merger.

Q:   Who can help answer my questions?

A:  The information provided above in the question-and-answer format is for your convenience only and is merely a summary of some of the information in this proxy statement. You should carefully read the entire proxy statement, including its annexes. If you would like additional copies of this proxy statement, without charge, or if you have questions about the merger, including the procedures for voting your shares, you should contact Morrow & Co., LLC, Knology’s proxy solicitation agent. The address of Morrow & Co., LLC is 470 West Avenue, Stamford, CT 06902. You can call Morrow & Co., LLC at (203) 658-9400 or toll-free at (800) 607-0088.

You may also wish to consult your legal, tax and/or financial advisors with respect to any aspect of the merger, the merger agreement or other matters discussed in this proxy statement.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including under the headings “Summary,” “The Merger,” “The Merger—Transaction Committee’s Financial Advisors—Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated” and “The Merger—Knology Management Forecasts.” Statements in this proxy statement that are not historical facts are “forward-looking statements.” Words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “could,” “project,” “estimate,” “will,” “may,” “should,” “future,” “predicts,” “potential,” “continue” and similar expressions are intended to identify forward-looking statements, which appear in a number of places in this proxy statement (and the documents to which we refer in this proxy statement) and include, but are not limited to, all statements relating directly or indirectly to the timing or likelihood of completing the merger, plans for future growth and other business development activities, capital expenditures, financing sources, dividends, the effects of regulation and competition and all other statements regarding our intent, plans, beliefs or expectations or those of our directors or officers. Wherever they occur in this proxy statement or in other statements attributable to us, forward-looking statements are necessarily estimates reflecting our best judgment. Investors are cautioned that these statements relate to future events or our future financial performance, are not assurances of future performance or events and involve known and unknown risks, uncertainties and other factors that could cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, the risks detailed in our filings with the SEC, including our most recent filing on Form 10-K, factors and matters contained in this proxy statement and the following factors:

•

the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, including a termination under circumstances that could require us to pay a termination fee;

•	the inability to complete the merger due to WOW’s failure to obtain the necessary debt and equity financing in connection with the merger;

•	the inability to complete the merger due to the failure to obtain stockholder approval or the failure to satisfy other conditions to completion of the merger, including required regulatory approvals;

•	the failure of the merger to close for any other reason;

•	risks that the proposed transaction disrupts our current plans and operations and the potential difficulties in employee retention as a result of the merger;

•	the outcome of legal proceedings, if any, instituted against Knology and/or others relating to the merger agreement;

•	diversion of management’s attention from ongoing business concerns;

•	the effect of the announcement of the merger on our business relationships, operating results and business generally; and

•	the amount of the costs, fees, expenses and charges related to the merger.

Except as required by applicable law, we are under no obligation (and expressly disclaim any such obligation) to publicly release any revision or update to any forward-looking statement contained herein to reflect any future events or occurrences.

You should carefully consider the cautionary statements contained or referred to in this section in connection with any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf.

THE SPECIAL MEETING OF KNOLOGY’S STOCKHOLDERS

Date, Time and Place

The special meeting will take place at [*****] a.m., local time, on [*****], 2012, at [*****].

Purpose

At the special meeting, the holders of Knology’s common stock, par value $0.01 per share, will be asked to consider and vote upon the following three proposals:

•	a proposal to adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement;

•	a proposal to approve, on an advisory (non-binding) basis, the compensation payable to certain executive officers of Knology under existing arrangements in connection with the merger; and

•

a proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of adoption of the merger agreement.

Board Recommendation

The Board, based in part upon the unanimous recommendation of the Transaction Committee, unanimously recommends that Knology’s stockholders vote:

•	“FOR” adoption of the merger agreement;

•	“FOR” approval, on an advisory (non-binding) basis, of the compensation payable to certain executive officers of Knology under existing arrangements in connection with the merger; and

•

“FOR” approval of one or more adjournments of the special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of adoption of the merger agreement.

As discussed elsewhere in this proxy statement, the Board, based in part upon the unanimous recommendation of the Transaction Committee, has unanimously approved the merger agreement and the transactions contemplated by the merger agreement, including the merger, and has determined that the merger agreement and the merger are advisable, fair to, and in the best interests of Knology and its stockholders. Knology stockholders should carefully read this proxy statement in its entirety for more detailed information concerning the merger agreement and the merger. In particular, Knology stockholders are directed to the merger agreement, which is attached as Annex A to this proxy statement.

Adoption of the merger agreement is subject to a vote by Knology’s stockholders separate from the vote on approval, on an advisory (non-binding) basis, of the compensation payable to certain executive officers of Knology under existing arrangements, and approval of the existing compensation arrangements is not a condition to completion of the merger.

Record Date; Outstanding Shares; Shares Entitled to Vote

The Board has fixed the close of business on [*****], 2012 as the record date for determination of stockholders entitled to notice of, and to vote at, the special meeting. Only stockholders of record of shares of Knology common stock as of the close of business on the record date will receive notice of, and be entitled to vote at, the special meeting and any adjournments, postponements or continuations of the special meeting.

As of the close of business on the record date for the special meeting, there were [*****] shares of Knology common stock outstanding and held by approximately [*****] holders of record. Each stockholder is entitled to one vote at the special meeting for each share of Knology common stock held by that stockholder at the close of business on the record date. Knology’s common stock is the only security the holders of which are entitled to notice of, and to vote at, the special meeting.

If you own shares that are registered in the name of someone else, such as a broker, bank or other nominee, you need to direct that organization to vote those shares or obtain an authorization from them and vote the shares yourself at the meeting.

Quorum

The holders of a majority of the shares of Knology common stock issued and outstanding and entitled to vote at the special meeting, present in person or represented by proxy, will constitute a quorum at the special meeting. There must be a quorum in order for the vote on the adoption of the merger agreement and the other proposals to be taken. It is important that Knology stockholders vote promptly so that their shares are counted toward the quorum.

All shares of Knology common stock represented at the special meeting, including abstentions and broker non-votes, will be treated as shares that are present for purposes of determining the presence of a quorum. Knology may seek to adjourn the special meeting if a quorum is not present at the meeting.

Banks, brokers and other nominees that hold their customers’ shares in street name may not vote their customers’ shares on “non-routine” matters without instructions from their customers. As each of the proposals to be voted upon at the special meeting is considered “non-routine,” such organizations do not have discretion to vote on any of the proposals. As a result, if you fail to provide your broker, bank or other nominee with any instructions regarding how to vote your shares, your shares will not be considered present at the special meeting or voted on any of the proposals. If you provide instructions to your broker, bank or other nominee which do not indicate how to vote your shares with respect to a particular proposal, in accordance with stock exchange rules relating to non-routine stockholder matters, your shares will not be voted with respect to that particular proposal (this is referred to in this context as a “broker non-vote”).

Required Vote

Assuming a quorum is present at the special meeting, adoption of the merger agreement and approval of the merger and the other transactions contemplated by the merger agreement will require the affirmative vote of the holders of a majority of the shares of Knology common stock outstanding as of the record date for the special meeting. If you fail to vote, if you fail to provide instructions to your broker, bank or other nominee to vote on your behalf, or if you abstain from voting, the effect will be the same as if you had voted against the adoption of the merger agreement.

Assuming a quorum is present at the special meeting, approval, on an advisory (non-binding) basis, of the compensation payable to certain executive officers of Knology under existing arrangements in connection with the merger will require the affirmative vote of the holders of a majority of the shares of Knology common stock present in person or represented by proxy at the special meeting and entitled to vote on this proposal. An abstention from voting on this proposal will have the same effect as voting against this proposal. If you fail to submit a proxy and do not attend the special meeting in person, or if you fail to provide instructions to your broker, bank or other nominee to vote on your behalf, your shares will not affect whether this proposal is approved. Because the vote on this proposal is advisory, the result of the vote will not be binding on Knology.

Approval of one or more adjournments of the special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of adoption of the merger agreement, will require the affirmative vote of the holders of a majority of the shares of Knology common stock present in person or represented by proxy at the special meeting and entitled to vote on this proposal. An abstention from voting on this proposal will have the same effect as a vote against the proposal. If you fail to submit a proxy and do not attend the special meeting in person, or if you fail to provide instructions to your broker, bank or other nominee to vote on your behalf, your shares will not affect whether the adjournment proposal is approved.

Voting by Proxy

This proxy statement is being sent to you on behalf of the Board for the purpose of requesting that you allow your shares of Knology common stock to be represented at the special meeting by the persons named in the enclosed proxy card. All shares of Knology common stock represented at the meeting by properly executed proxy cards, voted over the telephone or voted over the Internet will be voted in accordance with the instructions indicated on those proxies. If you sign and return a proxy card without giving voting instructions, your shares will be voted as follows:

•	“FOR” adoption of the merger agreement;

•	“FOR” approval, on an advisory (non-binding) basis, of the compensation payable to certain executive officers of Knology under existing arrangements in connection with the merger; and

•

“FOR” approval of one or more adjournments of the special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of adoption of the merger agreement.

How to Vote

Whether or not you plan to attend the special meeting in person, you should submit your proxy as soon as possible.

If you own shares of Knology common stock in your own name, you are an owner or holder of record. This means that you may use the enclosed proxy card or the Internet or telephone voting options to tell the persons named as proxies how to vote your shares of Knology common stock. You have four voting options:

•

In Person. To vote in person, come to the special meeting and you will be able to vote by ballot. To ensure that your shares are voted at the special meeting, the Board recommends that you submit a proxy even if you plan to attend the special meeting.

•

Mail. To vote using the enclosed proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the enclosed return envelope. If you return your signed proxy card to Knology before the special meeting, Knology will vote your shares as you direct.

•

Telephone. To vote by telephone, dial the toll-free telephone number located on the enclosed proxy card using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m. Eastern Time on [*****], 2012 to be counted.

•

Internet. To vote over the Internet, go to the web address located on the enclosed proxy card to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m. Eastern Time on [*****], 2012 to be counted.

If your shares of common stock are held in “street name” by your broker, bank or other nominee, you should have received a voting instruction form, as well as voting instructions with these proxy materials from that organization rather than from Knology. Your broker, bank or other nominee will vote your shares only if you provide instructions to that organization on how to vote. You should provide your broker, bank or other nominee with instructions regarding how to vote your shares by following the enclosed instructions provided by that organization. Without such instructions, your shares will not be voted on any of the proposals to be voted upon at the special meeting, which will have the same effect as voting against the proposal to adopt the merger agreement, but will have no effect on the proposal to approve, on an advisory (non-binding) basis, the compensation payable to certain executive officers of Knology under existing arrangements in connection with the merger or the proposal to approve one or more adjournments of the special meeting.

The Internet and telephone voting options available to holders of record are designed to authenticate stockholders’ identities, to allow stockholders to give their proxy voting instructions and to confirm that these instructions have been properly recorded. Proxies submitted over the Internet or by telephone through such a program must be received by 11:59 p.m. Eastern Time on [*****], 2012. Submitting a proxy will not affect your right to vote in person if you decide to attend the special meeting.

Revoking Your Proxy

Your grant of a proxy on the enclosed proxy card or through one of the alternative methods discussed above does not prevent you from voting in person or otherwise revoking your proxy at any time before it is voted at the special meeting. If your shares of Knology common stock are registered in your own name, you may revoke your proxy in one of the following ways:

•

by delivering to Knology, Inc., 1241 O.G. Skinner Drive, West Point, Georgia 31833, Attn: Corporate Secretary, a written notice revoking your proxy that bears a date later than the date of the proxy that you are revoking and that is received before the special meeting;

•	by submitting another proxy card bearing a later date and mailing it so that it is received before the special meeting;

•	by submitting another proxy using the Internet or telephone voting procedures; or

•

by attending the special meeting and voting in person, although simply attending the meeting will not revoke your proxy, as you must deliver a notice of revocation or vote at the special meeting in order to revoke a prior proxy.

Your last vote is the vote that will be counted.

If you have instructed a broker, bank or other nominee to vote your shares, you must follow the directions received from your broker, bank or other nominee if you wish to change your vote.

Voting in Person at the Special Meeting

All stockholders of record may vote their shares in person by attending the special meeting and submitting the ballot that will be provided there. If your shares are held in “street name,” you may vote in person at the special meeting if you have a document known as a “legal proxy” from the holder of record. You will need to ask the broker, bank or other nominee holding your shares for a legal proxy and bring the legal proxy with you to the special meeting. You will not be able to vote your shares at the meeting without a legal proxy. If you request a legal proxy, any previously executed proxy will be revoked, and your vote will not be counted unless you appear at the special meeting and vote in person or legally appoint another proxy to vote on your behalf.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed. Under the merger agreement, Knology may adjourn or postpone the stockholder meeting in the following cases:

•	with the consent of, or upon the written request of, WOW;

•	if there are insufficient shares of Knology stock represented (in person or by proxy) to constitute a quorum necessary to conduct the business of the stockholder meeting;

•	if Knology is required to postpone or adjourn the stockholder meeting by applicable law, order or request from the SEC or its staff; or

•

if the Board has determined in good faith that it is necessary or appropriate to postpone or adjourn the stockholder meeting to give stockholders sufficient time to evaluate any information or disclosure that Knology has sent or otherwise made available to stockholders or to provide additional time to solicit proxies from stockholders.

Any adjournment to a date not more than 30 days after the date originally fixed for the special meeting may be made without notice, other than by an announcement made at the special meeting of the time and place of the adjourned meeting. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow Knology’s stockholders who have already sent in their proxies to revoke them at any time before voting occurs at the special meeting. See “Adjournment Proposal” on page 79 for more information about the proposal relating to adjournments of the special meeting.

Householding

Certain of Knology’s stockholders who share an address are being delivered only one copy of this proxy statement unless Knology or one of its mailing agents has received contrary instructions. Upon the written or oral request of a stockholder at a shared address to which a single copy of this proxy statement was delivered, Knology will promptly deliver a separate copy of the proxy statement to the requesting stockholder. Written requests should be made to Knology, Inc., Attention: Investor Relations, 1241 O.G. Skinner Drive, West Point, Georgia 31833, and oral requests may be made by calling Investor Relations of Knology at (706) 645-8553.

In addition, Knology stockholders who wish to receive a separate copy of Knology’s proxy statements and annual reports, if any, in the future should notify Knology either in writing addressed to the foregoing address or by calling the foregoing telephone number. Knology stockholders sharing an address who are receiving multiple copies of Knology’s notice of Internet availability of proxy materials and/or proxy statements and annual reports may request delivery of a single copy of such documents by writing Knology at the address above or calling Knology at the telephone number above.

Rights of Stockholders Who Seek Appraisal

Stockholders are entitled to appraisal rights under Section 262 of the DGCL in connection with the merger. This means that, subject to the merger being consummated, you are entitled to seek to have the fair value of your shares of common stock (excluding any element of value arising from the accomplishment or expectation of the merger) determined by the Delaware Court of Chancery and to receive payment based on that valuation. The ultimate amount you receive in an appraisal proceeding may be less than, equal to or more than the amount you would have received under the merger agreement. To exercise your appraisal rights, you must submit a written demand for appraisal to Knology before the stockholder vote is taken on the merger agreement, and you must not vote in favor of the proposal to adopt the merger agreement. Shares of common stock held by stockholders who properly demand and exercise their appraisal rights pursuant to Section 262 of the DGCL will not be converted into the right to receive the merger consideration. Your failure to follow exactly the procedures specified under Section 262 of the DGCL may result in the loss of your appraisal rights. See “Appraisal Rights” beginning on page 84 and the text of Section 262 of the DGCL reproduced in its entirety as Annex C to this proxy statement. If you hold your shares of the common stock through a broker, bank or other nominee and you wish to exercise appraisal rights, you should consult such organization to determine the appropriate procedures for the making of a demand for appraisal by that organization. In view of the complexity of the DGCL, stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors.

Solicitation of Proxies; Payment of Solicitation Expenses

Knology is soliciting proxies for the special meeting from Knology stockholders. Knology will bear the entire cost of soliciting proxies from Knology stockholders, including the expenses incurred in connection with the preparation of the proxy statement and its filing with the SEC. In addition to this mailing, Knology’s directors, officers and employees may solicit proxies by telephone, by facsimile, by mail, over the Internet or in person. They will not be paid any additional amounts for soliciting proxies. Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation materials to the beneficial owners of Knology common stock held of record by those persons, and Knology will reimburse these brokerage firms, custodians, nominees and fiduciaries for related, reasonable out-of-pocket expenses they incur.

Knology has engaged Morrow & Co., LLC to assist in the solicitation of proxies for the special meeting and will pay Morrow & Co., LLC a fee of approximately $25,000, plus reimbursement of out-of-pocket expenses and will indemnify Morrow & Co., LLC and its affiliates against certain claims, liabilities, losses, damages and expenses. The address of Morrow & Co., LLC is 470 West Avenue, Stamford, CT 06902. You can call Morrow & Co., LLC at (203) 658-9400 or toll-free at (800) 607-0088.

A list of stockholders entitled to vote at the special meeting will be open for examination by any Knology stockholder, for any purpose germane to the meeting, during ordinary business hours for a period of ten days before the meeting at Knology’s principal executive offices at 1241 O.G. Skinner Drive, West Point, Georgia 31833, and at the time and place of the meeting during the entire time of the meeting.

Other Business

Knology does not expect that any matter other than the proposals listed above will be brought before the special meeting. If, however, other matters are properly brought before the special meeting, or any adjournment or postponement of the special meeting, the persons named as proxies will vote in accordance with their judgment.

Assistance

If you need assistance in completing your proxy card or have questions regarding the various voting options with respect to the special meeting, please contact Knology’s proxy solicitor, Morrow & Co., LLC, at (203) 658-9400 or toll-free at (800) 607-0088.

THE MERGER

(PROPOSAL NO. 1)

The following is a discussion of the merger, including the process undertaken by Knology, its Board and the Transaction Committee in identifying and determining whether to engage in the proposed transaction. This discussion of the merger is qualified by reference to the merger agreement, which is attached to this proxy statement as Annex A. You should read the entire merger agreement carefully as it is the legal document that governs the merger.

Merger Consideration

In the merger, each outstanding share of Knology common stock (other than shares of common stock held by WOW, Merger Sub or any other direct or indirect wholly owned subsidiary of WOW, and in each case not held on behalf of third parties, shares of common stock held by stockholders who have properly demanded appraisal rights under the DGCL with respect to such shares, if any, and common stock owned by Knology or any of its direct or indirect wholly owned subsidiaries, which we refer to collectively as the excluded shares) will be converted into the right to receive $19.75 in cash, without interest and subject to applicable withholding taxes.

Background of the Merger

As part of the ongoing oversight of Knology’s business, the Board and senior Knology management regularly review and discuss Knology’s recent performance, its strategic business plan and Knology’s growth prospects with the dual goals of establishing Knology as a leading provider of integrated broadband communication services to residential and business customers in Knology’s target markets and maximizing stockholder value.

In accordance with these dual goals, and prior to the commencement in January 2012 of the sale process described below, Knology from time to time engaged in discussions, including with other companies in Knology’s industry, regarding a variety of possible business opportunities. These discussions ranged from possible commercial or partnering arrangements to possible acquisitions by or of Knology or other business combination transactions. Knology received, on occasion, unsolicited inquiries from third parties regarding possible business combinations or other strategic transaction opportunities. Knology engaged in these discussions, which were brief and preliminary, as part of its ongoing evaluation of business opportunities.

During the summer of 2011, the Board, together with members of senior management, discussed the strategic alternatives available to Knology, including the potential sale of Knology. Because these discussions were preliminary in nature, Knology did not formally engage a financial advisor to assist the Board and Knology management at this time. Based on the then-existing volatile market conditions, the Board determined at a fairly early stage to conclude its review of, and not to pursue any, strategic alternatives at that time.

In late November, 2011, Knology management became aware of an opportunity for Knology to potentially acquire additional business assets in the southeastern United States, which Knology management explored during the following weeks.

On January 3, 2012, a special meeting of the Board was held with members of senior Knology management and representatives from Credit Suisse Securities (USA) LLC (“Credit Suisse”) present to discuss the possible acquisition as well as the financial markets in general, including certain changes and improvements in the financial markets since the summer of 2011. Representatives from Credit Suisse discussed with the Board the possible acquisition of the additional business assets. During this meeting, the Board discussed the improvements to the financial markets over the prior several months and that the current market conditions could facilitate a strategic business transaction at this time. The Board discussed the possible acquisition and also discussed other strategic alternatives available to Knology, including the potential sale of Knology. Following these discussions, the Board determined not to pursue the potential acquisition of the additional business assets due to, among other factors, the potentially dilutive impact the acquisition would be expected to have for approximately two to three years on Knology’s per share equity valuation, and instead determined to pursue a potential sale process. The Board discussed how such a process could be pursued in the most effective and appropriate manner and determined that it would be advisable for the Board to designate a transaction committee, consisting of four of the Board’s five independent directors, for the purpose of exploring a potential sale process for Knology, and making determinations or recommendations to the Board regarding the sale process. After further discussion, the Board unanimously approved the designation of, and delegation of the authority to make a determination regarding the sale process to, the Transaction Committee, and appointed O. Gene Gabbard, Alan A. Burgess, Donald W. Burton and William H. Scott, III as members of the Transaction Committee. The Board also determined that it would further formalize the powers and authority delegated by the Board to the Transaction Committee on a subsequent occasion.

On January 10, 2012, the Transaction Committee held its first meeting, which included senior members of Knology management, at which the Transaction Committee appointed O. Gene Gabbard as its Chairman and retained Hogan Lovells US LLP (“Hogan Lovells”) as legal counsel to the Transaction Committee. The Transaction Committee also determined, after discussions with each member of the Transaction Committee, that none of the members of the Transaction Committee had a material conflict of interest that could be reasonably expected to preclude such member from acting in the best interests of Knology and Knology’s stockholders or fulfilling such member’s fiduciary duties to Knology and Knology’s stockholders while serving on the Transaction Committee. After discussing the possible engagement of certain financial advisors and reviewing certain information regarding financial advisors, the Transaction Committee instructed Knology management to schedule an in-person interview session on January 16, 2012 with representatives from Credit Suisse, BofA Merrill Lynch and a third financial advisor, referred to as Advisor C to discuss with the Transaction Committee the topics referred to below.

On January 16, 2012, the Transaction Committee held an in-person meeting, which included senior members of Knology management, at which members of Knology management provided an update regarding recent merger and acquisition activity involving cable industry participants. The Transaction Committee then received successive presentations from Credit Suisse, BofA Merrill Lynch and Advisor C regarding such financial advisor’s recent transactions, experience with Knology and the cable industry and related qualifications. During the presentations, the Transaction Committee discussed with each of the financial advisors the potential effects on the possible sale process of a Knology financial advisor offering to provide debt financing to potential buyers in the event the Transaction Committee determined that offering such debt financing was appropriate and in the best interests of Knology and Knology’s stockholders. After each presentation, the Transaction Committee met in executive session with representatives from each such potential financial advisor and representatives from Hogan Lovells, followed by an executive session with members of Knology management. At the conclusion of the meeting, the Transaction Committee met in executive session with representatives from Hogan Lovells to discuss the relative strengths and qualifications of each financial advisor and determined that it would make a final decision at its next meeting as to which financial advisor or advisors the Transaction Committee would retain.

On January 19, 2012, the Transaction Committee held a meeting, which included senior members of Knology management, at which the Transaction Committee discussed with Hogan Lovells the potential legal implications with respect to a financial advisor offering debt financing to potential buyers in connection with a potential sale transaction, particularly in light of recent developments in Delaware law. The Transaction Committee also discussed with Hogan Lovells certain procedural safeguards that the Transaction Committee might implement if the Transaction Committee determined it was appropriate and in the best interests of Knology and its stockholders for one of the financial advisors to offer debt financing to buyers. In addition to ongoing legal advice from Hogan Lovells, such safeguards included (1) retaining a second financial advisor that would be prohibited from offering debt financing to serve as a co-lead financial advisor and empowering such financial advisor to participate in, review and advise on all financial advisor matters, (2) including in the engagement letters with the financial advisors related provisions and restrictions on financing activities, (3) entering into a separate letter agreement with the provider of the debt financing, which would include detailed procedures to ensure the Transaction Committee’s control over the debt financing process and to mitigate possible conflicts of interest, (4) requiring each financial advisor to independently develop and present a proposed list of potential buyers to be delivered to the Transaction Committee, (5) after such separate lists of potential buyers had been received and reviewed by the Transaction Committee, directing the financial advisors and Knology management to review and discuss such lists and then to create a combined list for submission to the Transaction Committee, (6) conducting a detailed review of such combined list with the financial advisors and Knology management to determine and approve a list of potential buyers to be approached by the financial advisors (such review to include a discussion, if applicable, of why certain potential buyers listed on one or both of the initial buyer lists had been included or excluded), (7) requiring both financial advisors to actively participate in the discussions with the potential buyers and to remain fully informed with respect to information regarding such potential buyers, including the communications by the financial advisors with such potential buyers, (8) requiring the financial advisor that would not be providing debt financing to review the debt finance materials and proposed terms and to discuss these matters with the Transaction Committee in executive session without the other financial advisor in attendance, and (9) regularly meeting with the financial advisor that would not provide debt financing in executive session to receive advice with respect to the transaction process, the potential buyers, the negotiation process, and the offering of debt financing to potential buyers (including the merits and benefits as well as any detriments).

At the meeting, the Transaction Committee also discussed the potential benefits to a possible Knology sale process that might result if a financial advisor was to offer debt financing to potential buyers, including (1) that by providing potential buyers with the reassurance that a major financial institution familiar with Knology and its business had already become thoroughly informed regarding the proposed transaction and had determined that it was willing to offer committed financing to a potential buyer, the offering of debt financing had the substantial likelihood of providing greater credibility to, and creating greater initial buyer interest in participating in, the proposed sale process, (2) that the debt financing terms would provide potential buyers with an indication of a potential price level (through the proposed leverage ratios and equity commitment level) that may be available as a result of such financing terms, (3) enhancing the confidentiality of the process by potentially reducing the need for potential buyers to contact financing sources in the initial phases of the sale process, (4) encouraging more potential buyers to participate in the sale process by assuring all potential buyers that a source of financing would be available (even in a challenging period of global capital market turbulence), (5) providing for a more competitive bidding process by providing all potential buyers with indicative debt financing terms, (6) encouraging more potential buyers to participate in the sale process by decreasing the costs to potential buyers that may arise in connection with securing financing and proposed terms, particularly in the early phases of the sale process, and (7) accelerating the diligence process, and thus the sale process, by allowing the debt financing provider to substantially complete its diligence investigation of Knology prior to the selection by the Transaction Committee, after receipt of final bids, of a proposed buyer.

Following this discussion, the Transaction Committee resolved to retain Credit Suisse and BofA Merrill Lynch as co-lead financial advisors, based on, among other factors, their experience in the cable industry, as well as their knowledge of Knology and its business. The Transaction Committee also resolved to request Credit Suisse to offer to provide debt financing to potential buyers and to have BofA Merrill Lynch deliver an opinion as to the fairness, from a financial point of view, of the consideration to be received by holders of Knology common stock in connection with a potential sale transaction in the event the Transaction Committee was considering recommending that Knology enter into a potential sale transaction. Due to the request by the Transaction Committee that Credit Suisse offer to provide debt financing to potential buyers, the Transaction Committee determined that Credit Suisse would not be requested to provide a fairness opinion in connection with a potential sale transaction.

During the following days, at the Transaction Committee’s direction, each of Credit Suisse and BofA Merrill Lynch separately developed a list of potential buyers, which lists were subsequently delivered to the Transaction Committee on January 23, 2012.

On January 24, 2012, the Board took action by written consent to confirm and set forth in more detail its delegation of powers and authority to the Transaction Committee. Among other things, the Board authorized the Transaction Committee to explore and determine the advisability of a potential strategic transaction involving Knology, to engage in negotiating the price, terms and conditions of any potential strategic transaction and any related agreements, and to recommend to the entire Board what action, if any, should be taken by the Company with respect to any potential strategic transaction.

Also on January 24, the Transaction Committee held a meeting, which included representatives from Credit Suisse, BofA Merrill Lynch, Hogan Lovells and senior members of Knology management (which includes Mr. Johnson, the Knology chief executive officer and chairman of the Board), at which the Transaction Committee reviewed the separate lists of potential buyers provided to the Transaction Committee by each financial advisor and instructed Credit Suisse and BofA Merrill Lynch to meet with members of Knology management and to combine the separate lists of potential buyers with the aim of presenting a joint list to the Transaction Committee for its review and approval at a subsequent meeting. The Transaction Committee indicated that the joint list should recommend those potential buyers that, among other things, would be most likely to be interested in participating in the potential sale process and to submit definitive offers. The Transaction Committee reviewed and approved compensation arrangements for Credit Suisse and BofA Merrill Lynch, pursuant to which both financial advisors would receive an equal amount of aggregate compensation. The Transaction Committee determined to pursue a process that would involve approaching a reasonably broad but targeted range of potential buyers, including financial sponsors and strategic acquirers.

On January 31, 2012, the Transaction Committee held a meeting, which included representatives from Credit Suisse, BofA Merrill Lynch, Hogan Lovells and senior members of Knology management, at which the Transaction Committee adopted certain procedures and restrictions to be followed in connection with the potential sale process designed, among other things, to maintain the Transaction Committee’s control over the sale process. Representatives from Credit Suisse and BofA Merrill Lynch presented the combined list of potential buyers to the Transaction Committee. After discussions between the Transaction Committee, Credit Suisse, BofA Merrill Lynch and Knology management, including with respect to the inclusion or exclusion of certain potential buyers, the Transaction Committee directed that an additional potential buyer that the Transaction Committee had identified as likely to have significant interest in participating in the potential sale process be added to the list of potential buyers. The Transaction Committee then approved and adopted the modified list of potential buyers. At this meeting, the Transaction Committee also determined to retain the law firm of Potter Anderson & Corroon LLP as the Transaction Committee’s special Delaware counsel to consult with Hogan Lovells with respect to Delaware law matters.

On February 7, 2012, the Transaction Committee held a meeting, which included representatives from Credit Suisse, BofA Merrill Lynch, Hogan Lovells and senior members of Knology management, at which Mr. Scott, the chairman of the Compensation Committee of the Board and a member of the Transaction Committee, informed the Transaction Committee of certain change of control and indemnification agreements that would be discussed by the Compensation Committee of the Board at its next meeting.

On February 9, 2012, a regularly scheduled meeting of the Board was held at which the Board determined that stability among, and retention of, Knology’s management was in the best interests of Knology and Knology’s stockholders and would facilitate a more effective sale process. Accordingly, the Board approved and adopted certain change of control and indemnification agreements with the intention of, among other things, keeping the services of Knology management available throughout the duration of a potential sale process. The Board also discussed the status of the potential sale process.

On February 14, 2012, the Transaction Committee held a meeting, which included representatives from Credit Suisse, BofA Merrill Lynch, Hogan Lovells and senior members of Knology management, at which the Transaction Committee approved the engagement letters with Credit Suisse and BofA Merrill Lynch, including a separate letter agreement with Credit Suisse relating to the debt financing Credit Suisse intended to offer to potential buyers. The letter agreement provided, among other things, that Credit Suisse would adopt procedures reasonably designed to maintain information barriers between (a) those Credit Suisse professionals assigned to teams formed to work with potential buyers in respect to the debt financing, on the one hand, and (b) the team of Credit Suisse professionals engaged in advising the Transaction Committee in connection with the potential sale transaction and in the preparation of the principal debt financing terms, on the other hand. The Transaction Committee approved a package of initial information, after discussion with representatives of Hogan Lovells, Credit Suisse, BofA Merrill Lynch and Knology senior management, which would be distributed to potential buyers that expressed an interest in participating in the potential sale process. The Transaction Committee also identified an additional potential strategic acquirer as likely to have significant interest in participating in the potential sale process and instructed Credit Suisse and BofA Merrill Lynch to add this potential strategic acquirer to the list of potential buyers. During the course of the meeting, the Transaction Committee met in executive session with representatives from BofA Merrill Lynch and Hogan Lovells to discuss with BofA Merrill Lynch the conduct of the potential sale process and related matters and met separately in executive session with representatives from Hogan Lovells to discuss the potential sale process.

Beginning on February 14, 2012 and continuing throughout the following days, representatives from Credit Suisse and BofA Merrill Lynch, at the direction of the Transaction Committee, telephonically contacted the potential buyers included on the list approved by the Transaction Committee to inform them of the possible sale process, including that Credit Suisse was proposing to offer debt financing to potential buyers. During the ensuing weeks, representatives from Credit Suisse and BofA Merrill Lynch contacted a total of 29 potential buyers. In addition, four additional potential buyers were later permitted to participate in the potential sale process after they made unsolicited requests for participation. The total of 33 potential buyers that were contacted included six strategic acquirers and 27 financial sponsors. A total of 21 potential buyers (including three strategic acquirers and 18 financial sponsors) entered into non-disclosure agreements and subsequently received additional information, as described below.

On February 15, 2012, the Transaction Committee held several informal meetings at which the Transaction Committee discussed with Credit Suisse, BofA Merrill Lynch and Hogan Lovells additional potential buyers to be considered for inclusion in the potential sale process. These additional potential buyers were brought to the attention of the Transaction Committee and its advisors after February 14, 2012 as a result of unsolicited inquiries or unsolicited recommendations from potential bidders who declined to participate in the proposed sale process. The Transaction Committee selected one of these additional potential buyers to participate in the potential sale process based on the Transaction Committee’s determination that such potential bidder was likely to be interested in participating in the potential sale process and to submit a definitive offer. The Transaction Committee’s actions at these informal meetings were considered and unanimously ratified at a subsequent meeting of the Transaction Committee.

On February 17, 2012, the Transaction Committee held a meeting, which included representatives from Credit Suisse, BofA Merrill Lynch, Hogan Lovells and senior members of Knology management, at which the Transaction Committee discussed with Credit Suisse, BofA Merrill Lynch and Hogan Lovells certain proposed revisions with respect to the form non-disclosure agreement being circulated to potential buyers and provided guidance to Hogan Lovells regarding various provisions of the form non-disclosure agreement.

On February 21, 2012, the Transaction Committee held a meeting, which included representatives from Credit Suisse, BofA Merrill Lynch, Hogan Lovells and senior members of Knology management, at which the Transaction Committee reviewed a draft of the confidential information memorandum that would be sent to potential buyers that had entered into non-disclosure agreements, the summary terms of a debt financing package that Credit Suisse was prepared to share with potential buyers that received the confidential information memorandum, and a bid process letter. During the course of the meeting, the Transaction Committee met in executive session with representatives from BofA Merrill Lynch and Hogan Lovells to discuss with BofA Merrill Lynch the conduct of the potential sale process and related matters and met separately in executive session with representatives from Hogan Lovells to discuss the potential sale process.

On February 23, 2012, the Transaction Committee held a meeting, which included representatives from Credit Suisse, BofA Merrill Lynch, Hogan Lovells and senior members of Knology management, at which the Transaction Committee reviewed and approved the confidential information memorandum, the updated terms of the debt financing package that Credit Suisse had prepared and a bid process letter to be provided to potential buyers. During the course of the meeting, the Transaction Committee met in executive session with representatives from BofA Merrill Lynch and Hogan Lovells to discuss with BofA Merrill Lynch the conduct of the potential sale process and related matters and met separately in executive session with representatives from Hogan Lovells to discuss the potential sale process.

On February 25, 2012, Credit Suisse and BofA Merrill Lynch, at the direction of the Transaction Committee, distributed the confidential information memorandum to those potential buyers that had entered into non-disclosure agreements. As additional potential buyers subsequently entered into non-disclosure agreements, they were also provided with the confidential information memorandum.

On February 28, 2012, the Transaction Committee held a meeting, which included representatives from Credit Suisse, BofA Merrill Lynch, Hogan Lovells and senior members of Knology management, at which the Transaction Committee reviewed the status of the sale process and a summary overview of the potential buyers and established March 13, 2012 as the deadline for the submission of initial bids. During the course of the meeting, the Transaction Committee met in executive session with representatives from BofA Merrill Lynch and Hogan Lovells to discuss with BofA Merrill Lynch the conduct of the sale process and related matters and met separately in executive session with representatives from Hogan Lovells to discuss the sale process.

Also on February 28, Credit Suisse and BofA Merrill Lynch, at the direction of the Transaction Committee, distributed the bid process letter to potential buyers that had received the confidential information memorandum. As additional potential buyers subsequently entered into non-disclosure agreements, they were also provided with the bid process letter.

Also on February 28, shortly after 1 p.m. EST, the Wall Street Journal published an article on its “Deal Journal” blog, stating that Knology was “shopping itself to potential buyers including private-equity firms.”

The Transaction Committee held a second meeting on February 28, which included representatives from Credit Suisse, BofA Merrill Lynch, Hogan Lovells and senior members of Knology management, at which the Transaction Committee discussed the possible impact of the publication by the Wall Street Journal on the sale process.

On February 29, 2012, Credit Suisse distributed to potential buyers that had been provided with the confidential information memorandum (including three strategic acquirers and 16 financial sponsors) the terms of the debt financing package that Credit Suisse was prepared to provide to potential buyers. As additional potential buyers subsequently entered into non-disclosure agreements, they were also provided with the terms of the debt financing package that Credit Suisse was prepared to provide. Separate Credit Suisse professionals who were not members of the Credit Suisse team advising the Transaction Committee in connection with the potential sale transaction and in the preparation of the principal debt financing terms were made available to potential buyers interested in pursuing the debt financing package offered by Credit Suisse.

On March 1, 2012, the Transaction Committee held a meeting, which included representatives from Credit Suisse, BofA Merrill Lynch, Hogan Lovells and senior members of Knology management, at which the Transaction Committee discussed and received updates regarding the status of the sale process.

On March 8, 2012, the Transaction Committee held a meeting, which included representatives from Credit Suisse, BofA Merrill Lynch, Hogan Lovells and senior members of Knology management, at which the Transaction Committee discussed certain unsolicited requests from financial sponsors for participation in the sale process that Credit Suisse and BofA Merrill Lynch had received. The Transaction Committee determined to permit certain of these financial sponsors to participate in the sale process if they entered into non-disclosure agreements and determined to decline to allow certain of these financial sponsors to participate in the sale process due to the perceived lack of credibility with respect to their inquiries, the Transaction Committee’s concern with maintaining an effective sale process and the Transaction Committee’s expectation that any definitive purchase agreement potentially to be entered into in connection with the sale process likely would include provisions that would allow the receipt and negotiation, and permit acceptance by Knology, of a non-solicited alternative proposal. During the course of the meeting, the Transaction Committee met in executive session with representatives from BofA Merrill Lynch and Hogan Lovells to discuss with BofA Merrill Lynch the conduct of the sale process and related matters and met separately in executive session with representatives from Hogan Lovells to discuss the sale process.

On March 13, 2012, four potential buyers, including WOW, submitted non-binding indications of interest to acquire Knology. The bidders other than WOW are referred to as Bidder A, Bidder B and Bidder C. WOW was a strategic acquirer, while Bidder A, Bidder B and Bidder C were financial sponsors. The amount of each bid is set forth in the table below:

Bidder	Indicative All Cash Bid (per share)
Bidder A	$18.00 - $19.00
WOW	$19.25
Bidder B	$18.50 - $20.00
Bidder C	$22.00 - $24.00

On March 14, 2012, the Transaction Committee held a meeting, which included representatives from Credit Suisse, BofA Merrill Lynch, Hogan Lovells and senior members of Knology management, at which the Transaction Committee reviewed the bids of Bidder A, Bidder B, Bidder C and WOW. The Transaction Committee considered the bids from the financial perspective of Knology’s stockholders and in the context of Knology’s strategic alternatives. The Transaction Committee determined to invite the four bidders to continue to participate in the second round of the sale process. Representatives from Credit Suisse and BofA Merrill Lynch stated that the bid submitted by Bidder B included a request for permission to jointly participate in the bidding process with a strategic partner and noted that Credit Suisse and BofA Merrill Lynch would obtain additional information from Bidder B regarding this request. Representatives from Credit Suisse and BofA Merrill Lynch stated that two potential bidders that had not submitted bids, each of which was a financial sponsor, had each separately indicated that, due to the size of the potential sale transaction, it would only be able to potentially submit a bid in the event it was able to assemble additional equity financing, including possibly by participating jointly in the sale process with another acquirer and submitting a joint bid. The Transaction Committee determined to permit the two potential bidders, one of which subsequently submitted a bid and is referred to as Bidder D, to engage in discussions with one another regarding a potential joint bid and, if the two potential bidders elected, to participate with one another in the sale process and to submit a joint bid. During the course of the meeting, the Transaction Committee met in executive session with representatives from BofA Merrill Lynch and Hogan Lovells to discuss with BofA Merrill Lynch the conduct of the sale process and related matters and met separately in executive session with representatives from Hogan Lovells to discuss the sale process.

On March 16, 2012, the Transaction Committee held a meeting, which included representatives from Credit Suisse, BofA Merrill Lynch, Hogan Lovells and senior members of Knology management, at which the Transaction Committee reviewed the request by Bidder B for permission to jointly participate in the sale process with a potential strategic partner. Representatives from Credit Suisse and BofA Merrill Lynch informed the Transaction Committee that Bidder B had identified three strategic partners that Bidder B proposed to approach, one of which was another current bidder and another of which was engaged in a competing transaction. The

Transaction Committee reviewed the potential strategic partners and determined to permit Bidder B to approach one specified potential strategic partner. The Transaction Committee declined to permit Bidder B to approach the other two potential strategic partners because it determined that permitting Bidder B to participate in the sale process together with another current bidder or together with an entity involved in a competing transaction could potentially have an adverse effect on the sale process.

Also on March 16, Knology made a virtual data room available to bidders.

On March 19, 2012, the Transaction Committee held a meeting, which included representatives from Credit Suisse, BofA Merrill Lynch, Hogan Lovells and senior members of Knology management, at which the Transaction Committee reviewed and approved presentation materials (which had previously been reviewed by Credit Suisse, BofA Merrill Lynch and Knology management) that would be utilized during presentations by Knology management that the bidders would be invited to attend. During the course of the meeting, the Transaction Committee met in executive session with representatives from BofA Merrill Lynch and Hogan Lovells to discuss with BofA Merrill Lynch the conduct of the sale process and related matters and met separately in executive session with representatives from Hogan Lovells to discuss the sale process.

Also on March 19, the potential bidder with which Bidder D had been engaged in discussions regarding jointly participating in the sale process determined not to continue to participate in the sale process. Bidder D determined to continue to participate in the sale process and to seek to assemble additional equity financing, possibly from its limited partners.

On March 20, 2012, the Transaction Committee held a meeting, which included representatives from Credit Suisse, BofA Merrill Lynch, Hogan Lovells and senior members of Knology management, at which the Transaction Committee reviewed a draft form of a merger agreement that had been prepared by Hogan Lovells.

On March 22, 2012, the Transaction Committee held a meeting, which included representatives from Credit Suisse, BofA Merrill Lynch, Hogan Lovells and senior members of Knology management, at which the Transaction Committee discussed and approved a revised draft merger agreement and the second round bid process letter. The Transaction Committee reviewed the status of the proposed sale transaction and, after discussions with Credit Suisse and BofA Merrill Lynch regarding the approach most likely to result in the receipt of definitive offers and to maximize the financial consideration offered by the bidders, established April 16, 2012 as the deadline for the submission of final bids. The Transaction Committee determined, however, that it would consider delaying the bid deadline in the event that it concluded, following further conversations by Credit Suisse and BofA Merrill Lynch with the bidders, that a later deadline would be likely to result in the receipt of a greater number of definitive offers. During the course of the meeting, the Transaction Committee met in executive session with representatives from BofA Merrill Lynch and Hogan Lovells to discuss with BofA Merrill Lynch the conduct of the sale process and related matters and met separately in executive session with representatives from Hogan Lovells to discuss the sale process.

Also on March 22, Knology began providing Knology management presentations to the bidders, as well as additional meetings and site visits. WOW attended a management presentation on March 22, 2012, Bidder C attended a management presentation on March 23, 2012 and Bidder A and Bidder D each separately attended a management presentation on March 27, 2012. Because Bidder B was not responding to inquiries, Bidder B was not scheduled for a management presentation and was not included in subsequent distributions of non-public information made in connection with the sale process.

On March 23, 2012, Bidder D submitted a non-binding indication of interest to acquire Knology, in an all cash amount per share of $18.00 - $21.00, subject to its ability to assemble sufficient additional equity financing from its limited partners.

The Transaction Committee held a meeting on March 23, 2012, which included representatives from Credit Suisse, BofA Merrill Lynch, Hogan Lovells and senior members of Knology management, at which the

Transaction Committee reviewed the bid from Bidder D and determined to invite Bidder D to continue to participate in the sale process.

Also on March 23, Credit Suisse and BofA Merrill Lynch, at the direction of the Transaction Committee, distributed the second round bid process letter and draft merger agreement to the bidders.

On March 26, 2012, the Transaction Committee held a meeting, which included representatives from Credit Suisse, BofA Merrill Lynch, Hogan Lovells and senior members of Knology management, at which the Transaction Committee reviewed the financing commitment documents that had been prepared by Credit Suisse, pursuant to which Credit Suisse would offer to provide a debt financing package to the bidders. After discussion with representatives from BofA Merrill Lynch and Hogan Lovells, the Transaction Committee approved the debt financing commitment documents. During the course of the meeting, the Transaction Committee met in executive session with representatives from BofA Merrill Lynch and Hogan Lovells to discuss with BofA Merrill Lynch the conduct of the sale process and related matters, as well as the financing commitment documents. The Transaction Committee also met separately in executive session with representatives from Hogan Lovells to discuss the sale process.

On March 27, 2012, Credit Suisse distributed to the bidders the commitment documents pursuant to which Credit Suisse would offer debt financing to the bidders.

On March 31, 2012, the Transaction Committee approved an increase in the commitment amount of the debt financing that Credit Suisse was offering to the bidders, and Credit Suisse distributed to the bidders revised commitment documents reflecting such increase.

During the week of April 2, 2012, Bidder B indicated that it would no longer participate in the sale process and would not submit a final bid.

On April 3, 2012, the Transaction Committee held a meeting, which included representatives from Credit Suisse, BofA Merrill Lynch, Hogan Lovells and senior members of Knology management, at which the Transaction Committee approved a request from Bidder D to permit Bidder D to contact its limited partners in an effort to arrange additional funding for Bidder D’s participation in the sale process. During the course of the meeting, the Transaction Committee met in executive session with representatives from BofA Merrill Lynch and Hogan Lovells to discuss with BofA Merrill Lynch the conduct of the sale process and related matters and met separately in executive session with representatives from Hogan Lovells to discuss the sale process.

Also on April 3, Bidder C requested permission to jointly participate in the sale process with a specified partner, which was a financial sponsor, that was not currently participating in the sale process with the aim of facilitating Bidder C’s efforts to assemble sufficient equity financing. The Transaction Committee subsequently approved such request.

On April 7, 2012, Hogan Lovells received comments to the draft merger agreement from WOW’s legal counsel.

On April 9, 2012, Hogan Lovells received comments to the draft merger agreement from Bidder C’s legal counsel.

During the week of April 9, 2012, Bidder A and Bidder D indicated that they would no longer participate in the sale process and would not submit a final bid.

On April 11, 2012, WOW provided copies of a draft debt commitment letter it was negotiating with certain lenders, which reflected that one of the lead arrangers would be Morgan Stanley Senior Funding, Inc. WOW indicated that it anticipated that other lenders would participate in the debt financing.

On April 12, 2012, the Transaction Committee held a meeting, which included representatives from Credit Suisse, BofA Merrill Lynch, Hogan Lovells and senior members of Knology management, at which the Transaction Committee reviewed with Credit Suisse, BofA Merrill Lynch and Hogan Lovells, as well as Knology management, the status of the bids from each of WOW and Bidder C and the comments to the draft merger agreement that had been received from WOW and Bidder C. Representatives from Credit Suisse and BofA Merrill Lynch informed the Transaction Committee that Bidder C had indicated that it would submit a bid on April 16, 2012, the bid deadline, which would include a proposed purchase price, but would be subject to certain conditions, including final approval by Bidder C’s investment committee and the completion of Bidder C’s efforts to assemble sufficient equity financing. Bidder C had also indicated that its diligence investigation of Knology was largely complete and that it expected to be able to finalize its bid within one to two weeks following the April 16, 2012 bid deadline. Credit Suisse and BofA Merrill Lynch discussed with the Transaction Committee their view that Bidder D’s decision not to submit a final bid was related in part to the difficulties that Bidder D was experiencing in assembling sufficient equity financing for the potential transaction and that Bidder A’s decision not to submit a final bid was related in part to Bidder A’s perception that it would not be able to propose a purchase price that would be competitive. During the course of the meeting, the Transaction Committee met in executive session with representatives from Credit Suisse and Hogan Lovells to discuss prior relationships that Credit Suisse had with each of WOW (including Avista Capital and its other affiliates) and Bidder C. For additional information concerning these relationships, see “—Transaction Committee’s Financial Advisors—Credit Suisse.” In addition, during the course of the meeting, the Transaction Committee met in executive session with representatives from BofA Merrill Lynch and Hogan Lovells to discuss the conduct of the sale process and related matters, as well as to discuss prior work that BofA Merrill Lynch had performed for each of WOW (including Avista Capital and its other affiliates) and Bidder C. For additional information concerning these transactions, see “—Transaction Committee’s Financial Advisors—Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated.” The Transaction Committee also met separately in executive session with representatives from Hogan Lovells to discuss the sale process.

On April 13, 2012, Hogan Lovells sent a revised draft of the merger agreement to legal counsel for WOW in response to the revised draft that WOW’s legal counsel had previously provided.

On April 14, 2012, Hogan Lovells sent a revised draft of the merger agreement to legal counsel for Bidder C in response to the revised draft that Bidder C’s legal counsel had previously provided.

On and after April 14, 2012, negotiations between the legal and financial advisors for the Transaction Committee and WOW commenced and continued until the time the proposed merger agreement was finalized for consideration by the Board, as described below. The merger agreement negotiations focused in large part on the amount of the fee that would become payable by WOW under certain circumstances (commonly known as the reverse break-up fee), the amount of the fee that would become payable by Knology under certain circumstances (commonly known as the break-up fee), the circumstances under which such fees would become payable, the affirmative covenants regarding the obligation of WOW to obtain financing on the specified terms, the scope and extent of Knology’s obligation to provide cooperation, assistance and information in connection with the debt and equity financing and the obligations of Knology to pay certain expenses of WOW under certain circumstances. As indicated below, during this period, the parties exchanged various drafts of the merger agreement, including schedules and exhibits.

On April 16, 2012, WOW submitted a non-binding proposal regarding the acquisition of Knology in an all cash amount of $19.25 per share. The proposal was accompanied by further changes to the draft merger agreement and a revised form of debt commitment letter pursuant to which Credit Suisse would act as joint lead arranger, together with Morgan Stanley Senior Funding, Inc., with respect to WOW’s debt financing. The proposal included an expiration date of 7:00 p.m. the following day.

Also on April 16, Bidder C informed Credit Suisse and BofA Merrill Lynch that, contrary to Bidder C’s statements on April 12, 2012, Bidder C would not be submitting a bid and would not be in a position to do so for another two weeks. In addition, Bidder C declined to provide to Credit Suisse and BofA Merrill Lynch an indication, or range, of the price that Bidder C expected to include in its final bid, or a confirmation of the price range that Bidder C had included in its initial bid on March 13, 2012.

On April 17, 2012, the Transaction Committee held a meeting at 9:00 a.m. EDT, which included representatives from Credit Suisse, BofA Merrill Lynch, Hogan Lovells and senior members of Knology management, at which the Transaction Committee reviewed the bid from WOW. Representatives from Credit Suisse and BofA Merrill Lynch informed the Transaction Committee of their discussions with Bidder C, including that Bidder C would not be submitting a bid for at least two weeks and had declined to provide to Credit Suisse and BofA Merrill Lynch an indication, or range, of the price that Bidder C expected to include in its final bid, or a confirmation of the price range that Bidder C had included in its initial bid on March 13, 2012. The Transaction Committee determined not to exclude Bidder C from further participating in the sale process, instructed Credit Suisse and BofA Merrill Lynch to engage in further discussions with WOW to seek an increase in the offered price per share and determined not to send a revised draft of the merger agreement to WOW until a response regarding the offered price had been received. The Transaction Committee reviewed with Credit Suisse, BofA Merrill Lynch and Hogan Lovells the modifications that WOW had proposed to the draft merger agreement and provided guidance to Hogan Lovells as to how to respond to such modifications. During the course of the meeting, the Transaction Committee met in executive session with representatives from BofA Merrill Lynch and Hogan Lovells to discuss the conduct of the sale process and related matters, including with respect to the revised form of debt commitment letter that WOW had provided with its bid and, in particular, the role of Credit Suisse as a joint lead arranger, together with Morgan Stanley Senior Funding, Inc., for such debt financing. After further discussion, the Transaction Committee agreed to allow Credit Suisse to act in such role. The Transaction Committee then met separately in executive session with representatives from Hogan Lovells to discuss the sale process.

Also on April 17, the Transaction Committee held a meeting at 2:30 p.m. EDT, which included representatives from Credit Suisse, BofA Merrill Lynch, Hogan Lovells and senior members of Knology management, during which representatives from Credit Suisse and BofA Merrill Lynch informed the Transaction Committee that WOW had agreed to an increase of the purchase price it had offered from $19.25 to $19.75 per share and had declared this to be its “best and final” price, and that WOW had not extended the time during which its offer remained open and that if the offer of $19.75 was accepted by Knology it expected to sign and announce a transaction the following business day (see below under “—Recommendation of the Board of Directors; Reasons for the Merger”). The Transaction Committee instructed Credit Suisse and BofA Merrill Lynch to once again engage in further discussions with WOW to attempt to seek an increase in the offered price per share.

The Transaction Committee held another meeting at 3:30 p.m. EDT on April 17, which included representatives from Credit Suisse, BofA Merrill Lynch, Hogan Lovells and senior members of Knology management, during which representatives from Credit Suisse and BofA Merrill Lynch informed the Transaction Committee that WOW had indicated that it would not further increase the proposed purchase price and reiterated that $19.75 per share was its “best and final” price. After discussion with Credit Suisse, BofA Merrill Lynch, Hogan Lovells and Knology management, the Transaction Committee unanimously determined that, subject to the negotiation of mutually acceptable transaction agreements, the Transaction Committee was prepared to recommend to the Board the proposed transaction, including the cash purchase price of $19.75 per share. The Transaction Committee directed Credit Suisse and BofA Merrill Lynch to inform WOW of the Transaction Committee’s determination and further instructed Credit Suisse, BofA Merrill Lynch and Hogan Lovells to expedite the negotiation of the remaining terms of the transaction and the related transaction agreements.

At approximately 5:45 p.m. EDT on April 17, Hogan Lovells sent a revised draft of the merger agreement to legal counsel for WOW. Subsequently, Hogan Lovells and WOW’s legal counsel engaged in various conversations with respect to the negotiation of the terms of the merger agreement and the related transaction agreements.

A further meeting of the Transaction Committee was held at 6:00 p.m. EDT on April 17, which included representatives from Credit Suisse, BofA Merrill Lynch, Hogan Lovells and senior members of Knology management, during which representatives from Credit Suisse and BofA Merrill Lynch provided an update regarding the negotiations with WOW and its legal and financial advisors.

Also on April 17, the Transaction Committee held a meeting at 9:00 p.m. EDT, which included representatives from Credit Suisse, BofA Merrill Lynch, Hogan Lovells and senior members of Knology management, as well as Campbell B. Lanier, III, a non-Transaction Committee Board member, during which representatives from Credit Suisse and BofA Merrill Lynch provided an update regarding their conversations with WOW, and representatives from Hogan Lovells provided an update regarding the negotiation of the terms of the merger agreement and the related transaction agreements. Representatives from Hogan Lovells provided the members of the Transaction Committee, as well as Mr. Lanier and Mr. Johnson, with a detailed review of the terms of the current draft of the merger agreement. During the course of this meeting, representatives of BofA Merrill Lynch reviewed with the Transaction Committee, as well as Mr. Lanier and Mr. Johnson, their financial analysis of the proposed $19.75 price per share merger consideration. The Transaction Committee then met in executive session with representatives from BofA Merrill Lynch and Hogan Lovells to discuss with BofA Merrill Lynch the conduct of the sale process and related matters, as well as the draft merger agreement and the other transaction agreements. The Transaction Committee also met separately in executive session with representatives from Hogan Lovells to discuss the sale process. Subsequently, the legal and financial advisors to each of the Transaction Committee and WOW completed the negotiation on behalf of the Transaction Committee and WOW, respectively, of the remaining terms of the merger agreement and the related transaction agreements.

The Transaction Committee held a meeting at 7:00 a.m. EDT on April 18, 2012, which included representatives from Credit Suisse, BofA Merrill Lynch, Hogan Lovells and senior members of Knology management, as well as Mr. Johnson and Mr. Lanier, the two non-Transaction Committee Board members. At this meeting, representatives from BofA Merrill Lynch reviewed with the Transaction Committee BofA Merrill Lynch’s updated financial analysis of the $19.75 price per share merger consideration and delivered to the Transaction Committee BofA Merrill Lynch’s oral opinion, which oral opinion was subsequently confirmed in writing, to the effect that, as of the date of the opinion, and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by BofA Merrill Lynch in preparing its opinion, the consideration to be received by the holders of Knology common stock in the merger was fair, from a financial point of view, to such holders. A copy of the BofA Merrill Lynch opinion is attached as Annex B to this proxy statement. Hogan Lovells reviewed with the Transaction Committee and the two non-Transaction Committee Board members the final terms of the merger agreement and the related transaction agreements. Hogan Lovells also reviewed with the Transaction Committee and the two non-Transaction Committee Board members the fiduciary duties of the members of the Transaction Committee (and the Board) when considering the sale of Knology. After this discussion, the Transaction Committee unanimously determined that the merger agreement and the merger are advisable, fair to and in the best interests of Knology and Knology’s stockholders, unanimously approved the merger agreement and unanimously recommended that the Board approve and adopt the merger agreement, the merger and the other transactions contemplated by the merger agreement.

Immediately following the meeting of the Transaction Committee, the Board held a special Board meeting, with representatives of Credit Suisse, BofA Merrill Lynch, Hogan Lovells and senior members of Knology management present. At the meeting, the Board members discussed the financial and legal aspects of the proposed transaction and the other matters described below under “—Recommendation of the Board of Directors; Reasons for the Merger” with Credit Suisse, BofA Merrill Lynch and Hogan Lovells, as previously discussed with the Transaction Committee. After further discussion and consideration, the Board, based upon, among other things, the recommendation of the Transaction Committee, unanimously determined that the merger agreement and the merger are advisable, fair to and in the best interests of Knology and Knology’s stockholders, and unanimously approved the merger agreement. The Board also unanimously recommended that Knology’s stockholders vote “FOR” the adoption of the merger agreement and approval of the merger and the other transactions contemplated by the merger agreement.

Following the meeting, Knology, WOW and Merger Sub executed the merger agreement. For a discussion of the merger agreement, see “The Merger Agreement” beginning on page 56 of this proxy statement.

Prior to the opening of the U.S. financial markets on April 18, 2012, Knology and WOW issued a joint press release announcing the execution of the merger agreement and the proposed merger.

The Recommendation of Knology’s Board and Knology’s Reasons for the Merger

Knology’s Board has determined, based in part upon the unanimous recommendation of a Transaction Committee entirely composed of independent directors, that it is advisable and in the best interests of Knology and its stockholders to consummate the merger and the other transactions contemplated by the merger agreement. The Board unanimously recommends that stockholders vote “FOR” the proposal to adopt the merger agreement and thereby approve the merger and the other transactions contemplated by the merger agreement. When you consider the Board’s recommendation, you should be aware that Knology’s directors may have interests in the merger that may be different from, or in addition to, your interests. These interests are described in “—Interests of Knology’s Executive Officers and Directors in the Merger.”

In reaching its unanimous determination that the merger agreement and the merger are advisable, fair to and in the best interests of Knology and its stockholders, to approve the merger agreement and to recommend that the Board make the same determination, the Transaction Committee consulted with and received advice from its financial and legal advisors and Knology management and considered a number of factors, including the following material factors:

•

the Transaction Committee, together with its legal and financial advisors, met on at least 30 occasions to discuss the procedures for the sale process, the safeguards to put in place in connection with the debt financing offered to the bidders by Credit Suisse, the management of the sale process, the review of various transaction documents including the bid process letters, confidential information memorandum, merger agreement and debt commitment letters, and the resolution of the transaction terms with WOW (and other bidders), during which meetings the members of the Transaction Committee had the opportunity to, and did, question members of Knology management and representatives of the Transaction Committee’s legal and financial advisors;

•

discussions with Knology management regarding Knology’s business, financial condition, results of operations, competitive position, business strategy, strategic options and prospects, as well as the risks involved in achieving these prospects, the nature of Knology’s business and the industry in which it competes, and current industry, economic and market conditions, both on a historical and on a prospective basis, which led the Transaction Committee to conclude that the alternative of continuing as a standalone company was less favorable to the Knology stockholders than the merger given the potential risks, rewards and uncertainties associated with such alternative;

•

the prospects of continuing to operate Knology in accordance with the existing business plan, the value to stockholders of such alternative and the timing and likelihood of actually achieving additional value from remaining independent;

•

the current and historical market prices of Knology common stock relative to the $19.75 per share merger consideration, and the fact that the merger consideration represents a 9% premium over the closing price of shares of Knology common stock on April 17, 2012 (the last full trading day prior to the Transaction Committee’s approval of the merger agreement) and a premium of approximately 34% over the average closing price of shares of Knology common stock during the 3-month period prior to media reports on February 28, 2012 regarding Knology’s sale process;

•	the risk that Knology’s stock price will not consistently trade in the near term at or above $19.75 per share;

•

the belief of the Transaction Committee, after consulting with its financial advisors regarding the discussions and negotiations conducted with WOW, that the Transaction Committee had obtained the highest price per share that WOW was willing to pay;

•

the fact that the merger consideration consists entirely of cash, which provides immediate and certain value to stockholders upon closing of the merger compared to a transaction in which stockholders receive stock or other securities;

•

the opinion of BofA Merrill Lynch, dated April 18, 2012, delivered to the Transaction Committee as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to be received by holders of Knology common stock, as well as the related financial analyses of BofA Merrill Lynch, as more fully described below in the section entitled “The Merger–Transaction Committee’s Financial Advisors”; the Transaction Committee took into account the contingent nature of the fees payable to BofA Merrill Lynch for its financial advisory services in connection with the merger, other than the delivery of its fairness opinion, and determined that this factor did not affect the Transaction Committee’s determination to rely on the opinion;

•	the fact that Knology stockholders will have appraisal rights, as described in the section entitled “Appraisal Rights” beginning on page 84;

•	the terms of the merger agreement, including:

¡

Knology’s ability, under certain circumstances, prior to the time Knology stockholders approve the merger agreement, to consider and respond to an unsolicited bona fide alternative proposal or engage in discussions or negotiations with the person making such a proposal if the Transaction Committee shall have determined in good faith (after consultation with its financial advisor and outside legal counsel) that such alternative proposal either constitutes a superior proposal or would be reasonably likely to lead to a superior proposal and the Transaction Committee or the Board shall have determined in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to take such action would be inconsistent with the directors’ exercise of their fiduciary obligations to the stockholders of Knology under applicable laws;

¡

Knology’s ability, under certain circumstances, to terminate the merger agreement in order to enter into an agreement providing for a superior proposal, provided that Knology complies with its obligations relating to the entering into of any such agreement and immediately prior to or concurrently with the termination of the merger agreement pays a termination fee of $25.0 million, which the Transaction Committee concluded was reasonable in the context of termination fees payable in comparable transactions and in light of the overall terms of the merger agreement, including the merger consideration;

¡

the ability of the Board, under certain circumstances not involving a superior proposal, to change its recommendation that Knology stockholders vote in favor of the adoption of the merger agreement and terminate the merger agreement upon payment of a termination fee of $25.0 million (as reduced by certain expenses of WOW, to the extent previously paid by Knology);

¡	the fact that WOW’s receipt of the equity and debt financing is not a condition to the closing of the merger in the merger agreement; and

¡	the fact that the merger agreement provides that, in the event of a failure of the merger to be consummated under certain circumstances, WOW will be required to pay Knology a $65.0 million reverse termination fee, without Knology having to establish any damages, and the guaranty by Avista Capital and one of its affiliates of such payment obligation pursuant to the limited guaranty;

•

the receipt of executed debt and equity commitment letters from WOW’s sources of debt and equity financing for the transactions contemplated by the merger agreement and the terms of such debt and equity financing commitments; and

•

the fact that the terms of the merger agreement and the amount of the merger consideration resulted from extensive negotiations between the Transaction Committee and its legal and financial advisors, acting on behalf of the Transaction Committee, on the one hand, and WOW and its legal and financial advisors, acting on behalf of WOW, on the other hand.

The Transaction Committee, in deciding to approve the merger agreement and to recommend that the Board make the same determination, rather than to attempt to pursue a transaction with Bidder C, considered a number of factors, including the following material factors:

•	the risk of not being able to reach agreement on mutually acceptable terms with Bidder C with respect to a Knology sale transaction due to, among other things:

¡

the statements by Bidder C on April 12, 2012 that, although Bidder C would provide a final bid on April 16, 2012, the scheduled bid deadline, such bid would be subject to the completion by Bidder C of its diligence review of Knology, final approval by Bidder C’s investment committee of the bid, as well as the completion of Bidder C’s efforts to assemble sufficient equity financing;

¡

the unexpected notification by Bidder C that it would not submit any bid on April 16, 2012, notwithstanding Bidder C’s prior statements that it would submit a final bid on that date, and Bidder C’s indication that it would require approximately two additional weeks to submit a final bid;

¡

the refusal by Bidder C to provide an indication, or range, of the price that Bidder C expected to include in its final bid, or a confirmation of the price range that Bidder C had included in its initial bid on March 13, 2012;

¡	the need for Bidder C to complete its efforts to assemble sufficient equity financing; and

¡	the early stage of the negotiations with Bidder C of the terms of the draft merger agreement and the related agreements;

•

the risk that, even if mutually acceptable terms with Bidder C with respect to a Knology sale transaction were reached, the per share purchase price may not be superior to the $19.75 purchase price provided for by the WOW merger agreement and the merger;

•

the risk that during the delay required to accommodate the additional time requested by Bidder C to finalize and present its final bid, the proposed transaction with WOW may no longer be available; and

•

the fact that, as discussed above, the provisions of the merger agreement would permit Knology, under certain circumstances, to terminate the merger agreement in order to enter into an agreement providing for a superior proposal, provided that Knology (i) complies with its obligations relating to the entering into of any such agreement and (ii) immediately prior to or concurrently with the termination of the merger agreement pays a termination fee of $25.0 million.

The Transaction Committee also considered a number of potentially negative factors in its deliberations concerning the merger, including the following material factors:

•

the risk that, notwithstanding the likelihood of the merger being completed, the merger might not be completed, including the effect of the pendency of the merger and the effect such failure to be completed may have on:

¡	the trading price of shares of Knology common stock;

¡	Knology’s operating results, including the costs incurred in connection with the merger; and

¡	Knology’s ability to attract and retain key personnel and customers;

•

that Knology will no longer exist as a publicly traded company and that stockholders will no longer participate in the future growth of Knology’s business, including any growth related to the recovery of the general economy;

•

that, under the terms of the merger agreement, Knology must pay to WOW a termination fee and/or reimburse certain expenses incurred in connection with the merger if the merger agreement is terminated under certain circumstances, which may deter other parties from proposing an alternative transaction that may be more advantageous to stockholders or which may become payable following a termination of the merger agreement in circumstances where no alternative acquisition agreement or superior proposal is available to Knology;

•	the fact that gains from an all-cash transaction would generally be taxable to stockholders for United States federal income tax purposes;

•

that if the merger does not close, Knology’s employees will have expended extensive time and efforts to attempt to complete the transaction and will have experienced significant distractions from their work during the pendency of the transaction;

•

the restrictions on the conduct of Knology’s business prior to the completion of the merger, which could delay or prevent Knology from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of Knology absent the pending completion of the merger;

•

the fact that, while Knology expects the merger will be consummated, there can be no assurance that all conditions to the parties’ obligations, including with respect to required regulatory approvals, to complete the merger will be satisfied within the time frames contemplated by the merger agreement, and, as a result, the merger may not be consummated;

•	the risk that the financing contemplated by the equity financing letter and the debt commitment letter for the consummation of the merger might not be obtained; and

•

the fact that Knology’s directors and executive officers may have interests in the merger that are different from, or in addition to, Knology’s stockholders. See “The Merger—Interests of Knology’s Directors and Executive Officers in the Merger” beginning on page 37.

The foregoing discussion of the factors considered by the Transaction Committee is not intended to be exhaustive, but rather includes the material factors considered by the Transaction Committee. In reaching its decision to approve the merger, the merger agreement and the other transactions contemplated by the merger agreement, the Transaction Committee did not quantify or assign any relative weights to the factors considered and individual directors may have given different weights to different factors. The Transaction Committee based its recommendation to the Board on the totality of the information presented.

Interests of Knology’s Executive Officers and Directors in the Merger

Certain of Knology’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests generally of Knology’s stockholders. As discussed below, these interests include receipt of the following types of payments and benefits that are triggered by or otherwise relate to the merger:

•

cash payments and other benefits under a key employee change in control transition compensation plan are payable to certain executive officers, including Knology’s chief executive officer, who is also the chairman of the Board;

•	accelerated vesting and settlement of executive officer and director equity awards; and

•	the provision of indemnification and insurance arrangements pursuant to the merger agreement.

Key Employee Change in Control Transition Compensation Plan

Knology previously adopted the Knology, Inc. Key Employee Change in Control Transition Compensation Plan (the “Change in Control Plan” or the “Plan”). Under the Change in Control Plan, Knology is required to provide certain payments and benefits to certain key employees, including each of its executive officers, in the event that their employment is terminated under certain circumstances in connection with or following a change of control of Knology. The merger will constitute a change of control of Knology for purposes of such Plan.

The current executive officers of Knology who are participants in the Change in Control Plan are Rodger L. Johnson, M. Todd Holt, Bret T. McCants, Robert K. Mills and Chad S. Wachter.

The principal payment terms of the Change in Control Plan are summarized below, and the amounts payable to the executive officers in accordance with the terms of the Plan are set forth below under “—Change In Control Compensation.”

Benefits under the Change in Control Plan are paid only if an executive officer has a “qualifying termination” within 24 months of the merger. A “qualifying termination” is either a termination by Knology or its successor company without “cause” (as described below) or a resignation of an officer for “good reason” (as described below). Upon a qualifying termination within 24 months following the merger, the former executive officer will be entitled to receive the following benefits:

•

Transition payment.  The former executive will be entitled to a lump sum cash payment within 90 days following termination, calculated by multiplying the sum of the executive’s base salary and his or her target annual cash incentive payment by a “multiplier,” which depends on the executive’s level of participation in the Plan. The multiplier for Mr. Johnson is two and a half times; for Messrs. Holt and McCants, the multiplier is two times; and for Messrs. Mills and Wachter the multiplier is one and a half times.

•

Pro rata annual bonus.  The former executive will be eligible to receive a pro rata portion of his target annual bonus for the year in which the merger occurs, measured as of the end of the month immediately preceding the month in which the merger occurs. Such bonus will vest on the last day of the calendar year in which the merger occurs, or earlier upon a qualifying termination, death or disability.

•

Group health benefits.  The former executive will be eligible for subsidized group health coverage at “active employee” rates for a period of months after his termination of employment, depending on the executive’s level of participation in the Plan. Mr. Johnson is eligible for 30 months’ coverage, Messrs. Holt and McCants are eligible for 24 months’ coverage, and Messrs. Mills and Wachter are eligible for 18 months’ coverage.

•

Equity-based incentive awards.  All equity or incentive awards outstanding on the termination date would be governed by the incentive plans under which they were granted and the agreements evidencing the awards. The Knology, Inc. 2008 Incentive Plan (the “2008 Incentive Plan”) provides for “double trigger” vesting of awards that are assumed by the acquiring company and for immediate vesting of awards that are not assumed by the acquiring company. The Knology, Inc. 2006 Incentive Plan (the “2006 Incentive Plan”) and the Knology, Inc. 2002 Long-Term Incentive Plan (the “2002 Incentive Plan”) provide for immediate vesting of awards in connection with the merger.

•	Outplacement services. The former executive will be eligible for outplacement services for one year after termination of employment.

As defined in the Change in Control Plan, “cause” means, as a reason for the executive’s termination of employment, any of the following acts by the executive, as determined by the Board: gross neglect of duty, prolonged absence from duty without the consent of Knology, intentionally engaging in any activity that is in conflict with or adverse to the business or other interests of Knology, or willful misconduct, misfeasance or malfeasance of duty which is reasonably determined to be detrimental to Knology.

As defined in the Change in Control Plan, “good reason” means, as a reason for the executive’s resignation from employment, the occurrence of any of the following without the consent of the Participant:

•	the assignment to the executive of duties materially inconsistent with, or a material diminution in, the executive’s authority, duties or responsibilities;

•

a material reduction by Knology in the executive’s base salary or annual target bonus (other than an overall reduction in salaries or target annual bonuses of 10% or less that affects substantially all of the Knology’s full-time employees);

•	a material change in the geographic location at which the executive is required to perform (it being agreed that a required relocation of more than 50 miles shall be material);

•	the continuing material breach by Knology of any employment agreement between the executive and Knology after the expiration of any applicable period for cure; or

•	any failure by Knology to require that any successor company to Knology assume and agree to perform Knology’s obligations under the Change in Control Plan.

Treatment of Equity Awards Held by Executive Officers and Directors

Knology has made periodic grants of stock options and restricted stock to its executive officers and non-employee directors under the 2008 Incentive Plan, the 2006 Incentive Plan and the 2002 Incentive Plan. Immediately before the effective time of the merger, each outstanding option to purchase Knology common stock, whether or not vested, that has an exercise price less than $19.75 per share, will be canceled and converted into the right to receive a cash payment equal to (i) the total number of shares of Knology common stock subject to the option multiplied by (ii) the excess of $19.75 over the per share exercise price of the option. Each outstanding option to purchase Knology common stock, whether or not vested, that has an exercise price equal to or greater than $19.75 will be canceled without any cash payment. Immediately before the effective time of the merger, each outstanding share of Knology common stock subject to vesting or other lapse restrictions shall vest in full and become free of such restrictions as of the effective time of the merger (and so will represent the right to receive $19.75 per share).

The following table sets forth, based on awards outstanding under Knology’s various equity compensation plans as of May 1, 2012, (i) the number and value of all outstanding and unexercised Knology stock options held by each of Knology’s executive officers and non-employee directors, and (ii) the number and value of restricted shares of Knology common stock held by each such person:

	Number of Outstanding Options	Value of Outstanding Options (1)($)	Number of Shares of Restricted Stock	Value of Shares of Restricted Stock (2)($)
Executive Officers
Rodger L. Johnson	803,708	$8,543,584	113,999	$2,251,480
M. Todd Holt	300,405	2,927,140	44,000	869,000
Bret T. McCants	276,227	2,474,836	44,000	869,000
Robert K. Mills	60,981	309,843	20,652	407,877
Chad S. Wachter	192,497	2,071,804	25,999	513,480

Directors
Campbell B. Lanier, III	18,500	$ 141,985	--	--
Alan A. Burgess	22,700	202,171	--	--
Donald W. Burton	18,500	141,985	--	--
O. Gene Gabbard	13,000	77,040	--	--
William H. Scott, III	18,500	141,985	--	--

(1)	The value of each outstanding stock option is calculated as the difference between (a) $19.75 and (b) the exercise price of the option.
(2)	The value of each share of restricted stock is $19.75, which is the amount that each share of Knology’s common stock gets converted into the right to receive at the effective time of the merger.

Executive Compensation Payable in Connection with the Merger

The following table and the related footnotes present information required by Item 402(t) of Regulation S-K promulgated under the Exchange Act about the amounts of compensation payable to Knology’s “named executive officers,” as determined for purposes of Knology’s most recent Annual Report on Form 10-K, as amended, after giving effect to the merger as if it had occurred on May 1, 2012, and assuming that the employment of each such officer was terminated by the surviving corporation without “cause” or by the officer for “good reason” on such date. The compensation shown in the table below is subject to an advisory (non-binding) vote of Knology’s stockholders at the special meeting, as described in this proxy statement under “Advisory Vote on Executive Compensation.”

Change in Control Compensation

	Cash (1)($)	Equity (2)($)	Perquisites/ Benefits (3)($)	Total (4)($)
Named Executive Officers
Rodger L. Johnson	$2,659,064	$3,297,873	$30,000	$5,986,937
M. Todd Holt	1,179,525	1,269,455	27,000	2,475,980
Bret T. McCants	1,179,525	1,269,455	27,000	2,475,980
Robert K. Mills	574,357	651,432	24,000	1,249,789
Chad S. Wachter	574,357	759,323	24,000	1,357,680
John D. Treece (5)	515,063	831,347	24,000	1,370,410

(1)	Amounts include “double trigger” transition cash payments under the Change in Control Plan, payable in a lump sum within 90 days following a “qualifying termination” that occurs within 24 months of the merger, in the following amounts: Mr. Johnson, $2,519,578; Mr. Holt, $1,113,644; Mr. McCants, $1,113,664; Mr. Mills, $540,067; Mr. Wachter, $540,067; and Mr. Treece, $484,313. Amounts also include a pro rata target annual bonus that will vest on the last day of the calendar year in which the merger occurs, or earlier upon a qualifying termination, death or disability, in the following amounts: Mr. Johnson, $139,486; Mr. Holt, $65,861; Mr. McCants, $65,861; Mr. Mills, $34,290; Mr. Wachter, $34,290; and Mr. Treece, $30,750. These payments are described above under “—Key Employee Change in Control Transition Compensation Plan.”
(2)	Amounts consist of (i) the value of the accelerated vesting and settlement of unvested stock options and (ii) the value of the accelerated vesting and settlement of shares of restricted stock, as described above under “—Treatment of Equity Awards Held by Executive Officers and Directors.” The acceleration of both types of equity awards is deemed to be “single-trigger” because it will occur immediately before the effective time of the merger, regardless of whether the named executive officer’s employment is terminated.

After giving effect to the merger as if it had been completed on May 1, 2012, the number and value of unvested, “in-the-money” stock options and shares of restricted stock held by the named executive officers that would be entitled to accelerated vesting are set forth below. The value of each stock option is calculated as the difference between (a) $19.75, and (b) the exercise price of each of the unvested options that would be subject to accelerated vesting. The value of each share of restricted stock is $19.75.

	Number of Unvested Stock Options	Value of Unvested Stock Options ($)	Number of Shares of Restricted Stock	Value of Shares of Restricted Stock ($)
Name
Rodger L. Johnson	176,250	$1,046,393	113,999	$2,251,480
M. Todd Holt	67,500	400,455	44,000	869,000
Bret T. McCants	67,500	400,455	44,000	869,000
Robert K. Mills	48,481	243,555	20,652	407,877
Chad S. Wachter	41,250	245,843	25,999	513,480
John D. Treece	46,952	318,281	25,978	513,066

(3)	Amounts include (i) the estimated value of continued group health benefits provided under the Change in Control Plan in the following amounts: Mr. Johnson, $15,000; Mr. Holt, $12,000; Mr. McCants, $12,000; Mr. Mills, $9,000; Mr. Wachter, $9,000; and Mr. Treece, $9,000, and (ii) the estimated value of outplacement services in the amount of $15,000 for each named executive officer. These “double-trigger” benefits are provided under the Change in Control Plan in the event of a “qualifying termination” that occurs within 24 months of the merger, as described above under “—Key Employee Change in Control Transition Compensation Plan.”
(4)	Payments and benefits to a named executive officer may be less than those shown above if any payments or benefits provided under the Change in Control Plan otherwise result in an “excess parachute payment” within the meaning of Section 280G of the Code and the total amount of such payments and benefits is reduced to result in an increase in the aggregate after-tax value of payments and benefits to be provided to such named executive officer. The amount of such reduction, if any, will not be finally determined until shortly before the completion of the merger.
(5)	Mr. Treece served as an executive officer of Knology for a portion of 2011, and qualified as a “named executive officer” pursuant to Item 402(a) of Regulation S-K promulgated under the Exchange Act for purposes of Knology’s most recent Annual Report on Form 10-K, as amended. Mr. Treece, however, is not considered to be a current executive officer of Knology, and therefore is not included as an executive officer above in “—Interests of Knology’s Executive Officers and Directors in the Merger.”

Indemnification; Directors’ and Officers’ Insurance

The merger agreement provides that, for at least six years after the effective time of the merger, WOW will cause the surviving corporation to indemnify and hold harmless the present and former officers and directors of Knology and its subsidiaries for acts or omissions occurring at or before the effective time of the merger, whether or not related to the merger transaction, and otherwise as provided in the respective organizational documents of Knology and its subsidiaries or in certain indemnification agreements. For at least six years after the effective time of the merger, WOW and the surviving corporation will be obligated to cause the organizational documents of the surviving corporation and its subsidiaries to contain provisions relating to indemnification, exculpation, and advancement of expenses that are no less favorable than those currently contained in the respective organizational documents of Knology and its subsidiaries. During this six-year period, WOW will indemnify and advance expenses to the present and former officers and directors of Knology and its subsidiaries to the fullest extent permitted by applicable law. WOW has agreed to maintain Knology’s existing directors’ and officers’ liability insurance with respect to acts or omissions occurring at or before the effective time of the merger, subject to certain maximum premium amounts. The obligation to maintain liability insurance can be satisfied by the purchase by Knology, prior to the effective time of the merger, of a six-year prepaid tail directors’ and officers’ liability insurance policy. For additional information concerning the indemnification and insurance arrangements, see “The Merger Agreement—Indemnification and Directors’ and Officers’ Insurance.”

No Change in Control Payments to WOW Executive Officers

None of WOW’s executive officers will receive any additional compensation that is based on or otherwise related to the merger.

Transaction Committee’s Financial Advisors

Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated

The Transaction Committee has retained BofA Merrill Lynch to act as one of the Transaction Committee’s financial advisors in connection with the merger. BofA Merrill Lynch is an internationally recognized investment banking firm which is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The Transaction Committee selected BofA Merrill Lynch to act as one of the Transaction Committee’s financial advisors in connection with the merger on the basis of BofA Merrill Lynch’s experience in transactions similar to the merger, its reputation in the investment community and its familiarity with Knology and its business.

On April 18, 2012, at a meeting of the Transaction Committee held to evaluate the merger, BofA Merrill Lynch delivered to the Transaction Committee an oral opinion, which was confirmed by delivery of a written opinion dated April 18, 2012, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in its opinion, the merger consideration to be received by holders of Knology common stock was fair, from a financial point of view, to such holders.

The full text of BofA Merrill Lynch’s written opinion to the Transaction Committee, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex B to this proxy statement and is incorporated by reference herein in its entirety. The following summary of BofA Merrill Lynch’s opinion is qualified in its entirety by reference to the full text of the opinion. BofA Merrill Lynch delivered its opinion to the Transaction Committee for the benefit and use of the Transaction Committee (in its capacity as such) in connection with and for purposes of its evaluation of the merger consideration from a financial point of view. BofA Merrill Lynch’s opinion does not address any other aspect of the merger and no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to Knology or in which Knology might engage or as to the underlying business decision of Knology to proceed with or effect the merger. BofA Merrill Lynch’s opinion does not address any other aspect of the merger and does not constitute a recommendation to any stockholder as to how to vote or act in connection with the proposed merger or any related matter.

In connection with rendering its opinion, BofA Merrill Lynch:

(i)	reviewed certain publicly available business and financial information relating to Knology;

(ii)	reviewed certain internal financial and operating information with respect to the business, operations and prospects of Knology furnished to or discussed with BofA Merrill Lynch by the management of Knology, including certain financial forecasts relating to Knology prepared by the management of Knology, referred to herein as Knology management forecasts;

(iii)	discussed the past and current business, operations, financial condition and prospects of Knology with members of senior management of Knology;

(iv)	reviewed the trading history for Knology common stock and a comparison of that trading history with the trading histories of other companies BofA Merrill Lynch deemed relevant;

(v)	compared certain financial and stock market information of Knology with similar information of other companies BofA Merrill Lynch deemed relevant;

(vi)	compared certain financial terms of the merger to financial terms, to the extent publicly available, of other transactions BofA Merrill Lynch deemed relevant;

(vii)	considered the fact that there were specific public reports from several media outlets speculating that Knology was exploring its strategic alternatives and the results of BofA Merrill Lynch’s efforts on behalf of Knology to solicit, at the direction of Knology, indications of interest and definitive proposals from third parties with respect to a possible acquisition of all or a portion of Knology;

(viii)	reviewed the merger agreement; and

(ix)	performed such other analyses and studies and considered such other information and factors as BofA Merrill Lynch deemed appropriate.

In arriving at its opinion, BofA Merrill Lynch assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with it and relied upon the assurances of the management of Knology that they were not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the Knology management forecasts, BofA Merrill Lynch was advised by Knology, and assumed, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Knology as to the future financial performance of Knology. BofA Merrill Lynch did not make and was not provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Knology, nor did it make any physical inspection of the properties or assets of Knology. BofA Merrill Lynch did not evaluate the solvency or fair value of Knology or WOW under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. BofA Merrill Lynch assumed, at the direction of Knology, that the merger would be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, would be imposed that would have an adverse effect on Knology or the contemplated benefits of the merger.

BofA Merrill Lynch expressed no view or opinion as to any terms or other aspects of the merger (other than the merger consideration to the extent expressly specified in its opinion), including, without limitation, the form or structure of the merger. BofA Merrill Lynch’s opinion was limited to the fairness, from a financial point of view, of the merger consideration to be received by the holders of Knology common stock and no opinion or view was expressed with respect to any consideration received in connection with the merger by the holders of any other class of securities, creditors or other constituencies of any party. In addition, no opinion or view was expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the merger, or class of such persons, relative to the merger consideration. Furthermore, no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to Knology or in which Knology might engage or as to the underlying business decision of Knology to proceed with or effect the merger. In addition, BofA Merrill Lynch expressed no opinion or recommendation as to how any stockholder should vote or act in connection with the merger or any related matter. Except as described above, Knology imposed no other limitations on the investigations made or procedures followed by BofA Merrill Lynch in rendering its opinion.

BofA Merrill Lynch’s opinion was necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to BofA Merrill Lynch as of, the date of its opinion. BofA Merrill Lynch’s opinion noted that the credit markets have experienced unusual volatility and BofA Merrill Lynch expressed no opinion or view as to any potential effects of such volatility on Knology, WOW or the merger. It should be understood that subsequent developments may affect its opinion, and BofA Merrill Lynch does not have any obligation to update, revise or reaffirm its opinion. The issuance of BofA Merrill Lynch’s opinion was approved by BofA Merrill Lynch’s Americas Fairness Opinion Review Committee.

The following represents a brief summary of the material financial analyses presented by BofA Merrill Lynch to the Transaction Committee in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by BofA Merrill Lynch, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by BofA Merrill Lynch. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by BofA Merrill Lynch.

Knology Financial Analyses

Selected Publicly Traded Companies Analysis.  BofA Merrill Lynch reviewed publicly available financial and stock market information for Knology and the following four publicly traded cable operators, which were selected because they are publicly traded companies with businesses that may be considered similar to that of Knology:

•	Cablevision Systems Corporation
•	Charter Communications, Inc.
•	Comcast Corporation
•	Time Warner Cable Inc.

BofA Merrill Lynch reviewed, among other things, cable firm enterprise values of Knology and the selected publicly traded companies (calculated as equity values based on closing stock prices on April 16, 2012, plus debt, preferred stock and minority interest, less cash and cash equivalents, unconsolidated, non-cable contributing assets and present value of net operating losses) as a multiple of calendar year 2012 estimated earnings before interest, taxes, depreciation and amortization, commonly referred to as “EBITDA.” BofA Merrill Lynch also reviewed equity values, based on closing stock prices on April 16, 2012, of Knology and the selected publicly traded companies as a multiple of fully taxed calendar year 2012 estimated levered free cash flow, commonly referred to as “fully taxed LFCF.” The analyses indicated the following:

	Cable Firm Enterprise Value/Estimated EBITDA	Equity Value/LFCF
Cablevision Systems Corporation	5.9x	8.0x
Charter Communications, Inc.	6.1x	10.2x
Comcast Corporation	5.5x(1)	12.0x
Time Warner Cable Inc.	6.4x	12.9x
Knology (Unaffected) (2)	6.2x	13.2x
Knology (Current) (2)	6.7x	15.2x

(1)	Calculation does not include the value of the company’s joint venture with General Electric Company in NBCUniversal Media, LLC, which was assumed to be $31.6 billion.
(2)	Unaffected multiple is based on closing stock price on February 27, 2012, the day prior to the public release of reports speculating that Knology was exploring strategic alternatives. Current multiple is based on closing stock price on April 16, 2012.

BofA Merrill Lynch then applied calendar year 2012 EBITDA multiples of 5.50x to 6.50x derived from the selected publicly traded companies to Knology’s calendar year 2012 estimated EBITDA of $198 million and applied fully taxed calendar year 2012 LFCF multiples of 8.00x to 13.00x derived from the selected publicly traded companies to Knology’s fully taxed calendar year 2012 estimated LFCF of $43 million, and adjusted the results to reflect the present value of Knology’s net operating losses. The ranges of multiples were derived from the selected publicly traded companies by BofA Merrill Lynch based upon its professional judgment. Estimated financial data of the selected publicly traded companies were based on publicly available research analysts’ estimates, and estimated financial data of Knology were based on the Knology management forecasts. This analysis indicated the following approximate implied per share equity value reference ranges for Knology, as compared to the merger consideration:

Implied Per Share Equity Value Reference Ranges for Knology		Merger Consideration
2012E EBITDA	2012E Fully Taxed LFCF

$12.45- $17.00	$10.65- $15.65	$19.75

No company used in this analysis is identical or directly comparable to Knology. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which Knology was compared.

Selected Precedent Transactions Analysis.  BofA Merrill Lynch reviewed, to the extent publicly available, financial information relating to the five change-of-control transactions announced since the dislocation in the credit markets of 2008 that involved cable operators and where the aggregate consideration was greater than $500 million.

BofA Merrill Lynch reviewed transaction values, calculated as the enterprise value implied for the target company based on the consideration payable in the selected transaction, as a multiple of the target company’s estimated EBITDA for the year in which the transaction was announced. The analysis indicated the following:

Acquirer	Target	Transaction Value/Estimated EBITDA
ABRY Partners, LLC	RCN Corporation	5.8x
Consolidated Communications Holdings, Inc.	SureWest Communications	6.4x
Cablevision Systems Corporation	Bresnan Communications	8.3x
Rocco B Commisso	Mediacom Communications Corporation	7.2x
Time Warner Cable Inc.	Insight Communications Company, Inc.	8.5x

Median/Mean		7.2x

BofA Merrill Lynch then applied multiples of 6.50x to 8.00x, derived from the selected transactions and selected by BofA Merrill Lynch based upon its professional judgment, to Knology’s calendar year 2012 estimated EBITDA of $198 million. Estimated financial data of the selected transactions were based on publicly available information at the time of announcement of the relevant transaction. Estimated financial data of Knology were based on the Knology management forecasts. This analysis indicated the following approximate implied per share equity value reference range for Knology, as compared to the merger consideration:

Implied Per Share Equity Value Reference Range for Knology	Merger Consideration
2012E EBITDA

$15.40 - $22.25	$19.75

No company, business or transaction used in this analysis is identical or directly comparable to Knology or the merger. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition or other values of the companies, business segments or transactions to which Knology and the merger were compared.

Discounted Cash Flow Analysis.  BofA Merrill Lynch performed a discounted cash flow analysis of Knology to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that Knology was forecasted to generate (plus the present value of Knology’s net operating losses) during Knology’s fiscal years 2012 through 2016 based on the Knology management forecasts. BofA Merrill Lynch calculated terminal values for Knology by applying perpetuity growth rates ranging from 1.5% to 2.5% to Knology’s normalized calendar year 2016 estimated unlevered after-tax free cash flows. The cash flows and terminal values were then discounted to present value as of December 31, 2011 using discount rates ranging from 8.5% to 9.5%, which range was based on an estimate of Knology’s weighted average cost of capital. This analysis indicated the following approximate implied per share equity value reference ranges for Knology, as compared to the merger consideration:

Implied Per Share Equity Value Reference Range for Knology	Merger Consideration

$13.55 - $21.45	$19.75

Other Factors

In rendering its opinion, BofA Merrill Lynch also reviewed and considered other factors, including historical trading prices of Knology’s common stock during the one-year periods ended April 16, 2012 and February 27, 2012, and noted the following average, high and low prices for Knology common stock:

	Current (1)	Unaffected (2)
3 Month Average	16.83	14.76
1 Year Average	14.83	14.21
52-Week High	19.73	16.23
52-Week Low	12.19	12.19

(1)	Current closing stock price as of April 16, 2012 was $17.76.
(2)	Unaffected stock price as of February 27, 2012, based on $15.81, which was the closing stock price on the day prior to the public release of reports speculating that Knology was exploring strategic alternatives.

Miscellaneous

As noted above, the discussion set forth above is a summary of the material financial analyses presented by BofA Merrill Lynch to the Transaction Committee in connection with its opinion and is not a comprehensive description of all analyses undertaken by BofA Merrill Lynch in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. BofA Merrill Lynch believes that its analyses summarized above must be considered as a whole. BofA Merrill Lynch further believes that selecting portions of its analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying BofA Merrill Lynch’s analyses and opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

In performing its analyses, BofA Merrill Lynch considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of Knology and WOW. The estimates of the future performance of Knology and WOW in or underlying BofA Merrill Lynch’s analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by BofA Merrill Lynch’s analyses. These analyses were prepared solely as part of BofA Merrill Lynch’s analysis of the fairness, from a financial point of view, of the merger consideration and were provided to the Transaction Committee in connection with the delivery of BofA Merrill Lynch’s opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be BofA Merrill Lynch’s view of the actual values of Knology or WOW.

The type and amount of consideration payable in the merger was determined through negotiations between Knology and WOW, rather than by any financial advisor, and was approved by the Transaction Committee and the Board. The decision to enter into the merger agreement was solely that of the Transaction Committee and the Board. As described above, BofA Merrill Lynch’s opinion and analyses were only one of many factors considered by the Transaction Committee in its evaluation of the proposed merger and should not be viewed as determinative of the views of the Transaction Committee, the Board or management with respect to the merger or the merger consideration.

Knology has agreed to pay BofA Merrill Lynch for its services in connection with the merger an aggregate fee of $7,000,000, $6,250,000 of which is contingent upon the completion of the merger. Knology also has agreed to reimburse BofA Merrill Lynch for its expenses incurred in connection with BofA Merrill Lynch’s engagement and to indemnify BofA Merrill Lynch, any controlling person of BofA Merrill Lynch and each of their respective directors, officers, employees, agents and affiliates against specified liabilities, including liabilities under the federal securities laws.

BofA Merrill Lynch and its affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of their businesses, BofA Merrill Lynch and its affiliates invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in the equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of Knology, Avista Capital, which controls WOW, and certain of their respective affiliates.

BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide investment banking, commercial banking and other financial services to Knology and have received and in the future may receive compensation for the rendering of these services, including having acted or acting as co-documentation agent for, and a lender under, certain credit facilities and term loans, letters of credit and leasing facilities for Knology. From January 1, 2010 through May 1, 2012, BofA Merrill Lynch and its affiliates received aggregate revenues from Knology and its affiliates for corporate, commercial and investment banking services of approximately $1.3 million.

In addition, BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide investment banking, commercial banking and other financial services to Avista Capital and certain of its affiliates and portfolio companies and have received and in the future may receive compensation for the rendering of these services, including (i) having acted as financial advisor to Avista Capital and certain of its affiliates and portfolio companies in connection with certain mergers and acquisition transactions, (ii) having acted or acting as administrative agent, collateral agent, arranger, book runner and/or lender for credit facilities, letters of credit and leasing facilities of Avista Capital and certain of its affiliates and portfolio companies (including in connection with the financing for various acquisition transactions), (iii) having acted as underwriter, initial purchaser and placement agent for certain debt offerings undertaken by certain affiliates and portfolio companies of Avista Capital, (iv) having acted as dealer manager for a tender offer undertaken by a portfolio company of Avista Capital for certain of its debt securities and (v) having provided or providing certain treasury and trade services and products to Avista Capital and certain of its affiliates and portfolio companies. From January 1, 2010 through May 1, 2012, BofA Merrill Lynch and its affiliates received aggregate revenues from Avista Capital and certain of its affiliates and portfolio companies for corporate, commercial and investment banking services of approximately $17.1 million.

Credit Suisse

The Transaction Committee retained Credit Suisse to act as one of the Transaction Committee’s financial advisors in connection with the merger and requested that Credit Suisse offer to provide debt financing to potential buyers. Credit Suisse is an internationally recognized investment banking firm which is regularly engaged in, among other things, providing financial advisory services in connection with mergers and acquisitions. The Transaction Committee selected Credit Suisse to act as one of the Transaction Committee’s financial advisors in connection with the merger on the basis of Credit Suisse’s experience in transactions similar to the merger, its reputation in the investment community and its familiarity with Knology and its business.

Knology has agreed to pay Credit Suisse for its services in connection with the merger an aggregate fee of $7,000,000, all of which is contingent upon the completion of the merger. Knology also has agreed to reimburse Credit Suisse for its expenses incurred in connection with Credit Suisse’s engagement and to indemnify Credit Suisse, any controlling person of Credit Suisse and each of their respective directors, officers, employees, agents and affiliates against specified liabilities, including liabilities under the federal securities laws.

Credit Suisse and its affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of their businesses, Credit Suisse and its affiliates invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in the equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of Knology, Avista Capital, which controls WOW, and certain of their respective affiliates.

Credit Suisse and its affiliates in the past have provided, currently are providing, and in the future may provide investment banking, commercial banking and other financial services to Knology and from January 1, 2010 through May 1, 2012 have received, in the aggregate, approximately $15.0 million in compensation and in the future may receive compensation for the rendering of these services.

In addition, Credit Suisse and its affiliates in the past have provided, currently are providing, and in the future may provide investment banking, commercial banking and other financial services to WOW, and from January 1, 2010 through May 1, 2012 have received, in the aggregate, approximately $4.2 million in compensation and in the future may receive compensation for the rendering of these services. In particular, as more fully described under “—Financing—Debt Financing,” Credit Suisse has agreed to serve as one of the lenders to WOW and Merger Sub pursuant to the Debt Commitment Letter and, along with Morgan Stanley Senior Funding, Inc., will serve as a joint lead arranger of the contemplated debt financing. Credit Suisse will receive approximately $28.1 million in fees for providing a portion of the debt commitment under the Debt Commitment Letter and serving as joint lead arranger. Affiliates of Credit Suisse, including various investment funds arranged or advised by Credit Suisse, hold limited partnership interests in investment funds managed or advised by Avista Capital that own equity securities of WOW. Such limited partnership interests provide these affiliates of Credit Suisse with an aggregate indirect economic ownership interest in WOW of approximately 2% of the outstanding WOW equity. Approximately 24% of this interest is derived from proprietary investments made by Credit Suisse and its affiliates and approximately 76% of this interest represents investments by third parties in funds managed or advised by Credit Suisse and its affiliates. Credit Suisse and its affiliates maintain internal policies and procedures, including information barriers, reasonably designed to prevent the dissemination of material non-public, confidential and proprietary information from personnel who provide corporate advisory services, on the one hand, to the firm’s asset management professionals who provide investment services, on the other hand.

In the ordinary course of its business activities, Credit Suisse or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for its own account or the accounts of customers, in debt or equity or other securities (or related derivative securities) or financial instruments (including bank loans or other obligations) of affiliates and portfolio companies of Avista Capital, including WOW.

In addition, Credit Suisse and its affiliates in the past have provided, currently are providing, and in the future may provide investment banking, commercial banking and other financial services to Avista Capital, and certain of its affiliates and portfolio companies.

Knology Management Forecasts

Knology does not as a matter of course publicly disclose financial forecasts. However, in connection with its sale process, Knology’s management provided to the Transaction Committee and its financial advisors,

WOW and its financial advisors, as well as the other bidders, certain non-public financial forecasts prepared by Knology’s management in February 2012. These forecasts were prepared for delivery to potential purchasers of Knology as part of a confidential information memorandum. The forecasts were also provided to BofA Merrill Lynch. This summary of Knology’s financial forecasts is not being included in this proxy statement to influence your decision whether to vote for adoption of the merger agreement and approval of the merger and the other transactions contemplated by the merger agreement. Rather, this summary of Knology’s financial forecasts is included in this proxy statement solely to make you aware of the information that bidders were provided regarding these matters. The inclusion of this information should not be regarded as an indication that our Board, our Transaction Committee or its advisors, or any other person considered, or now considers, these financial forecasts to be material or to be necessarily predictive of actual future results, and the forecasts should not be relied upon as such. Our management’s internal financial forecasts, upon which these financial forecasts were based, are subjective in many respects. We cannot assure you that these financial forecasts will be realized or that actual results will not be significantly higher or lower than forecasted.

Set forth below in summary form are the financial forecasts that were provided by Knology to the Transaction Committee, BofA Merrill Lynch as well as WOW and the other bidders (all amounts are approximate):

Projected Annual Financial Summary

($ in millions, except for ARPC)

	Projected
	2011PF(1)	2012E	2013E	2014E	2015E	2016E
Total revenue	$525.1	$549.3	$576.5	$610.8	$648.7	$688.1
Total cost of services	$162.0	$178.8	$191.8	$207.2	$224.0	$240.9
System cash flow(2)	$233.0	$239.5	$252.9	$269.1	$288.1	$308.2
Adjusted EBITDA(3)	$192.1	$197.9	$210.1	$224.9	$242.6	$261.4
Total ARPC(4)	$55.24(5)	$56.81	$57.70	$58.74	$59.84	$60.98

(1)	Pro forma for 2011 after giving effect to Knology’s acquisitions of the Fort Gordon, Georgia and Troy, Alabama cable and broadband operations of CoBridge Broadband, LLC in June 2011, and its acquisition of E Solutions Corporation (“E Solutions”) in January 2012.
(2)	System cash flow is a non-GAAP financial measure. For purposes of these forecasts, Knology defined this measure to mean revenue less cost of sales less operating expenses other than call center expenses and corporate expenses.
(3)	Adjusted EBITDA is a non-GAAP financial measure. For purposes of these forecasts, Knology defined this measure to mean system cash flow less call center expenses, corporate expenses and stock-based compensation, but including potential public company cost savings of $1.5 million for each year presented.
(4)	Represents average monthly revenue per total connections (data, basic video and voice).
(5)	2011 ARPC represents actual reported figures and does not reflect pro forma adjustments.

Projected Annual Capital Expenditures

($ in millions)

	Projected
	2011PF(1)	2012E	2013E	2014E	2015E	2016E
Total capital expenditures	$100.4	$95.2	$93.8	$96.2	$98.4	$93.5

(1)	Represents pro forma capital expenditures for 2011 after giving effect to Knology’s acquisitions of the Fort Gordon, Georgia and Troy, Alabama cable and broadband operations of CoBridge Broadband, LLC in June 2011, and its acquisition of E Solutions in January 2012.

The foregoing financial forecasts were prepared by, and are the responsibility of, the management of Knology. The forecasts were not prepared with a view toward public disclosure or with a view toward complying with GAAP, the published guidelines of the SEC regarding forward-looking statements and the use of non-GAAP financial measures, or the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information. Neither our independent registered public accounting firm, nor any other independent accountants, have examined, compiled or performed any procedures with respect to the accompanying prospective financial information, nor have they expressed any opinion or any other form of assurance on that information or its achievability.

The estimates and assumptions underlying Knology’s financial forecasts involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions. In any event, these estimates and assumptions may not be realized and are inherently subject to significant business, economic, competitive and regulatory uncertainties, all of which are difficult to predict and many of which are beyond the control of Knology and will be beyond the control of WOW after the acquisition. In addition, the financial forecasts prepared by Knology represent Knology’s own evaluation of its future financial performance on a stand-alone basis, and without reference to transaction-related costs or benefits. Accordingly, there can be no assurance that the projected results would be realized or that actual results would not differ materially from those presented in the financial forecasts. See “Cautionary Statement Concerning Forward-Looking Information” on page 14 for additional information. In light of the foregoing, and considering that the Knology stockholder meeting will be held months after the date on which the financial forecasts were prepared, as well as the uncertainties inherent in any forecasted information, stockholders are cautioned not to rely on these financial forecasts as a predictor of future operating results or otherwise.

Knology’s financial forecasts were prepared using primarily the same methodologies, to the extent applicable, as those used to prepare its historical financial statements. Significant assumptions underlying Knology’s financial forecasts included the following:

•	an economic environment consistent with conditions at the time of preparation of the forecasts;

•	revenue growth to increase at an annual rate of 5.8%;

•	growth in total cost of service at an annual rate of 7.7%;

•	a decrease in total operating expenses as a percentage of revenue to 20% in 2016;

•	growth in call center expenses at an annual rate of 3.9%;

•	growth in corporate expenses at an annual rate of 2.0%; and

•	a decrease in capital expenditures as a percentage of revenue from 17.3% in 2012 to 13.6% in 2016.

NO ONE HAS MADE OR MAKES ANY REPRESENTATION TO ANY STOCKHOLDER REGARDING THE FINANCIAL FORECASTS INCLUDED IN THIS PROXY STATEMENT. NEITHER KNOLOGY NOR WOW INTENDS TO DISCLOSE PUBLICLY ANY UPDATE OR OTHER REVISION TO THESE FORECASTS TO REFLECT CIRCUMSTANCES EXISTING SINCE THEIR PREPARATION OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS OR CHANGES IN GENERAL ECONOMIC OR INDUSTRY CONDITIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE UNDERLYING ASSUMPTIONS ARE SHOWN TO BE IN ERROR. KNOLOGY MADE NO REPRESENTATION TO WOW OR MERGER SUB IN THE MERGER AGREEMENT CONCERNING THESE FINANCIAL FORECASTS.

Financing

WOW estimates that the total amount of funds necessary to pay the consideration under the merger agreement, to undertake related refinancings of certain debt of Knology and WOW, and to pay related transaction expenses is approximately $3.5 billion, including approximately $807 million in consideration for outstanding common stock, stock options and warrants of Knology. WOW expects this amount to be provided through a combination of:

•

cash equity investments, which are described in this section under “–Equity Financing,” in an aggregate amount of $200.0 million, made by Avista Capital, Avista Capital Partners (Offshore), L.P., Avista Capital Partners III, L.P., and Avista Capital Partners (Offshore) III, L.P. (collectively, the “Equity Investors”);

•	debt financing, which is described in this section under “–Debt Financing,” in a maximum aggregate amount of $3.14 billion; and

•	cash on hand of WOW and its subsidiaries, and other financing arrangements, which will be determined in accordance with the Debt Commitment Letter (as defined below).

The merger agreement contains representations and warranties of WOW and Merger Sub relating to the financings contemplated by the Equity Financing Letter (as defined below) and the Debt Commitment Letter, and covenants relating to the parties’ obligations with respect to such financings. For more information about the applicable terms of the merger agreement, see “The Merger Agreement – Financing Covenant; Knology Cooperation” and “The Merger Agreement – Representations and Warranties.”

As further described below under “—Debt Financing,” some of the conditions in the Debt Commitment Letter do not relate directly to the merger agreement. WOW and Merger Sub have represented to Knology that the amounts committed under the Equity Financing Letter and the Debt Commitment Letter, if funded, together with cash on hand of WOW and its subsidiaries, are sufficient to satisfy the payment obligations under the merger agreement, including payment of the merger consideration. Those amounts might be insufficient if, among other things, one or more of the parties to the financing commitments fails to fund the committed amounts in breach of the Equity Financing Letter or the Debt Commitment Letter or if the conditions to those financing commitments are not met. Although obtaining the proceeds of any financing, including the financing under the Equity Financing Letter and the Debt Commitment Letter, is not a condition to the completion of the merger, the failure of WOW and Merger Sub to obtain any portion of the committed financing (or alternative financing) is likely to result in the failure of the merger to be completed. In that case, WOW may be obligated to pay Knology a termination fee of $65.0 million as described under “The Merger Agreement – Termination Fees and Reimbursement of Expenses” beginning on page 75.

Equity Financing

On April 18, 2012, WOW entered into an equity financing letter (the “Equity Financing Letter”) with each of the Equity Investors, pursuant to which the Equity Investors committed, jointly and severally, to purchase, at or immediately after the effective time of the merger, $200 million in the aggregate of the equity securities of WOW. The Equity Investors’ obligations under the Equity Financing Letter are conditioned upon the consummation of the debt financing (as described below under “–Debt Financing”), or of alternative debt financing obtained in accordance with the merger agreement, prior to or contemporaneously with the funding of each Equity Investor’s equity commitment. The Equity Investors’ obligations under the Equity Finance Letter are further conditioned upon (i) the satisfaction or waiver of each of the conditions to the obligations of WOW and Merger Sub to consummate the transactions contemplated by the merger agreement (other than any conditions that by their nature are to be satisfied at closing) and (ii) the contemporaneous issuance of equity securities of WOW to each of the Equity Investors.

The Equity Investors’ obligation to fund the equity commitments will terminate upon the earliest to occur of (i) the closing of the merger, after giving effect to the equity commitments, (ii) the valid termination of the merger agreement in accordance with its terms, (iii) certain claims against the Guarantors (as defined below under “–Limited Guaranty”) or their affiliates in connection with the Equity Financing Letter, the Limited Guaranty, or the merger agreement, or (iv) any event which, by the terms of the Limited Guaranty, terminates the Guarantors’ obligations under the Limited Guaranty. See “–Limited Guaranty” below for more information regarding the Guarantors and the Limited Guaranty.

Knology is an express third-party beneficiary of the Equity Financing Letter. To the extent that Knology is entitled to exercise its rights under the merger agreement to specifically enforce WOW’s obligation to close the merger, Knology may (1) specifically enforce the Equity Investors’ obligations under the Equity Financing Letter and (2) obtain an injunction, specific performance or other equitable relief to cause WOW and Merger Sub to cause the Equity Investors to fund the equity commitments. Knology has the right to obtain specific performance against the Equity Investors, or against WOW and Merger Sub to cause the Equity Investors, to fund the equity commitments only in the event that each of the following conditions has been satisfied: (i) the conditions to the closing of the merger set forth in the merger agreement have been satisfied (other than conditions to Knology’s obligation to close the merger or conditions that by their nature are to be satisfied at the closing of the merger and that would be capable of being satisfied if there were a closing), (ii) the financing provided for in the Debt Commitment Letter (or if alternative financing is being used, pursuant to the commitments with respect to such alternative financing) has been funded or will be funded at the closing of the merger if the equity commitments under the Equity Financing Letter are funded at the closing of the merger, (iii) Knology has irrevocably confirmed in writing to WOW that if specific performance is granted and the debt and equity financing is funded, then Knology is ready, willing and able to consummate the merger and (iv) WOW and Merger Sub are required to complete the closing pursuant to the terms of the merger agreement but have not yet done so.

Debt Financing

On April 18, 2012, WOW and Merger Sub entered into a debt commitment letter (the “Debt Commitment Letter”) with Credit Suisse AG, Credit Suisse Securities (USA) LLC, Morgan Stanley Senior Funding, Inc., Royal Bank of Canada, RBC Capital Markets, SunTrust Bank, SunTrust Robinson Humphrey, Inc., and The Bank of Tokyo-Mitsubishi-UFJ, Ltd. (collectively, the “lenders”), in accordance with which Credit Suisse and Morgan Stanley Senior Funding will serve as joint lead arrangers of the contemplated debt financing. Pursuant to the Debt Commitment Letter, the lenders have committed to provide the following debt financing on the terms and subject to the conditions set forth in the Debt Commitment Letter:

•

senior secured first lien loan facilities in a maximum aggregate amount of $2.12 billion consisting of (i) a term loan facility of up to $1.92 billion, which may be used to fund the merger, and (ii) a revolving credit facility of up to $200 million, which may be used for working capital requirements and other general corporate purposes (the “Financing Facilities”); and

•	a senior unsecured bridge facility in the aggregate amount of $1.02 billion (the “Bridge Facility”).

The obligations of the lenders to provide debt financing under the Debt Commitment Letter are subject to a number of conditions, including, among others:

•	the absence since December 31, 2011 of a “Company Material Adverse Effect,” as defined in the merger agreement (see “The Merger Agreement – Representations and Warranties”);

•	the execution and delivery of appropriate legal loan documentation consistent with the terms and conditions of the Debt Commitment Letter and specified documentation principles;

•

the consummation of the merger substantially simultaneously with the financing under the Debt Commitment Letter (without waiver or amendment thereof or any consent thereunder that would be materially adverse to the lenders unless consented to by the lead arrangers (not to be unreasonably withheld, conditioned or delayed));

•	the receipt by WOW of the cash equity investment pursuant to the Equity Financing Letter;

•

the repayment in full of all the existing loans outstanding under, and all other amounts due in respect of, and termination of all commitments under, all third-party indebtedness for borrowed money (excluding existing capital leases and letters of credit) of the WOW Parent Entity, WOW and Knology, and each of their subsidiaries, respectively, other than (i) the loans and other extensions of credit under the Financing Facilities, (ii) the Bridge Facility or the proceeds of an offering of senior unsecured high-yield notes, (iii) other debt expressly permitted to remain outstanding by the merger agreement, and (iv) other debt in amounts and on terms and conditions reasonably acceptable to the lead arrangers;

•

subject to customary limitations, the execution and delivery of all documentation required to create and perfect a first priority security interest, with respect to certain collateral specified in the Debt Commitment Letter, in favor of the administrative agent for the lenders;

•	the receipt by the lead arrangers of certain financial information of Knology and WOW;

•	the payment of applicable fees and expenses;

•

with respect to the Bridge Facility, the hiring of an investment bank to publicly sell or privately place the senior unsecured high yield notes and receipt of an offering memorandum with respect to the offering of the notes and a confidential information memorandum with respect to the notes and other customary marketing materials to be used for the purpose of offering and selling the notes;

•

with respect to the Bridge Facility, the expiration of a marketing period of 15 consecutive business days following the delivery of those memoranda and marketing materials during which the senior unsecured notes may be syndicated;

•

with respect to the Financing Facilities, the expiration of a marketing period of 15 consecutive business days following delivery of required information specified in the Debt Commitment Letter during which the Financing Facilities may be syndicated;

•	the accuracy of certain specified representations and warranties in the merger agreement and in the loan documentation described in the Debt Commitment Letter; and

•	the delivery of certain customary closing documents (including a solvency certificate).

The 15 business day marketing periods specified above must be completed prior to August 17, 2012 or commenced after September 4, 2012.

The commitment by the lenders to provide the debt financing contemplated by the Debt Commitment Letter will expire upon the earliest of (i) the termination of the merger agreement in accordance with its terms, (ii) the closing of the merger with or without the use of such debt financing and (iii) October 18, 2012.

As described above under “The Merger—Background of the Merger,” the Transaction Committee requested on January 19, 2012 that Credit Suisse offer to provide debt financing to potential buyers. After discussion with representatives from Hogan Lovells regarding potential legal implications of a financial advisor offering debt financing to potential buyers in connection with a potential sale transaction, the Transaction

Committee implemented certain procedural safeguards that it determined were appropriate under the circumstances. Such safeguards included, among others, retaining BofA Merrill Lynch as a co-lead financial advisor (along with Credit Suisse) and instructing BofA Merrill Lynch to participate in, review and advise on all financial advisor matters, as well as entering into a separate debt financing engagement letter with Credit Suisse which included detailed procedures to ensure the Transaction Committee’s control over the debt financing process, as more fully described on page 21 under “The Merger—Background of the Merger.” These safeguards applied to Credit Suisse’s participation in the financing under the Debt Commitment Letter as a lender and joint lead arranger.

Limited Guaranty

Avista Capital and Avista Capital Partners (Offshore), L.P. (the “Guarantors”) have provided Knology with a limited guaranty in favor of Knology (the “Limited Guaranty”), jointly and severally guaranteeing the payment of the reverse termination fee that may be payable by WOW, as well as certain other obligations of WOW and Merger Sub, pursuant to the merger agreement. For more information about the reverse termination fee, see “The Merger Agreement – Termination Fees and Reimbursement of Expenses.” The Limited Guaranty will terminate on the earliest of (i) the effective time of the merger, (ii) the termination of the merger agreement in accordance with its terms (other than a termination for which WOW is obligated to pay the reverse termination fee), and (iii) the 180th day after a termination for which WOW is obligated to pay the reverse termination fee, unless prior to such date, Knology has commenced a suit against WOW, Merger Sub, or the Guarantors alleging that the reverse termination fee is due and owing. However, if Knology or any of its affiliates asserts a claim against the Guarantors in excess of the obligations covered by the Limited Guaranty or a claim other than a claim expressly retained under the Limited Guaranty, then the Limited Guaranty will terminate and become null and void by its terms.

Material U.S. Federal Income Tax Consequences of the Merger

The following are the material U.S. federal income tax consequences to holders of Knology common stock whose shares are converted to cash in the merger. This discussion does not address the consequences of the merger under the tax laws of any state, local or foreign jurisdiction and does not address tax considerations applicable to holders of restricted shares, stock options, or warrants, or to holders who receive cash pursuant to the exercise of appraisal rights. In addition, this discussion does not describe all of the tax consequences that may be relevant to particular classes of taxpayers, including persons who are not citizens or individual residents of the United States, persons who are subject to alternative minimum tax or whose functional currency is not the U.S. dollar, persons who acquired their shares of Knology common stock through the exercise of an employee stock option or otherwise as compensation, persons who hold their shares as part of a hedge, straddle or conversion transaction, persons whose shares are not held as a capital asset for tax purposes or persons who are otherwise subject to special tax treatment under the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, all as currently in effect. These laws are subject to change, possibly on a retroactive basis. Any such change could alter the tax consequences to you as described herein.

The receipt of cash for shares of Knology common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, if you receive cash in exchange for your shares of Knology common stock pursuant to the merger, you will recognize capital gain or loss equal to the difference, if any, between the cash received and your tax basis in the shares exchanged in the merger. Gain or loss will be determined separately for each block of your shares (i.e., shares acquired at the same cost in a single transaction). Such gain or loss will be long-term capital gain or loss if your holding period for such shares is more than one year at the time of the consummation of the merger. The deductibility of capital losses is subject to limitations.

In general, information returns will be filed with the Internal Revenue Service (“IRS”) in connection with payments to you pursuant to the merger, unless you are an exempt recipient. You may be subject to backup withholding at a 28% rate on the receipt of cash pursuant to the merger. In general, backup withholding will only apply if you fail to furnish a correct taxpayer identification number, or otherwise fail to comply with applicable backup withholding rules and certification requirements. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowable as a refund or credit against your U.S. federal income tax liability provided you timely furnish the required information to the IRS.

Due to the individual nature of tax consequences, you are urged to consult your tax advisors as to the specific tax consequences to you of the merger, including the effects of applicable foreign, state, local and other tax laws.

Regulatory Matters

Anti-Trust Authorities

The notification and waiting period requirements of the HSR Act apply to the proposed transaction. Knology and the WOW Parent Entity filed notification and report forms under the HSR Act with the Antitrust Division of the U.S. Department of Justice and the Federal Trade Commission on April 27, 2012. The associated initial waiting period will expire 30 days after the date on which such filings were made, unless a request is made for additional information or documentary material or the waiting period is terminated earlier. On May 4, 2012, Knology and the WOW Parent Entity were notified that the Antitrust Division and the FTC had granted early termination of the waiting period under the HSR Act.

The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the merger. At any time before or after the consummation of the merger, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including among other things seeking to enjoin the transaction or seeking the divestiture of shares purchased or the divestiture of substantial assets of either or both parties. Private parties, state attorneys general and/or foreign governmental entities may also bring legal action under antitrust laws under certain circumstances. Based upon an examination of information available relating to the businesses in which WOW, Knology and their respective subsidiaries are engaged, the parties believe that the transaction will not violate antitrust laws. Nevertheless, there can be no assurance that a challenge to the transaction on antitrust grounds will not be made or, if such a challenge is made, what the result would be.

Communications Regulatory Authorities

The consummation of the transactions contemplated by the merger agreement is subject to the receipt of specified FCC, state public utility commission and local franchising authority regulatory approvals, including approvals with respect to specified franchises and other agreements (together with any franchises or other agreements for which no approvals are required) as would permit WOW to provide services to 85% or more of all subscribers attributable to such franchises. Knology and WOW have applied, or are applying, for regulatory approvals from the FCC, state public utility commissions and local franchising authorities in connection with the transactions contemplated by the merger agreement.

THE MERGER AGREEMENT

The following is a summary of the material terms and conditions of the merger agreement. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A, and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read the merger agreement carefully and in its entirety because it is the legal document that governs the merger.

The merger agreement and this summary of its terms have been included to provide you with information regarding the terms of the merger agreement. Factual disclosures about Knology contained in this proxy statement or in Knology’s public reports filed with the SEC may supplement, update or modify the factual disclosures about Knology contained in the merger agreement and described in this summary. The representations, warranties and covenants were qualified and subject to important limitations agreed to by the parties to the merger agreement in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing certain rights of the parties, rather than establishing matters as facts for any persons that are not parties to the merger agreement. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC and in some cases were qualified by disclosures that were made by Knology to WOW and Merger Sub, which disclosures are not reflected in the merger agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the merger agreement and subsequent developments or new information affecting a representation or warranty may have been included in this proxy statement.

Form and Effects of the Merger

The merger agreement provides that at the effective time of the merger, Merger Sub will be merged with and into Knology. As a result of the merger, the separate corporate existence of Merger Sub will cease and Knology will continue as the surviving corporation following the merger (the “surviving corporation”).

From and after the effective time of the merger, until successors are duly elected or appointed and qualified in accordance with applicable law, the directors and officers of Merger Sub at the effective time of the merger will be the directors and officers of the surviving corporation.

At the effective time of the merger, the certificate of incorporation of Knology will be amended to read in its entirety as set forth in Exhibit B to the merger agreement and, as so amended, will be the certificate of incorporation of the surviving corporation until amended in accordance with applicable law. At the effective time of the merger, the bylaws of Knology will be amended to read in their entirety as the bylaws of Merger Sub in effect immediately prior to the effective time of the merger and as so amended will be the bylaws of the surviving corporation until amended in accordance with applicable law.

Closing and Effective Time of the Merger; Marketing Period

The closing of the merger will take place on the third business day after the date on which the conditions to closing of the merger (described in “—Conditions to the Merger”) have been satisfied or waived (other than the conditions that by their nature are to be satisfied at closing, but subject to the satisfaction or waiver of those conditions), or on such other date as Knology, WOW and Merger Sub agree in writing. However, WOW and Merger Sub will not be required to effect the closing of the merger until the earlier of (i) a date specified by WOW during the marketing period on at least three business days’ notice to Knology and (ii) the first business day immediately following the final day of the marketing period.

The term “marketing period” means the first period of 15 consecutive business days after the date of the merger agreement throughout which (i) WOW is in receipt of certain financial statements and other financial information relating to Knology and its subsidiaries, and other financial statements, pro forma financial information, financial data, audit reports and other information regarding the business of Knology and its subsidiaries as may be required under the Debt Commitment Letter or reasonably required by WOW in connection with the debt financing, which we refer to as the “required information,” and (ii) the closing conditions relating to the adoption of the merger agreement by our stockholders, receipt of required regulatory approvals and termination or expiration of any applicable waiting period under the HSR Act, and the absence of an injunction, law or order making illegal or prohibiting the merger, described under “—Conditions to the Merger,” have been satisfied and nothing has occurred and no condition exists that would cause the other conditions in the merger agreement to the obligations of WOW and Merger Sub to close the merger to fail to be satisfied, assuming closing were scheduled for any time during such 15 business day period. However, the marketing period will end on any earlier date on which the debt financing is obtained (described under “–Financing Covenant; Knology Cooperation” and “The Merger – Financing”). If the marketing period is not commenced and completed prior to August 17, 2012, it will not commence until after September 4, 2012.

The merger agreement provides that the required information must remain compliant with the following requirements throughout the 15 business day period:

•

Knology’s independent auditors have delivered drafts of customary comfort letters, including customary negative assurance comfort, with respect to periods following the end of the latest fiscal year or fiscal quarter for which historical financial statements are included in the required information, and such auditors have confirmed they are prepared to issue any such comfort letter upon any pricing date occurring during the marketing period; and

•

the financial statements and other financial information included in the required information are, and remain throughout the marketing period, sufficient to permit a registration statement on Form S-1 using the financial statements and other financial information to be declared effective by the SEC throughout and on any date falling within the marketing period.

In addition, the merger agreement provides that the marketing period will not be deemed to have commenced if, before completion of the marketing period:

•

Knology’s independent registered public accounting firm has withdrawn its audit opinion with respect to any financial statements contained in the required information, in which case the marketing period will not be deemed to commence unless and until Knology’s independent registered public accounting firm, or another independent public accounting firm reasonably acceptable to WOW, issues a new unqualified audit opinion with respect to the consolidated financial statements of Knology for the applicable periods;

•

Knology or any of its subsidiaries issues a public statement indicating its intent to restate any of its historical financial statements included in the required information, or any such restatement is under consideration, in which case the marketing period will not be deemed to commence unless and until such restatement has been completed and the applicable required information has been amended or Knology or such subsidiary has announced that it has determined that no restatement is required; or

•

Knology has failed to file with the SEC any report required to be filed with the SEC, in which case the marketing period will not be deemed to commence unless and until each such report has been filed.

If Knology in good faith reasonably believes that the marketing period has begun, it may deliver to WOW a written notice to that effect, in which case the marketing period will be deemed to have begun on the date of such notice, unless WOW in good faith reasonably believes the marketing period has not begun and, within three business days after the delivery of such notice, delivers a written notice to Knology to that effect, stating with specificity why WOW believes the marketing period has not begun and, if applicable, which required information has not been delivered.

At the closing, Knology and Merger Sub will file a certificate of merger with the Secretary of State of the State of Delaware. The effective time of the merger will occur on the date that such certificate of merger is duly filed (or such later time as mutually agreed to by Knology, WOW and Merger Sub and as specified in the certificate of merger).

Treatment of Common Stock, Equity Awards and Warrants

Common Stock

At the effective time of the merger, each outstanding share of Knology’s common stock (other than treasury stock or shares owned by WOW, Merger Sub, or any direct or indirect wholly-owned subsidiary of WOW or Merger Sub, or persons who properly exercise appraisal rights under Delaware law) will be cancelled and converted into the right to receive $19.75 in cash without interest. Shares of Knology’s common stock held by Knology as treasury stock or owned by WOW, Merger Sub or any direct or indirect wholly-owned subsidiary of WOW or Merger Sub, will be cancelled and no payment will be made with respect to those shares. Each outstanding share of common stock, par value $0.01 per share, of Merger Sub will be converted into one share of common stock of the surviving corporation. Shares of Knology’s common stock held by stockholders who have properly exercised appraisal rights for such shares in accordance with Section 262 of the DGCL will be entitled to payment of the appraised value of such shares in accordance with Section 262 of the DGCL. If, after the effective time of the merger, any such stockholder fails to perfect, withdraws or otherwise loses such stockholders’ rights to appraisal pursuant to Section 262 of the DGCL, that stockholder’s shares will be treated as if they had been converted as of the effective time into the right to receive $19.75 in cash without interest. See “Appraisal Rights” beginning on page 84.

Restricted Shares, Options and Warrants

At the effective time of the merger, each outstanding share of Knology common stock subject to vesting or other lapse restrictions will vest in full and become free of such restrictions as of the effective time (and so will represent the right to receive $19.75 per share). Each outstanding option to purchase Knology common stock, whether or not vested, that has an exercise price of less than $19.75 per share will be canceled and converted into the right to receive a cash payment equal to (x) the total number of shares of Knology common stock subject to the option multiplied by (y) the excess of $19.75 over the per share exercise price of the option. Each outstanding option to purchase Knology common stock, whether or not vested, that has an exercise price equal to or greater than $19.75 will be canceled as of the effective time without any cash payment. Each outstanding warrant to acquire Knology common stock that has an exercise price of less than $19.75 per share will be converted into the right to receive a cash payment equal to (x) the total number of shares of Knology common stock subject to such warrant multiplied by (y) the excess of $19.75 over the per share exercise price of the warrant. No cash will be payable in respect of any warrant that has an exercise price equal to or greater than $19.75. To the extent permissible pursuant to the terms of the warrants, each warrant will be cancelled at the effective time of the merger. To the extent such cancellation is not permissible, warrants will remain outstanding, but the holder of any warrant will cease to have any rights except the right to receive the cash payment, if any, described above.

WOW will cause the surviving corporation to pay the applicable consideration, without interest, to the holders of in-the-money stock options and warrants as soon as reasonably practicable after the effective time of the merger.

Payment Procedures

WOW will select an exchange agent for the payment of the merger consideration in exchange for the certificated and uncertificated shares of common stock. WOW will make available to the exchange agent the consideration to be paid under the merger agreement with respect to Knology’s common stock (but not options or warrants, payment for which will be made as described above under “– Restricted Shares, Options and

Warrants”). Promptly after the effective time of the merger, but not later than two business days thereafter, WOW will cause the exchange agent to mail to each holder of record of common stock at the effective time a letter of transmittal and/or instructions for use in such exchange. Stockholders should not return their stock certificates with the enclosed proxy card and should not forward stock certificates to the exchange agent without a letter of transmittal.

Upon (i) surrender of the stock certificate together with a properly completed letter of transmittal, or (ii) in the case of uncertificated shares the receipt of an “agent’s message” by the exchange agent or any other evidence requested by the exchange agent, the holder of such shares will be entitled to receive $19.75 per share. Until so surrendered or transferred, as the case may be, each such certificate or uncertificated share will represent after the effective time of the merger for all purposes only the right to receive the merger consideration.

If any portion of the merger consideration is to be paid to a person other than the person in whose name the surrendered certificate or the transferred uncertificated share is registered, it will be a condition to such payment that (i) either such certificate be properly endorsed and otherwise be in proper form for transfer or such uncertificated share be properly transferred and (ii) the person requesting such payment pay in advance to the exchange agent any transfer or other taxes required as a result of such payment to a person other than the registered holder of such certificate or uncertificated share or establish to the reasonable satisfaction of WOW (or any agent designated by WOW) that such tax has been paid or is not payable. No interest or dividends will be paid or accrue on any payments of merger consideration. WOW, the exchange agent and the surviving corporation are entitled to deduct and withhold any applicable taxes required to be deducted or withheld from the merger consideration.

If you have lost a certificate, or if it has been stolen or destroyed, then before you will be entitled to receive the merger consideration, you will have to make an affidavit of the loss, theft or destruction, and if required by WOW, deliver an indemnity agreement and/or post a bond against any claim that may be made against it with respect to such certificate. These procedures will be described in the letter of transmittal that you will receive, which you should read carefully in its entirety.

From and after the effective time of the merger, there will be no further registration or transfers of shares of Knology common stock. If, after the effective time of the merger, certificates or uncertificated shares are presented to the surviving corporation or the exchange agent, they will be canceled and exchanged for the applicable merger consideration.

Unclaimed Funds

Any portion of consideration made available to the exchange agent that remains unclaimed by the holders of Knology common stock eighteen months after the effective time of the merger will be returned to WOW, upon its request, and any such holder who has not exchanged shares of Knology common stock prior to that time may thereafter look only to the surviving corporation, as general unsecured creditors, for payment of the merger consideration, without any interest thereon. WOW, the surviving corporation and the exchange agent will not be liable to any holder of shares of Knology common stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws.

Financing Covenant; Knology Cooperation

Each of WOW and Merger Sub must use its reasonable best efforts to obtain the equity and debt financing on the terms and conditions described in the Equity Financing Letter and the Debt Commitment Letter. WOW and Merger Sub will not agree to amend, alter or waive any term of the Equity Financing Letter without the prior written consent of Knology (except for any amendment that solely increases the amount of the equity financing). WOW and Merger Sub will not agree to amend, alter or waive any term of the Debt Commitment Letter without the prior written consent of Knology (other than amendments solely to add lenders, lead arrangers, bookrunners, syndication agents or similar entities) if such amendment, alteration or waiver reduces the aggregate amount of the debt financing (without a matching increase in the equity financing or alternative financing) or amends the conditions precedent to the debt financing in a manner that would reasonably be expected to delay, prevent or make less likely the funding of the debt financing (or satisfaction of the conditions to the debt financing) on the closing date of the merger, subject to certain rights of WOW and Merger Sub to seek alternative debt financing, as described below.

Each of WOW and Merger Sub must use its reasonable best efforts:

•	to maintain in effect the Equity Financing Letter and the Debt Commitment Letter;

•

to negotiate and enter into definitive agreements with respect to the Debt Commitment Letter on the terms and conditions contained in the Debt Commitment Letter (including any “market flex” terms therein);

•

to satisfy on a timely basis all conditions applicable to WOW and Merger Sub in the Debt Commitment Letter, and such definitive agreements with respect thereto, and in the Equity Financing Letter and to consummate the debt and equity financings at or prior to the closing of the merger; and

•	to comply with its obligations under the Equity Financing Letter and the Debt Commitment Letter.

WOW has agreed to keep Knology reasonably informed, upon Knology’s request, of the status of WOW’s efforts to arrange the debt financing and to provide Knology with copies of the material definitive agreements for the debt financing.

WOW and Merger Sub have agreed to give Knology prompt notice of (i) any material breach or material default by any party to the Equity Financing Letter or the Debt Commitment Letter, or any definitive agreements related to the financing of which WOW or Merger Sub becomes aware, (ii) the receipt of any written notice or other written communication relating to any actual breach, default, termination or repudiation by, or any material dispute between or among, any parties to the Equity Financing Letter or the Debt Commitment Letter or the definitive agreements related to the financing, with respect to the obligation to fund the financing or the amount of financing to be funded at the closing of the merger and (iii) the receipt of any notice or other communication (written or verbal) related to the likely failure by a party to the Equity Financing Letter or the Debt Commitment Letter to fund the financing or the reduction of any amount of the financing.

If any portion of the debt financing becomes unavailable and such portion is reasonably required to fund the aggregate merger consideration, WOW and Merger Sub must use their reasonable best efforts to arrange and obtain, as promptly as reasonably practicable, alternative debt financing that (i) when added to the portion of the debt financing that remains available, is sufficient to fund the aggregate merger consideration and make all other payments required to be paid by WOW, Merger Sub, and the surviving corporation in connection with the transactions contemplated by the merger agreement and (ii) would not otherwise reasonably be expected to prevent or delay the effective time of the merger or the date on which the financing would be obtained or make the funding of the financing less likely in any material respect. In any such event, WOW must disclose to Knology its intention to obtain such alternative debt financing, keep Knology reasonably informed of the terms thereof, and deliver to Knology final drafts of a new debt commitment letter providing for the alternative financing. However, WOW and Merger Sub will not be required to (1) seek or incur alternative debt financing if any term thereof is outside of, or less favorable than, any applicable economic provision of the Debt Commitment Letter (including any “market flex” terms therein), (2) seek any alternative debt financing on any other terms which are materially less favorable, taken as a whole, to WOW and Merger Sub than the terms contained in the Debt Commitment Letter that the new debt commitment letter is replacing or (3) pay any fees or other compensation in any form in excess of those contemplated by the Debt Commitment Letter. WOW and Merger Sub may also replace or amend the Debt Commitment Letter so long as the terms would not be reasonably expected to delay or prevent the closing, the conditions to the debt financing would not be expanded in a manner that would reasonably be expected to delay or prevent the closing and the amendment or replacement does not reduce (or could have the effect of reducing) the aggregate amount of the financing (without a corresponding increase in the amount of equity financing).

Knology has agreed to use its reasonable best efforts to provide, and to cause its subsidiaries and representatives to use their reasonable best efforts to provide, reasonable and customary cooperation to WOW and Merger Sub in connection with arranging and obtaining the equity and debt financing, including by:

•	furnishing the required information to WOW and Merger Sub and their financing sources as promptly as practicable;

•

periodically updating the required information so that, to the knowledge of Knology, the required information does not contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements contained therein, in light of the circumstances in which they were made, not misleading (other than information supplied by or on behalf of WOW, Merger Sub or any of their affiliates);

•

participating in meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with prospective lenders, investors and rating agencies in connection with the debt financing;

•

assisting with the preparation of materials for rating agencies and rating agency presentations, bank information memoranda, offering documents, private placement memoranda, offering memoranda and similar documents required in connection with the debt financing;

•

cooperating with WOW and Merger Sub to satisfy the conditions precedent to the debt financing to the extent within the control of Knology and taking corporate actions (subject to the closing of the merger) reasonably necessary to permit the completion of the debt financing;

•

obtaining customary accountants’ comfort letters, appraisals and surveys, title insurance and other items relating to the debt financing as reasonably requested by WOW, and cooperating with and assisting WOW or Merger Sub in obtaining such items upon their request; and

•	providing reasonable assistance to WOW and Merger Sub in obtaining any corporate credit and family ratings from any ratings agencies as contemplated by the Debt Commitment Letter.

Upon Knology’s request, WOW is required to promptly reimburse Knology for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by Knology or any of its subsidiaries in connection with such cooperation, up to an aggregate amount of $3.0 million. WOW is also required to indemnify Knology, its subsidiaries and their representatives from losses suffered or incurred in connection with the arrangement of the debt and equity financing and information used in connection therewith (other than information provided by Knology and other than losses resulting from the gross negligence or willful misconduct of Knology, its subsidiaries or their representatives).

Obtaining the equity financing or the debt financing is not a condition to closing, but Knology may not invoke its right to specific performance to force WOW and Merger Sub to close the merger if the debt financing is not available. See “—Remedies.”

Representations and Warranties

The merger agreement contains customary representations and warranties made by Knology, WOW and Merger Sub to each other. The statements embodied in those representations and warranties were made for purposes of the merger agreement and are subject to qualifications and limitations agreed to by the parties in connection with negotiating the terms of the merger agreement. In addition, some of those representations and warranties made as of a specific date may be subject to a contractual standard of materiality different from that generally applicable to stockholders or may have been used for the purpose of allocating risk between the parties to the merger agreement rather than establishing matters as facts. For the foregoing reasons, you should not rely on the representations and warranties as statements of factual information.

The representations and warranties made by Knology to WOW and Merger Sub include representations and warranties relating to, among other things:

•	Due organization, existence, good standing and qualification to do business;

•

Knology’s corporate power and authority to execute, deliver and perform, and (subject to receiving the approval of Knology’s stockholders) to consummate the merger and the other transactions contemplated by the merger agreement;

•	the enforceability of the merger agreement against Knology;

•

the approval and declaration of advisability of the merger agreement and the consummation of the merger upon the terms and subject to the conditions set forth in the merger agreement by the Board, and the Board’s resolution to recommend that Knology’s stockholders adopt the merger agreement;

•

the absence of conflicts with, or violations of, the governing documents of Knology, or any of its subsidiaries, applicable law and other agreements to which Knology is party and the absence of any lien on the assets of Knology or its subsidiaries as a result of the merger agreement and the transactions contemplated thereby;

•

the absence of required action or filings with governmental authorities other than the filing of the certificate of merger, filings and approvals as may be required by any federal or state securities laws, compliance with applicable state, federal, foreign and antitrust laws, telecommunications filings, and other specified actions;

•	Knology’s capitalization, the absence of preemptive or other similar rights, and the absence of any voting or similar agreements to which Knology is a party;

•	the absence of encumbrances on Knology’s ownership of the equity interests of its subsidiaries;

•	the accuracy of Knology’s SEC filings since January 1, 2009 and the financial statements included therein;

•	Knology’s disclosure controls and procedures and internal control over financial reporting;

•	the absence of undisclosed liabilities;

•	the absence of a Company Material Adverse Effect (as defined below) of Knology and certain other changes and events between December 31, 2011 and the date of the merger agreement;

•	material contracts and the absence of any default under, or breach or termination of, any material contract;

•	personal property and the absence of certain liens thereon;

•	real estate matters;

•

sufficiency of rights and ownership in and the absence of legal claims relating to or liens on intellectual property necessary for or material to the conduct of the business of Knology and its subsidiaries;

•	tax matters and compliance with applicable tax laws;

•	employee benefits plans and certain employment and labor matters;

•	effectiveness of and compliance with permits of governmental authorities, and compliance with applicable laws;

•	environmental matters and compliance with applicable environmental laws and permits;

•	the absence of legal proceedings and governmental orders against Knology or its subsidiaries;

•	insurance policies;

•	the absence of undisclosed related party transactions;

•	compliance with applicable federal and state telecommunications laws;

•	compliance with privacy and data security laws;

•	broker’s and finder’s fees and commissions;

•

the receipt of an opinion from BofA Merrill Lynch as to the fairness, from a financial point of view, to the holders of Knology common stock of the consideration to be received by such holders in the merger;

•	the exemption of the merger agreement and the transactions contemplated thereby from certain anti-takeover statutes;

•	the accuracy of the information provided by Knology for inclusion in this proxy statement;

•	the amendment of that certain Stockholder Protection Rights Agreement, dated July 27, 2005, between Knology and Wachovia Bank, National Association, as rights agent (the “rights agreement”); and

•	the absence of certain unfulfilled commitments to make capital improvements with respect to cable communications systems.

Many of Knology’s representations and warranties are qualified as to, among other things, “materiality” or “Company Material Adverse Effect.” For the purposes of the merger agreement, a “Company Material Adverse Effect” means, any change, event, violation, inaccuracy, effect or circumstance that, individually or in the aggregate, is or would reasonably be expected to (i) be materially adverse to the business, assets, financial condition or results of operations of Knology and its subsidiaries, taken as a whole, or (ii) have a material adverse effect on the ability of Knology to consummate the transactions contemplated hereby.

However, no change, event, violation, inaccuracy, effect or circumstance (by itself or when aggregated or taken together with any and all other such occurrences) with respect to item (i) only, to the extent resulting from, arising out of or attributable to, any of the following will be deemed to be or constitute a “Company Material Adverse Effect,” or will be taken into account when determining whether a “Company Material Adverse Effect” has occurred or would reasonably be expected to occur (subject to certain exceptions):

•	changes in general economic conditions in the United States or any other country or region in the world, or changes in conditions in the global economy generally;

•

changes in conditions in the financial markets, credit markets or capital markets in the United States or any other country or region in the world, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries, and any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

•

changes in conditions generally affecting the industries in which Knology and its subsidiaries conduct business, including changes in conditions in the video, voice, data and advanced communications services industry generally;

•

changes in political conditions in the United States or any other country or region in the world, acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism), earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events, in each case in the United States or any other country or region in the world;

•

changes in law or other legal or regulatory conditions (or the interpretation thereof) or changes in GAAP or other accounting standards (or the interpretation thereof) applicable to the industries in which Knology or its subsidiaries operates, including the video, voice, data and advanced communications services industry generally;

•

the negotiation, execution, announcement or performance of the merger agreement or the pendency or consummation of the transactions contemplated hereby, including, in the case of such negotiation, execution, announcement, performance or pendency, the impact thereof on the relationships of Knology and its subsidiaries with their respective employees, customers, vendors, partners and contract counterparties;

•

compliance with the terms of, or the taking of any action required, contemplated or permitted by, the merger agreement, or the failure to take any action prohibited by the merger agreement or any actions taken, or the failure to take action, in each case, to which WOW has in writing expressly approved, consented to or requested;

•

changes in Knology’s stock price or the trading volume of Knology’s stock, in and of itself (provided, however, that such exception will not in any way prevent or otherwise affect a determination that any change, event, violation, inaccuracy, effect or circumstance underlying such change has resulted in, or contributed to, a Company Material Adverse Effect);

•

any failure, in and of itself, by Knology to meet any public estimates or expectations of Knology’s revenue, earnings or other financial performance or results of operations for any period, or any failure by Knology to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that any cause of any such failure in each case may be taken into consideration when determining whether a Company Material Adverse Effect has occurred (subject to certain exclusions));

•

changes in Knology’s credit ratings or in analysts’ recommendations with respect to Knology (provided, however, that such exception will not in any way prevent or otherwise affect a determination that any change, event, violation, inaccuracy, effect or circumstance underlying such change has resulted in, or contributed to, a Company Material Adverse Effect); and

•	the availability or cost of equity, debt or other financing to WOW or Merger Sub.

The representations and warranties made by WOW and Merger Sub to Knology include representations and warranties relating to, among other things:

•	their due organization, existence and good standing;

•	their corporate power and authority to execute, deliver and perform, and to consummate the transactions contemplated by, the merger agreement;

•	the enforceability of the merger agreement against them;

•

the absence of conflicts with, or violations of, their governing documents, applicable law and other agreements to which they are a party and the absence of any lien on their assets as a result of the merger agreement and consummating the transactions contemplated thereby;

•

the absence of required action or filings with governmental authorities other than the filing of the certificate of merger, filings and approvals as may be required by any federal or state securities laws, compliance with applicable state, federal, foreign and antitrust laws, telecommunications filings, and other specified actions;

•	the absence of legal proceedings;

•	the accuracy of the information provided by WOW or Merger Sub for inclusion in this proxy statement;

•	lack of ownership of Knology stock;

•	broker’s and finder’s fees and commissions;

•	the operation of Merger Sub;

•	the sufficiency of funds in the financing contemplated by the Equity Financing Letter and the Debt Commitment Letter, the absence of any default thereunder;

•	the absence of any reason to believe the conditions to the financing will not be satisfied or that the financing will not be available;

•	the absence of any other agreements to which WOW or Merger Sub or their affiliates are a party that contain additional financing terms;

•	the execution and enforceability of the Limited Guaranty and the absence of any default thereunder;

•

the absence of any contracts or commitments to enter into any contracts with any director, officer or employee of Knology, or pursuant to which any stockholder of Knology will receive any consideration other than as stated in the merger agreement or pursuant to which any stockholder of Knology agrees to approve the merger or vote against any superior proposal; and

•	the solvency of WOW and the surviving corporation as of the effective time and immediately after giving effect to the transactions contemplated by the merger agreement.

Conduct of Business Pending the Merger

Under the merger agreement, Knology has agreed that, subject to certain exceptions, from the date of the merger agreement until the earlier of the effective time of the merger or the termination of the merger agreement, Knology will, and will cause each of its subsidiaries to, (i) conduct its business and operations in the ordinary and usual course of business and in a manner consistent with past practice and (ii) use its reasonable best efforts to preserve substantially intact its business organization and its current relationships with employees, customers, vendors, partners and contract counterparties.

Knology has also agreed that from the date of the merger agreement until the earlier of the effective time of the merger or the termination of the merger agreement, without the prior approval of WOW (not to be unreasonably withheld, conditioned or delayed), and subject to certain exceptions, it will not and it will not permit any of its subsidiaries to:

•	amend its certificate of incorporation, bylaws or other comparable organizational documents;

•	propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Knology or any of its operating subsidiaries;

•

issue, sell, deliver, grant, agree or authorize, propose or commit to issue, sell, deliver or grant, any Knology securities or securities of any of its subsidiaries, other than shares issuable upon exercise of outstanding options or warrants or up to 100,000 shares of Knology common stock underlying new grants of options with an exercise price at or above the amount of the per share merger consideration in connection with non-officer hires or promotions;

•	acquire, repurchase or redeem any securities of Knology or its subsidiaries, other than withholding of shares in connection with vesting of awards outstanding on the date of the merger agreement;

•

(i) adjust, split, combine or reclassify any Knology securities or securities of any of its subsidiaries, or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for any Knology securities or securities of any of its subsidiaries; (ii) declare, set any record dates or payment dates for, set aside or pay any dividend or other distribution in respect of any Knology securities or securities of any of its subsidiaries, or make any other actual, constructive or deemed distribution in respect of any Knology securities or securities of any of its subsidiaries, except for certain permitted cash dividends; (iii) pledge or encumber any Knology securities or securities of any of its subsidiaries; or (iv) modify the terms of any Knology securities or securities of any of its subsidiaries;

•

(i) incur or otherwise become liable for indebtedness other than certain permitted indebtedness, including (A) for an aggregate liability not exceeding $5.0 million, (B) under revolving credit facilities in effect on the date of the merger agreement and disclosed to WOW, or (C) in connection with trade payables incurred in the ordinary course of business or loans or advances to subsidiaries; (ii) assume, guarantee, or otherwise become responsible for the obligations of any other person, except with respect to obligations of subsidiaries of Knology; (iii) make any loans, advances or capital contributions to or investments in any other person, except for certain expense and travel advances to employees of Knology or its subsidiaries; or (iv) mortgage, lease, encumber, license, pledge or otherwise dispose of any of Knology’s or its subsidiaries’ material assets, other than dark fiber sales in the ordinary course of business, or create or permit any lien thereupon (other than certain permitted liens); or (v) cancel, release or assign any material indebtedness or claims;

•

pay, discharge, settle or satisfy any liabilities, other than the payment, discharge or satisfaction of liabilities in the ordinary course of business, consistent with past practice, as required by any applicable law, as accrued for in Knology’s audited balance sheet or as required by the terms of any contract of Knology or its subsidiaries, as in effect on the date of the merger agreement or entered into in compliance with the terms of the merger agreement;

•

enter into, modify, amend or terminate any contract which if so entered into, modified, amended or terminated would have a Company Material Adverse Effect or, except in the ordinary course of business, any material contract;

•

engage in any transaction with, or enter into any agreement, arrangement or understanding with any affiliate of Knology or other person covered by Item 404 of Regulation S-K promulgated under the Exchange Act that would be required to be disclosed under such Item 404, other than those in existence on the date of the merger agreement;

•

(i) enter into, adopt, create, amend, modify or terminate any bonus, profit sharing, compensation, severance, termination, option, appreciation right, performance unit, incentive, stock equivalent, share purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the compensation, benefit or welfare of any director, officer or employee in any manner, subject to certain exceptions; or (ii) increase the compensation of any director, officer or employee, pay any severance, special bonus or special remuneration to any director, officer or employee, or pay any benefit not required by any plan or arrangement as in effect as of the date of the merger agreement, except as required by applicable law or in the ordinary course of business consistent with past practice in connection with non-officer hires or promotions;

•

incur or commit to incur any capital expenditures that individually or in the aggregate are in excess of $5.0 million, except as included in Knology’s capital expenditure budget, as incurred in the ordinary course of business consistent with past practice, or in respect of the repair or replacement of the current assets or properties;

•	compromise or settle any pending or threatened material legal proceeding having a value or in an amount not covered by insurance in excess of $1.0 million;

•

except as may be required by applicable law or by GAAP, make any change in any of Knology’s accounting methods or principles or any of Knology’s material tax accounting methods, principles or practices;

•

settle or compromise any material tax liability, fail to file any material tax return when due, consent to any extension or waiver of any limitation period with respect to claims or assessment for material taxes or make or change any material tax election;

•

acquire any other business, material property or assets thereof or any material equity interest therein from an affiliate, or make any such acquisition from a third party in excess of $10.0 million in the aggregate;

•

implement any employee layoffs that could implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar or related law, regulation or ordinance, or enter into any collective bargaining agreement;

•	enter into a material line of business outside of its existing business;

•

except as required by applicable law or in the ordinary course of business consistent with past practice, (i) launch any new programming or other service, (ii) change the rates charged for any class of service or any other existing customer charges, or (iii) institute any new charges or add or delete or change the mix or channel positions of any programming services; or

•	agree to take any of the foregoing actions.

Other Acquisition Proposals

Knology has agreed that it will not, nor will it permit its subsidiaries to, authorize or permit its officers, directors, employees or other representatives to directly or indirectly:

•

solicit or knowingly facilitate or encourage (including by way of furnishing any non-public information to any person) any inquiries with respect to, or that would reasonably be expected to lead to the making, submission or announcement of, any alternative transaction proposal;

•

continue or engage in any discussions or negotiations concerning or knowingly assist or furnish to any person (other than the parties to the merger agreement and their representatives) any information with respect to any possible alternative transaction proposal for the purpose of knowingly facilitating or encouraging an alternative transaction proposal (except to the extent specifically permitted pursuant to the merger agreement);

•

fail to make, withdraw or modify, or publicly propose to withdraw or modify, the Board’s recommendation in favor of the transaction with WOW in a manner adverse to WOW, or, within five business days following a request by WOW, fail to publicly reaffirm the recommendation (in each case, except to the extent specifically permitted pursuant to the merger agreement);

•	approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any alternative transaction (except to the extent specifically permitted pursuant to the merger agreement);

•

approve or enter into or negotiate any letter of intent, agreement in principle or similar document or any contract, agreement or commitment (whether binding or not) contemplating or otherwise relating to any alternative transaction proposal (other than an acceptable confidentiality agreement that Knology is permitted to enter into pursuant to the merger agreement);

•

take any action to exempt any person (other than WOW or its subsidiaries) or action taken by such person from any state takeover statute or similarly restrictive provisions of Knology’s certificate of incorporation; or

•

amend, take any action with respect to or make any determination under Knology’s rights agreement, including a redemption of the rights, to facilitate an alternative transaction proposal (except to the extent specifically permitted pursuant to the merger agreement).

Notwithstanding the foregoing, in the event that, prior to approval of the merger agreement by Knology’s stockholders, Knology receives an unsolicited, bona fide written alternative transaction proposal which its Board (or an authorized Board committee) determines in good faith, after consultation with its financial advisors and outside legal counsel, to be, or in the good faith determination of the Board (or an authorized Board committee) would be reasonably likely to lead to, a superior proposal, Knology may then, after providing prompt written notice to WOW, take the following actions, but only if and to the extent that the Board (or an authorized Board committee) concludes in good faith that the failure to take such action would be inconsistent with its fiduciary duties under applicable law:

•

furnish non-public information to the person making the alternative transaction proposal, provided that prior to furnishing such information Knology receives an acceptable confidentiality agreement, and contemporaneously with furnishing such information Knology makes available such information to WOW (to the extent not previously made available to WOW); and

•	engage in discussions and negotiations with such person regarding such alternative transaction proposal.

In addition to the foregoing, if Knology receives a written alternative transaction proposal from a third party, Knology or its representatives may contact the third party in writing solely for the purpose of clarifying the alternative transaction proposal.

In addition, prior to approval of the merger agreement by Knology’s stockholders, the Board (or an authorized Board committee) may, if it concludes in good faith, after consultation with its financial advisors and outside legal advisors, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable law, change its recommendation in favor of the merger and the other transactions contemplated by the merger agreement or, in the event the decision relates to a superior proposal, terminate the merger agreement. In the event the Board is considering such a change in recommendation or termination, Knology must first notify WOW and, with respect to termination of the merger agreement to enter into a superior proposal, Knology must provide notice of its intent to terminate the merger agreement at the end of the three business day negotiation period described below and a summary of the material terms of the superior proposal, and in either case, negotiate with WOW for a period of three business days, thereby allowing WOW to attempt to match the superior proposal or otherwise provide alternative terms to avoid such a change in recommendation (commonly referred to as “match” rights). In the event that during the three business day period material changes are made to the superior proposal or there is a material change with respect to the determination that a failure to make a change in recommendation is inconsistent with fiduciary duties, Knology must notify WOW of the changes, and the required negotiation period with WOW will be extended by an additional 48 hours (provided that the 48-hour period must end on a business day).

If the Board makes a change in its recommendation in favor of the merger and the other transactions contemplated by the merger agreement, Knology nevertheless must submit the merger agreement to a vote of Knology’s stockholders, unless the merger agreement is terminated for a superior proposal.

Nothing contained in the merger agreement prohibits Knology or its Board from (i) taking and disclosing to Knology’s stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to Knology’s stockholders if, in each case, in the good faith judgment of the Board (or an authorized Board committee), after consultation with its financial advisors and outside legal advisor, failure to so disclose would be inconsistent with its fiduciary duties under applicable law. Knology will not, however, fail to make, withdraw, modify or change the Board’s recommendation in favor of the merger and the other transactions contemplated by the merger agreement unless specifically permitted pursuant to the terms of the merger agreement.

An “alternative transaction” means, other than the transactions contemplated by the merger agreement, any of the following transactions with respect to Knology:

•

any transaction or series of related transactions with one or more third parties involving: (i) any purchase from Knology or acquisition by any person or group of more than a 20% interest in the total securities of any class of outstanding voting or equity securities of Knology or any of its subsidiaries, or any tender offer or exchange offer that if consummated would result in any person or group beneficially owning 20% or more of the total securities of any class of outstanding voting or equity securities of Knology or any of its subsidiaries, or any merger, consolidation, business combination, joint venture or similar transaction involving Knology or any of its subsidiaries, or (ii) any sale, lease exchange, transfer, license, acquisition or disposition of more than 20% of the fair market value of the assets, net income, net revenues or cash flows of Knology and its subsidiaries, on a consolidated basis, immediately prior to such transaction;

•	any liquidation or dissolution of Knology; or

•	any combination of the foregoing.

A “superior proposal” means an unsolicited, bona fide written alternative transaction proposal made by a third party to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination or acquisition transaction, (i) all or a substantial majority of the assets of Knology or (ii) over 50% of the outstanding voting securities of Knology and as a result of which Knology’s stockholders immediately preceding such transaction would hold less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction (or its ultimate parent), which Knology’s Board (or an authorized Board committee) has, in consultation with its financial advisors and outside legal advisors, in good faith determined is more favorable from a financial point of view to Knology’s stockholders than the terms of the merger agreement, taking into account, among other things, all terms and conditions of such alternative transaction proposal and the merger agreement, the feasibility and certainty of consummation of the alternative transaction proposal on the terms proposed, all modifications and adjustments offered by WOW, and various other factors.

Stockholder Meeting

Unless the merger agreement is terminated, Knology will take all reasonable action necessary to schedule a meeting of its stockholders to be held as promptly as reasonably practicable following dissemination of this proxy statement to Knology’s stockholders to consider and vote upon the adoption of the merger agreement and approval of the merger and the other transactions contemplated by the merger agreement. However, Knology may adjourn or postpone the stockholder meeting (i) with the consent of WOW; (ii) if there are insufficient shares of Knology stock represented (in person or by proxy) to constitute a quorum necessary to conduct the business of the stockholder meeting; (iii) if Knology is required to postpone or adjourn the stockholder meeting by applicable law, order or request from the SEC or its staff; or (iv) one time (unless otherwise required by applicable law in order to provide additional disclosure to stockholders) if the Board (or an authorized Board committee) has determined in good faith that it is necessary or appropriate to postpone or adjourn the stockholder meeting to give stockholders sufficient time to evaluate any information or disclosure that Knology has sent, or to provide additional time to solicit proxies from stockholders.

Subject to the provisions discussed above under “—Other Acquisition Proposals,” the Board will recommend adoption of the merger agreement and approval of the merger and the other transactions contemplated by the merger agreement by Knology’s stockholders and Knology will use commercially reasonable efforts to, and will use commercially reasonable efforts to cause its directors, officers, employees and other representatives to, solicit proxies from Knology’s stockholders in favor of the adoption of the merger agreement. Notwithstanding any adverse change in the Board’s recommendation with respect to adoption of the merger agreement and approval of the merger and the other transactions contemplated by the merger agreement, unless the merger agreement is validly terminated pursuant to, and in accordance with, the merger agreement, Knology will submit the merger agreement to a vote of Knology’s stockholders. Knology will, upon the reasonable request of WOW, advise WOW at least on a daily basis on each of the last ten business days prior to the date of the Knology stockholder meeting as to the aggregate tally of the proxies received by Knology with respect to the approval by Knology’s stockholders.

Access to Information

Subject to certain exceptions and limitations, from the date of the merger agreement to the effective time of the merger, Knology will give to WOW, its financing sources and their authorized representatives such access to the properties, books and records and personnel of Knology as WOW may reasonably request. However, any investigation conducted pursuant to such access must not unreasonably interfere with the conduct of Knology’s business or create a material risk of damage or destruction to any of Knology’s property or assets.

Employee Matters

The merger agreement provides that, after the effective time of the merger, the surviving corporation will continue to honor certain employee benefits plans of Knology, and the surviving corporation or one of its subsidiaries will continue the employment of all employees of Knology. Until December 31, 2012, the surviving corporation will provide to all such former Knology employees who remain employed during such period (i) compensation and benefits that are no less favorable in the aggregate than the compensation and benefits provided to such employees immediately before the effective time; (ii) compensation and benefits that are no less favorable in the aggregate than the compensation and benefits provided to similarly-situated employees of WOW; or (iii) some combination thereof. In addition, during the period from the effective time of the merger until December 31, 2012, the surviving corporation will use commercially reasonable efforts to grant to such continuing employees credit for all service with Knology before the effective time of the merger for purposes of eligibility to participate in and vesting under any 401(k) plan in which such continuing employees become eligible to participate. The merger agreement also provides that such continuing employees will be immediately eligible to participate in any employee benefit plans sponsored by the surviving corporation and its subsidiaries to the extent coverage under any such plans replaces coverage in the plan year in which the effective time occurs under a plan in which such continuing employees participated immediately before the effective time. For purposes of any such plan of the surviving corporation that provides medical, dental, pharmaceutical, or vision benefits, the surviving corporation will use commercially reasonable efforts to cause all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements of such plan to be waived with respect to the continuing employees.

Indemnification and Directors’ and Officers’ Insurance

The merger agreement provides that, for at least six years after the effective time of the merger, WOW will cause the surviving corporation to indemnify and hold harmless the present and former officers and directors of Knology and its subsidiaries for acts or omissions occurring at or before the effective time of the merger, whether or not related to the merger transaction, and otherwise as provided in the respective organizational documents of Knology and its subsidiaries or in certain indemnification agreements. For at least six years after the effective time of the merger, WOW and the surviving corporation will be obligated to cause the organizational documents of the surviving corporation and its subsidiaries to contain provisions relating to indemnification, exculpation, and advancement of expenses that are no less favorable than those currently contained in the respective organizational documents of Knology and its subsidiaries. During this six-year period, WOW will indemnify and advance expenses to the present and former officers and directors of Knology and its subsidiaries to the fullest extent permitted by applicable law.

WOW and the surviving corporation have agreed to maintain Knology’s existing directors’ and officers’ liability insurance with respect to acts or omissions occurring at or before the effective time of the merger, provided that the surviving corporation is not obligated to pay annual premiums for such insurance in excess of 300% of the amount paid by Knology for coverage for its last full fiscal year (the “Maximum Amount”). If the annual premiums exceed the Maximum Amount, the surviving corporation must obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Amount. The obligation to maintain liability insurance can be satisfied by the purchase by Knology, prior to the effective time of the merger, of a six-year prepaid tail directors’ and officers’ liability insurance policy, at a cost per year covered for such tail policy not exceeding the Maximum Amount, which policy the surviving corporation must maintain in full force and effect for six years.

Reasonable Efforts; Regulatory Filings

Cooperation

Subject to the terms and conditions set forth in the merger agreement, each of Knology, WOW and Merger Sub has agreed to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and assist and cooperate with the other parties in doing, all things reasonably necessary, proper or advisable under applicable law or otherwise to consummate and make effective, in the most expeditious manner practicable, the merger, including:

•	causing the conditions to closing the merger to be satisfied;

•

subject to certain limitations, obtaining all consents, waivers and approvals under any material contracts in connection with the merger agreement and the consummation of the merger so as to maintain and preserve the benefits under such material contracts as of the consummation of the merger; and

•	executing and delivering any contracts and other instruments that are necessary to consummate the merger.

In addition, subject to the terms and conditions set forth in the merger agreement, each of Knology, WOW and Merger Sub has agreed, subject to certain limitations, not to take any action, or fail to take any action, that is intended to, or has, or would reasonably be expected to have, the effect of preventing, impairing, delaying or otherwise adversely affecting the consummation of the merger or the ability of such party to fully perform its obligations under the merger agreement.

Regulatory Filings

Knology, WOW and Merger Sub have agreed to give all notices to, make all filings with, and use their respective reasonable best efforts to obtain, all authorizations, waiting period terminations and expirations, consents and approvals of any governmental authority required in connection with the transactions contemplated by the merger agreement, including notification filings to the FTC and the Antitrust Division required by the HSR Act.

In addition, the merger agreement provides that each of WOW and Merger Sub, on one hand, or Knology, on the other hand, will use its reasonable best efforts to prepare and file the necessary notices, reports or other filings and, subject to certain limitations, to obtain the consents, approvals and authorizations identified below, and the other parties to the merger agreement will use their commercially reasonable efforts to cooperate with respect to such matters:

•	filings and approvals required by any federal or state securities laws, including to comply with any applicable requirements of the Exchange Act;

•	consents, licenses, permits, filings or other actions required to be made with or obtained from the FCC;

•

consents, licenses, permits or other actions required to be made with or obtained from any state public service or public utility commission or similar state regulatory bodies with jurisdiction over the provision of intrastate telecommunications services;

•

consents, licenses, permits or other actions required to be made with or obtained from any state or local franchise authority or other governmental authority concerning a franchise or other agreement, license, permit, resolution, ordinance or other written acknowledgement and that authorizes the construction, upgrade, maintenance and operation of any telecommunications, Voice over Internet Protocol, cable or open video system by Knology or any of its subsidiaries;

•	filings and approvals of NASDAQ required to permit the consummation of the merger;

•	such consents, licenses, permits, filings, or other actions as are required to be made with or obtained from the U.S. Copyright Office; and

•	with respect to Knology, such additional consents the failure of which to make or obtain would not, individually or in the aggregate, have a Company Material Adverse Effect.

Parent and Merger Sub are responsible for paying all filing fees in connection with the foregoing filings with governmental authorities, other than filing fees in connection with approvals required by local franchise authorities, which will be paid 50% by either WOW or Merger Sub and 50% by Knology.

In the event that any state anti-takeover or other similar law is or becomes applicable to the merger or any of the other transactions contemplated by the merger agreement, Knology, WOW and Merger Sub will use their respective reasonable best efforts to ensure that such transactions may be consummated as promptly as practicable on the terms and subject to the conditions set forth in the merger agreement, and otherwise to minimize the effect of such law on the merger agreement and the merger and the other transactions contemplated by the merger agreement.

Conditions to the Merger

The obligations of Knology, WOW and Merger Sub to consummate the merger are subject to the satisfaction of the following conditions, among others:

•	receipt of the Stockholder Approval;

•	receipt of approvals or the expiration or early termination of any applicable waiting period under the HSR Act and any non-U.S. antitrust laws or investment act laws;

•	receipt of the required regulatory approvals from the FCC; and

•	the absence of any law, order, injunction, rule, regulation or decree making illegal or prohibiting the merger.

The obligations of WOW and Merger Sub to consummate the merger are subject to the satisfaction of the following further conditions:

•

the representations and warranties of Knology relating to approval by its Board, capitalization, state anti-takeover statutes and Knology’s rights agreement are true and correct in all material respects as of the closing date;

•

all other representations and warranties of Knology set forth in the merger agreement are true and correct in all respects (without giving effect to any materiality, Company Material Adverse Effect or similar materiality qualifications set forth therein) on and as of the date of the merger agreement and on and as of the closing date of the merger, with the same force and effect as if made on and as of such date (other than such representations and warranties that address matters only as of a particular date, which representations and warranties must have been true and correct only as of such particular date), except for any failure to be so true and correct which has not had and would not have, individually or in the aggregate, a Company Material Adverse Effect;

•	Knology has performed in all material respects the covenants, obligations and agreements that are to be performed by it under the merger agreement prior to the effective time of the merger;

•	since the date of the merger agreement, a Company Material Adverse Effect has not occurred;

•

WOW and Merger Sub have received a certificate signed by an authorized officer of Knology with respect to the satisfaction of the conditions relating to Knology’s obligations and representations and warranties;

•	approval of certain specified state regulatory entities and certain state and local franchise authorities must have been granted and be in full force and effect; and

•	WOW and Merger Sub have received a certificate stating that Knology has not been a “United States Real Property Holding Corporation” within the relevant period.

The obligations of Knology to consummate the merger are subject to the satisfaction of the following further conditions:

•

representations and warranties of WOW and Merger Sub set forth in the merger agreement are true and correct on and as of the closing date of the merger with the same force and effect as if made on and as of such date, except (i) for any failure to be true and correct that would not or would not be reasonably expected to, individually or in the aggregate, prevent, materially restrict or impede the consummation of the merger or the ability of WOW or Merger Sub to fully perform its covenants and obligations under the merger agreement; and (ii) for those representations and warranties that address matters only as of a particular date, which representations must have been true and correct only as of such particular date, except for any failure to be true and correct as of such particular date that would not or would not be reasonably expected to, individually or in the aggregate, prevent, materially restrict or impede the consummation of the merger or the ability of WOW or Merger Sub to fully perform its covenants and obligations under the merger agreement;

•

WOW and Merger Sub have performed in all material respects the covenants, obligations and agreements that are to be performed by them under the merger agreement prior to the effective time of the merger; and

•

Knology has received a certificate signed by an authorized officer of WOW and Merger Sub with respect to the satisfaction of the conditions relating to WOW and Merger Sub’s obligations and representations and warranties.

Termination

The merger agreement may be terminated and the merger abandoned at any time before the effective time of the merger by mutual written agreement of Knology and WOW. In addition, the merger agreement may be terminated by either Knology or WOW under the following conditions:

•

any law, order, injunction, rule, regulation or decree that prohibits or prevents the merger, enjoins Knology or WOW from consummating the merger or renders the merger illegal, provided that the party seeking to terminate must have used commercially reasonable efforts to contest, appeal and remove such law, order, injunction, rule, regulation or decree;

•

the merger has not been consummated before October 18, 2012, provided the party seeking to terminate must not have caused the merger not to occur or the marketing period for the debt financing not to be completed by that date, and there must be no legal proceeding pending between WOW and Knology in connection with the merger agreement or the merger;

•	at the special meeting of Knology’s stockholders, the Stockholder Approval is not obtained; or

•

the other party materially breaches or fails to perform its representations, warranties or covenants, and such breach or failure results in the failure of a condition to closing to be satisfied and is uncured within a specified period, so long as the party seeking to terminate is not also in material breach.

Knology also may terminate the merger agreement if:

•

WOW fails to close the merger as provided in the merger agreement after the satisfaction or waiver of the conditions to closing the merger (other than those conditions that by their nature are to be satisfied at the closing and that would be capable of being satisfied if there were a closing), Knology has irrevocably confirmed by written notice to WOW that all conditions to closing have been satisfied (or Knology is willing to waive any unsatisfied closing condition that is waivable by Knology) and Knology is prepared to consummate the closing, WOW has failed to consummate the closing and Knology is ready, willing and able to consummate the merger; or

•	Knology enters into a definitive agreement with respect to an unsolicited alternative transaction proposal that the Board determines in good faith to be a superior proposal.

WOW also may terminate the merger agreement if:

•

Knology takes any action deemed under the merger agreement to constitute a change in the Board’s recommendation that stockholders adopt the merger agreement, provided that WOW’s termination right ends ten business days after such action occurs;

•

a tender or exchange offer for Knology’s common stock is announced that, if consummated, would constitute an acquisition of more than 50% of Knology’s outstanding voting securities or a sale or transfer of more than 50% of the fair market value of Knology’s assets, and Knology does not issue within ten business days a public statement reaffirming the Board’s recommendation that the stockholders adopt the merger agreement and recommending against such tender or exchange offer; or

•

if Knology or the Board has materially breached the “no-shop” provision of the merger agreement, other than immaterial or inadvertent breaches not intended to result in an alternative transaction proposal.

Termination Fees and Reimbursement of Expenses

Knology is required to pay WOW a termination fee of $25 million under the following circumstances (but in no event will Knology be required to pay such fee on more than one occasion):

•	In the event Knology terminates the merger agreement in order to enter into a definitive agreement to effect a superior proposal;

•

In the event that WOW terminates the merger agreement within the 10 business-day time period described above due to an action deemed under the merger agreement to constitute a change in the Knology Board’s recommendation regarding adoption of the merger agreement and approval of the merger or a failure by the Knology Board to reaffirm the its recommendation and recommend against an announced tender or exchange offer; or

•

In the event WOW terminates the merger agreement after Knology or its Board (or an authorized Board committee) have materially breached the “no-shop” provisions of the merger agreement, other than immaterial or inadvertent breaches not intended to result in an alternative transaction proposal.

Knology is required to pay WOW a termination fee of $25 million, as reduced by the amount of WOW expenses previously paid by Knology, in the event that all of the following apply (but in no event will Knology be required to pay such fee on more than one occasion):

•

Either (i) an action occurs that is deemed under the merger agreement to constitute a change in Knology’s Board’s recommendation regarding adoption of the merger agreement or (ii) a competing alternative transaction is publicly announced;

•

WOW or Knology terminate the merger agreement because the approval of Knology’s stockholders is not obtained at the Knology stockholder meeting, or WOW terminates the merger agreement because Knology materially breaches or fails to perform its representations, warranties or covenants, and such breach or failure results in the failure of a condition to closing to be satisfied, and Knology has failed to correct such breach or failure to perform within a specified cure period; and

•

Within twelve months after such termination of the merger agreement, either (i) a competing alternative transaction is consummated or (ii) a definitive agreement is entered into providing for a competing alternative transaction, and such competing alternative transaction is subsequently consummated.

Knology will be required to pay reasonable and documented out-of-pocket costs and expenses incurred by WOW or Merger Sub in connection with the merger agreement, up to a maximum of $4.5 million in the aggregate, if WOW or Knology terminate the merger agreement because the approval of Knology’s stockholders is not obtained at the Knology stockholder meeting.

WOW is required to pay Knology a reverse termination fee of $65 million under the following circumstances (but in no event will WOW be required to pay such fee on more than one occasion):

•

Knology terminates the merger agreement because either WOW or Merger Sub materially breaches or fails to perform its representations, warranties or covenants, and such breach or failure results in the failure of a condition to closing to be satisfied, and WOW or Merger Sub (as applicable) has failed to correct such breach or failure to perform within a specified cure period; or

•

Knology terminates the merger agreement because WOW fails to close the merger as provided in the merger agreement after the satisfaction or waiver of the conditions to closing the merger (other than those conditions that by their nature are to be satisfied at the closing and that would be capable of being satisfied if there were a closing), Knology has irrevocably confirmed by written notice to WOW that all conditions to closing have been satisfied (or Knology is willing to waive any unsatisfied closing condition that is waivable by Knology) and Knology is prepared to consummate the closing, WOW has failed to consummate the closing and Knology is ready, willing and able to consummate the merger.

WOW has agreed to promptly reimburse Knology, upon Knology’s request, for all reasonable and documented out-of-pocket costs and expenses incurred by Knology and its subsidiaries in connection with the cooperation of Knology and its subsidiaries with respect to the arrangement of the financing of the merger (in an amount not to exceed $3.0 million). WOW will also indemnify and hold harmless Knology, its subsidiaries and their respective representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the financing and any information used in connection therewith, except with respect to any information prepared or provided by Knology, any of its subsidiaries, or their respective representatives, or to the extent such losses, damages, claims, costs or expenses result from the gross negligence or willful misconduct of Knology, any of its Subsidiaries or their respective representatives.

Avista Capital and Avista Capital Partners (Offshore), L.P. have agreed, pursuant to the Limited Guaranty, to guarantee the payment of the reverse termination fee that may be payable by WOW, as well as certain other obligations of WOW and Merger Sub, as described under “The Merger—Limited Guaranty.”

Other Expenses

All fees and expenses incurred in connection with the merger agreement will be paid by the party incurring such expenses, except as described under “—Reasonable Efforts; Regulatory Filings” and “—Termination Fees and Reimbursement of Expenses.”

Amendment

The merger agreement may be amended at any time, whether before or after its approval by Knology’s stockholders, upon the written agreement of Knology, WOW, and Merger Sub. In addition, any party to the merger agreement may waive any inaccuracies in the representations and warranties made to such party or waive compliance with any of the agreements or conditions for the benefit of such party. However, after approval of the merger agreement by Knology’s stockholders, no amendment that requires the approval of Knology’s stockholders under the DGCL may be made without such approval. In addition, after approval by Knology’s stockholders, no waiver may be made that by applicable law, or in accordance with the rules of any relevant stock exchange, requires further approval of Knology’s stockholders.

Remedies

WOW’s right to receive payment of a termination fee of $25 million from Knology is the sole and exclusive remedy of WOW and Merger Sub against Knology and its subsidiaries, and their respective former, current and future directors, officers, employees, agents, general and limited partners, managers, members, stockholders, affiliates and assignees, except for certain rights to equitable relief, including specific performance, described below. Knology’s right to receive payment of a reverse termination fee of $65 million from WOW or from the Guarantors under the Limited Guaranty in respect thereof is the sole and exclusive remedy of Knology against WOW, Merger Sub, the Guarantors and any of their respective former, current and future direct or indirect equity holders, lenders or prospective lenders, controlling persons, directors, officers, employees, agents, attorneys, affiliates, members, managers, general or limited partners, stockholders or assignees, except for certain rights to equitable relief, including specific performance, described below.

Prior to the valid termination of the merger agreement, the parties to the merger agreement will be entitled to an injunction or injunctions, specific performance or other equitable remedies to prevent breaches of the merger agreement and to enforce specifically the terms and provisions thereof. However, the right of Knology to seek specific performance of WOW’s obligation to cause the equity financing to be funded to fund the merger or cause the merger to be consummated will be subject to the requirements that (i) the conditions to closing of the merger set forth in the merger agreement have been satisfied (other than conditions to Knology’s obligation to close the merger or conditions that by their nature are to be satisfied at the closing of the merger and that would be capable of being satisfied if there were a closing); (ii) the financing provided for in the Debt Commitment Letter (or if alternative financing is being used, pursuant to the commitments with respect to such alternative financing) has been funded or will be funded at the closing of the merger if the equity commitments under the Equity Financing Letter are funded at the closing of the merger; (iii) Knology has irrevocably confirmed in writing to WOW that if specific performance is granted and the equity financing and debt financing are funded, then Knology is ready, willing and able to consummate the merger; and (iv) WOW and Merger Sub are required to complete the closing pursuant to the terms of the merger agreement but have not yet done so. In addition, the right of Knology to seek specific performance to cause WOW and Merger Sub to enforce the terms of the Debt Commitment Letter will be subject to the requirements that (i) the conditions to closing of the merger set forth in the merger agreement have been satisfied (other than conditions to Knology’s obligation to close the merger or conditions that by their nature are to be satisfied at the closing of the merger and that would be capable of being satisfied if there were a closing); (ii) all of the conditions to the consummation of the debt financing have been satisfied (or, with respect to certificates to be delivered at consummation of the debt financing, are capable of being satisfied upon consummation); and (iii) WOW and Merger Sub are required to complete the closing pursuant to the terms of the merger agreement but have not yet done so.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

(PROPOSAL NO. 2)

As required by Section 14A of the Exchange Act and the SEC’s rules thereunder, Knology is asking its stockholders to cast an advisory (non-binding) vote on the compensation that may be payable to its named executive officers under existing arrangements in connection with the merger, as described in this proxy statement under “The Merger—Executive Compensation Payable in Connection with the Merger—Change in Control Compensation,” including in the associated narrative discussion. In accordance with these requirements, Knology is asking its stockholders to vote on the adoption of the following resolution:

“RESOLVED, that the compensation that may be payable to Knology’s named executive officers in connection with the merger, as disclosed in the table captioned “Change in Control Compensation” on page 40 under “The Merger—Executive Compensation Payable in Connection with the Merger,” including the associated narrative discussion, and the agreements or understandings pursuant to which such compensation may be payable, are hereby APPROVED.”

The Board unanimously recommends that you vote “FOR” the approval of this proposal.

The vote on the executive compensation payable in connection with the merger is a vote separate and apart from the vote to adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement. You may vote to approve this proposal and vote not to adopt the merger agreement, or you may vote against this proposal and vote to adopt the merger agreement. Because the vote on this proposal is advisory in nature only, it will not be binding on Knology. Accordingly, because Knology is contractually obligated to pay the compensation covered by this proposal, such compensation will be payable, subject only to the applicable conditions, if the merger is approved and regardless of the outcome of the advisory vote.

The affirmative vote of the holders of a majority of shares of Knology common stock present in person or represented by proxy at the special meeting and entitled to vote on this proposal will be required to approve the proposal. Abstentions from voting on this proposal will have the same effect as a vote against this proposal. Failures to submit a proxy (if you do not attend the special meeting in person) and any broker non-votes will not affect the outcome of the vote on this proposal.

ADJOURNMENT PROPOSAL

(PROPOSAL NO. 3)

Knology is asking its stockholders to consider and vote upon a proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of adoption of the merger agreement and approval of the merger and the other transactions contemplated by the merger agreement.

If the number of shares of common stock present in person or represented by proxy at the special meeting voting in favor of proposal 1 to adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement is insufficient to approve proposal 1 at the time of the special meeting, then Knology may move to adjourn the special meeting in order to enable the Board to solicit additional proxies in respect of such proposal. In that event, Knology stockholders will be asked to vote only upon the adjournment proposal, and not on any other proposal, including proposal 1.

In this proposal, you are being asked to authorize the holder of any proxy solicited by the Board to vote in favor of granting discretionary authority to the proxy or attorney-in-fact to adjourn the special meeting one or more times for the purpose of soliciting additional proxies. If Knology’s stockholders approve the adjournment proposal, Knology could adjourn the special meeting and any adjourned session of the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders that have previously returned properly executed proxies or authorized a proxy by using the Internet or telephone. Among other things, approval of the adjournment proposal could mean that, even if Knology has received proxies representing a sufficient number of votes against the approval of proposal 1 such that the proposal would be defeated, Knology could adjourn the special meeting without a vote on proposal 1 and seek to obtain sufficient votes in favor of approval of proposal 1 to obtain approval of that proposal.

The Board unanimously recommends that you vote “FOR” the approval of this proposal.

The affirmative vote of the holders of a majority of shares of Knology common stock present in person or represented by proxy at the special meeting and entitled to vote on this proposal will be required to approve the proposal. Abstentions from voting on this proposal will have the same effect as a vote against this proposal. Failures to submit a proxy (if you do not attend the special meeting in person) and any broker non-votes will not affect the outcome of the vote on this proposal.

MARKET PRICE OF KNOLOGY’S COMMON STOCK

Market Information

Our common stock has traded on the NASDAQ Global Market under the ticker symbol “KNOL” since December 18, 2003. The following table sets forth the high and low sales prices as reported on the NASDAQ Global Market for the period from January 1, 2010 through December 31, 2011.

	High		Low
2012
Second Quarter (through [****])	$	[**]	$	[**]
First Quarter		$19.73		$14.01
2011
Fourth Quarter		$14.89		$12.19
Third Quarter		$15.42		$12.47
Second Quarter		$15.90		$13.41
First Quarter		$16.13		$12.52
2010
Fourth Quarter		$15.95		$13.33
Third Quarter		$13.66		$10.42
Second Quarter		$14.00		$10.45
First Quarter		$14.14		$10.40

The closing price of our common stock was $18.05 on April 17, 2012, the date immediately prior to the public announcement of such transaction, and $[**] on [****], 2012, the latest practicable date prior to the printing of this proxy statement.

Holders

As of [****], 2012, there were approximately [***] stockholders of record of our common stock (excluding beneficial owners of shares registered in nominee or street name).

Dividends

We have never declared or paid any cash dividends on our common stock and do not anticipate paying cash dividends on our common stock in the foreseeable future. It is the current policy of our Board to retain earnings to finance the upgrade and expansion of our operations. In addition, there are material limitations on our ability to pay dividends on and repurchase shares of our common stock pursuant to the terms of our credit agreement. We may use a minimum of $30 million to pay dividends or repurchase shares, plus, commencing in 2012, limited additional amounts so long as our leverage ratio does not exceed 3.5 to 1.0. Future declarations and payments of dividends, if any, will be determined based on the then-current conditions, including our earnings, operations, capital requirements, financial condition, any restrictions in our debt agreements and other factors our Board deems relevant.

On August 11, 2011, the Board authorized a repurchase program of our common stock. The authorization sets the total amount available for repurchase under the program at 2,000,000 shares. We have not repurchased any shares of our common stock under the repurchase program to date, and under the terms of the merger agreement, the Board is not permitted to make any repurchases of our common stock without the prior written consent of WOW.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our common stock as of May 1, 2012 for the following persons:

•	each person known by us to beneficially own more than 5% of our outstanding common stock;

•	each of our named executive officers;

•	each of our directors; and

•	all of our directors and officers as a group.

As of May 1, 2012, there were 38,666,390 shares of our common stock issued and outstanding. Unless otherwise indicated, the address of each of the named individuals is c/o Knology, Inc., 1241 O.G. Skinner Drive, West Point, Georgia, 31833.

Beneficial Owner (1)	Number of Shares (1)	Percentage Ownership (2)
Alydar Capital, LLC (3)	2,530,000	6.5%
Brown Advisory Holdings, Inc. (4)	2,414,550	6.2%
The Burton Partnerships (5)	4,819,030	12.5%
Farallon Capital Management, L.L.C. (6)	3,587,394	9.3%
T. Rowe Price Associates, Inc. (7)	2,489,660	6.4%
Alan A. Burgess (8)	43,400	*
Donald W. Burton (5)(9)	4,895,689	12.7%
O. Gene Gabbard (10)	90,042	*
Rodger L. Johnson (11)	1,147,312	2.9%
Campbell B. Lanier, III (12)	354,577	*
William H. Scott, III (13)	128,260	*
M. Todd Holt (14)	322,180	*
Bret T. McCants (15)	320,730	*
Robert K. Mills (16)	44,702	*
John D. Treece (17)	37,163	*
Chad S. Wachter (18)	204,944	*
Officers and directors as a group (10 persons)	7,551,836	18.9%

*	Less than 1.0%

(1)	A person is deemed to be a “beneficial owner” of a security if he or she has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days of May 1, 2012. More than one person may be deemed to be a beneficial owner of the same securities. All persons shown in the table above have sole voting and investment power, except as otherwise indicated.

(2)	For the purpose of computing the percentage ownership of each beneficial owner, any securities which were not outstanding but which were subject to options held by such beneficial owner exercisable within 60 days of May 1, 2012 were deemed to be outstanding in determining the percentage owned by such person, but were not deemed outstanding in determining the percentage owned by any other person.

(3)	The address of Alydar Capital, LLC is 222 Berkeley Street, 17th Floor, Boston, MA 02116. Information is based solely on a Schedule 13G/A filed with the SEC on February 13, 2012 with respect to our common stock. The Schedule 13G/A was filed by the following entities and persons: John A. Murphy, an individual, as managing member of Alydar Capital, LLC, a Delaware limited liability company, and Alydar Partners, LLC, a Delaware limited liability company. Alydar Capital, LLC is the general partner of Alysheba Fund, L.P. and Alysheba QP Fund, L.P. Alydar Partners, LLC is the investment manager of Alysheba Fund, L.P., Alysheba QP Fund, L.P., and Alysheba Fund Limited.

(4)	The address of Brown Advisory Holdings, Inc. is 901 South Bond Street, Suite 400, Baltimore, Maryland, 21231. Information is based solely on a Schedule 13G/A filed with the SEC on February 2, 2012 with respect to our common stock. The Schedule 13G/A was filed by Brown Advisory Holdings Inc. (“BAHI”) with respect to the shares of our common stock beneficially owned by investment companies and other managed accounts of direct/indirect subsidiaries of BAHI including Brown Investment Advisory Incorporated and Brown Investment Advisory & Trust Company.

(5)	The address of The Burton Partnerships is 565 Pine Drive, Jackson, Wyoming 83001-4643. Includes 3,610,944 shares of our common stock held by The Burton Partnership (QP), Limited Partnership of which Mr. Burton is the sole general partner, and 1,203,644 shares of our common stock held by The Burton Partnership, Limited Partnership of which Mr. Burton is the general partner.

(6)	The address of Farallon Capital Management, LLC is One Maritime Plaza, Suite 2100, San Francisco, California 94111. Information is based solely on a Schedule 13G/A filed with the SEC on January 25, 2012 with respect to our common stock. The Schedule 13G/A was filed by the following entities and persons: (i) Farallon Capital Partners, L.P., a California limited partnership (“FCP”), with respect to the shares of our common stock held by it; (ii) Farallon Capital Institutional Partners, L.P., a California limited partnership (“FCIP”), with respect to the shares of our common stock held by it; (iii) Farallon Capital Institutional Partners II, L.P., a California limited partnership (“FCIP II”), with respect to the shares of our common stock held by it; (iv) Farallon Capital Institutional Partners III, L.P., a Delaware limited partnership (“FCIP III”), with respect to the shares of our common stock held by it; (v) Farallon Capital Offshore Investors II, L.P., a Cayman Islands exempted limited partnership (“FCOI II”), with respect to the shares of our common stock held by it; (vi) Farallon Capital (AM) Investors, L.P., a Delaware limited partnership (“FCAMI”), with respect to the shares of our common stock held by it (FCP, FCIP, FCIP II, FCIP III, FCOI II and FCAMI are together referred to herein as the “Farallon Funds”); (vii) Farallon Capital Management, L.L.C., a Delaware limited liability company (the “Management Company”), with respect to the shares of our common stock held by one or more accounts (the “Managed Accounts”), each as managed by the Management Company; (viii) Farallon Partners, L.L.C., a Delaware limited liability company (the “Farallon General Partner”), which is the general partner of each of the Farallon Funds, with respect to the shares of our common stock held by each of the Farallon Funds; and (ix) the following reporting persons, each of whom is a managing member of both the Farallon General Partner and the Management Company, with respect to the shares of our common stock held by the Farallon Funds and the Managed Accounts: Richard B. Fried; Daniel J. Hirsch; Monica R. Landry; Davide Leone; Michael G. Linn; Douglas M. MacMahon; Stephen L. Millham; Rajiv A. Patel; Thomas G. Roberts, Jr.; Andrew J. M. Spokes; Thomas F. Steyer; John R. Warren; and Mark C. Wehrly.

(7)	The address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202. Information is based solely on a Schedule 13G/A filed with the SEC on February 10, 2012 with respect to our common stock.

(8)	Includes 15,650 shares of our common stock issuable under options.

(9)	The address of Mr. Burton and Snake River Partners is 614 West Bay Street, Tampa, Florida 33606. Includes 3,610,944 shares of our common stock held by The Burton Partnership (QP), Limited Partnership of which Mr. Burton is the sole general partner; 1,203,644 shares of our common stock held by The Burton Partnership, Limited Partnership of which Mr. Burton is the general partner; and 4,442 shares of our common stock held by Snake River Partners of which Mr. Burton is general partner. Includes 12,500 share of our common stock issuable under options.

(10)	Includes 7,000 shares of our common stock issuable under options.

(11)	Includes 627,458 shares of our common stock issuable under options.

(12)	Includes 18,135 shares of our common stock held by The Campbell B. Lanier, Jr. Irrevocable Life Insurance Trust, of which Mr. Lanier is trustee; 147,285 shares of our common stock held by the Lanier Family Foundation, of which Mr. Lanier is co-trustee; 138,177 shares of our common stock held by the Charitable Remainder Education Trust III; and 33,600 shares of our common stock held by Mr. Lanier’s wife. Also includes 12,500 shares of our common stock issuable under options.

(13)	Includes 22,471 shares of our common stock held by the Melissa H. Lanier 1997 GST Trust, of which Mr. Scott is trustee; 388 shares of our common stock held by Martha Jernigan Scott; and 43,504 shares of our common stock held by the William H. Scott, III February 2009 Annuity Trust of which Mr. Scott is the trustee. Also includes 12,500 shares of our common stock issuable under options.

(14)	Includes 232,905 shares of our common stock issuable under options.

(15)	Includes 208,727 shares of our common stock issuable under options.

(16)	Includes 12,500 shares of our common stock issuable under options.

(17)	Includes 7,851 shares of our common stock issuable under options.

(18)	Includes 151,247 shares of our common stock issuable under options.

APPRAISAL RIGHTS

Under Section 262 of the DGCL, you have the right to dissent from the merger and to receive payment in cash for the fair value of your shares of Knology common stock as determined by the Delaware Court of Chancery, together with interest but exclusive of any element of value arising from the accomplishment or expectation of the merger, if any, as determined by the court, in lieu of the consideration you would otherwise be entitled to pursuant to the merger agreement. These rights are known as appraisal rights. Stockholders electing to exercise appraisal rights must strictly comply with the provisions of Section 262 of the DGCL in order to perfect their rights. We will require strict compliance with the statutory procedures.

The following is intended as a brief summary of the material provisions of the DGCL statutory procedures required to be followed by a stockholder in order to dissent from the merger and perfect appraisal rights.

This summary, however, is not a complete statement of all applicable legal requirements and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex C to this proxy statement. Failure to precisely follow any of the statutory procedures set forth in Section 262 of the DGCL may result in a termination or waiver of your appraisal rights. All references in this summary to a “stockholder” are to the record holder of shares of Knology common stock unless otherwise indicated.

Section 262 requires that stockholders, who were such on the record date for notice of such meeting and who are entitled to exercise appraisal rights, be notified not less than 20 days before the stockholders’ meeting to vote on the merger that appraisal rights will be available. A copy of Section 262 must be included with such notice. This proxy statement constitutes our notice to Knology’s stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the copy of Section 262 contained in Annex C to this proxy statement because failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under the DGCL.

If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

•

You must deliver to us a written demand for appraisal of your shares before the vote on whether to adopt and approve the merger agreement and the merger is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption and approval of the merger agreement and the merger. Voting against or failing to vote for the adoption and approval of the merger agreement and the merger by itself does not constitute a demand for appraisal within the meaning of Section 262.

•

You must not vote in favor of, or consent in writing to, the adoption and approval of the merger agreement and the merger. A vote in favor of the adoption and approval of the merger agreement and the merger, by proxy, over the Internet, by telephone or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal. A proxy which does not contain voting instructions will, unless revoked, be voted in favor of the adoption and approval of the merger agreement and the merger. Therefore, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against adoption and approval of the merger agreement and the merger or abstain from voting on adoption and approval of the merger agreement and the merger.

•

You must continue to hold your shares of Knology common stock through the effective date of the merger. Therefore, a stockholder who is the record holder of shares of Knology common stock on the date the written demand for appraisal is made but who thereafter transfers the shares prior to the effective date of the merger will lose any right to appraisal with respect to such shares.

•

You or the surviving company must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares within 120 days after the effective time of the merger. The surviving company is under no obligation to file any petition and presently has no intention of doing so.

If you fail to comply with any of these conditions or any other applicable requirements of Section 262, and the merger is completed, you will be entitled to receive the merger consideration, but you will have no appraisal rights with respect to your shares of Knology common stock.

All demands for appraisal should be addressed to:

Knology, Inc.

1241 O.G. Skinner Drive

West Point, Georgia 31833

Attention: Corporate Secretary

All such demands for appraisal must be delivered before the vote on the merger agreement and the merger is taken at the special meeting and should be executed by, or on behalf of, the record holder of the shares of common stock. The demand must reasonably inform us of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares.

To be effective, a demand for appraisal by a holder of common stock must be made by, or in the name of, such registered stockholder, fully and correctly, with respect to shares evidenced by certificates, as the stockholder’s name appears on his or her stock certificate(s), or, with respect to book-entry shares of common stock, on the stock ledger. Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to Knology. The beneficial holder must, in such cases, have the registered owner, such as a broker, bank, trust or other nominee, submit the required demand in respect of those shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by or for the fiduciary; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. If you hold shares of Knology common stock through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

If you hold your shares of common stock in a bank, brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker, bank, trust or the other nominee, as applicable, to determine the appropriate procedures for the making of a demand for appraisal of those shares by the nominee. A person having a beneficial interest in shares held of record in the name of another person, such as a broker, bank or other nominee, must act promptly to cause the record holder to follow properly and in a timely manner the steps necessary to perfect appraisal rights in accordance with Section 262 of the DGCL.

Within 10 days after the effective time of the merger, the surviving corporation must give written notice that the merger has become effective to each stockholder who has properly filed a written demand for appraisal in accordance with Section 262 and who did not vote in favor of adoption and approval of the merger agreement and the merger. At any time within 60 days after the effective time of the merger, any stockholder who has demanded an appraisal, and who has not commenced an appraisal proceeding or joined that proceeding as a named party, has the right to withdraw the demand and to accept the cash payment specified by the merger agreement for his or her shares of common stock; after this period, the stockholder may withdraw such demand for appraisal only with the consent of the surviving corporation. Within 120 days after the effective date of the merger, any stockholder who has complied with Section 262 will, upon written request to the surviving corporation, be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the merger agreement and the merger and with respect to which demands for appraisal rights have been received and the aggregate number of holders of such shares. A person who is the beneficial owner of shares of common stock held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, request from the surviving corporation the statement described in the previous sentence. Such written statement will be mailed to the requesting stockholder within 10 days after such written request is received by the surviving corporation or within 10 days after expiration of the period for delivery of demands for appraisal, whichever is later. Within 120 days after the effective time of the merger, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. A person who is the beneficial owner of shares of Knology common stock held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file the petition described in the previous sentence. Upon the filing of the petition by a stockholder, service of a copy of such petition will be made upon Knology, as the surviving corporation. The surviving corporation has no obligation to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previously written demand for appraisal. There is no present intent on the part of Knology to file an appraisal petition, and stockholders seeking to exercise appraisal rights should not assume that Knology will file such a petition or that Knology will initiate any negotiations with respect to the fair value of such shares. Accordingly, stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Delaware Court of Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. After notice to dissenting stockholders who demanded appraisal of their shares, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Delaware Court of Chancery may require the stockholders who have demanded appraisal for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of common stock, the Delaware Court of Chancery will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. When the value is determined, the Delaware Court of Chancery will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Delaware Court of Chancery so determines, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing those shares and book-entry shares.

In determining fair value, and, if applicable, interest, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.”

Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

You should be aware that the fair value of your shares as determined under Section 262 could be more than, equal to, or less than the value that you are entitled to receive under the terms of the merger agreement. An opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a merger is not an opinion as to, and does not in any manner address, fair value under Section 262 of the DGCL.

Costs of the appraisal proceeding may be imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery as the Court deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal.

Any stockholder who had demanded appraisal rights will not, after the effective time of the merger, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective time of the merger; however, if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the merger within 60 days after the effective time of the merger, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the cash payment for shares of his, her or its shares of common stock pursuant to the merger agreement. If the stockholder fails to perfect, successfully withdraws or loses the appraisal right, the stockholder’s shares will be converted into the right to receive the merger consideration, without interest thereon, less any withholding taxes. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the prior approval of the Court, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party will maintain the right to withdraw its demand for appraisal and to accept the cash that such holder would have received pursuant to the merger agreement within 60 days after the effective date of the merger.

Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of appraisal rights. In that event, you will be entitled to receive the merger consideration for your shares in accordance with the merger agreement. In view of the complexity of Section 262, stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

THE PROCESS OF DEMANDING AND EXERCISING APPRAISAL RIGHTS REQUIRES STRICT COMPLIANCE WITH TECHNICAL PREREQUISITES. THOSE INDIVIDUALS OR ENTITIES WISHING TO EXERCISE THEIR APPRAISAL RIGHTS SHOULD CONSULT WITH THEIR OWN LEGAL COUNSEL IN CONNECTION WITH COMPLIANCE UNDER SECTION 262 OF THE DGCL. TO THE EXTENT THERE ARE ANY INCONSISTENCIES BETWEEN THE FOREGOING SUMMARY AND SECTION 262 OF THE DGCL, THE DGCL SHALL GOVERN.

STOCKHOLDER PROPOSALS AND NOMINATIONS

If the merger is completed, there will be no public stockholders of Knology and no public participation in any future meetings of Knology’s stockholders. However, if the merger is not completed, Knology will hold a 2012 annual meeting of stockholders. In that event, any proposal submitted by a stockholder for action at the 2012 annual meeting will be acted on only in the following circumstances:

•

Proposals for inclusion in Knology’s proxy statement:  If Knology holds a 2012 annual meeting, the meeting will occur more than 30 days after the anniversary of the previous year’s annual meeting. Accordingly, to be considered for inclusion in Knology’s proxy statement relating to the 2012 annual meeting pursuant to Rule 14a-8 under the Exchange Act, any stockholder proposal must be submitted to Knology a reasonable time before Knology begins to print its proxy materials for the 2012 annual meeting.

•

Nominations and other proposals for presentation at the 2012 annual meeting:  Any stockholder nomination of a person to serve on Knology’s Board, and any stockholder proposal not submitted for inclusion in Knology’s proxy statement for the 2012 annual meeting pursuant to Rule 14a-8, should have been received at our principal executive offices no later than the close of business on February 7, 2012. However, if Knology’s 2012 annual meeting occurs more than 70 days after the anniversary of the 2011 annual meeting, our bylaws provide that such nominations or proposals must be submitted no later than the 10th day following Knology’s public announcement of the date of the 2012 annual meeting.

If Knology does hold a 2012 annual meeting, Knology will announce the date of the meeting, and the specific deadlines for submission of stockholder proposals and nominations in respect thereof, by filing a Current Report on Form 8-K with the SEC promptly after Knology’s Board establishes the date of the meeting.

All stockholder proposals and nominations of persons to serve on Knology’s Board should be sent by certified mail, return receipt requested, to Knology, Inc., 1241 O.G. Skinner Drive, West Point, Georgia 31833, Attention: Chad S. Wachter, Vice President and General Counsel.

WHERE YOU CAN FIND MORE INFORMATION

Knology files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy this information at the following location of the SEC:

Public Reference Room

Room 1580

100 F Street, N.E.

Washington, D.C. 20549

Please call the SEC at (800) 732-0330 for further information on the public reference room. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, Room 1580, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Knology’s public filings are also available to the public from document retrieval services and the website maintained by the SEC at www.sec.gov. Knology’s annual, quarterly and current reports are not incorporated by reference in this proxy statement or delivered with it, but are available, without exhibits, to any person, including any beneficial owner of Knology’s common stock, to whom this proxy statement is delivered, without charge, upon request directed to Knology, Inc., 1241 O.G. Skinner Drive, West Point, Georgia 31833, Attn: Investor Relations.

You should rely only on the information contained in this proxy statement. No persons have been authorized to give any information or to make any representations other than those contained, or incorporated by reference, in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by Knology or any other person. Knology has supplied all information contained in this proxy statement relating to Knology and its affiliates. WOW has supplied all information contained in this proxy statement relating to WOW, Merger Sub and their affiliates.

ANNEX A

The merger agreement has been included to provide stockholders with information regarding its terms. It is not intended to provide any other factual information about Knology. The merger agreement contains representations and warranties that the parties to the merger agreement made to and solely for the benefit of each other. The assertions embodied in Knology’s representations and warranties are qualified by information contained in a confidential disclosure schedule that Knology provided to WOW in connection with the merger agreement. Accordingly, Knology’s stockholders should not rely on representations and warranties as characterizations of the actual state of facts or circumstances, because they were only made as of the date of the merger agreement and are modified in important part by the disclosure schedule. Moreover, information concerning the subject matter of such representations and warranties may change after the date of the merger agreement, which subsequent information may or may not be reflected in Knology’s public disclosures.

AGREEMENT AND PLAN OF MERGER

by and among

WIDEOPENWEST FINANCE, LLC

KINGSTON MERGER SUB, INC.

and

KNOLOGY, INC.

Dated as of April 18, 2012

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of April 18, 2012 by and among WideOpenWest Finance, LLC, a Delaware limited liability company (“Parent”), Kingston Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Knology, Inc., a Delaware corporation (the “Company”). Capitalized terms that are used in this Agreement and not otherwise defined shall have the respective meanings ascribed thereto in Article IX.

RECITALS:

WHEREAS, the Company Board, acting upon the unanimous recommendation of a committee of the Company Board consisting only of independent directors of the Company (the “Transaction Committee”), has unanimously (i) approved, and declared advisable, this Agreement providing for the merger of Merger Sub with and into the Company (the “Merger”) in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) upon the terms and subject to the conditions set forth in this Agreement, (ii) approved the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and other obligations hereunder and the consummation of the Merger upon the terms and subject to the conditions set forth in this Agreement, and (iii) resolved to recommend that the Company Stockholders adopt this Agreement in accordance with the DGCL; and

WHEREAS, each of the board of managers of Parent and the board of directors of Merger Sub have (i) approved, and declared advisable, this Agreement providing for the Merger, and (ii) approved the execution and delivery of this Agreement, performance of their respective covenants and other obligations hereunder and the consummation of the Merger upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, immediately following the execution of this Agreement, Parent, as the sole stockholder of Merger Sub, will act by written consent to adopt this Agreement; and

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Avista Capital Partners, L.P. and Avista Capital Partners (Offshore), L.P. (the “Guarantors”) have entered into a guarantee, dated as of the date hereof and in the form attached hereto as Exhibit A (the “Guarantee”), in favor of the Company with respect to the obligations and liabilities of Parent and Merger Sub arising under, or in connection with, this Agreement upon the terms and subject to the conditions set forth in this Agreement and the Guarantee.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the applicable provisions of the DGCL, at the Effective Time Merger Sub shall be merged with and into the Company. At the Effective Time and as a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger. The Company, in its capacity as the surviving corporation of the Merger, is sometimes referred to herein as the “Surviving Corporation.”

1.2 The Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent, Merger Sub and the Company shall cause the Merger to be consummated under the DGCL by filing with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) a certificate of merger relating to the Merger (the “Certificate of Merger”) in such form as is required by, and executed and acknowledged in accordance with, the applicable provisions of the DGCL (the time of such filing with the Delaware Secretary of State, or such later time as may be agreed in writing by Parent, Merger Sub and the Company and specified in the Certificate of Merger, being referred to herein as the “Effective Time”).

1.3 The Closing. The consummation of the Merger shall take place at a closing (the “Closing”) to occur at the offices of Hogan Lovells US LLP, Columbia Square, 555 Thirteenth Street, Washington, DC, 20004, at 10:00 a.m. (New York Time) on the third (3rd) Business Day after the satisfaction or waiver (to the extent permitted hereunder) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder), of those conditions at such time), or at such other location, date and time as Parent, Merger Sub and the Company shall mutually agree upon in writing; provided, that notwithstanding the satisfaction or waiver of the closing conditions described in Article VI, Parent and Merger Sub shall not be required to effect the Closing until the earlier of (a) a date during the Marketing Period specified by Parent on at least three (3) Business Days notice to the Company and (b) the first Business Day following the final day of the Marketing Period. The date upon which the Closing shall actually occur pursuant hereto is referred to herein as the “Closing Date.”

1.4 Effects of the Merger. At and after the Effective Time, the effects of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.5 Certificate of Incorporation and Bylaws.

(a) Certificate of Incorporation. At the Effective Time, subject to the provisions of Section 5.10(a), the certificate of incorporation of the Company (the “Certificate of Incorporation”) shall be amended as of the Effective Time to read in its entirety in the form of the certificate of incorporation attached hereto as Exhibit B, and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL and such certificate of incorporation.

(b) Bylaws. At the Effective Time, subject to the provisions of Section 5.10(a), the bylaws of the Company shall be amended as of the Effective Time to be identical to the bylaws of Merger Sub as in effect immediately prior to the Effective Time, and, as so amended, shall become the bylaws of the Surviving Corporation (except that, for the avoidance of doubt, the name of the Surviving Corporation shall be Kingston Merger Sub, Inc.) until thereafter amended in accordance with the applicable provisions of the DGCL, the certificate of incorporation of the Surviving Corporation and such bylaws.

1.6 Directors and Officers.

(a) Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their earlier death, resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

(b) Officers. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their earlier death, resignation or removal or until their respective successors are duly appointed, as the case may be.

1.7 Effect on Capital Stock.

(a) Capital Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, or the holders of any of the securities of the Company or Merger Sub, the following shall occur:

(i) each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time (other than Owned Company Shares and Dissenting Shares) shall automatically be cancelled, extinguished and converted into the right to receive cash in an amount equal to $19.75 (the “Per Share Price”), without interest thereon; and

(ii) each share of Company Common Stock that is held by the Company or owned by Parent or Merger Sub, or by any direct or indirect wholly owned Subsidiary of Parent or Merger Sub, in each case immediately prior to the Effective Time (“Owned Company Shares”), shall automatically be cancelled and extinguished without any conversion thereof or consideration paid therefore; and

(iii) each share of common stock, par value $0.01 per share, of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation, and thereupon each certificate representing ownership of such shares of common stock of Merger Sub shall thereafter represent ownership of shares of common stock of the Surviving Corporation.

(b) Adjustment to Per Share Price. The Per Share Price shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend or distribution (including any dividend or other distribution of securities convertible into Company Common Stock, but excluding, for the avoidance of doubt, the granting or other issuance of Company Options in accordance with this Agreement), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Company Common Stock occurring on or after the date hereof and prior to the Effective Time, in each case which is effected in accordance with or otherwise permitted by the terms of this Agreement.

(c) Dissenting Shares.

(i) Notwithstanding any provision of this Agreement to the contrary, subject to Section 1.7(c)(ii), any shares of Company Common Stock held by a holder who has properly exercised appraisal rights for such shares pursuant to Section 262 of the DGCL and who, as of the Effective Time, has not effectively withdrawn or lost or failed to perfect such appraisal rights (“Dissenting Shares”) shall not be converted into or represent a right to receive the Per Share Price pursuant to Section 1.7(a), but instead shall be converted into the right to receive only such consideration as may be determined to be due with respect to such Dissenting Shares under the DGCL. Parent shall be entitled to utilize any funds deposited into the Exchange Fund with respect to Dissenting Shares for purposes of paying the consideration payable with respect to such Dissenting Shares. From and after the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the rights set forth in Section 262 of the DGCL, and a holder of Dissenting Shares shall not be entitled to exercise any of the voting rights or other rights of an equity owner of the Surviving Corporation or of a stockholder of Parent.

(ii) Notwithstanding the provisions of Section 1.7(c)(i), if any holder of shares of Company Common Stock who demands appraisal for such shares in accordance with the DGCL shall effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal, then such holder’s shares shall no longer be Dissenting Shares and shall automatically be converted into and represent only the right to receive the Per Share Price as set forth in Section 1.7(a), without any interest thereon.

(iii) The Company shall give Parent (A) prompt notice of any written demands for appraisal rights of any shares of Company Common Stock, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company which relate to any such demand for appraisal rights and (B) the opportunity to participate in all negotiations and proceedings which take place prior to the Effective Time with respect to demands for appraisal rights under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal rights of Company Common Stock, offer to settle or settle any such demands, waive any failure to demand that the Company purchase the shares for cash at the fair market value thereof or any failure to perfect such right, or agree to do any of the foregoing.

(d) Company Stock-based Awards; Warrants.

(i) At the Effective Time, each share of Company Common Stock granted subject to vesting or other lapse restrictions under any Company Stock Plan (each, a “Company Restricted Share”) that is outstanding immediately prior to the Effective Time shall vest in full and become free of such restrictions as of the Effective Time and, at the Effective Time, shall be converted into the right to receive the Per Share Price in accordance with Section 1.7(a) and under the same terms and conditions as apply to the receipt of the Per Share Price by holders of Company Common Stock generally. Parent shall, or shall cause the Surviving Corporation to, pay to holders of Company Restricted Shares such consideration less applicable Taxes required to be withheld with respect to such payments as soon as reasonably practicable following the Effective Time.

(ii) At the Effective Time, each then-outstanding unexpired or unexercised Company Option, whether or not vested, shall be cancelled, and (A) in the case of any Company Option having a per share exercise price less than the Per Share Price, be converted into the right to receive from the Surviving Corporation, for each share of Company Common Stock subject to such Company Option immediately prior to the Effective Time, an amount (subject to any applicable withholding tax) in cash equal to the product of (x) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time and (y) the amount by which the Per Share Price exceeds the per share exercise price of such Company Option (such product, the “Option Consideration”), or (B) in the case of any Company Option having a per share exercise price equal to or greater than the Per Share Price, no cash shall be paid or payable nor other securities issued in respect thereof. Parent shall, or shall cause the Surviving Corporation to, pay to holders of Company Options the Option Consideration, without interest thereon, less applicable Taxes required to be withheld with respect to such payments pursuant to this Section 1.7(d), as soon as reasonably practicable following the Effective Time.

(iii) At the Effective Time, each then outstanding unexpired or unexercised Company Warrant shall be converted into the right to receive for each share of Company Common Stock subject to such Company Warrant immediately prior to the Effective Time, an amount (subject to any applicable withholding tax) in cash equal to the product of (x) the number of shares of Company Common Stock subject to such Company Warrant immediately prior to the Effective Time and (y) the amount by which the Per Share Price exceeds the per share exercise price of such Company Warrant (the “Warrant Consideration”); provided that in the case of any Company Warrant having a per share exercise price equal to or greater than the Per Share Price, such Company Warrant shall be cancelled and no cash shall be paid or payable nor other securities issued in respect thereof. Parent shall, or shall cause the Company to, pay to applicable holders of Company Warrants the Warrant Consideration, without interest thereon, less applicable Taxes required to be withheld with respect to such payments pursuant to this Section 1.7(d), as soon as reasonably practicable following the Effective Time. To the extent permissible pursuant to the terms of such Company Warrant, each then outstanding Company Warrant shall be cancelled at the Effective Time. To the extent such cancellation is not permissible pursuant to the terms of such Company Warrant, such Company Warrant shall remain outstanding pursuant to its terms; provided that any holder of such Company Warrants shall cease to have any right with respect thereto, except the right to receive the Warrant Consideration payable therefor pursuant to this Section 1.7(d).

(iv) Prior to the Effective Time, the Company shall use its reasonable best efforts to take such actions (other than the payment of additional consideration) as may be necessary to give effect to the transactions contemplated by this Section 1.7(d), including by delivering to the holders of Company Restricted Shares, the holders of Company Options and the holders of Company Warrants notices, in form and substance reasonably acceptable to Parent, setting forth such holders’ rights pursuant to this Agreement.

1.8 Exchange of Certificates.

(a) Payment Agent. No less than ten (10) Business Days prior to the mailing of the Proxy Statement, Parent shall select a bank or trust company reasonably acceptable to the Company to act as the payment agent for the Merger (the “Payment Agent”).

(b) Exchange Fund. At or immediately after the Effective Time, Parent shall deposit (or cause to be deposited) with the Payment Agent in a separate fund, for payment to the holders of shares of Company Common Stock pursuant to the provisions of this Article I, an amount of cash equal to the aggregate consideration to which holders of Company Common Stock become entitled under this Article I (but not, for the avoidance of doubt, payments to which holders of Company Options and holders of Company Warrants become entitled, which Parent shall pay, or cause to be paid, in accordance with Section 1.7(d)), assuming there are no Dissenting Shares. Until disbursed in accordance with the terms and conditions of this Agreement, Parent and the Surviving Corporation shall not permit such cash to be invested by the Payment Agent (such cash being referred to herein as the “Exchange Fund”). Notwithstanding anything herein to the contrary, any income from investment of the Exchange Fund, which shall be in accordance with the terms of this Agreement, will be payable to the Surviving Corporation.

(c) Payment Procedures. Promptly following the Effective Time (but in no event more than two (2) Business Days thereafter), Parent and the Surviving Corporation shall cause the Payment Agent to mail to each holder of record (as of immediately prior to the Effective Time) of (i) a certificate or certificates (the “Certificates”) which immediately prior to the Effective Time represented outstanding shares of Company Common Stock and (ii) uncertificated shares of Company Common Stock represented by book-entry (the “Uncertificated Shares”) (A) a letter of transmittal in such form and having such provisions as the Company and Parent may reasonably specify (and which shall specify, in the case of tendered Certificates, that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or appropriate affidavits of loss in lieu thereof) to the Payment Agent), and/or (B) instructions for use in effecting the surrender of the Certificates (or appropriate affidavits of loss in lieu thereof) and Uncertificated Shares in exchange for the Per Share Price payable in respect thereof pursuant to the provisions of this Article I. Upon surrender of Certificates for cancellation to the Payment Agent or to such other agent or agents as may be appointed by Parent in accordance with the terms hereof, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may customarily be required by the Payment Agent, the holders of record of such Certificates shall be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock represented by such Certificate, by (y) the Per Share Price (less any applicable withholding taxes payable in respect thereof), and the Certificates so surrendered shall forthwith be cancelled. Upon receipt of an “agent’s message” by the Payment Agent (or such other evidence, if any, of transfer as the Payment Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the holders of such Uncertificated Shares shall be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock represented by such holder’s transferred Uncertificated Shares, by (y) the Per Share Price (less any applicable withholding taxes payable in respect thereof), and the transferred Uncertificated Shares so surrendered shall forthwith be cancelled. The Payment Agent shall accept such Certificates and transferred Uncertificated Shares upon compliance with such reasonable terms and conditions as the Payment Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates and Uncertificated Shares on the Per Share Price payable upon the surrender of such Certificates and Uncertificated Shares pursuant to this Section 1.8. Until so surrendered, outstanding Certificates and Uncertificated Shares shall be deemed from and after the Effective Time to evidence only the right to receive the Per Share Price, without interest thereon, payable in respect thereof pursuant to the provisions of this Article I.

(d) Transfers of Ownership. In the event that a transfer of ownership of shares of Company Common Stock is not registered in the stock transfer books or ledger of the Company, or if the Per Share Price is to be paid in a name other than that in which the Certificates or Uncertificated Shares surrendered in exchange therefor are registered in the stock transfer books or ledger of the Company, the Per Share Price may be paid to a Person other than the Person in whose name the Certificate or Uncertificated Shares so surrendered is registered in the stock transfer books or ledger of the Company only if such Certificate (if applicable) is properly endorsed and otherwise in proper form for surrender and transfer and the Person requesting such payment has paid to Parent (or any agent designated by Parent) or the Surviving Corporation any transfer or other Taxes required by reason of the payment of the Per Share Price to a Person other than the registered holder of such Certificate or Uncertificated Shares, or established to the reasonable satisfaction of Parent (or any agent designated by Parent) that such transfer or other Taxes have been paid or are otherwise not payable.

(e) Required Withholding. Each of the Payment Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any cash amounts payable pursuant to this Agreement to any holder or former holder of shares of Company Common Stock, Company Restricted Shares, Company Options and Company Warrants or any other Person such amounts as may be required to be deducted or withheld therefrom under U.S. federal or state, local or non-U.S. Tax laws. The Company shall, and shall cause its Affiliates to, assist Parent in making such deductions and withholding as reasonably requested by Parent. To the extent that such amounts are so deducted or withheld and paid over to the appropriate taxing authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(f) No Liability. Notwithstanding anything to the contrary set forth in this Agreement, none of the Payment Agent, Parent, the Surviving Corporation or any other party hereto shall be liable to a holder of shares of Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(g) Distribution of Exchange Fund to the Surviving Corporation. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates or Uncertificated Shares on the date that is eighteen (18) months after the Effective Time shall be delivered, at the request of Parent, to Parent or the Surviving Corporation upon demand, and any holders of shares of Company Common Stock that were issued and outstanding immediately prior to the Merger who have not theretofore surrendered their Certificates or Uncertificated Shares representing such shares of Company Common Stock for exchange pursuant to the provisions of this Section 1.8 shall thereafter look for payment of the Per Share Price payable in respect of the shares of Company Common Stock represented by such Certificates or Uncertificated Shares solely to the Surviving Corporation (subject to abandoned property, escheat or other similar laws), as general creditors thereof, for any claim to the applicable Per Share Price to which such holders may be entitled pursuant to the provisions of this Article I.

1.9 No Further Ownership Rights in Company Common Stock. From and after the Effective Time, all shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled, retired and cease to exist, and each holder of Uncertificated Shares or a Certificate theretofore representing any shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive, without interest thereon, the Per Share Price payable therefor in accordance with the provisions of Section 1.7 (or otherwise, in respect of Dissenting Shares, the right to receive consideration in accordance with Section 1.7(c)). The Per Share Price paid in accordance with the terms of this Article I shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of the Company Common Stock. From and after the Effective Time, there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article I.

1.10 Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Payment Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the Person claiming such Certificates to be lost, stolen or destroyed, the Per Share Price payable in respect thereof pursuant to Section 1.7; provided, however, that Parent may, in its sole discretion and as a condition precedent to the payment of such Per Share Price, require such Person to provide an indemnity and/or bond against any claim that may be made against Parent, the Surviving Corporation or the Payment Agent with respect to such Certificates alleged to have been lost, stolen or destroyed.

1.11 Necessary Further Actions. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the Company, Parent and Merger Sub shall cause their respective directors and officers to take all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to Section 8.12, except (i) as set forth in the disclosure schedule delivered by the Company to Parent on the date of this Agreement (the “Company Disclosure Schedule”), or (ii) as disclosed in any Company SEC Reports (including through incorporation by reference therein) filed by the Company with the SEC since December 31, 2009, and publicly available prior to the date hereof (to the extent it is reasonably apparent that any such disclosure set forth in the Company SEC Reports would qualify the representations and warranties contained herein, and excluding any disclosures set forth in any risk factor section or statements which are cautionary, predictive or forward-looking in nature contained therein) (it being understood that any matter disclosed in such filing shall not be deemed disclosed for purposes of Section 2.7 (Company Capitalization), Section 2.12(a)(ii) (Absence of Certain Changes), Section 2.29 (State Anti-Takeover Statutes), Section 2.30 (Proxy Statement and Other Required Filings) and Section 2.31 (Rights Plan) of this Agreement, which matters shall be specifically disclosed in Sections 2.7, 2.12(a)(ii), 2.29, 2.30 and 2.31 of the Company Disclosure Schedule, respectively), the Company hereby represents and warrants to Parent and Merger Sub as follows:

2.1 Organization; Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets. The Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not have, individually or in the aggregate, a Company Material Adverse Effect. The Company has delivered or made available to Parent complete and correct copies of the Certificate of Incorporation and bylaws of the Company, each as amended to date. As of the date hereof, the Company is not in material violation of the Certificate of Incorporation or its bylaws.

2.2 Corporate Power; Enforceability. The Company has the requisite corporate power and authority to execute and deliver this Agreement, to perform its covenants and obligations hereunder and, subject to receiving the Requisite Stockholder Approval, to consummate the Merger. The execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder and the consummation of the Merger have been duly authorized by all necessary corporate action on the part of the Company, and no additional corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder or, subject to the receipt of the Requisite Stockholder Approval, the consummation of the Merger. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally, and (b) is subject to the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law.

2.3 Company Board Approval. The Company Board, acting upon the unanimous recommendation of the Transaction Committee, has unanimously (a) approved and declared advisable this Agreement and the consummation of the Merger upon the terms and subject to the conditions set forth herein, (b) approved the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder and the consummation of the Merger upon the terms and conditions set forth herein, and (c) as of the date of this Agreement, resolved to recommend, subject to Section 4.3, that the Company Stockholders vote in favor of the adoption of this Agreement in accordance with the applicable provisions of the DGCL (the “Company Board Recommendation”).

2.4 Requisite Stockholder Approval. Assuming the accuracy of Parent’s representation and warranty contained in Section 3.7, the affirmative vote of the holders of a majority of the issued and outstanding shares of Company Common Stock (the “Requisite Stockholder Approval”) is the only vote of the holders of any class or series of Company Capital Stock that is necessary under applicable law, the Certificate of Incorporation and the Company’s bylaws to adopt this Agreement and consummate the Merger.

2.5 Non-Contravention. The execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder and the consummation of the Merger, subject to obtaining the Requisite Stockholder Approval, do not and will not (a) violate or conflict with any provision of the Certificate of Incorporation or bylaws of the Company or the certificate of incorporation or bylaws of any of its Subsidiaries, (b) violate, conflict with, or result in any material respect in the breach of or constitute a material default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any Material Contract, (c) assuming compliance with the matters referred to in Section 2.6, violate or conflict with any law or order applicable to the Company or any of its Subsidiaries or by which any of their respective properties or assets are bound, or (d) result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries, except in the case of each of clauses (b), (c) and (d) above, for such violations, conflicts, defaults, terminations, accelerations or Liens that would not have, individually or in the aggregate, a Company Material Adverse Effect.

2.6 Requisite Governmental Approvals. No consent, approval, order or authorization of, filing or registration with, or notification to (any of the foregoing being referred to herein as a “Consent”), any Governmental Authority is required to be obtained by or made on the part of the Company in connection with the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder or the consummation of the Merger, except (a) the filing of the Certificate of Merger with the Delaware Secretary of State, (b) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act, (c) compliance with any applicable requirements of the HSR Act and any applicable foreign Antitrust Laws, (d) such Consents, licenses, permits, filings or other actions (the “FCC Approvals”) as are required to be made with or obtained from the Federal Communications Commission (the “FCC”) under the Communications Act of 1934, as amended (the “Communications Act”),as set forth in Section 2.6(d) of the Company Disclosure Schedule, (e) such Consents, licenses, permits or other actions (collectively, the “State PUC Approvals”) as are required to be made with or obtained from any state public service or public utility commission or similar state regulatory bodies with jurisdiction over the provision of intrastate telecommunications services (each, a “State PUC”), as set forth in Section 2.6(e) of the Company Disclosure Schedule, (f) such Consents, licenses, permits or other actions (the “LFA Approvals”) as are required to be made with or obtained from any state or local franchise authority or other Governmental Authority (each, an “LFA”) concerning a franchise or other agreement, license, permit, resolution, ordinance or other written acknowledgement (“Franchise”) and that authorizes the construction, upgrade, maintenance and operation of any telecommunications, Voice over Internet Protocol, cable or open video system (as defined in the Communications Act or state or federal regulations) by the Company or any of its Subsidiaries, as set forth in Section 2.6(f) of the Company Disclosure Schedule, (g) such filings and approvals of the NASDAQ as are required to permit the consummation of the Merger, (h) such Consents, licenses, permits, filings, or other actions as are required to be made with or obtained from the U.S. Copyright Office; and (i) such additional Consents the failure of which to make or obtain would not, individually or in the aggregate, have a Company Material Adverse Effect.

2.7 Company Capitalization.

(a) The authorized capital stock of the Company consists of (i) 200,000,000 (two hundred million) shares of Company Common Stock, (ii) 25,000,000 (twenty-five million) shares of Company Non-Voting Common Stock, and (iii) 199,000,000 (one hundred ninety-nine million) shares of Company Preferred Stock. As of the close of business on April 13, 2012: (A) 38,635,450 (thirty-eight million six hundred thirty-five thousand four hundred fifty) shares of Company Common Stock were issued and outstanding (which number includes all outstanding Company Restricted Shares), (B) no shares of Company Common Stock were held by the Company as treasury shares, (C) no shares of Company Non-Voting Common Stock were issued and outstanding and (D) no shares of Company Preferred Stock were issued and outstanding. All outstanding shares of Company Common Stock are validly issued, fully paid, nonassessable and free of any preemptive rights. Since the close of business on April 13, 2012, the Company has not issued any shares of Company Capital Stock other than pursuant to the exercise of Company Options granted under a Company Stock Plan or pursuant to the exercise of Company Warrants.

(b) The Company has reserved 4,176,753 (four million one hundred seventy-six thousand seven hundred fifty three) shares of Company Common Stock for issuance under the Company Stock Plans, of which 3,800,316 (three million eight hundred thousand three hundred ten) shares of Company Common Stock have been reserved for issuance pursuant to outstanding grants under Company Stock Plans as of close of business on April 13, 2012. As of the close of business on April 13, 2012, there were outstanding Company Options to purchase 3,800,316 (three million eight hundred thousand three hundred ten) shares of Company Common Stock and outstanding Company Warrants to purchase 985,000 (nine hundred eighty-five thousand) shares of Company Common Stock, and, since such date, the Company has not granted, committed to grant or otherwise created or assumed any obligation with respect to any Company Options or Company Warrants other than as permitted by this Agreement. All outstanding shares of Company Common Stock have been, and all shares that may be issued pursuant to any Company Stock Plan or Company Warrant will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are (or, in the case of shares that have not yet been issued, will be) fully paid, nonassessable and free of preemptive rights.

(c) Except as set forth in this Section 2.7 or as contemplated by this Agreement, as of the date hereof there are (i) no outstanding shares of capital stock of, or other equity or voting interest in, the Company (other than as a result of the exercise of the Company Options and Company Warrants, each as set forth in Section 2.7(b)), (ii) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iii) no outstanding options, warrants or other rights or arrangements to acquire from the Company, or that obligate or commit the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company, (v) no outstanding restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities or ownership interests in, the Company (the items in clauses (i), (ii), (iii), (iv) and (v), together with the capital stock of the Company, being referred to collectively as “Company Securities”), and the items in clauses (i), (ii), (iii), (iv) and (v) with respect to any Subsidiary of the Company, together with the capital stock of such Subsidiary, being referred to collectively “Subsidiary Securities”), (vi) no voting trusts, proxies or other similar agreements or understandings to which Company is a party or by which the Company is bound with respect to the voting of any shares of capital stock of the Company, (vii) no obligations or commitments of any character restricting the transfer of any shares of capital stock of the Company to which the Company is bound, and (viii) no other obligations by the Company to make any payments based on the price or value of any Company Securities. Neither the Company nor any of its Subsidiaries is a party to any Contract that obligates the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities or Subsidiary Securities, other than the Company’s right to withhold shares of Company Common Stock in connection with the vesting or exercise of Company Options, Company Restricted Shares and Company Warrants. There are no accrued and unpaid dividends with respect to any outstanding shares of capital stock of the Company.

(d) Neither the Company nor any of its Subsidiaries is a party to any Contract currently in force relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights, co-sale rights, or rights of first refusal or other similar rights with respect to any securities of the Company or any of its Subsidiaries.

2.8 Subsidiaries.

(a) Section 2.8(a) of the Company Disclosure Schedule contains a complete and accurate list of the name, jurisdiction of organization, U.S. federal income tax classification and capitalization of each Subsidiary of the Company as of the date hereof. Each of the Subsidiaries of the Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its respective organization, except where the failure to be in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect. Each of the Subsidiaries of the Company has the requisite corporate power and authority to carry on its respective business as it is presently being conducted and to own, lease or operate its respective properties and assets, except where such failure would not, individually or in the aggregate, have a Company Material Adverse Effect. Each of the Subsidiaries of the Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not have, individually or in the aggregate, a Company Material Adverse Effect. The Company has delivered or made available to Parent complete and correct copies of the certificates of incorporation and bylaws or other constituent documents, as amended to date, of each of the Subsidiaries of the Company. None of the Subsidiaries of the Company is in material violation of its certificate of incorporation, bylaws or other constituent documents.

(b) All of the outstanding capital stock of, or other equity or voting interest in, each Subsidiary of the Company (i) has been duly authorized and validly issued and is fully paid and nonassessable and (ii) is owned, directly or indirectly, by the Company, free and clear of all Liens, in each case other than Permitted Liens, and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interest) that would prevent any Subsidiary of the Company from conducting its business as of the Effective Time in substantially the same manner such businesses are conducted on the date hereof. There are no obligations or commitments of any character restricting the transfer of any shares of capital stock of any Subsidiary of the Company, and no other obligations by such Subsidiary to make any payments based on the price or value of any Subsidiary Securities.

2.9 Company SEC Reports. The Company has filed with or furnished to the SEC all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished to the SEC by the Company since January 1, 2009 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Company SEC Reports”). Each Company SEC Report complied as of its filing date, or as of its last date of amendment, in all material respects as to form with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the date such

Company SEC Report was filed. True and correct copies of all Company SEC Reports filed prior to the date hereof have been made available to Parent or are publicly available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC. As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), each Company SEC Report did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is required to file any reports with the SEC pursuant to the Exchange Act.

2.10 Company Financial Statements.

(a) The consolidated financial statements of the Company and its Subsidiaries included in the Company SEC Reports (i) were prepared in accordance with GAAP consistently applied during the periods and at the dates involved (except as may be indicated in the notes thereto or as otherwise permitted by Form 10-Q with respect to any financial statements filed on Form 10-Q), and (ii) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements to normal year-end adjustments and to any other adjustments described therein, including in the notes thereto). There are no unconsolidated Subsidiaries of the Company.

(b) The Company has established and maintains, adheres to and enforces a system of disclosure controls and procedures (as such term is defined in paragraph (e) of Rule 13a-15 promulgated under the Exchange Act (“Rule 13a-15”)) and internal control over financial reporting (as such term is defined in paragraph (f) of Rule 13a-15), in each case as required by Rule 13a-15. Such controls are suitable to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of financial statements in accordance with GAAP. Neither the Company nor, to the Knowledge of the Company, the Company’s independent auditors, has identified or been made aware of, in respect of the fiscal year ended December 31, 2010 and thereafter, (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company and its Subsidiaries, or (ii) fraud that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company and its Subsidiaries.

2.11 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries (or in the notes thereto), other than (a) liabilities reflected or otherwise reserved against in the consolidated balance sheets (and the related notes thereto) of the Company in the Company SEC Reports, (b) liabilities arising under this Agreement or incurred in connection with the transactions contemplated by this Agreement, (c) liabilities arising under executory Contracts to which the Company or any of its Subsidiaries is a party or otherwise bound, (d) liabilities incurred after December 31, 2011 in the ordinary course of business consistent with past practice, and (e) liabilities that would not have a Company Material Adverse Effect.

2.12 Absence of Certain Changes. From December 31, 2011 through the date of this Agreement, (a)(i) the business of the Company and its Subsidiaries has been conducted, in all material respects, in the ordinary course consistent with past practice, and (ii) there has not been or occurred any Company Material Adverse Effect and (b) there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without Parent’s consent, would constitute a breach of Sections 4.2(a), 4.2(b), 4.2(e), 4.2(f)(i), 4.2(f)(ii), 4.2(h)(i), 4.2(j), 4.2(k), 4.2(l) or, to the extent applicable to such Sections, Section 4.2(p).

2.13 Material Contracts.

(a) Except as set forth in Section 2.13(a) of the Company Disclosure Schedule, other than (i) this Agreement, (ii) the Employee Plans, (iii) those agreements and other documents filed or incorporated by reference as exhibits to (1) the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 or (2) any report, schedule, form, statement, prospectus, registration statement or other document filed by the Company with the SEC after the filing of the Form 10-K for the fiscal year ended December 31, 2011 and prior to the date hereof, (iv) the engagement letter signed by the Company and Credit Suisse Securities (USA) LLC, (v) the engagement letter signed by the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated, and (vi) any agreement, contract, arrangement, commitment or understanding of the type set forth below that is entered into after the date hereof in accordance with Section 4.2, neither the Company nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding:

(i) that is a “material contract” as defined in Item 601(b)(10) of the SEC’s Regulation S-K;

(ii) that restricts in any material respect the conduct of business by the Company or any of its Subsidiaries or its or their ability to compete in any line of business;

(iii) that relates to (A) programming pursuant to which the Company and any of its Subsidiaries will spend (or are expected to spend), in the aggregate, more than $600,000 (six hundred thousand dollars) during the current fiscal year or (B) the retransmission of television broadcast stations;

(iv) that relates to the lease, indefeasible right of use, or other similar right of the Company or any of its Subsidiaries to utilize fiber in its business and pursuant to which the Company and its Subsidiaries will spend (or are expected to spend) in the aggregate, more than $500,000 (five hundred thousand dollars) during the current fiscal year;

(v) that is an interconnection agreement related to the delivery of voice, data and/or phone services to which the Company or any of its Subsidiaries is a party and pursuant to which the Company and its Subsidiaries will spend or receive (or are expected to spend or receive), in the aggregate, more than $1,000,000 (one million dollars) during the current fiscal year;

(vi) the loss of which would have a Company Material Adverse Effect;

(vii) that has future sums due from the Company or any of its Subsidiaries, taken as a whole, during the current fiscal year in excess of an aggregate amount therefor of $1,000,000 (one million dollars) and which is not terminable without material penalty upon not more than ninety (90) days’ notice to the counterparty;

(viii) having the effect of providing that the consummation of the Merger or the execution, delivery or effectiveness of this Agreement will give rise under such contract to any increased or accelerated material rights of an employee of the Company or any of its Subsidiaries;

(ix) involving any joint venture, legal partnership or similar arrangement;

(x) relating to Indebtedness (in either case, whether incurred, assumed, guaranteed or secured by any asset), except any such agreement (A) with an aggregate outstanding principal amount not exceeding $500,000 (five hundred thousand dollars) or (B) between or among any of the Company and its Subsidiaries;

(xi) involving the lease of real property with annual rent payments in excess of an aggregate amount therefor of $250,000 (two hundred fifty thousand dollars);

(xii) that prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any of its Subsidiaries, prohibits the pledging of the capital stock of the Company or any of its Subsidiaries or prohibits the issuance of guarantees by the Company or any of its Subsidiaries;

(xiii) that contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person or assets that are material to the Company and its Subsidiaries, taken as a whole;

(xiv) involving the license of, or the grant of any covenant not to sue or other rights with respect to, any Intellectual Property that is material to the conduct of the business of the Company or any of its Subsidiaries (other than licenses granted to customers in the ordinary course of business and licenses of commercially available software with a replacement cost or annual license fee of less than $50,000 (fifty thousand dollars));

(xv) which grants any third party a right of first refusal, right of first offer or similar right with respect to any material properties, assets or businesses of the Company or its Subsidiaries;

(xvi) which involves the purchase or sale of assets with a purchase price of $500,000 (five hundred thousand dollars) from any single vendor during the current fiscal year, other than in the ordinary course of business;

(xvii) is an agreement for the employment or engagement of any employee or other individual on a full-time, part-time or consulting basis and providing for annual compensation in excess of $150,000 (one hundred fifty thousand dollars);

(xviii) is a contract in excess of $100,000 (one hundred thousand dollars) by which the Company and its Subsidiaries obtain the transmissions for the channel line-up for each cable communication system that the Company and its Subsidiaries owns and operates (whether by antennae, microwave, satellite or otherwise) of video or audio programming or other cable-distributed information which, in the absence of such contracts, the Company and its Subsidiaries would not have the right under applicable law to distribute to their subscribers; or

(xix) is a pole attachment agreement with annual rent payments in excess of an aggregate amount of $250,000 (two hundred fifty thousand dollars).

Each contract, arrangement, commitment or understanding required to be set forth on Section 2.13(a) of the Company Disclosure Schedule, or that would be required to be set forth on Section 2.13(a) of the Company Disclosure Schedule if not for clause (iii) of the first sentence of this Section 2.13(a), is a “Material Contract” for all purposes of and under this Agreement.

(b) Each Material Contract is valid and binding on the Company (and/or each such Subsidiary of the Company party thereto) and is in full force and effect, neither the Company nor any of its Subsidiaries party thereto, nor, to the Knowledge of the Company, any other party thereto, is in breach of, or default under, any such Material Contract, and no event has occurred that with notice or lapse of time or both would reasonably be expected to (i) constitute such a breach or default thereunder by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto; (ii) give any Person the right to declare a default or exercise any remedy under any Material Contract; (iii) give any Person the right to accelerate the maturity or performance of any Material Contract; or (iv) give any Person the right to cancel terminate or modify any Material Contract; in each case except (A) as would not, individually or in the aggregate, have a Company Material Adverse Effect or (B) as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally, and the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law.

2.14 Personal Property and Assets. The Company and its Subsidiaries are in possession of and have good, valid and marketable title to, or valid leasehold interests in or valid rights under contract to use, the tangible property and assets owned, leased or used by the Company or any of its Subsidiaries, free and clear of all Liens other than Permitted Liens, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

2.15 Real Property.

(a) Section 2.15(a) of the Company Disclosure Schedule sets forth the address and description of each Owned Real Property. Except for matters that, individually or in the aggregate, would not have a Company

Material Adverse Effect, with respect to each material Owned Real Property: (i) the Company or one of its Subsidiaries (as the case may be) has good and marketable fee simple title to such Owned Real Property, free and clear of all Liens, except for Permitted Liens; (ii) except as set forth in Section 2.15(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any material portion thereof; and (iii) other than the right of Parent and Merger Sub pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein.

(b) Section 2.15(b) of the Company Disclosure Schedule contains a complete and accurate list of all of the existing material leases, subleases or other agreements (collectively, the “Leases”) under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property in excess of 1,000 (one thousand) square feet per site (such property, the “Leased Real Property”). The Company and/or its Subsidiaries enjoy peaceful and undisturbed possession under all such Leases and, to the Knowledge of the Company, there are no material disputes with respect to such Lease. There are no existing material defaults by the Company beyond any applicable grace period under such Leases. The Leased Real Property identified in Section 2.15(b) of the Company Disclosure Schedule, collectively with the Owned Real Property identified in Section 2.15(a) of the Company Disclosure Schedule, and subject to the Leases, comprises all of the material real property used in the Company’s business. Each of the Company and its Subsidiaries has complied with the terms of all Leases, and all Leases are in full force and effect, except for such non-compliances or failures to be in full force and effect that, individually or in the aggregate, would not have a Company Material Adverse Effect. With respect to each of the Leases: (i) the Company or Subsidiary has not subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof; (ii) the Company or Subsidiary has not collaterally assigned or granted any other security interest in such Lease or any interest therein; and (iii) there are no Liens on the estate or interest created by such Lease, other than Permitted Liens. The Company has made available to Parent and Merger Sub a true and complete copy of each Lease document with respect to the Leased Real Property.

2.16 Intellectual Property.

(a) The Company and its Subsidiaries own, free and clear of any Liens (other than Permitted Liens), or otherwise possess the right to use, all Company Intellectual Property that is necessary for and material to the conduct of the Company’s business as of the date hereof. Section 2.16(a) of the Company Disclosure Schedule sets forth a list of all (i) Trademark registrations and applications for registration and Internet domain names, (ii) Patents issued or pending and (iii) Copyright registrations and applications for registration, in each instance owned by the Company or any of its Subsidiaries. The material Intellectual Property owned by the Company and its Subsidiaries is valid, subsisting and, to the Knowledge of the Company, enforceable.

(b) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) no claim by any third party contesting the validity, enforceability, use, or ownership of the Company Intellectual Property has been made in the past three (3) years or is currently pending against the Company, nor, to the Knowledge of the Company, is any such claim threatened; (ii) neither the Company nor its Subsidiaries have given notice to any third party asserting infringement or misappropriation by such third party of any of the Company Intellectual Property that remains unresolved and, to the Knowledge of the Company, no third party is infringement or misappropriating any Company Intellectual Property in any material respect; and (iii) to the Knowledge of the Company, the conduct of the business by the Company and its Subsidiaries does not infringe or misappropriate the Intellectual Property rights of any third party.

(c) The computer systems, including software, hardware, firmware and networks, owned, leased or licensed by the Company or any of its Subsidiaries (the “Company Systems”) are sufficient for the immediate needs of the business of the Company and its Subsidiaries, and in the past twelve (12) months, there has not been any outage or disruption to the use of the Company Systems that has had a material adverse impact on the conduct of the business of the Company and its Subsidiaries. The Company and its Subsidiaries maintain commercially reasonable disaster recovery and business continuity plans.

2.17 Tax Matters. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect:

(a) The Company and each of its Subsidiaries have timely filed all U.S. federal, state, local and non-U.S. returns, estimates, information statements, reports and other documents (including amendments thereto) relating to Taxes (“Tax Returns”) required to be filed by any of them with any taxing authority, and such Tax Returns have been accurate in all material respects. The Company and each of its Subsidiaries have paid or have adequately reserved (in accordance with GAAP) for the payment of, all Taxes shown as due on such Tax Returns and have paid, or have adequately reserved (in accordance with GAAP) for the payment of, all other material Taxes required to be paid. No material deficiencies for or other disputes concerning any Taxes have been asserted or assessed, or to the Knowledge of the Company, proposed, by any Taxing authority against the Company or any of its Subsidiaries that have not since been resolved nor has the Company or any of its Subsidiaries executed any waiver of any statute of limitations on or extended the period for the assessment or collection of any material Tax.

(b) No audit or other examination of any material Tax Return of the Company or any of its Subsidiaries is presently in progress, nor has the Company or any of its Subsidiaries been notified in writing of any request for such an audit or other examination.

(c) Neither the Company nor any of its Subsidiaries (A) has been a member of an “affiliated group” filing a consolidated federal income tax return (other than a group the common parent of which was the Company) or (B) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise.

(d) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the code (or any corresponding or similar provision of state, local, or non-U.S. income Tax law), (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax law) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) prepaid amount received on or prior to the Closing Date, or (v) election under Section 108(i) of the Code.

(e) Neither the Company nor any of its Subsidiaries is, nor has been at any time during the period described in Section 897(c)(1)(A)(ii)(II) of the Code, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(f) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which otherwise constitutes part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the Merger.

(g) Neither the Company nor any of its Subsidiaries has engaged in a “reportable transaction,” as set forth in Treas. Reg. § 1.6011-4(b).

2.18 Employee Plans.

(a) Section 2.18(a)(i) and Section 2.18(a)(ii) of the Company Disclosure Schedule, respectively, set forth a complete and accurate list of (i) all “employee benefit plans” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA and (ii) all other employment, bonus, stock option, stock purchase or other equity-based, benefit, incentive compensation, profit sharing, savings, retirement, disability, insurance, vacation, deferred compensation, severance, termination, retention, change of control and other similar fringe, welfare or other material benefit or compensation plans, programs, agreement, contracts, policies or binding arrangements (whether or not in writing) maintained, sponsored or contributed to or required to be contributed to by the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has or could reasonably be expected to have any material liability or obligation (together the “Employee Plans”). With respect to each Employee Plan, to the extent applicable the Company has made available to Parent complete and accurate copies of (A) the most recent annual report on Form 5500 required to have been filed with the IRS for each Employee Plan, including all schedules thereto; (B) the most recent determination or opinion letter, if any, from the IRS for any Employee Plan that is intended to qualify under Section 401(a) of the Code; (C) the plan documents and summary plan descriptions, or a written description of the terms of any Employee Plan that is not in writing; (D) any related trust agreements, insurance contracts, insurance policies or other documents of any funding arrangements; (E) any material correspondence to or from the IRS or any office or representative of the DOL or the Pension Benefit Guaranty Corporation; and (F) with respect to each material Employee Plan that is maintained in any non-U.S. jurisdiction, to the extent applicable, (x) the most recent annual report or similar compliance documents required to be filed with any Governmental Authority with respect to such plan and (y) any document comparable to the determination letter reference under clause (B) above issued by a Governmental Authority relating to the satisfaction of law necessary to obtain the most favorable tax treatment.

(b) Except as set forth in Section 2.18(b) of the Company Disclosure Schedule, no Employee Plan is, and neither the Company nor any other trade or business (whether or not incorporated) which is or was at any relevant time treated as a single employer with the Company or any of its Subsidiaries under Section 414 of the Code (an “ERISA Affiliate”) maintains, is required to contribute to or has any current or potential liability or obligation under or with respect to, (i) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (ii) a “multiple employer plan” (as defined in Section 4063 or 4064 of ERISA), (iii) any plan that is or was subject to Section 302 of ERISA, Section 412 of the Code or Title IV of ERISA, (iv) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (v) a plan or arrangement that provides for post-retirement or post-termination medical, life insurance or other welfare-type benefits (other than as required by COBRA or under a similar state law).

(c) Each Employee Plan has been maintained, operated, funded and administered in all material respects in compliance with its terms and with all applicable law, including the applicable provisions of ERISA and the Code.

(d) Except as set forth in Section 2.18(d) of the Company Disclosure Schedule, there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened on behalf of or against any Employee Plan, the assets of any trust under any Employee Plan, or the plan sponsor, plan administrator or any fiduciary or any Employee Plan, other than routine claims for benefits.

(e) None of the Company, any of its Subsidiaries, or, to the Knowledge of the Company, any of their respective directors, officers, employees or agents has, with respect to any Employee Plan, engaged in or been a party to any non-exempt “prohibited transaction,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA, which could reasonably be expected to result in the imposition of a material penalty assessed pursuant to Section 502(i) of ERISA or a material tax imposed by Section 4975 of the Code, in each case applicable to the Company, any of its Subsidiaries or any Employee Plan or for which the Company or any of its Subsidiaries has any indemnification obligation.

(f) Except as set forth in Section 2.18(f) of the Company Disclosure Schedule:

(i) each Employee Plan that is intended to be “qualified” under Section 401 of the Code has received a current favorable determination letter from the IRS to such effect and, to the Knowledge of the Company, no fact, circumstance or event has occurred or exists that would reasonably be expected to adversely affect the qualified status of such Employee Plan;

(ii) all contributions, premiums and other payments with respect to any Employee Plan for any time period ending on or before the Effective Time have been properly made, accrued or reserved for;

(iii) neither the Company nor any of its Subsidiaries has any current or contingent liability or obligation under any “employee benefit plan” (as defined in Section 3(3) of ERISA) on account of any ERISA Affiliate; and

(iv) except as required by applicable law or this Agreement, no condition or term under any relevant Employee Plan exists which would prevent Parent or the Surviving Corporation or any of its Subsidiaries from terminating or amending any Employee Plan without material liability to Parent or the Surviving Corporation or any of its Subsidiaries.

(g) Except as set forth in Section 2.18(g) of the Company Disclosure Schedule, neither the execution or delivery of this Agreement by the Company nor the consummation of the Merger, alone or in combination with any other event, will (i) result in any payment or benefit becoming due or payable, or required to be provided, to any current or former director, employee or independent contractor of the Company or any of its Subsidiaries; (ii) increase in any material respect the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor; (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation; or (iv) obligate the Company to make any payment to any individual that would be a “parachute payment” to a “disqualified individual” (as defined in Section 280G of the Code). Neither the Company nor any of its Subsidiaries has any indemnity obligation on or after the Effective Time for any Taxes imposed under Section 4999 or 409A of the Code. All Employee Plans have been established and operated in a manner that will not subject any “service provider” to tax or penalty under Section 409A of the Code. No amounts previously deducted are subject to disallowance under Section 162(m) of the Code.

2.19 Labor Matters.

(a) Neither the Company nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, labor union contract or trade union agreement (each a “Collective Bargaining Agreement”) with any union or labor organization. None of the employees of the Company or any of its Subsidiaries is represented by any union with respect to his or her employment by the Company or such Subsidiary. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect: (i) to the Knowledge of the Company, in the past three (3) years, no union or labor organization or group of employees of the Company or any of its Subsidiaries has sought to organize any employees of the Company or any of its Subsidiaries for purposes of collective bargaining, made a demand for recognition or certification, sought to bargain collectively with the Company or any of its Subsidiaries, or filed a petition for recognition with any Governmental Authority; and (ii) as of the date of this Agreement, no Collective Bargaining Agreement is being negotiated by the Company or any of its Subsidiaries.

(b) The Company and its Subsidiaries have complied in all material respects with applicable laws and orders with respect to employment (including applicable laws, rules and regulations regarding wage and hour requirements, immigration status, discrimination in employment, employee health and safety, and collective bargaining (collectively, “Employment Laws”)), except for such noncompliance as has not had and would not have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is subject to any pending, or, to the Company’s knowledge, threatened, audit or investigation with respect to any Employment Laws by any Governmental Authority, nor has the Company been the subject of any such audits or investigations within the last three (3) years, in each case, except for audits or investigations that, individually or in the aggregate, have not had or would not have a Company Material Adverse Effect.

(c) The Company and each of its Subsidiaries have withheld all material amounts required by applicable law to be withheld from the wages, salaries, and other payments to employees, and are not, to the Knowledge of the Company, liable for any material arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing. Neither the Company nor any of its Subsidiaries is liable for any material payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits for employees (other than routine payments to be made in the ordinary course of business and consistent with past practice).

2.20 Permits. The Company and its Subsidiaries are in compliance with the terms of all permits, approvals, authorizations, certificates and licenses from Governmental Authorities required to conduct their businesses as currently conducted (collectively, the “Company Permits”), except where the failure to have any of the Company Permits would not have, individually or in the aggregate, a Company Material Adverse Effect. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect:

(a) Each Company Permit is valid and in full force and effect either pursuant to its terms or by operation of law.

(b) There is no pending or, to the Knowledge of the Company, threatened Legal Proceeding by the FCC, any State PUC, any LFA, or any other Governmental Authority or other Person to suspend, revoke, terminate, challenge or modify any of the Company Permits.

(c) There is no Legal Proceeding pending or, to the Knowledge of the Company, threatened against or relating to any of the Company Permits before the FCC, any State PUC, any LFA or any other Governmental Authority.

(d) Neither the Company nor any of its Subsidiaries has received any written notice from the FCC, any State PUC, any LFA or any other Governmental Authority or other Person specifying a default, violation or other problem with respect to a Company Permit, except where such default, violation or other problem has already been cured.

(e) To the Knowledge of the Company, there exist no facts or circumstances that make it likely that any Company Permit will not be renewed or extended on commercially reasonable terms.

(f) Except as set forth in Section 2.20(f) of the Company Disclosure Schedule, no Governmental Authority has commenced, or given written notice to the Company or any of its Subsidiaries that it intends to commence, a proceeding to revoke or suspend any Company Permit, or given written notice that it intends not to renew any Company Permit.

2.21 Compliance with Laws. The Company and each of its Subsidiaries is in compliance with all laws and orders that are applicable to the Company and its Subsidiaries or to the conduct of the business or operations of the Company and/or its Subsidiaries, except for such violations or noncompliance that would not have, individually or in the aggregate, a Company Material Adverse Effect. No representation or warranty is made in this Section 2.21 with respect to (a) compliance with applicable Tax laws, which is exclusively addressed by Section 2.17; (b) compliance with ERISA and other applicable laws relating to employee benefits, which is exclusively addressed by Section 2.18; (c) compliance with labor law matters, which is exclusively addressed by Section 2.19; (d) compliance with Environmental Laws, which is exclusively addressed by Section 2.23; (e) compliance with Federal Communications Laws, State Communications Laws and other applicable laws relating to communications matters, which is exclusively addressed by Section 2.6, Section 2.20 or Section 2.26; or (f) compliance with privacy and data security laws, which is exclusively addressed by Section 2.27.

2.22 Legal Proceedings; Orders.

(a) There are no Legal Proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries that would have, individually or in the aggregate, a Company Material Adverse Effect. As of the date hereof there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries that arise from, are based upon, or challenge the validity of, this Agreement or the consummation of the transactions contemplated hereby or seek to prevent the consummation of the transactions contemplated hereby.

(b) Neither the Company nor any of its Subsidiaries is subject to any legal order, except for such legal orders as would not have, individually or in the aggregate, a Company Material Adverse Effect.

2.23 Environmental Laws. Except for such matters that would not have, individually or in the aggregate, a Company Material Adverse Effect: (a) the Company and its Subsidiaries are in compliance with, and, for the last three (3) years have been in compliance with, all Environmental Laws; (b) the Company and its Subsidiaries possess all permits, licenses, registrations, consents, approvals and authorizations required under applicable Environmental Laws for the operation of the business of the Company and its Subsidiaries as presently conducted, (c) neither the Company nor any of its Subsidiaries has received any written claim, notice or citation concerning any violation of or liability under, or alleged violation of or liability under, any applicable Environmental Law during the three (3) years preceding the date of this Agreement, (d) there are no writs, injunctions, decrees, orders or judgments outstanding, or any actions, suits or Legal Proceedings pending or, to the Knowledge of the Company, threatened, concerning the Company’s or any of its Subsidiaries’ compliance with or liability under any Environmental Law; and (e) to the Knowledge of the Company, there has been no Release of or contamination by Hazardous Materials at, on, under or from any of the Owed Real Property or Leased Real Property which requires remediation under Environmental Laws. The Company and its Subsidiaries have made available to Parent copies of all material environmental assessments, reports, documents and audits in its possession or under its control concerning the Company’s or any of its Subsidiaries’ compliance with or liability under Environmental Laws or the environmental condition of any other real property that Company or the Subsidiaries own, operate or lease. Notwithstanding any other provision of this Agreement, this Section 2.23 sets forth the sole and exclusive representations and warranties of the Company and its Subsidiaries with respect to Environmental Laws or other environmental or safety matters.

2.24 Insurance. The Company has in full force and effect the insurance coverage with respect to its business and the business of its subsidiaries set forth in Section 2.24 of the Company Disclosure Schedule. Since December 31, 2011, no notice of cancellation has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder, except for such defaults that would not have, individually or in the aggregate, a Company Material Adverse Effect. There is no material claim pending under any of such policies as to which coverage is being questioned, denied or disputed by the underwriters of such policies and there has been no threatened termination of any such policies.

2.25 Related Party Transactions. Except as set forth in the Company SEC Reports and for compensation or other employment arrangements in the ordinary course of business, there are no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate (including any director or officer) thereof, but not including any wholly owned Subsidiary of the Company, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K of the SEC in the Company’s Form 10-K or proxy statement pertaining to an annual meeting of stockholders.

2.26 Communications Matters. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect:

(a) The Company and its Subsidiaries are in compliance with the Communications Act, the Communications Assistance to Law Enforcement Act and any other law or regulation applicable to interstate and international telecommunications or Voice over Internet Protocol, interstate information service (the “Federal Communications Laws”), and any laws, ordinances, or regulations concerning the provision of intrastate telecommunications services or concerning the operation of any telecommunications, cable, Voice over Internet Protocol or open video system (“State Communications Laws”), and there is not pending or, to the Knowledge of the Company, threatened, investigation by the FCC, any State PUC or any LFA for any alleged violations of Federal Communications Laws or State Communications Laws.

(b) Where the requirements of Section 626 of the Communications Act are applicable or where otherwise required to submit such a notice by statute, ordinance, regulation or agreement, a written request for renewal has been timely submitted under Section 626 of the Communications Act with the proper LFA with respect to any Franchise that will expire within thirty (30) months after the date of this Agreement. Except for customary correspondence from Governmental Authorities in connection with the renewal process (e.g., requests for additional information) or as set forth in Section 2.26(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Authority that any Franchise will not be renewed or that the applicable Governmental Authority has challenged or raised any objection to the Company’s request for renewal under Section 626 of the Communications Act.

(c) Except as set forth in Section 2.26(c) of the Company Disclosure Schedule, there is not pending, or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries or the Franchises, any application, investigation, inquiry, action, petition, objection or other pleading, or any proceeding with a Governmental Authority, which: (i) questions or contests the validity of, or seeks the revocation, forfeiture, nonrenewal or suspension of, any of the Franchises; (ii) seeks the imposition of any modification or amendment with respect to any of the Franchises; (iii) would adversely affect the ability of the Company to consummate the transactions contemplated by this Agreement; or (iv) seeks the payment of a fine, sanction, penalty, damages or contribution in connection with the use of the Franchises, FCC Approvals, State PUC Approvals or LFA Approvals. Except as set forth in Section 2.26(c) of the Company Disclosure Schedule, to the Knowledge of the Company, there are no facts or conditions which would adversely affect the ability of the Company to renew or transfer any of the Franchises.

2.27 Privacy and Data Security Matters. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, each of the Company and each of its Subsidiaries is in compliance in all material respects with the privacy policies and notices publicly maintained by the Company or such Subsidiary, and none of the Company or any of its Subsidiaries has, with respect to its data or systems, suffered any unauthorized access or disclosure, or been in violation of any applicable privacy or data security law, including the Electronic Communications Privacy Act of 1986 (18 U.S.C. §§2510-22) and those laws requiring notification to any Person or Governmental Authority, in connection with the confidential or personal information of any Person.

2.28 Brokers; Fairness Opinion. Except for Credit Suisse Securities (USA) LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, there is no financial advisor, investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement. The Board has received the written opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated that, as of the date of such opinion and subject to the assumptions and limitations set forth therein, the Per Share Price to be received by Company Stockholders (other than Parent and its Affiliates) in the Merger is fair, from a financial point of view, to such Company Stockholders.

2.29 State Anti-Takeover Statutes. Assuming that the representations of Parent and Merger Sub set forth in Section 3.7 are true and correct, the Company Board has taken all necessary actions such that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar applicable “anti-takeover” law will not be applicable to Parent, Merger Sub or any other Subsidiary of Parent in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement.

2.30 Proxy Statement and Other Required Company Filings. The proxy statement, letter to stockholders, notice of meeting and form of proxy accompanying the proxy statement that will be provided to the Company Stockholders in connection with the solicitation of proxies for use at the Company Stockholder Meeting (collectively, as amended or supplemented, the “Proxy Statement”), as well as any other document that is required to be filed by the Company with the SEC in connection with the Merger (each, an “Other Required Company Filing” and collectively, the “Other Required Company Filings”) will, when filed with the SEC, comply as to form in all material respects with the applicable requirements of the Exchange Act. The Proxy

Statement will not, at the time the Proxy Statement is filed with the SEC, at the time the Proxy Statement is first sent to the Company Stockholders or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that notwithstanding the foregoing, no representation or warranty is made by the Company with respect to information supplied by Parent or Merger Sub or any of their Affiliates, partners, members, stockholders, directors, officers, employees, agents or other representatives for inclusion or incorporation by reference in the Proxy Statement. None of the Other Required Company Filings will, when filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that notwithstanding the foregoing, no representation or warranty is made by the Company with respect to information supplied by Parent or Merger Sub or any of their respective Affiliates, partners, members, stockholders, directors, officers, employees, agents or other representatives for inclusion or incorporation by reference in any of the Other Required Company Filings.

2.31 Rights Agreement. The Company has taken all actions necessary to (i) render the Stockholder Protection Rights Agreement between the Company and Wachovia Bank, National Association, dated as of July 27, 2005 (the “Rights Agreement”) inapplicable to this Agreement, the Merger and the other transactions contemplated by this Agreement, (ii) ensure that (x) none of Parent, Merger Sub or any other Subsidiary of Parent is an Acquiring Person (as defined in the Rights Agreement) pursuant to the Rights Agreement, (y) a Stock Acquisition Date, Flip-In Date, Flip-Over Transaction or Event, or Separation Time (as such terms are defined in the Rights Agreement) does not occur as a result of the execution of this Agreement or the consummation of the Merger and (z) the rights to purchase from the Company one one-hundredth (1/100th) of a share of Series X Junior Participating Preferred Stock issued under the Rights Agreement (the “Rights”) do not become exercisable, in the case of clauses (x), (y) and (z), solely by reason of the execution of this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement and (iii) provide that the Expiration Time (as defined in the Rights Agreement) shall occur immediately prior to the Effective Time.

2.32 Commitments. Except as described in Section 2.32 of the Company Disclosure Schedule and except as would not, individually or in the aggregate, have a Company Material Adverse Effect, there are no unfulfilled binding commitments for capital improvements to any cable communication system which the Company or any of its Subsidiaries is obligated to make. Except as described in Section 2.32 of the Company Disclosure Schedule and except as would not, individually or in the aggregate, have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has any liability to any subscribers to its services (“Subscribers”), except: (a) with respect to prepayments made by Subscribers; (b) the obligation to supply services to Subscribers in the ordinary course of business consistent with past practices pursuant to the Franchises; and (c) obligations with respect to commercial leased access channels, public, educational and government channels, and other similar obligations under the Franchises or under applicable law. Except with respect to prepayments by Subscribers for converters, encoders, decoders and related equipment and except as would not, individually or in the aggregate, have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has any liability for the refund of monies or for the provision of rebates to the Subscribers. Except as described in Section 2.32 of the Company Disclosure Schedule and except as would not, individually or in the aggregate, have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has made any commitment to the LFA to pay franchise fees or other amounts to any such authority after the date hereof in excess of the amounts set forth in the Franchises.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

3.1 Organization; Good Standing. Parent is duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets, except where the failure to be in good standing would not, individually or in the aggregate, prevent, materially restrict or impede the consummation of the Merger prior to the Termination Date or the ability of Parent or Merger Sub to fully perform its covenants and obligations under this Agreement (a “Parent Material Adverse Effect”). Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its respective properties and assets, except where the failure to be in good standing would not, individually or in the aggregate, be reasonably expected to result in a Parent Material Adverse Effect. Parent has delivered or made available to the Company complete and correct copies of the certificates of incorporation and bylaws or other constituent documents, as amended to date, of Parent and Merger Sub. As of the date hereof, neither Parent nor Merger Sub is in material violation of its certificate of incorporation or its bylaws.

3.2 Power; Enforceability. Each of Parent and Merger Sub has the requisite power and authority to execute and deliver this Agreement, to perform its covenants and obligations hereunder and to consummate the Merger. The execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of its respective covenants and obligations hereunder and the consummation of the Merger have been duly authorized by all necessary corporate action on the part of each of Parent and Merger Sub and no additional proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of its respective covenants and obligations hereunder or, subject to the adoption of this Agreement (immediately following its execution) by Parent in its capacity as the sole stockholder of Merger Sub, the consummation of the Merger. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except that such enforceability (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally, and (b) is subject to the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law.

3.3 Non-Contravention. The execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of their respective covenants and obligations under this hereunder and the consummation of the Merger do not and will not (a) violate or conflict with any provision of the certificate of incorporation or bylaws or other constituent documents of Parent or Merger Sub, (b) violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent, Merger Sub or any of their properties or assets may be bound, (c) assuming compliance with the matters referred to in Section 3.4, violate or conflict with any law or order applicable to Parent or Merger Sub or by which any of their properties or assets are bound, or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Parent or Merger Sub, except in the case of each of clauses (b), (c) and (d) above, for such violations, conflicts, defaults, terminations, accelerations or Liens which would not, individually or in the aggregate, be reasonably expected to result in a Parent Material Adverse Effect.

3.4 Requisite Governmental Approvals. No Consent of any Governmental Authority is required on the part of Parent, Merger Sub or any of their Affiliates in connection with the execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of their respective covenants and obligations under this Agreement or the consummation of the Merger, except (a) such filings with Governmental Authorities to satisfy the applicable laws of states in which the Company and its Subsidiaries are organized or qualified to do business, (b) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act, (c) compliance with any applicable requirements of the HSR Act and any applicable foreign Antitrust Laws, (d) the FCC Approvals, (e) the State PUC Approvals and (f) the LFA Approvals. Schedule 3.4 does not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.5 Legal Proceedings; Orders.

(a) There are no Legal Proceedings pending or, to the Knowledge of Parent or any of its Affiliates, threatened against Parent or Merger Sub that (i) would, individually or in the aggregate, prevent, materially restrict or impede the consummation of the Merger prior to the Termination Date or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations under this Agreement or (ii) arise from, are based upon, or challenge the validity of, this Agreement or the consummation of the transactions contemplated hereby or seek to prevent the consummation of the transactions contemplated hereby.

(b) Neither Parent nor Merger Sub is subject to any legal order that would be reasonably expected to result in a Parent Material Adverse Effect.

3.6 Proxy Statement; Other Required Company Filings. The information supplied by Parent, Merger Sub or any of their respective Affiliates, partners, members, stockholders, directors, officers, employees, agents or other representatives to the Company in writing specifically for inclusion or incorporation by reference in the Proxy Statement will not, at the time the Proxy Statement is filed with the SEC, at the time the Proxy Statement is first sent to the Company Stockholders or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by Parent, Merger Sub or any of their respective Affiliates, partners, members, stockholders, directors, officers, employees, agents or other representatives for inclusion or incorporation by reference in any of the Other Required Company Filings will not, at the time the applicable Other Required Company Filing is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that notwithstanding the foregoing, no representation or warranty is made by Parent or Merger Sub with respect to information supplied by the Company or any of its Affiliates, directors, officers, employees, agents or other representatives for inclusion or incorporation by reference in the Proxy Statement or any of the Other Required Company Filings.

3.7 Lack of Ownership of Company Common Stock; Section 203. Neither Parent, Merger Sub nor any of their respective Subsidiaries (a) beneficially owns, directly or indirectly, any shares of Company Common Stock or other securities convertible into, exchangeable into or exercisable for shares of Company Common Stock, or (b) is a party to any voting trusts or other agreements or understandings with respect to the voting of the capital stock or other equity interests of the Company or any of its Subsidiaries, in each case except in accordance with this Agreement. As of the date hereof, none of Parent, Merger Sub, any of their respective Subsidiaries, or the “Affiliates” or “Associates” of any such entity is, and at no time during the last three (3) years has been, an “Interested Stockholder” of the Company, in each case as defined in Section 203 of the DGCL.

3.8 Brokers. No agent, broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission payable by the Company in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

3.9 Operations of Merger Sub. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and, prior to the Effective Time, Merger Sub will not have engaged in any other business activities and will have incurred no liabilities or obligations other than as contemplated by this Agreement.

3.10 Financing.

(a) The aggregate amount of funds contemplated to be provided pursuant to the Financing Letters (as defined below), together with the cash on hand of Parent and its Subsidiaries, is sufficient, if funded, to (i) pay the aggregate Per Share Price and any other repayment or refinancing of Indebtedness contemplated by the Financing Letters; (ii) pay any and all fees and expenses required to be paid by Parent, Merger Sub and the Surviving Corporation in connection with the Merger and the Financing; and (iii) satisfy all of the other payment obligations of Parent, Merger Sub and the Surviving Corporation contemplated hereunder.

(b) Parent and Merger Sub have delivered to the Company a true, correct and complete copy of (i) the executed commitment letter (the “Equity Financing Letter”), dated as of the date hereof, among Parent, Merger Sub and the other parties thereto (collectively, the “Equity Financing Sources”), pursuant to which the Equity Financing Sources have committed, subject to the terms thereof, to invest the cash amounts set forth therein (the “Equity Financing”) and (ii) the executed commitment letter, dated as of the date hereof, from Credit Suisse Securities (USA) LLC, Morgan Stanley Senior Funding, Inc., Royal Bank of Canada, RBC Capital Markets, SunTrust Bank, SunTrust Robinson Humphrey, Inc., and The Bank of Tokyo-Mitsubishi-UFJ, Ltd. (the “Debt Commitment Letter” and, together with the Equity Financing Letter, the “Financing Letters”), pursuant to which the lenders party thereto have committed, subject to the terms thereof, to lend the amounts set forth therein (the “Debt Financing” (which term shall include, if applicable, high-yield bonds issued in lieu of certain of the debt facilities as contemplated under the Debt Commitment Letter) and, together with the Equity Financing, the “Financing”). Parent has also delivered to the Company a true, complete and correct copy of any fee letter in connection with the Debt Commitment Letter (it being understood that any such fee letter provided to the Company may be redacted to omit the numerical amounts provided therein) (any such fee letter, a “Fee Letter”)

(c) As of the date hereof, the Financing Letters have not been amended or modified and none of the respective obligations and commitments contained in the Financing Letters have been withdrawn or rescinded in any respect. The Financing Letters, in the form so delivered to the Company on the date hereof, are in full force and effect as of the date hereof. The Financing Letters are (i) legal, valid and binding obligations of Parent and Merger Sub, as applicable, and, to the Knowledge of Parent, each of the other parties thereto and (ii) enforceable in accordance with their respective terms against Parent and Merger Sub, as applicable, and, to the Knowledge of Parent, each of the other parties thereto, in each case except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally. The Financing Letters and the Fee Letter contain all of the conditions precedent to the obligations of the parties thereunder to make the Financing available to Parent on the terms therein and there are no other conditions precedent or other contingencies related to the funding of the full amount of the Financing. As of the date of this Agreement, no event has occurred or circumstance exists which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of Parent or Merger Sub, as applicable, or to the Knowledge of Parent, any other parties thereto, under the Financing Letters or that makes any of the assumptions or statements set forth in the Financing Letters inaccurate in any material respect. As of the date hereof, and subject to the satisfaction of the conditions set forth in Article VI and the performance by the Company of its obligations under this Agreement, neither Parent nor Merger Sub has any reason to believe that any of the conditions to the Financing contemplated in the Financing Letters will not be satisfied or that the Financing will not be made available to Parent and Merger Sub at or prior to the Closing Date. Parent and Merger Sub have fully paid, or caused to be fully paid, any and all commitment or other fees which are due and payable on or prior to the date hereof pursuant to the terms of the Financing Letters. Other than the Fee Letter and as set forth in Schedule 3.10(c), there are no side letters or other Contracts to which Parent or any of its Affiliates is a party related to the funding or investing, as applicable, of the full amount of the Financing other than as expressly set forth in the Financing Letters.

(d) As of the date hereof, none of Parent, Merger Sub or any of their respective Affiliates is a party to any Contracts, or any commitment to enter into any Contracts, with any Person (including any Company Stockholder, director, officer or employee of the Company or its Subsidiaries) concerning any investments to be made in, or contributions to be made to, Parent or Merger Sub in connection with the Merger and/or any other transactions contemplated by this Agreement other than as set forth in the Financing Letters.

(e) As of the date hereof, neither Parent nor Merger Sub has (i) retained any financial advisor on a basis exclusive to Parent or Merger Sub other than advisors to which the Company Board (or any authorized committee thereof) has previously consented or (ii) entered into an exclusivity, lock-up or other similar agreement, arrangement or binding understanding with any bank or investment bank or other potential provider of debt or equity financing that explicitly prohibits such provider from providing or seeking to provide such financing or financial advisory services to any third party in connection with a transaction relating to the Company or its Subsidiaries (including in connection with the making of any Alternative Transaction Proposal), in the case of clauses (i) and (ii), in connection with the Merger or the other transactions contemplated by this Agreement. Neither Parent nor Merger Sub has caused or induced any Person to take any action that, if taken by Parent or Merger Sub, would be a breach of, or would cause to be untrue, any of the representations in this Section 3.10(e).

3.11 Guarantee. Concurrently with the execution and delivery of this Agreement the Guarantors have delivered to the Company the Guarantee, duly executed by the Guarantors, in favor of the Company with respect to the performance by Parent and Merger Sub, respectively, of their respective obligations under this Agreement. The Guarantee is in full force and effect and is a valid, binding and enforceable obligation of the Guarantors, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally, and no event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of the Guarantors under the Guarantee.

3.12 Absence of Certain Agreements. As of the date hereof, except as previously disclosed to the Company Board, there are no Contracts or any commitments to enter into any Contracts (a) between Parent, Merger Sub or any of their respective Affiliates, on the one hand, and any director, officer or employee of the Company, on the other hand, relating to this Agreement, to the Merger or any other transactions contemplated by this Agreement (including as to any investments to be made in, or contributions to be made to, Parent or Merger Sub), or to the Surviving Corporation or any of its Subsidiaries, or any of their respective businesses or operations (including as to continuing employment) from and after the Closing or (b) pursuant to which any Company Stockholder would be entitled to receive consideration of a different amount or nature than the Per Share Price in respect of its shares of Company Common Stock or pursuant to which any Company Stockholder agrees to vote to adopt this Agreement or the Merger, or agrees to vote against any Superior Proposal.

3.13 Solvency. Assuming the satisfaction of the conditions set forth in Article VI, and assuming (a) the accuracy in all material respects of the representations and warranties of the Company in this Agreement as of the Closing, (b) the performance in all material respects by the Company of its obligations hereunder, and (c) that the estimates, projections and forecasts provided by the Company to Parent prior to the date hereof have been prepared in good faith based on assumptions that are, and continue to be, reasonable, as of the Effective Time and immediately after giving effect to all of the transactions contemplated by this Agreement, including the Financing, the payment of the aggregate Per Share Price, any repayment or refinancing of Indebtedness contemplated by this Agreement, the Financing Letters or any Company Indebtedness, the payment of all fees and expenses required to be paid by Parent, Merger Sub, the Company and their respective Subsidiaries in connection with the Merger and the Financing, and the payment of all other obligations of Parent, Merger Sub, the Company and their respective Subsidiaries contemplated hereunder, (a) the amount of the “fair saleable value” of the assets of each of Parent, the Surviving Corporation and its Subsidiaries as of such date will exceed each of (i) the value of all “liabilities of Parent, the Surviving Corporation and such Subsidiaries, including contingent and other liabilities” as of such date (with the quoted text in this clause (a) generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors), and (ii) the amount that will be required to pay the probable liabilities of Parent, the Surviving Corporation and such Subsidiaries on their existing debts (including contingent liabilities) as such debts become absolute and matured;

(b) each of Parent, the Surviving Corporation and its Subsidiaries will not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged; and (c) each of Parent, the Surviving Corporation and its Subsidiaries will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of the foregoing, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

3.14 No Other Company Representations or Warranties. Parent and Merger Sub hereby acknowledge and agree that, except for the representations and warranties expressly set forth in Article II, (a) neither the Company, nor any of its Subsidiaries, nor any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, nor any other Person, has made or is making any other express or implied representation or warranty, statutory or otherwise, with respect to the Company or any of its Subsidiaries or their respective business or operations, including with respect to any information provided or made available to Parent, Merger Sub or any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other Person, and all representations and warranties other than those expressly set forth in Article II are hereby disclaimed by Parent and Merger Sub, (b) except as expressly set forth in this Agreement, neither the Company or any of its Subsidiaries, nor or any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, nor any other Person, will have or be subject to any liability or indemnification obligation or other obligation of any kind or nature to Parent, Merger Sub or any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other Person, resulting from the delivery, dissemination or any other distribution to Parent, Merger Sub or any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other Person, or the use by Parent, Merger Sub or any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other Person, of any such information provided or made available to any of them by the Company or any of its Subsidiaries, or any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other Person, including any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material provided or made available to Parent, Merger Sub or any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other Person, in “data rooms,” confidential information memoranda or management presentations in anticipation or contemplation of the Merger or any other transactions contemplated by this Agreement, and (c) except with respect to the representations and warranties expressly set forth in Article II, no Person has been authorized by the Company to make any representation or warranty relating to the Company, its Subsidiaries, or the business of the Company or its Subsidiaries or otherwise in connection with the transactions contemplated hereby and, if made, such representation or warranty may not be relied upon as having been authorized by the Company and shall not be deemed to have been made by the Company.

3.15 Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Company by Parent and Merger Sub and their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, Parent and Merger Sub and their respective Affiliates, stockholders, directors, officers, employees, agents, representatives and advisors have received and may continue to receive after the date hereof (including pursuant to Section 5.8 of this Agreement) from the Company and its Affiliates, stockholders, directors, officers, employees, agents, representatives and advisors certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and its business and operations. Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, and that Parent and Merger Sub will have no claim against the Company or any of its Subsidiaries, or any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other Person, with respect thereto. Accordingly, Parent and Merger Sub hereby acknowledge and agree that none of the Company or any of its Subsidiaries, nor any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, nor any other Person, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements or business plans).

3.16 No Vote of Parent Stockholders. No vote or consent of the stockholders of Parent or the holders of any other securities of Parent (equity or otherwise) is required by any applicable law, or the certificate of incorporation or by-laws or other equivalent organizational documents of Parent in connection with the Merger or the other transactions contemplated by this Agreement.

ARTICLE IV

INTERIM OPERATIONS OF THE COMPANY

4.1 Affirmative Obligations. Except (w) as contemplated or permitted by this Agreement, (x) as set forth in Section 4.1 of the Company Disclosure Schedule, (y) as approved in writing by Parent (which approval will not be unreasonably withheld, delayed or conditioned) or (z) as required by law, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VII and the Effective Time, the Company shall, and the Company shall cause each of its Subsidiaries to, (i) conduct its business and operations in the ordinary and usual course of business and in a manner consistent with past practice and (ii) use its reasonable best efforts to preserve substantially intact its business organization and its current relationships with employees, customers, vendors, partners and contract counterparties.

4.2 Forbearance Covenants. Except (w) as contemplated or permitted by this Agreement, (x) as set forth in Section 4.2 of the Company Disclosure Schedule, (y) as approved in writing by Parent (which approval will not be unreasonably withheld, delayed or conditioned), or (z) as required by law, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VII and the Effective Time, the Company shall not do any of the following and shall not permit any of its Subsidiaries to do any of the following (it being understood and hereby agreed that if any action is expressly permitted by any of the following subsections, such action shall be expressly permitted under Section 4.1 also):

(a) amend, waive or otherwise modify its certificate of incorporation or bylaws or comparable organizational documents;

(b) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its operating Subsidiaries;

(c) issue, sell, deliver, grant or agree or authorize, propose or commit to issue, sell, deliver or grant (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any Company Securities or any Subsidiary Securities, except for (i) the issuance and sale of shares of Company Common Stock pursuant to the exercise of Company Options or Company Warrants outstanding prior to the date hereof or (ii) the granting of Company Options, not to exceed an aggregate of 100,000 (one hundred thousand) Company Options, that will each be settled at the Effective Time in the manner set forth in Section 1.7(d)(ii), which in each case will have an exercise price equal to or in excess of the Per Share Price (as adjusted pursuant to Section 1.7(b), in connection with any new non-officer employee hires or the promotion of any non-officer employees consistent in amount with past practices or guidelines established prior to the negotiation of the transactions contemplated hereby, and with respect to other terms, including vesting, consistent with past practice;

(d) directly or indirectly acquire, repurchase or redeem any Company Securities or Subsidiary Securities (other than the withholding of shares of Company Common Stock in connection with the vesting of Company Options, Company Warrants or Company Restricted Shares outstanding as of the date of this Agreement);

(e)(i) adjust, split, combine or reclassify any Company Securities or Subsidiary Securities, or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, Company Securities or Subsidiary Securities; (ii) declare, set any record dates or payment dates for, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any Company Securities or Subsidiary Securities, or make any other actual, constructive or deemed distribution in respect of the Company Securities or Subsidiary Securities, except for cash dividends made by any direct or indirect wholly owned Subsidiary of the Company to the Company or one of its Subsidiaries; (iii) pledge or encumber any Company Securities or Subsidiary Securities; or (iv) modify the terms of any Company Securities or Subsidiary Securities;

(f)(i) incur, create, assume or otherwise become liable for Indebtedness, other than (A) as permitted by clause (i) of Section 4.2(h), (B) for an aggregate liability that will not exceed $5,000,000 (five million dollars), (C) under revolving credit facilities in effect on the date hereof and disclosed to Parent, or (D) in connection with trade payables incurred in the ordinary course of business or loans or advances to direct or indirect wholly owned Subsidiaries; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except with respect to obligations of direct or indirect wholly owned Subsidiaries of the Company; (iii) make any loans, advances or capital contributions to or investments in any other Person, except for expense and travel advances in the ordinary course of business consistent with past practice to employees of the Company or any of its Subsidiaries; or (iv) sell, mortgage, lease, transfer, encumber, license, abandon, pledge or otherwise dispose of any of its or its Subsidiaries’ material assets, tangible or intangible, other than dark fiber sales in the ordinary course of business, or create or suffer to exist any Lien thereupon (other than Permitted Liens) including by merger, consolidation, asset sale or other business combination, other than any Liens incurred in connection with transactions permitted by clause (i) of Section 4.2(f); or (v) cancel, release or assign any material indebtedness or claims;

(g)(i) enter into, adopt, create, amend (including acceleration of vesting), modify or terminate any bonus, profit sharing, compensation, severance, termination, option, appreciation right, performance unit, incentive, stock equivalent, share purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the compensation, benefit or welfare of any director, officer or employee in any manner, except in any such case (other than with respect to severance) (A) as may be required by applicable law, (B) with respect to employees, other than officers of the Company, increases in salary in the ordinary course of business and consistent with past practice or (C) in the ordinary course of business and consistent with past practice in connection with any new non-officer employee hires or the promotion of any non-officer employees; or (ii) increase the compensation of any director, officer or employee, pay any severance, special bonus or special remuneration to any director, officer or employee, or pay any benefit not required by any plan or arrangement as in effect as of the date hereof, except in any such case (X) as may be required by applicable law or (Y) in the ordinary course of business and consistent with past practice in connection with any new non-officer employee hires or the promotion of any non-officers employees;

(h)(i) incur or commit to incur any capital expenditures, or any obligations or liabilities in connection therewith that individually or in the aggregate, are in excess of $5,000,000 (five million dollars), except (A) as included in the Company’s capital expenditure budget furnished to Parent prior to the date hereof, (B) as incurred in the ordinary course of business consistent with past practice or (C) in respect of the repair or replacement of the current assets or properties of the Company or any of its Subsidiaries (consistent with past practices of the Company and its Subsidiaries); (ii) pay, discharge, settle or satisfy any liabilities, other than the payment, discharge or satisfaction of liabilities in the ordinary course of business, consistent with past practice, as required by any applicable law, as accrued for in the Audited Company Balance Sheet or as required by the terms of any Contract of the Company or its Subsidiaries, as in effect on the date of this Agreement or entered into in compliance with the terms of this Agreement; (iii) enter into, modify, amend or terminate (x) any Contract which if so entered into, modified, amended or terminated would have a Company Material Adverse Effect or (y) except in the ordinary course of business, any Material Contract; or (iv) engage in any transaction with, or enter into any agreement, arrangement or understanding with any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated under the Exchange Act that would be required to be disclosed under such Item 404 other than those in existence on the date of this Agreement;

(i) compromise or settle any pending or threatened material Legal Proceeding having a value or in an amount not covered by insurance in excess of $1,000,000 (one million dollars);

(j) except as may be required by applicable law or by GAAP (including as a result of any change in law or GAAP that becomes effective after the date of this Agreement), make any change in any of the accounting methods or principles used by it;

(k)(i) change its material Tax accounting methods, principles or practices, except as required by GAAP or applicable law; (ii) make or change any material Tax election; (iii) settle or compromise any material U.S. federal, state, local or non-U.S. Tax liability; (iv) fail to file any material Tax Return when due (taking into account lawful extensions of the due date for any Tax Return) or fail to cause such Tax Returns when filed to be complete and accurate in all material respects; or (v) consent to any extension or waiver of any limitation period with respect to any claim or assessment for material Taxes;

(l) acquire (including by merger, consolidation or acquisition of stock or assets) any other business, material property or assets thereof or any material equity interest therein in excess of $10,000,000 (ten million dollars) in the aggregate; provided that the Company shall not, and shall not permit its Subsidiaries to, acquire any such business, material property or assets from any Affiliate (including any director or officer or any Affiliate thereof) of the Company;

(m) implement any employee layoffs that could implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar or related state or local law, regulation, or ordinance, or enter into any collective bargaining agreement;

(n) enter into a material line of business outside of its existing business;

(o) except as required by applicable law or in the ordinary course of business consistent with past practice (including as contemplated by the Company’s 2012 operating plan), (i) launch any new programming or other service, (ii) change the rates charged the Company and its Subsidiaries for any class of service or any other existing customer charges (including entering into customer billing services agreements providing for launch incentives or free coverage periods), or (iii) institute any new charges or add or delete or change the mix or channel positions of any programming services; or

(p) agree to take any of the actions described in this Section 4.2.

The parties hereto acknowledge and hereby agree that the restrictions set forth in this Section 4.2 and elsewhere in this Agreement are not intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the business or operations of the Company or its Subsidiaries at any time prior to the Effective Time, and notwithstanding anything to the contrary set forth in this Agreement, no consent of Parent or Merger Sub will be required with respect to any matter set forth in this Agreement to the extent the requirement of such consent would violate any applicable law. Prior to the Effective Time, the Company and its Subsidiaries shall exercise (consistent with and subject to the terms, conditions and restrictions of this Agreement) control and supervision over their own business and operations.

4.3 No Solicitation.

(a) No Solicitation. The Company shall not, nor shall it permit any of its Subsidiaries to, authorize or permit any of its officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, agents or other representatives retained by it or any of its Subsidiaries to, directly, or indirectly, (i) solicit or knowingly facilitate or encourage (including by way of furnishing any non-public information to any Person) any inquiries with respect to, or that would reasonably be expected to lead to, or the making, submission or announcement of, any Alternative Transaction Proposal, (ii) continue or engage in any discussions or negotiations concerning, knowingly assist or knowingly furnish to any Person (other than the parties to this Agreement and their representatives) any information with respect to, any possible Alternative Transaction Proposal, or afford access to the business, assets or records of the Company or any of its Subsidiaries for the purpose of knowingly facilitating or encouraging an Alternative Transaction Proposal (except to disclose the existence of the provisions of this Section 4.3 and as permitted in Section 4.3(f)), (iii) (A) fail to make, withdraw or modify, or publicly propose to withdraw or modify, the Company Board Recommendation in a manner adverse to Parent (except to the extent specifically permitted pursuant to Section 4.3(d)) or (B) within five (5) Business Days following a request therefor by Parent, fail to publicly reaffirm the Company Board Recommendation (except to the extent specifically permitted pursuant to Section 4.3(d)), (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Alternative Transaction (except to the extent specifically permitted pursuant to Section 4.3(d)) (any of the actions referred to in the foregoing clauses (iii) or (iv), whether taken by the Company’s Board of Directors or a committee thereof, a “Company Board Recommendation Change”), (v) approve or enter into or negotiate any letter of intent, agreement in principle or similar document or any contract, agreement or commitment (whether binding or not) contemplating or otherwise relating to any Alternative Transaction Proposal, other than an Acceptable Confidentiality Agreement that the Company is permitted to enter into under Section 4.3(c), (vi) take any action to exempt any Person (other than Parent or its Subsidiaries) or any action taken by such Person from any state takeover statute (including Section 203 of the DGCL) or similarly restrictive provisions of the Certificate of Incorporation, or (vii) except as provided in Section 5.5 with respect to the Merger and the other transactions contemplated by this Agreement, amend, take any action with respect to, or make any determination under the Rights Agreement (including a redemption of the Rights) to facilitate an Alternative Transaction Proposal. The Company and its Subsidiaries shall immediately cease, and shall cause their respective officers, directors and employees to cease and use its reasonable best efforts to cause any investment banker, financial advisor, attorney, accountant, agent or other representative retained by them to cease, any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Alternative Transaction Proposal. The Company agrees that in the event any investment banker, financial advisor, attorney, accountant, agent or other representative retained by the Company or its Subsidiaries takes any action which, if taken by the Company, would constitute a material breach of this Section 4.3(a), then the Company shall be deemed to be in breach of this Section 4.3(a) for all purposes of this Agreement.

(b) Notification of Alternative Transaction Proposals. As promptly as practicable (and in any event within two (2) Business Days) after receipt of any Alternative Transaction Proposal or any request for non-public information or inquiry that would reasonably be expected to lead to an Alternative Transaction Proposal, the Company shall provide Parent with oral and written notice of the material terms and conditions of such Alternative Transaction Proposal, request or inquiry, summaries of the material contents of any material oral communications relating to such Alternative Transaction Proposal, request or inquiry, and the identity of the Person or group of Persons making any such Alternative Transaction Proposal, request or inquiry and a copy of all written materials provided to it in connection with such Alternative Transaction Proposal, request or inquiry. In addition, the Company shall provide Parent as promptly as reasonably practicable (and in any event within two (2) Business Days) with written notice setting forth such information as is reasonably necessary to keep Parent informed in all material respects of all material communications regarding, and the status and material details (including material amendments or proposed material amendments) of, any such Alternative Transaction Proposal, request or inquiry, and, without limitation of the other provisions of this Section 4.3, shall promptly provide to Parent a copy of all written materials (including written materials provided by email or otherwise in electronic format) subsequently provided by it in connection with such Alternative Transaction Proposal, request or inquiry. The Company shall not enter into any agreement (or amend or modify any agreement) with any Person or group of Persons which would prevent the Company or any of its Subsidiaries or any investment banker, financial advisor, attorney, accountant, agent or other representative retained by it or any of its Subsidiaries from complying with the provisions of this Section 4.3.

(c) Permitted Actions in Connection with Certain Alternative Transaction Proposals. Notwithstanding anything to the contrary contained in Section 4.3(a), in the event that, prior to the Requisite Stockholder Approval, the Company receives an unsolicited, bona fide written Alternative Transaction Proposal which the Company Board (or any authorized committee thereof) determines in good faith after consultation with its financial advisors and outside legal counsel to be, or, in the good faith determination of the Company Board (or any authorized committee thereof), would be reasonably likely to lead to, a Superior Proposal, it may then, after providing prompt written notice to Parent, take the following actions (but only if and to the extent that the Company Board (or any authorized committee thereof) concludes in good faith (after consultation with its financial advisors and outside legal advisors) that the failure to take such action would be inconsistent with its fiduciary duties under applicable law):

(i) Furnish non-public information to the Person or group of Persons making such Alternative Transaction Proposal; provided that (A) prior to furnishing any such non-public information, the Company receives from such Person or group of Persons an Acceptable Confidentiality Agreement and (B) contemporaneously with furnishing any such non-public information to such Person or group of Persons, the Company makes available such non-public information to Parent (to the extent such non-public information has not been previously so made available to Parent); and

(ii) Engage in discussions and negotiations with such Person or group of Persons with respect to such Alternative Transaction Proposal.

(d) Change of Recommendation; Termination.

(i) Notwithstanding anything in this Agreement to the contrary, at any time prior to obtaining the Requisite Stockholder Approval, the Company Board (or any authorized committee thereof) shall be permitted, if, but only if, it concludes in good faith (after consultation with its financial advisors and outside legal advisors) that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable law, to (A) make a Company Board Recommendation Change referenced in clause (iii) of Section 4.3(a) or (B), following receipt of a bona fide written Alternative Transaction Proposal that is determined in good faith by the Company Board (or any authorized committee thereof) (after consultation with its financial advisors and outside legal advisors) to be a Superior Proposal, terminate this Agreement pursuant to Section 7.1(h); provided that prior to the effectiveness of any such Company Board Recommendation Change or termination, (X) the Company shall have given Parent and Merger Sub prompt written notice advising them, as applicable, of (1) the decision of the Company Board (or any authorized committee thereof) to take such action and the reasons therefor and (2) in the event the decision relates to a Superior Proposal, a notice that the Company will terminate this Agreement on the last day of the Notice Period and a summary of the material terms and conditions of the Superior Proposal and other information required to be provided with respect thereto pursuant to this Section 4.3, including the information required to be provided pursuant to Sections 4.3(b) and 4.3(c), (Y) the Company shall have given Parent and Merger Sub three (3) Business Days after delivery of such notice (the “Notice Period”) to propose revisions to the terms of this Agreement (or make another proposal) and, during the Notice Period, the Company shall, and shall direct its financial advisors and outside legal advisors to, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that, if applicable, such Alternative Transaction Proposal ceases to constitute (in the good faith judgment of the Company Board (or any authorized committee thereof), after consultation with its financial advisors and outside legal advisors), a Superior Proposal or, if the Company Board Recommendation Change does not involve an Alternative Transaction Proposal, to make such adjustments in the terms and conditions of this Agreement so that the failure to make such Company Board Recommendation

Change (in the good faith judgment of the Company Board (or any authorized committee thereof), after consultation with its financial advisors and outside legal advisors) would not be inconsistent with its fiduciary duties under applicable law, and (Z) the Company Board (or any authorized committee thereof) in its good faith judgment shall have determined after consultation with its financial advisors and outside legal counsel and, after considering the results of such negotiations and giving effect to the proposals made by Parent and Merger Sub, if any, that (I) in the case of an Alternative Transaction Proposal, that it continues to constitute a Superior Proposal and that the failure to terminate this Agreement pursuant to Section 7.1(h) and enter into a definitive agreement with respect to a Superior Proposal would be inconsistent with its fiduciary duties under applicable law or (II) in the case of a Company Board Recommendation Change referenced in clause (iii) of Section 4.3(a), that the failure to make such Company Board Recommendation Change would be inconsistent with its fiduciary duties under applicable law; provided, further, that if, during the Notice Period, any material revisions are made to the Superior Proposal or there is any material change with respect to the determination under Section 4.3(d)(i)(A), the Company shall deliver a new written notice to Parent and shall comply with the requirements of this Section 4.3(d) with respect to such new written notice except that the new Notice Period shall be forty eight (48) hours (provided that if such forty eight (48) hour period would end on a day other than a Business Day, then such period shall be extended to the close of business on the next Business Day) instead of three (3) Business Days.

(ii) Notwithstanding any Company Board Recommendation Change by the Company, unless such Company Board Recommendation Change is with respect to an Alternative Transaction Proposal and the Company terminates this Agreement pursuant to Section 7.1(h), the Company shall cause the adoption of this Agreement to be submitted to a vote of the Company Stockholders at a meeting of Company Stockholders, and, without the prior written consent of Parent, the adoption of this Agreement and the transactions contemplated hereby (including the Merger) shall be the only matter (other than procedure matters related thereto and any required advisory votes related to executive compensation payable in connection with the Merger) which the Company shall propose to be acted on by the Company Stockholders at such Company Stockholder Meeting.

(e) Compliance with Tender Offer Rules; Disclosure to Stockholders. Nothing contained in this Agreement shall prohibit the Company or the Company Board from (x) taking and disclosing to their stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or (y) making any disclosure to the stockholders of the Company if, in each case, in the good faith judgment of the Company Board (or any authorized committee thereof) (after consultation with its financial advisors and outside legal advisor) failure to so disclose would be inconsistent with its fiduciary duties under applicable law; provided that in each case the Company shall not fail to make, withdraw, modify or change the Company Board Recommendation unless specifically permitted pursuant to the terms of Section 4.3(d).

(f) Notwithstanding anything to the contrary set forth in Section 4.3 or elsewhere in this Agreement, if the Company receives a written Alternative Transaction Proposal from any third Person, the Company and/or its Representatives may contact such third Person in writing solely for the purpose of clarifying the Alternative Transaction Proposal.

ARTICLE V

ADDITIONAL COVENANTS

5.1 Required Action and Forbearance.

(a) Upon the terms and subject to the conditions set forth in this Agreement, in addition to (and not in lieu of) the obligations of the parties set forth in Section 5.2, but subject to the limitations set forth therein, and except with respect to the Financing, which shall be governed by Section 5.6, Parent and Merger Sub, on the one hand, and (subject to the Company’s rights under Section 4.3, Section 5.3 and Section 5.4) the Company, on the other hand, shall use their reasonable best efforts to (i) take (or cause to be taken) all actions reasonably necessary, (ii) do (or cause to be done), and (iii) assist and cooperate with the other party or parties hereto in doing, all things reasonably necessary, proper or advisable under applicable law or otherwise to consummate and make effective, in the most expeditious manner practicable, the Merger, including by:

(i) using reasonable best efforts to cause the conditions to the Merger set forth in Article VI to be satisfied;

(ii) using reasonable best efforts to promptly obtain all consents, waivers and approvals under any Material Contracts in connection with this Agreement and the consummation of the Merger so as to maintain and preserve the benefits under such Material Contracts as of the consummation of the Merger; and

(iii) executing and delivering any Contracts and other instruments that are necessary to consummate the Merger.

(b) In addition to the foregoing, subject to the limitations set forth in Section 5.2 and except with respect to the Financing, which shall be governed by Section 5.6, neither Parent or Merger Sub, on the one hand, nor (subject to the Company’s rights under Section 4.3, Section 5.3 and Section 5.4) the Company, on the other hand, shall take any action, or fail to take any action, that is intended to, or has (or would reasonably be expected to have) the effect of, preventing, impairing, delaying or otherwise adversely affecting the consummation of the Merger or the ability of such party to fully perform its obligations under this Agreement.

(c) Notwithstanding the foregoing or anything to the contrary set forth in this Agreement (in addition to, and not in lieu of, the obligations of the parties set forth in Section 5.2), the Company shall be responsible for using (and causing its Subsidiaries to use) their respective reasonable best efforts to prepare and file the necessary notices, reports or other filings and to obtain the consents, approvals and authorizations identified or required to be identified in Section 2.5 or Section 2.6 or in the related section of the Company Disclosure Schedule (which, in the case of the consents, approvals and notifications identified or required to be identified in Section 2.6 or in the related section of the Company Disclosure Schedule, are required to be obtained by the Company), and Parent and Merger Sub shall be responsible for using their respective commercially reasonable efforts to cooperate with the Company in preparing and filing such notices, reports or other filings and obtaining such consents, approvals and authorizations.

(d) Notwithstanding the foregoing or anything to the contrary set forth in this Agreement (in addition to, and not in lieu of, the obligations of the parties set forth in Section 5.2), Parent and Merger Sub shall be responsible for using their respective reasonable best efforts to prepare and file the necessary notices, reports or other filings and to obtain the consents, approvals and authorizations identified or required to be identified in Section 3.3 or Section 3.4 or in a disclosure schedule relating thereto (which, in the case of the consents, approvals and notifications identified or required to be identified in Section 3.4 or in a disclosure schedule relating thereto, are required to be obtained by Parent and/or Merger Sub), and the Company shall be responsible for using its commercially reasonable efforts to cooperate with Parent and Merger Sub in preparing and filing such notices, reports or other filings and obtaining such consents, approvals and authorizations.

5.2 Filings with Governmental Authorities.

(a) Each of Parent and Merger Sub (and their respective Affiliates, if applicable), on the one hand, and the Company, on the other hand, shall give all notices to, make all filings with, and use their respective reasonable best efforts to obtain, all authorizations, waiting period terminations and expirations, consents and approvals of any Governmental Authority required in connection with the matters contemplated by this Agreement. Without limiting the generality of the foregoing, each of Parent and Merger Sub (and their respective Affiliates, if applicable), on the one hand, and the Company, on the other hand, shall (i) file with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement and the transactions contemplated hereby as required by the HSR Act as promptly as practical, but in any event within ten (10) Business Days following the execution and delivery of this Agreement, and (ii) file comparable pre-merger notification filings, forms and submissions with any foreign Governmental Authority that are required by other applicable Antitrust Laws or investment act laws in connection with this Agreement within twenty (20) calendar days (or sooner if due sooner), as listed on Schedule 5.2(a)(ii) hereof. Parent and Merger Sub shall be responsible for paying all filing fees in connection with the foregoing filings with Governmental Authorities (other than filing fees in connection with LFA Approvals which shall be paid 50% by Parent or Merger Sub and 50% by the Company). Without limiting the generality of the foregoing, and except for filings required from each party under the HSR Act, the parties agree that Parent shall make (with the reasonable cooperation of the Company) all pre-merger and post-merger notification filings, forms and submissions with any Governmental Authority that are required by applicable Antitrust Laws or investment act laws.

(b) The reasonable best efforts of each of Parent and the Company shall include (i) reasonably cooperating and coordinating with the other in the making of such filings; (ii) promptly supplying the other with any information that may be required in order to make such filings; (iii) subject to the first sentence of Section 5.2(c), supplying any additional information that may be required or requested by the FTC, the DOJ or the Governmental Authorities of any other applicable jurisdiction in which any such filing is made under any applicable law; and (iv) subject to Section 5.2(d), taking all action necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act and any other law applicable to the Merger as soon as practicable, and to obtain any required consents under any other law applicable to the Merger as soon as reasonably practicable. Each of Parent and Merger Sub (and their respective Affiliates, if applicable), on the one hand, and the Company, on the other hand, shall promptly inform the other of any communication from any Governmental Authority regarding any of the transactions contemplated by this Agreement in connection with such filings. If any party hereto or Affiliate thereof shall receive a request for additional information or documentary material from any Governmental Authority with respect to the transactions contemplated by this Agreement pursuant to the HSR Act or any other law applicable to the Merger with respect to which any such filings have been made, then such party shall make (or cause to be made), as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. Without limiting the generality of the foregoing, each party shall provide to the other (or the other’s respective advisors) upon request copies of all correspondence between such party and any Governmental Authority, or production made by any such party to any Governmental Authority, relating to the transactions contemplated by this Agreement. The parties may, as they deem advisable and necessary, designate any competitively or commercially sensitive materials provided to the other under this Section 5.2 as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient without the advance written consent of the party providing such materials. In addition, to the extent reasonably practicable, all discussions, telephone calls, and meetings with a Governmental Authority regarding the transactions contemplated by this Agreement shall include representatives of all of the parties.

(c) In the event that a Governmental Authority issues a request for additional information or documentary material pursuant to the HSR Act or any other applicable Antitrust Law (the “Second Request”) in connection with the transactions contemplated by this Agreement, then Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall make (or cause to be made), as soon as reasonably practicable and after consultation with the other, an appropriate response in compliance with the Second Request in order to obtain expiration or termination of the applicable waiting period before the Termination Date. For the avoidance of doubt, whether or not the transactions contemplated herein are consummated, Parent and Merger Sub shall pay all out-of-pocket fees and expenses related to the Company’s response to a Second Request (including, without limitation, legal fees and expenses, and fees and expenses associated with any consultants, accountants, economists, document production vendors, or other professionals hired to help the Company respond to the Second Request), provided that the obligation of Parent and Merger Sub to pay such fees and expenses related to actions taken by the Company shall be conditioned upon Parent and Merger Sub not providing written reasonable objections prior to the Company incurring such fees and expenses. Parent and Merger Sub shall either pay such costs and expenses directly or reimburse the Company, as applicable, within thirty (30) days after receipt of an invoice (with reasonable supporting documentation) for the same.

(d) Without limiting the foregoing, Parent and Merger Sub shall respond to and seek to resolve as promptly as reasonably practicable any objections asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement. In addition, Parent and Merger Sub shall promptly take, in order to consummate the transactions contemplated by this Agreement before the Termination Date, all actions necessary to (i) secure the expiration or termination of any applicable waiting period under the HSR Act or any other applicable law and (ii) resolve any objections asserted with respect to the transactions contemplated by this Agreement raised by any Governmental Authority, and to prevent the entry of any court order and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order that would prevent, prohibit, restrict, or delay the consummation of the transactions contemplated by this Agreement, including (A) executing settlements, undertakings, consent decrees, stipulations, or other agreements with any Governmental Authority (or with any private party, but only in this later case, in order to vacate, lift, reverse, overturn, settle, or otherwise resolve any decree, judgment, injunction, or other order that prevents, prohibits, restricts, or delays the consummation of the transactions contemplated by this Agreement that may be issued by any court or other Governmental Authority in favor of that third party), (B) selling, divesting, holding separate, licensing, or otherwise conveying particular securities or equity interests, assets or categories of assets or businesses of Parent or Merger Sub or their respective Affiliates or ultimate parent entities or the Company or its Subsidiaries, (C) agreeing to any conduct provisions or agreeing to sell, divest, hold separate, license, or otherwise convey any particular securities, equity interests, or assets or categories of assets or businesses of Parent or Merger Sub or their respective Affiliates or ultimate parent entities or the Company or its Subsidiaries contemporaneously with or subsequent to the Closing, and (D) permitting the Company or any of its Subsidiaries to sell, divest, license, or otherwise convey any particular assets or categories of assets or businesses of any of the Company or its Subsidiaries prior to the Closing. Notwithstanding the foregoing, Parent and Merger Sub shall not be required to take any action or reach any agreement that would be materially adverse to the business or financial condition of Parent, Merger Sub, and the Company post-closing and taken as a whole. No actions taken pursuant to this Section 5.2 shall be considered for purposes of determining whether a Company Material Adverse Effect has occurred.

(e) Each of Parent and Merger Sub shall not, and shall cause their respective Affiliates and ultimate parent entities and their Subsidiaries not to, acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets or equity interests, if the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger or consolidation would reasonably be expected to: (i) impose any delay in the obtaining of, or increase the risk of not obtaining, any consents of any Governmental Authority necessary to consummate the transactions contemplated by this Agreement or the expiration or termination of any applicable waiting period; (ii) increase the risk of any Governmental Authority seeking or entering an order prohibiting the consummation of the transactions contemplated by this Agreement; (iii) increase the risk of not being able to remove any such order on appeal or otherwise; or (iv) delay or prevent the consummation of the transactions contemplated by this Agreement.

5.3 Proxy Statement and Other Required SEC Filings.

(a) The Company shall use commercially reasonable efforts to prepare and file with the SEC a preliminary Proxy Statement for use in connection with the solicitation of proxies from the Company Stockholders for use at the Company Stockholder Meeting within twenty (20) calendar days after the date hereof or such earlier date as is reasonably practicable. If the Company determines that it is required to file with the SEC any Other Required Company Filing under applicable law, the Company shall prepare and file with the SEC such Other Required Company Filing as promptly as reasonably practicable after making such determination. The Company shall cause the Proxy Statement and any Other Required Company Filing to comply as to form and substance in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC and NASDAQ. Parent and Merger Sub shall furnish all information concerning Parent and Merger Sub (and their respective Affiliates, if applicable) as the Company may reasonably request in connection with the preparation and filing with the SEC of the Proxy Statement and any Other Required Company Filing. If at any

time prior to the Company Stockholder Meeting, any information relating to the Company, Parent or Merger Sub, or any of their respective partners, members, stockholders, directors, officers or other Affiliates, should be discovered by the Company, Parent or Merger Sub which should be set forth in an amendment or supplement to the Proxy Statement or any Other Required Company Filing, as the case may be, so that the Proxy Statement or Other Required Company Filing, as the case may be, would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other, and an appropriate amendment or supplement to the Proxy Statement or the applicable Other Required Company Filing describing such information shall be promptly prepared and filed by the Company with the SEC and, to the extent required by applicable law or the SEC or its staff, disseminated to the Company Stockholders.

(b) The Company, after consultation with Parent (and including comments reasonably proposed by Parent), will use its reasonable best efforts to respond as promptly as practicable to any comments made by the SEC with respect to the Proxy Statement. Subject to applicable law, the Company shall use reasonable best efforts to cause the Proxy Statement to be disseminated to the Company Stockholders as promptly as practicable following the filing thereof with the SEC and after confirmation from the SEC or its staff that it will not comment on, or that it has no additional comments on, or the expiration of any waiting period with respect to, the Proxy Statement or any Other Required Company Filing and, if necessary in order to comply with applicable securities laws, after the Proxy Statement shall have been so mailed, promptly circulate amended, supplemental or supplemented proxy material, and, if required in connection therewith, re-solicit proxies.

(c)(i) The Company and its Affiliates shall not file with the SEC the Proxy Statement or any Other Required Company Filing or any amendment or supplement thereto, and (ii) the Company and its Affiliates shall not correspond or otherwise communicate with the SEC or its staff with respect to the Proxy Statement or any Other Required Company Filing in any such case referenced in the preceding clause (i) or (ii) without providing Parent and Merger Sub a reasonable opportunity to review and comment thereon.

(d) The Company shall advise Parent and Merger Sub, promptly after the Company receives notice thereof, of any receipt of a request by the SEC or its staff for an amendment or revisions to the Proxy Statement or any Other Required Company Filing, any receipt of comments from the SEC or its staff on the Proxy Statement or any Other Required Company Filing, or any receipt of a request by the SEC or its staff for additional information in connection therewith.

(e) Unless the Company Board shall have effected a Company Board Recommendation Change in accordance with the terms of Section 4.3, the Company shall include the Company Board Recommendation in the Proxy Statement and, if applicable, any Other Required Company Filings.

5.4 Company Stockholder Meeting.

(a) Unless this Agreement has been terminated pursuant to Article VII, the Company will take, in accordance with applicable law, the Certificate of Incorporation, the bylaws of the Company and the rules of the SEC and NASDAQ, all reasonable action necessary to schedule a meeting of the Company Stockholders (or any adjournment or postponement thereof, the “Company Stockholder Meeting”) as promptly as reasonably practicable following dissemination of the Proxy Statement to the Company Stockholders for the purpose of voting to adopt this Agreement in accordance with the DGCL; provided, however, that without the prior written consent of Parent, the Company shall not initially schedule the Company Stockholder Meeting later than thirty (30) calendar days after the date on which the Proxy Statement is mailed to the Company’s stockholders; provided, further, nothing herein shall prevent the Company from postponing or adjourning the Company Stockholder Meeting if (i) Parent has consented to such postponement or adjournment; (ii) there are holders of insufficient shares of the Company Common Stock present or represented by a proxy at the Company Stockholder Meeting to constitute a quorum at the Company Stockholder Meeting; (iii) the Company is required to postpone or adjourn the Company Stockholder Meeting by applicable law, order or a request from the SEC or its staff; or (iv) the Company Board (or any authorized committee thereof) shall have determined in good faith that it is necessary or appropriate to postpone or adjourn the Company Stockholder Meeting, including in order to (A) give Company Stockholders sufficient time to evaluate any information or disclosure that the Company has sent (or needs to send) to Company Stockholders or otherwise made available to Company Stockholders by issuing a press release, filing materials with the SEC or otherwise (including in connection with any Company Board Recommendation Change), or (B) enable the additional time to solicit proxies from Company Stockholders; provided, that, unless otherwise required by applicable law in order to provide additional disclosure to the Company Stockholders, the Company Board (or any authorized committee thereof) shall only be entitled to adjourn or postpone the Company Stockholder Meeting one time pursuant to this clause iv of Section 5.4(a). Notwithstanding the foregoing, Parent may, upon written request, require the Company, solely for the purpose of enabling additional time to solicit proxies from Company Stockholders, to adjourn or postpone the Company Stockholder Meeting one time for a reasonable period of time not to exceed five (5) Business Days.

(b) Once the Company has established a record date for purposes of determining the stockholders entitled to notice of and vote at the Company Stockholder Meeting (the “Record Date”), the Company shall not change such Record Date or establish a different record date for the Company Stockholder Meeting without the prior written consent of Parent, unless required to do so by applicable law or there has been a Company Board Recommendation Change. In the event that the date of the Company Stockholder Meeting as originally called is for any reason adjourned or postponed or otherwise delayed, the Company agrees that unless Parent shall have otherwise approved in writing or there has been a Company Board Recommendation Change, it shall implement such adjournment or postponement or other delay in such a way that the Company does not establish a new Record Date for the Company Stockholder Meeting, as so adjourned, postponed or delayed, except as required by applicable law.

(c) Subject to Section 4.3(d), the Company shall use commercially reasonable efforts to solicit from the Company Stockholders proxies in favor of the adoption of this Agreement in accordance with the DGCL, submit this Agreement for adoption by the Company Stockholders at the Company Stockholder Meeting and cause the Company Stockholder Meeting to be called, noticed, convened, held and conducted. The Company shall, upon the reasonable request of Parent, advise Parent at least on a daily basis on each of the last ten (10) Business Days prior to the date of the Company Stockholder Meeting, as to the aggregate tally of the proxies received by the Company with respect to the Requisite Stockholder Approval.

(d) Unless there shall have been a Company Board Recommendation Change, the Company shall use its commercially reasonable efforts, and shall use its commercially reasonable efforts to cause its directors, officers, employees and other representatives to, make reasonable and customary solicitations and recommendations to the Company Stockholders for purposes of causing the Requisite Stockholder Approval to be obtained including, upon Parent’s request, (i) presenting materials (in a form reasonably agreed by Parent and the Company) at a reasonable and customary number of occasions that recommend this Agreement and the transactions contemplated hereby (including the Merger) to the Company Stockholders and/or any firm providing proxy advisory services to the Company Stockholders, and (ii) if necessary, requesting a reasonable and customary number of meetings with the Company Stockholders (for purposes of obtaining their recommendation of the adoption of this Agreement) and/or any firm providing proxy advisory services to the Company Stockholders (for purposes of obtaining its recommendation of the adoption of this Agreement by the Company Stockholders).

5.5 Rights Agreement. The Company Board shall take all further actions (in addition to those referred to in Section 2.31) reasonably requested by Parent in order to render the Rights inapplicable to this Agreement, the Merger and the other transactions contemplated by this Agreement.

5.6 Financing.

(a) Equity Financing.

(i) Subject to the terms and conditions of this Agreement and the applicable terms and conditions of the Equity Financing Letter, each of Parent and Merger Sub shall use reasonable best efforts to take (or cause to be taken) all actions, and do (or cause to be done) all things, necessary, proper or advisable to (A) obtain the Equity Financing contemplated by the Equity Financing Letter, (B) maintain in effect the Equity Financing Letter, (C) satisfy on a timely basis all conditions applicable to Parent and Merger Sub set forth in the Equity Financing Letter that are within its control, (D) consummate the Equity Financing contemplated by the Equity Financing Letter at or prior to the Closing, and (E) when obligated to do so pursuant to Section 8.8, fully enforce the obligations of the Equity Financing Sources (and the rights of Parent and Merger Sub) under the Equity Financing Letter, including by filing one or more lawsuits against the Equity Financing Sources to fully enforce the obligations of the Equity Financing Sources (and the rights of Parent and Merger Sub) thereunder. Notwithstanding anything to the contrary set forth in this Agreement, nothing contained in this Section 5.6 shall require, and in no event shall reasonable best efforts of Parent or Merger Sub be deemed to require, Parent or Merger Sub to seek equity financing from any source other than the Equity Financing Sources, in any amount in excess of, or on other terms and conditions from, the Equity Financing Letter.

(ii) Neither Parent nor Merger Sub shall amend, alter, or waive, or agree to amend, alter or waive (in any case whether by action or inaction), any term of the Equity Financing Letter without the prior written consent of the Company (except for any amendment that solely increases the amount of the Equity Financing without amending or modifying any other term of the Equity Financing Letter). Parent shall promptly notify the Company of (A) the expiration or termination (or attempted or purported termination, whether or not valid) of the Equity Financing Letter, or (B) any refusal by any Equity Financing Source to provide or any stated intent by any Equity Financing Source to refuse to provide the full financing contemplated by the Equity Financing Letter.

(b) Debt Financing.

(i) Subject to the terms and conditions of this Agreement, each of Parent and Merger Sub shall use its respective reasonable best efforts to (A) obtain the Debt Financing on the terms and conditions set forth in the Debt Commitment Letter (including any “market flex” terms therein or in the Fee Letter, and after taking into account the anticipated timing of the Marketing Period), (B) maintain in effect the Debt Commitment Letter and negotiate definitive agreements with respect to the Debt Commitment Letter on the terms and conditions set forth in the Debt Commitment Letter (including any “market flex” terms therein or in the Fee Letter), (C) satisfy on a timely basis all conditions applicable to Parent and Merger Sub set forth in such definitive agreements that are within their reasonable control, and (D) comply with its obligations under the Debt Commitment Letter, and (E) upon satisfaction of the conditions set forth in the Debt Commitment Letter, consummate the Debt Financing contemplated by the Debt Commitment Letter at the Closing. In the event that all conditions in the Debt Commitment Letter (other than the availability of funding of any of the Equity Financing) have been satisfied or upon funding will be satisfied, and the Closing is required to occur pursuant to Section 1.3, each of Parent and Merger Sub shall use its reasonable best efforts to cause such lenders and the other Persons providing such Debt Financing to fund on the Closing Date the Debt Financing required to consummate the transactions contemplated by this Agreement and otherwise enforce its rights under the Debt Commitment Letter.

(ii) Neither Parent nor Merger Sub shall amend, alter, or waive, or agree to amend, alter or waive (in any case, whether by action or inaction), any term of the Debt Commitment Letter or any provision of the Fee Letter (to the extent any such amendment, alteration, or waiver would reasonably be expected to delay or prevent or make less likely the funding of the Debt Financing (or satisfaction of the conditions to the Debt Financing) on the Closing Date) without the prior written consent of the Company if such amendment, alteration or waiver reduces the aggregate amount of the Debt Financing (unless such reduction is matched with a corresponding equivalent increase of the amount of the equity financing contemplated in the Equity Financing Letter or Alternative Debt Financing (as permitted by, and in accordance with, this Section 5.6(b)) or amends the conditions precedent to the Debt Financing in a manner that would reasonably be expected to delay or prevent or make less likely the funding of the Debt Financing (or satisfaction of the conditions to the Debt Financing) on the Closing Date; provided, however, that Parent and Merger Sub may replace and/or amend the Debt Commitment Letter so long as (A) the terms would not be reasonably expected to delay or prevent the Closing or make the funding of the Debt Financing (or satisfaction of the conditions to the Debt Financing) less likely to occur, (B) the conditions to the Debt Financing set forth in the Debt Commitment Letter as of the date hereof would not be expanded in a manner that would reasonably be expected to delay or prevent the Closing, and (C) such amendment or alternative financing does not reduce (or could have the effect of reducing) the aggregate amount of the Financing (including by increasing the amount of fees to be paid or original issue discount), unless such reduction is matched with a corresponding equivalent increase of the amount of the equity financing contemplated in the Equity Financing Letter; and in any such event, Parent shall disclose to the Company its intention to make any such amendment or obtain such alternative financing (the “Alternative Debt Financing”), shall keep the Company reasonably informed of the terms thereof and shall deliver to the Company final drafts of the commitment letter (the “New Debt Commitment Letter”) providing for such alternative financing. Notwithstanding the foregoing, nothing set forth in this Section 5.6(b) shall restrict Parent or Merger Sub from amending or modifying the Debt Financing Letter solely to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that had not executed the Debt Commitment Letter as of the date hereof. In the event that a New Debt Commitment Letter is obtained, the term “Debt Financing” as used herein shall be deemed to mean the Debt Financing contemplated by the Debt Commitment Letter to the extent not so superseded at the time in question and any Alternative Debt Financing contemplated by a New Debt Commitment Letter to the extent then in effect, and any reference to the term Debt Commitment Letter shall be deemed to include any Debt Commitment Letter that is not superseded by the New Debt Commitment Letter at the time in question and the New Debt Commitment Letter to the extent then in effect. Parent shall promptly notify the Company of the expiration or termination of the Debt Commitment Letter and the New Debt Commitment Letter (if applicable).

(iii) Upon the Company’s request, Parent shall keep the Company reasonably informed of the status of its efforts to arrange the Debt Financing and provide to the Company copies of the material definitive agreements for the Debt Financing (excluding any provisions related solely to fees or other economic terms). Without limiting the generality of the foregoing, Parent and Merger Sub shall give the Company prompt notice (x) of any material breach or material default by any party to any of the Financing Letters, or any definitive agreements related to the Financing, in each case of which Parent or Merger Sub becomes aware, (y) of the receipt of any written notice or other written communication, in each case with respect to any (1) actual breach, default, termination or repudiation by any party to any of the Financing Letters or definitive agreements related to the Financing or (2) material dispute between or among any parties to any of the Financing Letters or definitive agreements related to the Financing or any provisions of any of the Financing Letters, in each case, with respect to the obligation to fund the Financing or the amount of the Financing to be funded at Closing and (z) of the receipt of any notice or other communication (written or verbal) related to the likely failure by a party to the Financing Letters to fund the Financing or the reduction of any amount of the Financing; provided, that none of Parent or Merger Sub shall be required to provide such information if it would reasonably be expected to (i) result in the loss of the attorney-client privilege of Parent or Merger Sub, provided, that Parent shall use its reasonable efforts to provide such information in a manner that would not reasonably be expected to result in the loss of the attorney-client privilege, or (ii) contravene any law, judgment or binding agreement entered into prior to the date of this Agreement. As soon as reasonably practicable, but in any event within two (2) Business Days of the date the Company delivers to Parent or Merger Sub a written request, Parent and Merger Sub shall provide any information reasonably requested by the Company relating to any circumstance referred to in clauses (x), (y) or (z) of the immediately preceding sentence; provided, that none of Parent or Merger Sub shall be required to provide such information if it would reasonably be expected to (i) result in the loss of the attorney-client privilege of Parent or Merger Sub, provided, that Parent shall use its reasonable efforts to provide such information in a manner that would not reasonably be expected to result in the loss of the attorney-client privilege, or (ii) contravene any law, judgment or binding agreement entered into prior to the date of this Agreement.

(iv) If any portion of the Debt Financing becomes unavailable and such portion is reasonably required to fund the aggregate Per Share Price, Parent and Merger Sub shall use their reasonable best efforts to arrange and obtain in replacement thereof, as promptly as reasonably practicable following the occurrence of such event, Alternative Debt Financing from the same or alternative sources in an amount, when added to the portion of the Debt Financing that is available, sufficient to fund the aggregate Per Share Price and make the other payments referred to in Section 3.10(a) and which would not otherwise reasonably be expected to

(x) prevent or delay the Effective Time or the date on which the Financing would be obtained, or (y) make the funding of the Financing less likely in any material respect. Notwithstanding anything to the contrary contained in this Agreement, nothing in this Section 5.6 shall require, and in no event shall the reasonable best efforts of Parent or Merger Sub be deemed or construed to require, Parent or Merger Sub to (A) seek or incur Alternative Debt Financing if any term thereof is outside of, or less favorable than, any applicable economic provision of the Debt Commitment Letter or any related fee letter (including any “market flex” provision contained in the Debt Commitment Letter or any related fee letter), (B) seek any Alternative Debt Financing on any other terms which are otherwise materially less favorable, taken as a whole, to Parent and Merger Sub than the terms contained in the Debt Commitment Letter which the New Debt Commitment Letter is replacing or (C) pay any fees or other compensation in any form in excess of those contemplated by the Debt Commitment Letter or the Fee Letter (whether to secure waiver of any conditions contained therein or otherwise). Parent shall deliver to the Company true and complete copies of all Contracts pursuant to which any such alternative source shall have committed to provide any portion of the Debt Financing other than fee and engagement letters in respect of the Financing (provided, that Parent shall provide such fee letters redacted in a form reasonably satisfactory to such alternative sources).

(v) Prior to the Effective Time, the Company shall use its reasonable best efforts to provide (and the Company shall use its reasonable best efforts to cause each of its Subsidiaries to use their reasonable best efforts to provide), and shall use its reasonable best efforts to cause its Representatives, including legal and accounting Representatives, to provide, in each case, at Parent’s sole expense (in accordance with the reimbursement provisions below), such cooperation reasonably requested by Parent or Merger Sub and that is customarily provided in connection with arranging and obtaining the Financing or any permitted replacement, amended, modified or alternative financing. Such cooperation shall include using reasonable best efforts to:

(A) furnish Parent and Merger Sub and their financing sources as promptly as practicable with (I) (x) audited consolidated balance sheets of the Company and related statements of income, changes in equity and cash flows of for the three (3) most recently completed fiscal years ended at least ninety (90) days prior to the Closing Date and (y) unaudited consolidated balance sheets and related statements of income and cash flows of the Company for each fiscal quarter ending after December 31, 2011 and ending at least forty-five (45) days prior to the Closing Date, which financial statements shall include a comparison to the same quarterly period for the prior year (to the extent available), and in the case of the financial statements referred to in clause (x) and (y) shall be prepared (1) in compliance in all material respects with all applicable requirements of Regulation S-X and Regulation S-K under the Securities Act for offerings of debt securities on a registration statement on Form S-1 and (2) in accordance with GAAP consistently applied, and in a manner that fairly presents, in all material respects, the consolidated financial condition, results of operations, changes in equity and cash flows of the Company and its Subsidiaries as of and for the periods then ended, subject to normal year end adjustments and the absence of footnotes, and shall not be materially inconsistent with the financial statement or forecasts of the Company previously provided by the Company, and (II) all other financial statements, pro forma financial information, financial data, audit reports and other information regarding the business of the Company and its Subsidiaries as may be required under the Debt Commitment Letter or reasonably required by Parent in connection with the Debt Financing or incorporated in any offering document used to syndicate credit facilities of the type to be included in the Debt Financing or in connection with the offering of non-convertible high-yield bonds under Rule 144A promulgated under the Securities Act, in each case assuming that such syndication of credit facilities or offerings of bonds were consummated at the same time during the Company’s fiscal year as such syndication or offerings, including of the type that would be required by Regulation S-X and Regulation S-K promulgated under the Securities Act for a registered public offering of non-convertible debt securities of the Parent (including for Parent’s preparation of pro forma financial statements), to the extent the same is of the type and form customarily included in an offering memorandum for private placements of non-convertible high-yield bonds under Rule 144A promulgated under the Securities Act (which, for the avoidance of doubt, shall not include any financial statements required by Regulation S-X Rule 3-10 or 3-16 or any Compensation, Discussion and Analysis required by Regulation S-K Item 402(b)), or otherwise necessary to receive from the Company’s independent accountants customary “comfort” (including “negative assurance” comfort) with respect to the financial information to be included in such offering memorandum and which, with respect to any interim financial statements, shall have been reviewed by the Company’s independent accountants as provided in SAS 100 (all such information, the “Required Information”)

(B) periodically update the Required Information so that, to the Knowledge of the Company, such Required Information does not contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements contained therein, in light of the circumstances in which they were made, not misleading (other than information supplied by or on behalf of Parent, Merger Sub or any of their Affiliates);

(C) participate on reasonable advance notice in a reasonable number of meetings (including customary one-on-one meetings with the parties acting as lead arranger or agents for, and prospective lenders and purchasers of, the Debt Financing and senior management and representatives, with appropriate seniority and expertise, of the Company’s and its Subsidiaries’ business), presentations, road shows, due diligence sessions, drafting sessions and sessions with prospective lenders, investors and rating agencies in connection with the Debt Financing;

(D) assist with the preparation of materials for rating agencies and rating agency presentations, bank information memoranda, offering documents (including assistance in the preparation of Parent’s pro forma financial statements giving effect to the transactions hereunder), private placement memoranda, offering memoranda and similar documents required in connection with the Debt Financing (and providing reasonable and customary authorization letters to the financing sources authorizing the distribution of information to prospective lenders and containing customary information);

(E) cooperate with Parent and Merger Sub to satisfy the conditions precedent to the Debt Financing to the extent within the control of the Company and cause the taking of corporate actions (subject to the occurrence of the Closing) by the Company and its Subsidiaries reasonably necessary to permit the completion of the Debt Financing;

(F) obtain customary accountants’ comfort letters, appraisals and surveys, title insurance and other documentation and items relating to the Debt Financing as reasonably requested by Parent and, if requested by Parent or Merger Sub, cooperate with and assist Parent or Merger Sub in obtaining such documentation and items; and

(G) provide reasonable assistance to Parent and Merger Sub in obtaining any corporate credit and family ratings from any ratings agencies as contemplated by the Debt Commitment Letter;

provided, that (w) nothing herein shall require such cooperation to the extent it would interfere unreasonably with the business or operations of the Company or its Subsidiaries, (x) no action, liability or obligation of the Company or any of its Subsidiaries or any of their respective Representatives under any certificate, agreement, arrangement, document or instrument relating to the Debt Financing shall be effective until the Effective Time or immediately prior thereto (except for customary authorization letters authorizing the distribution of information to prospective lenders and containing a representation that the public side versions of such documents, if any, do not include material non-public information regarding the Company or any of its Subsidiaries or its or their securities), (y) neither the Company nor any of its Subsidiaries, nor any of their respective Representatives, shall be required to provide any legal opinion or other opinion of counsel prior to the Effective Time in connection with the Financing, and (z) any bank information memoranda and high-yield offering prospectuses or memoranda required in relation to the Debt Financing shall contain disclosure and financial statements reflecting the Surviving Corporation and/or its Subsidiaries as the obligor; and provided, further, that neither the Company nor any of its Subsidiaries shall be required to pay any commitment fee or other fee or payment to obtain consent or to incur any liability with respect to or cause or permit any Lien to be placed on any of their respective assets in connection with the Debt Financing prior to the Effective Time.

(c) Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company or any of its Subsidiaries in connection with the cooperation of the Company and its Subsidiaries contemplated by this Section 5.6 (in an amount not to exceed $3,000,000 (three million dollars)) and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them of any type in connection with the arrangement of any Financing and any information used in connection therewith except with respect to any information prepared or provided by the Company or any of its Subsidiaries or any of their respective Representatives or to the extent such losses, damages, claims, costs or expenses result from the gross negligence or willful misconduct of the Company, any of its Subsidiaries or their respective Representatives, and the foregoing obligations shall survive termination of this Agreement.

(d) The Company shall use commercially reasonable efforts to promptly provide Parent with an electronic version of the trademarks, service marks and corporate logo of the Company and its Subsidiaries for use in marketing materials for the purpose of facilitating the syndication of the Debt Financing, and hereby consents to the reasonable use of the foregoing in connection with the Debt Financing; provided that such logos are used in a manner that is not intended to harm or disparage the Company or its Subsidiaries or their marks and on such other customary terms and conditions as the Company shall reasonably impose. All material non-public information provided by the Company or any of its Subsidiaries or any of their Representatives pursuant to this Section 5.6 shall be kept confidential in accordance with the Confidentiality Agreement, except that Parent and Merger Sub shall be permitted to disclose such information to the financing sources and other potential sources of capital, rating agencies and prospective lenders and investors during syndication of the Financing or any permitted replacement, amended, modified or alternative financing subject to the potential sources of capital, ratings agencies and prospective lenders and investors entering into customary confidentiality undertakings with respect to such information (including through a notice and undertaking in a form customarily used in confidential information memoranda for senior credit facilities).

(e) Nothing in this Section 5.6 shall require such cooperation to the extent it would (i) cause any condition to Closing set forth in Article VI to fail to be satisfied or otherwise cause any breach of this Agreement, (ii) require the Company or any of its Subsidiaries to take any action that will conflict with or violate the Company’s or any if its Subsidiary’s organizational documents or any laws or result in the contravention of, or would reasonably be expected to result in a material violation of, or material default under, any Contract to which the Company or any of its Subsidiaries is a party on the date of this Agreement, unless contingent on the Closing, or (iii) reasonably be expected to result in any officer or director of the Company or any of its Subsidiaries incurring any personal liability that is not contingent upon the Closing.

(f) Acknowledgement. Parent and Merger Sub acknowledge and agree that, notwithstanding anything in this Agreement to the contrary, the obligations to perform their respective agreements hereunder, including to consummate the Closing subject to the terms and conditions hereof, are not conditioned on obtaining of the Financing or any alternative Financing or on the performance of any party to any Financing Letter.

5.7 Anti-Takeover Laws. In the event that any state anti-takeover or other similar law is or becomes applicable to any of the transactions contemplated by this Agreement among the Company, Parent and Merger Sub, the Company, Parent and Merger Sub shall use their respective reasonable best efforts to ensure that the transactions contemplated by this Agreement among the Company, Parent and Merger Sub may be consummated as promptly as practicable on the terms and subject to the conditions set forth in this Agreement and otherwise to minimize the effect of such law on this Agreement and the transactions contemplated hereby among the Company, Parent and Merger Sub.

5.8 Access. Until the earlier to occur of the termination of this Agreement pursuant to Article VII and the Effective Time, the Company shall afford Parent, its Affiliates and its financing sources and their respective financial advisors, business consultants, legal counsel, accountants and other agents and representatives reasonable access during normal business hours, upon reasonable prior notice provided to the Company’s Chief Executive Officer and Chief Financial Officer, to the properties, books and records and personnel of the Company as Parent may reasonably request; provided, however, that the Company may restrict or otherwise prohibit access to any documents or information to the extent that (a) any applicable law or regulation requires the Company to restrict or otherwise prohibit access to such documents or information; (b) access to such documents or information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other applicable privilege applicable to such documents or information; (c) access to a Contract to which the Company or any of its Subsidiaries is a party or otherwise bound would violate or cause a default under, or give a third party the right to terminate or accelerate the rights under, such Contract (it being agreed that the Company and Parent shall cooperate in good faith to design and implement alternative procedures to enable Parent to evaluate any such Contract without causing a violation or causing a default thereunder or giving any third party a right to terminate or accelerate the rights thereunder); or (d) such disclosure relates to individual performance or personnel evaluation records, medical histories or other personnel information that in the Company’s good faith opinion could subject the Company or any of its Subsidiaries to liability; and provided, further, that nothing in this Section 5.8 shall be construed to require the Company or its Representatives to prepare any reports, analyses, appraisals, opinions or other information. Any investigation conducted pursuant to the access contemplated by this Section 5.8 shall be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company and its Subsidiaries or create a material risk of damage or destruction to any property or assets of the Company or any of its Subsidiaries. Any access to the Company’s properties shall be subject to the Company’s reasonable security measures and insurance requirements and shall not include the right to perform invasive testing. The terms and conditions of the Confidentiality Agreement shall apply to any information obtained by Parent, its Affiliates and its financing sources or any of their respective financial advisors, business consultants, legal counsel, accountants and other agents and representatives in connection with any investigation conducted pursuant to the access contemplated by this Section 5.8.

5.9 Section 16(b) Exemption. Prior to the Effective Time, the Company shall be permitted to take all actions reasonably necessary to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of the Company (including derivative securities) in connection with the transactions contemplated by this Agreement by each individual who is or was a director or executive officer of the Company or other individual subject to the reporting requirements of Section  16(a) of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.10 Directors’ and Officers’ Exculpation, Indemnification and Insurance.

(a) The Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) honor and fulfill in all respects the obligations of the Company and its Subsidiaries under any and all indemnification agreements between the Company or any of its Subsidiaries and any of their respective current or former directors and officers and any person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Effective Time (the “Indemnified Persons”). In addition, during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) cause the certificates of incorporation and bylaws (and other similar organizational documents) of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the certificates of incorporation and bylaws (or other similar organizational documents) of the Company and its Subsidiaries as of the date hereof, and during such six-year period such provisions shall not be repealed, amended or otherwise modified in any manner except as required by applicable law.

(b) Without limiting the generality of the provisions of Section 5.10(a), during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, each of Parent and the Surviving Corporation shall, to the fullest extent permitted by applicable law, indemnify and hold harmless each Indemnified Person from and against, and advance reasonable and documented out-of-pocket expenses to each

Indemnified Person in respect of, any costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, proceeding, investigation or inquiry, whether civil, criminal, administrative or investigative, to the extent such claim, proceeding, investigation or inquiry arises directly or indirectly out of or pertains directly or indirectly to (i) any action or omission or alleged action or omission in such Indemnified Person’s capacity as a director, officer, employee or agent of the Company or any of its Subsidiaries or other Affiliates (prior to or at the Effective Time), or (ii) any of the transactions contemplated by this Agreement; provided, however, that if, at any time prior to the sixth (6th) anniversary of the Effective Time, any Indemnified Person delivers to Parent or the Surviving Corporation a written notice asserting a claim for indemnification under this Section 5.10(b), then the claim asserted in such notice shall survive the sixth (6th) anniversary of the Effective Time until such time as such claim is fully and finally resolved. In the event of any such claim, proceeding, investigation or inquiry, (A) the Surviving Corporation shall have the right to control the defense thereof (it being understood that, by electing to control the defense thereof, subject to the terms and conditions of this Section 5.10(b), the Surviving Corporation will be deemed to have waived any right to object to the Indemnified Person’s entitlement to indemnification hereunder with respect thereto); (B) each Indemnified Person shall be entitled to retain his or her own counsel; (C) the Surviving Corporation shall pay the reasonable and documented fees and expenses of outside counsel promptly after statements therefor are received, whether or not the Surviving Corporation elects to control the defense of any such claim, proceeding, investigation or inquiry; and (D) no Indemnified Person shall be liable for any settlement effected without his or her prior express written consent. Notwithstanding anything to the contrary set forth in this Section 5.10(b) or elsewhere in this Agreement, neither the Surviving Corporation nor any of its Affiliates (including Parent) shall settle or otherwise compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, proceeding, investigation or inquiry for which indemnification may be sought by an Indemnified Person under this Agreement unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnified Persons from all liability arising out of such claim, proceeding, investigation or inquiry.

(c) During the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain in effect the Company’s current directors’ and officers’ liability insurance (“D&O Insurance”) in respect of acts or omissions occurring at or prior to the Effective Time, covering each person covered by the D&O Insurance, on terms with respect to the coverage and amounts that are equivalent to those of the D&O Insurance; provided, however, that in satisfying its obligations under this Section 5.10(c), the Surviving Corporation shall not be obligated to pay annual premiums in excess of three hundred percent (300%) of the amount paid by the Company for coverage for its last full fiscal year (such three hundred percent (300%) amount, the “Maximum Annual Premium”) (which premiums the Company represents and warrants to be as set forth in Section 5.10(c) of the Company Disclosure Schedule); provided, however, that that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy for such year with the greatest coverage available for a cost not exceeding the Maximum Annual Premium. Prior to the Effective Time, notwithstanding anything to the contrary set forth in this Agreement, the Company may purchase a six-year “tail” prepaid policy on the D&O Insurance at a cost per year covered for such tail policy not to exceed the Maximum Annual Premium. In the event that the Company elects to purchase such a “tail” policy prior to the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain such “tail” policy in full force and effect and continue to honor their respective obligations thereunder, in lieu of all other obligations of the Surviving Corporation (and Parent) under the first sentence of this Section 5.10(c) for the full term of such “tail” policy.

(d) If the Surviving Corporation or Parent or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations of the Surviving Corporation or Parent, as the case may be, set forth in this Section 5.10.

(e) The obligations set forth in this Section 5.10 shall not be terminated, amended or otherwise modified in any material manner that adversely affects any Indemnified Person (or any other person who is a beneficiary under the D&O Insurance or the “tail” policy referred to in Section 5.10(c) (and their heirs and representatives)) without the prior written consent of such affected Indemnified Person or other person who is a beneficiary under the D&O Insurance or the “tail” policy referred to in Section 5.10(c) (and their heirs and representatives). Each of the Indemnified Persons or other persons who are beneficiaries under the D&O Insurance or the “tail” policy referred to in Section 5.10(c) (and their heirs and representatives) are intended to be third party beneficiaries of this Section 5.10, with full rights of enforcement against the Surviving Corporation and Parent as if a party thereto. The rights of the Indemnified Persons (and other persons who are beneficiaries under the D&O Insurance or the “tail” policy referred to in Section 5.10(c) (and their heirs and representatives)) under this Section 5.10 shall be in addition to, and not in substitution for, any other rights that such persons may have under the certificates of incorporation, bylaws or other equivalent organizational documents, any and all indemnification agreements of or entered into by the Company or any of its Subsidiaries, or applicable law (whether at law or in equity).

(f) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 5.10 is not prior to or in substitution for any such claims under such policies.

5.11 Employee Matters.

(a) From and after the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) honor the Employee Plans set forth on Schedule 5.11 (the “Continuing Plans”) in accordance with their terms as in effect immediately prior to the Effective Time, provided that nothing in this sentence shall prohibit the Surviving Corporation from amending or terminating any such Employee Plans, arrangements or agreements in accordance with their terms or if otherwise required by applicable law.

(b) The Surviving Corporation or one of its Subsidiaries shall (and Parent shall cause the Surviving Corporation or one of its Subsidiaries to) continue employment immediately following the Effective Time by the Surviving Corporation or one of its Subsidiaries of all employees of the Company and its Subsidiaries as of the Effective Time, subject to Section 5.11(d) hereof. For the period beginning on the Effective Time and ending on December 31, 2012 (the “Continuation Period”), the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) provide to the Continuing Employees who remain employed for the requisite period either (i) compensation and benefits arrangements (but excluding equity based benefits) that are no less favorable in the aggregate than the compensation and benefits arrangements provided to such Continuing Employee immediately prior to the Effective Time; or (ii) compensation and benefits arrangements (other than equity based benefits) to each Continuing Employee that are no less favorable in the aggregate than the compensation and benefits (other than equity based benefits) provided to similarly-situated employees of Parent; or (iii) provide some combination of (i) and (ii) above; provided that in each case each Continuing Employee receives compensation and benefits arrangements (other than equity based benefits) that, taken as a whole, are no less favorable in the aggregate than the compensation and benefits arrangements (other than equity based benefits) provided to such Continuing Employee immediately prior to the Effective Time.

(c) During the Continuation Period, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) use commercially reasonable efforts cause to be granted to such Continuing Employee credit for all service with the Company and its Subsidiaries prior to the Effective Time for purposes of eligibility to participate and vesting under any 401(k) plan in which such Continuing Employee becomes eligible to participate and, solely for purposes of vacation accrual and severance pay, benefit entitlement to the same extent recognized by the Company and its Subsidiaries under an analogous Employee Plan; provided, however, that such service need not be credited under any equity-based or non-qualified deferred compensation plan or arrangement or to the extent that it would result in duplication of coverage or benefits. In addition, and without limiting the generality of the foregoing: (i) each Continuing Employee shall be immediately eligible to participate, without any waiting time, in any and all employee benefit plans sponsored by the Surviving Corporation and its Subsidiaries (such plans, collectively, the “New Plans”) to the extent coverage under any such New Plan replaces coverage in the plan year in which the Effective Time occurs under an Employee Plan in which such Continuing Employee participates immediately before the Effective Time (such plans, collectively, the “Old Plans”); and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical, or vision benefits to any Continuing Employee, the Surviving Corporation shall use commercially reasonable efforts to cause all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements of such New Plan to be waived in the plan year in which the Effective Time occurs for such Continuing Employee and his or her covered dependents to the extent waived or satisfied under the corresponding Old Plan as of the Effective Time, and the Surviving Corporation shall use commercially reasonable efforts to cause any eligible expenses incurred by such Continuing Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins in the plan year in which the Effective Time occurs to be given credit under such New Plan for purposes of satisfying all deductible, co-pay, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan to the extent such requirements would have been given credit under the applicable Old Plan. Any vacation or paid time off accrued but unused by a Continuing Employee as of immediately prior to the Effective Time shall be credited to such Continuing Employee following the Effective Time to the extent reflected as a working capital liability on the Company’s balance sheet

(d) No provision of this Agreement shall be deemed to (i) guarantee employment for any period of time for, or preclude the ability of Parent or the Surviving Corporation or any of their Affiliates to terminate, any Continuing Employee at any time and for any or no reason, subject to the terms of any employment agreements between Continuing Employees and the Company that govern termination of such employees following a change in control; (ii) alter or limit the right of Parent, the Surviving Corporation or any of their respective Subsidiaries to amend, modify or terminate any benefit or compensation plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by the Surviving Corporation or any Subsidiary; (iii) create any third-party beneficiary rights or obligations in any Person (including any Continuing Employee or any dependent or beneficiary thereof) other than the parties to this Agreement; or (iv) establish, amend or modify any benefit or compensation plan, program, agreement, contract or arrangement.

5.12 Obligations of Parent in respect of Merger Sub and Surviving Corporation. Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement. In furtherance of and without limiting the foregoing, promptly following execution of this Agreement, Parent, acting in its capacity as the sole stockholder of Merger Sub, shall adopt this Agreement.

5.13 Notification of Certain Matters.

(a) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VII and the Effective Time, the Company shall give prompt notice to Parent upon becoming aware that any representation made by it in this Agreement has become untrue or inaccurate in any material respect, or of any failure of the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case such that it would result in a failure of the conditions set forth in Section 6.2(a) or Section 6.2(b); provided, however, that no such notification shall affect or be deemed to modify any representation or warranty of the Company set forth in this Agreement or the conditions to the obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement or the remedies available to the parties hereunder; and provided, further, that the terms and conditions of the Confidentiality Agreement shall apply to any information provided to Parent pursuant to this Section 5.13(a).

(b) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VII and the Effective Time, Parent shall give prompt notice to the Company upon becoming aware that any representation or warranty made by Parent or Merger Sub in this Agreement has become untrue or inaccurate in any material respect, or of any failure of Parent or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case such that it would result in a failure of the conditions set forth in Section 6.3(a) or Section 6.3(b); provided, however, that no such notification shall affect or be deemed to modify any representation or warranty of Parent or Merger Sub set forth in this Agreement or the conditions to the obligations of the Company to consummate the transactions contemplated by this Agreement or the remedies available to the parties hereunder; and provided, further, that the terms and conditions of the Confidentiality Agreement shall apply to any information provided to the Company pursuant to this Section 5.13(b).

5.14 Public Statements and Disclosure. Neither the Company, on the one hand, nor Parent and Merger Sub, on the other hand, or any of their respective Affiliates, shall issue any public release or make any public announcement or disclosure concerning this Agreement or the Merger without the prior written consent of the other parties (which consent shall not be unreasonably withheld, delayed or conditioned), except as such release, announcement or disclosure may, after consultation with outside counsel, be required by applicable law or the rules or regulations of any applicable securities exchange or regulatory or Governmental Authority to which the relevant party is subject or submits, wherever situated, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow the other parties hereto reasonable time to comment on such release or announcement in advance of such issuance (it being understood that the final form and content of any such release or announcement, as well as the timing of any such release or announcement, shall be at the final discretion of the disclosing party); provided, however, that the restrictions set forth in this Section 5.14 shall not apply to any release, announcement or disclosure made or proposed to be made by the Company pursuant to Section 4.3. The Company and Parent have agreed upon the form of a joint press release announcing the Merger and the execution of this Agreement.

5.15 Company Stockholder, Director and Management Arrangements . Except to the extent expressly authorized by the Company Board, the Transaction Committee or any other authorized committee of the Company Board in advance, prior to the Effective Time, none of Parent, Merger Sub or any of their respective Affiliates shall enter into any Contract, and none of Parent, Merger Sub or any of their respective Affiliates shall make or enter into any formal or informal arrangements or other understandings (whether or not binding), with any Company Stockholder, or any director or officer of the Company, relating (a) to this Agreement, the Merger or any other transactions contemplated by this Agreement, including as to any investment to be made in, or contributions to be made to, Parent or Merger Sub, or (b) to the Surviving Corporation or any of its Subsidiaries, businesses or operations (including as to continuing employment) from and after the Closing. The foregoing shall not apply to syndication of the Debt Financing to any Company Stockholder.

5.16 Transaction Litigation. In furtherance and not in limitation of the other covenants of the parties to this Agreement contained herein, the Company shall reasonably cooperate with Parent in connection with, and permit Parent and its directors, officers, employees, attorneys and agents to participate in, the defense, negotiation or settlement of any litigation commenced or threatened against any party to this Agreement or any of its Affiliates by any Governmental Authority or any Person relating to, arising out of or involving this Agreement, the Merger or any of the other transactions contemplated hereby or that would otherwise prevent or materially impede, interfere with, hinder or delay the consummation of the Merger and the other transactions contemplated by this Agreement (“Transaction Litigation”). The Company shall not, and shall not permit any of its Subsidiaries nor any of its or their directors, officers, employees, attorneys or agents to, compromise, settle, come to an arrangement regarding or agree to compromise settle or come to an arrangement regarding any Transaction Litigation hereby or consent thereto unless Parent shall otherwise consent in writing, such consent not to be unreasonably conditioned, withheld or delayed; provided, that after receipt of the Company Stockholder Approval, the Company shall cooperate with Parent and, if requested by Parent and at Parent’s sole cost and expense, use its reasonable best efforts to settle any unresolved Transaction Litigation in accordance with Parent’s direction.

ARTICLE VI

CONDITIONS TO THE MERGER

6.1 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of Parent, Merger Sub and the Company to consummate the Merger shall be subject to the satisfaction or waiver by each party hereto (where permissible under applicable law) at or prior to the Effective Time, of each of the following conditions:

(a) Requisite Stockholder Approval. The Requisite Stockholder Approval shall have been obtained.

(b) Antitrust Approval. The waiting period (and extensions thereof) applicable to the Merger under the HSR Act and any foreign antitrust laws or investment act laws shall have expired or been terminated.

(c) No Prohibitive Laws or Injunctions. No Governmental Authority of competent jurisdiction shall have issued, enacted, entered, promulgated or enforced any law, order, injunction, rule, regulation or decree that is in effect and renders the Merger illegal in the United States or any State thereof, or prohibits, enjoins or otherwise prevents the Merger in the United States or any State thereof.

(d) Communications Matters. The FCC Approvals and the consents of any other Governmental Authority (other than the State PUC Approvals and the LFA Approvals), in each case as set forth in Section 6.1(d) of the Company Disclosure Schedule, shall have been granted and any conditions therein shall have been satisfied, and shall each be in full force and effect.

6.2 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger shall be subject to the satisfaction or, to the extent permitted by applicable law, waiver prior to the Effective Time of each of the following conditions, any of which may be waived, to the extent permitted by applicable law, exclusively by Parent:

(a) Representations and Warranties.

(i) The representations and warranties of the Company set forth in Sections 2.3, 2.7, 2.29 and 2.31 of this Agreement shall be true and correct in all material respects as of the date hereof and on and as of the Closing Date with the same force and effect as if made on and as of such date; and

(ii) all other representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects (without giving effect to any materiality, “Company Material Adverse Effect” or similar qualifications set forth therein) as of the date hereof and on and as of the Closing Date with the same force and effect as if made on and as of such date (other than such representations and warranties that address matters only as of a particular date, which representations and warranties shall have been true and correct only as of such particular date), except for any failure to be so true and correct which has not had and would not have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects the covenants, obligations and agreements that are to be performed by it under this Agreement prior to the Effective Time.

(c) Officer’s Certificate. Parent and Merger Sub shall have received a certificate of the Company, validly executed for and on behalf of the Company and in its name by a duly authorized officer thereof, certifying that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.

(d) Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Company Material Adverse Effect.

(e) Communications Matters. The (i) State PUC Approvals and (ii) LFA Approvals, in each case as set forth in Section 6.2(e) of the Company Disclosure Schedule, shall have been granted and any conditions therein shall have been satisfied, and shall each be in full force and effect.

(f) FIRPTA Certificate. Parent and Merger Sub shall have received a certificate stating that the Company is not, and has not been at any time during the period described in Section 897(c)(1)(A)(ii)(II) of the Code, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code, dated as of the Closing Date and in form and substance required under Treas. Reg. § 1.897-2(h), together with evidence that the Company has provided notice to the IRS in accordance with the provisions of Treas. Reg. § 1.897-2(h)(2).

6.3 Conditions to the Company’s Obligations to Effect the Merger. The obligations of the Company to consummate the Merger shall be subject to the satisfaction or, to the extent permitted by applicable law, waiver prior to the Effective Time of each of the following conditions, any of which may be waived, to the extent permitted by applicable law, exclusively by the Company:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except (i) for any failure to be true and correct that has not had or would not be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect; and (ii) for those representations and warranties that address matters only as of a particular date, which representations shall have been true and correct only as of such particular date, except for any failure to be true and correct as of such particular date that has not had or would not be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects the covenants, obligations and agreements that are to be performed by them under this Agreement prior to the Effective Time.

(c) Officer’s Certificate. The Company shall have received a certificate of Parent and Merger Sub, validly executed for and on behalf of Parent and Merger Sub and in their respective names by a duly authorized officer thereof, certifying that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

7.1 Termination. This Agreement may be validly terminated at any time prior to the Effective Time, except as otherwise provided below whether before or after receipt of the Requisite Stockholder Approval, only as follows (it being understood and hereby agreed that this Agreement may not be terminated for any other reason or on any other basis):

(a) by mutual written agreement of Parent and the Company; or

(b) by either Parent or the Company, in the event that any Governmental Authority of competent jurisdiction shall have issued, enacted, entered, promulgated or enforced a law, order, injunction, rule, regulation or decree that is in effect at the time of such termination and renders the Merger illegal in the United States or any State thereof at the time of such termination, or that prohibits, prevents or otherwise enjoins the Merger in the United States or any State thereof; provided that the party seeking to terminate this Agreement pursuant to this Section 7.1(b) shall have used its commercially reasonable efforts to contest, appeal and remove the foregoing; or

(c) by either Parent or the Company, in the event that the Effective Time shall not have occurred by 5:00 p.m. (New York time) on October 18, 2012 (such date and time being referred to herein as the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(c) shall not be available (i) at any time during which any Legal Proceeding is pending between the Company and Parent (or any of its Affiliates) in connection with this Agreement or any of the transactions contemplated hereby or (ii) to any party hereto whose actions or omissions in violation of this Agreement have been the cause of, or resulted in, either (A) the failure to satisfy the conditions to the obligations of the terminating party set forth in Article VI to consummate the Merger prior to the Termination Date or (B) the failure of the Effective Time to have occurred prior to the Termination Date or the failure of the Marketing Period to have been completed prior to the Termination Date; or

(d) by either Parent or the Company, in the event that the Requisite Stockholder Approval shall not have been obtained at the meeting of Company Stockholders at which a vote is taken on the adoption of this Agreement; or

(e) by Parent, in the event that (i) neither Parent nor Merger Sub is in material breach of its respective representations, warranties, covenants, obligations and agreements under this Agreement such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied, and (ii) either (x) any of the representations and warranties of the Company herein are or become untrue or incorrect such that the condition set forth in Section 6.2(a) would not be satisfied, or (y) the Company shall have materially breached or failed to perform any of its covenants, obligations or agreements in this Agreement such that the condition set forth in Section 6.2(b) would not be satisfied and in either case, the Company shall have failed to cure such material breach within the earlier of the Termination Date or thirty (30) Business Days after the Company has received written notice of such breach or failure to perform from Parent or immediately upon giving notice if such breach cannot be cured within thirty (30) Business Days (it being understood that if such breach is curable within thirty (30) Business Days Parent shall not be permitted to terminate this Agreement pursuant to this Section 7.1(e) in respect of the breach set forth in any such written notice (A) at any time during such thirty (30) Business Day period, and (B) at any time after such thirty (30) Business Day period if the Company shall have cured such breach during such thirty (30) Business Day period); provided, however, that such thirty (30) Business Day cure period shall not apply to the Company’s obligation to consummate the Closing in accordance with Section 1.3; or

(f) by Parent, at any time prior to the receipt of the Requisite Stockholder Approval, in the event that (i) the Company Board shall have effected a Company Board Recommendation Change (provided that Parent’s right to terminate this Agreement pursuant to this Section 7.1(f) in respect of a Company Board Recommendation Change will expire ten (10) Business Days after the date on which Parent receives notice from the Company of such Company Board Recommendation Change); or (ii) a tender or exchange offer for Company Common Stock that would, if consummated in accordance with its terms, constitute a Competing Alternative Transaction is commenced by a Person unaffiliated with Parent and, within ten (10) Business Days after the public announcement of the commencement of such tender or exchange offer, the Company shall not have issued a public statement (and filed a Schedule 14D-9 pursuant to Rule 14e-2 and Rule 14d-9 promulgated under the Exchange Act) reaffirming the Company Board Recommendation and recommending that the Company Stockholders reject such tender or exchange offer and not tender any shares of Company Common Stock into such tender or exchange offer; or

(g) by the Company, in the event that (i) the Company is not in material breach of its representations, warranties, covenants, obligations and agreements under this Agreement such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied and (ii) either (x) any of the representations and warranties of Parent or Merger Sub herein are or become untrue or incorrect such that the condition set forth in Section 6.3(a) would not be satisfied, or (y) Parent and/or Merger Sub shall have materially breached or failed to perform any of their respective covenants, obligations or agreements in this Agreement such that the conditions set forth in Section 6.3(b) could not be satisfied and in either case, Parent or Merger Sub shall have failed to cure such material breach or failure to perform within the earlier of (1) the Termination Date or (2) the latest to occur of (A) the date that is thirty (30) Business Days following receipt by Parent and Merger Sub of written notice of such breach or (B) the expiration of the Marketing Period (such earliest date, the “Breach Termination Date”) or immediately upon receipt of such notice if such breach cannot be cured prior to the Breach Termination Date; provided that, in any case, if such breach is curable on or prior to the Breach Termination Date, the Company shall not be permitted to terminate this Agreement pursuant to this Section 7.1(g) in respect of the breach set forth in any such written notice (A) at any time during the period beginning on the date of receipt by Parent and Merger Sub of written notice of such breach and ending at 10:00 a.m. (New York Time) on the Breach Termination Date (such period, the “Breach Cure Period”) and (B) at any time after the Breach Cure Period if Parent and/or Merger Sub shall have cured such breach during the Breach Cure Period; provided, however, that such Breach Cure Period shall not apply to Parent and Merger Sub’s obligation to consummate the Closing in accordance with Section 1.3; or

(h) by the Company, at any time prior to the receipt of the Requisite Stockholder Approval, after the Company shall have received a Superior Proposal and in order for the Company to enter into a merger agreement, acquisition agreement, purchase agreement or other similar definitive agreement with respect to such Superior Proposal, in each case to the extent permitted by, and subject to complying with, Section 4.3; provided, however, that this Agreement may not be so terminated unless the payment required by Section 7.3(b)(iii) is made in full to Parent substantially concurrently with the occurrence of such termination and the entry into such definitive agreement with respect to such Superior Proposal, and in the event that such definitive agreement is not substantially concurrently entered into and such payment is not concurrently made, such termination shall be null and void; or

(i) by the Company, in the event (A) the conditions to Closing set forth in Section 6.1 and Section 6.2 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing and that would be capable of being satisfied if there were a Closing), (B) the Company has irrevocably confirmed by written notice to Parent that (I) all closing conditions set forth in Section 6.1 and Section 6.3 have been satisfied or that the Company is willing to waive any unsatisfied closing conditions set forth in Section 6.1 and Section 6.3 (to the extent such conditions are waivable under this Agreement) and (II) it is prepared to consummate the Closing, (C) Parent and Merger Sub have failed to consummate the Closing on the date the Closing should have occurred pursuant to Section 1.3 and (D) the Company is ready, willing and able to consummate the Merger; or

(j) by Parent, at any time prior to the receipt of the Requisite Stockholder Approval, if the Company, the Company Board or any committee thereof shall have materially breached (or shall have been deemed pursuant to the last sentence of Section 4.3(a) to have materially breached) Section 4.3 (other than any immaterial or inadvertent breaches thereof not intended to result in an Alternative Transaction Proposal).

The party hereto terminating this Agreement pursuant to this Section 7.1 shall deliver prompt written notice thereof to the other parties hereto setting forth the provision of this Section 7.1 pursuant to which this Agreement is being terminated.

7.2 Notice of Termination; Effect of Termination. Any valid termination of this Agreement pursuant to Section 7.1 shall be effective immediately upon the delivery of written notice by the terminating party to the other party or parties hereto, as applicable. In the event of the valid termination of this Agreement pursuant to Section 7.1, this Agreement shall be of no further force or effect, and any liability of the Parent Parties, on the one hand, or the Company Parties, on the other hand, shall not survive termination of this Agreement; provided, that the terms of the last two sentences of Section 5.2(c), Section 5.6(c), Section 5.14, this Section 7.2, Section 7.3, Article VIII and Article IX shall survive the termination of this Agreement. In addition to the foregoing, no termination of this Agreement shall affect the obligations of the parties hereto set forth in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

7.3 Fees and Expenses.

(a) General. Except as set forth in Section 5.2 or this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party or parties, as applicable, incurring such expenses whether or not the Merger is consummated.

(b) Company Payments.

(i) In the event that (A) following the execution and delivery of this Agreement and prior to the termination of this Agreement pursuant to Section 7.1(d) or Section 7.1(e) (I) a Company Board Recommendation Change occurs or (II) a Competing Alternative Transaction shall have been publicly announced by any Person other than Parent or Merger Sub and not withdrawn or otherwise abandoned, (B) this Agreement is validly terminated pursuant to Section 7.1(d) or Section 7.1(e), and (C) within twelve (12) months following the termination of this Agreement pursuant to Section 7.1(d) or Section 7.1(e), either a Competing Alternative Transaction is consummated or the Company enters into a definitive agreement providing for a Competing Alternative Transaction and, whether or not during such twelve-month period, such Competing Alternative Transaction is subsequently consummated, then the Company shall pay to Parent the Company Termination Fee as reduced, if applicable, by an amount equal to the amount of Parent Expenses previously paid by the Company pursuant to Section 7.3(b)(ii), by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, concurrently with the consummation of such Competing Alternative Transaction.

(ii) In the event that this Agreement is validly terminated pursuant to Section 7.1(d) then, at the time of such termination, the Company shall pay to Parent an amount equal to the reasonable and documented out of pocket fees and expenses incurred by Parent or Merger Sub in connection with this Agreement and the transactions contemplated hereby, including without limitation any commitment fees and the reasonable and documented out of pocket fees and expenses (including all reasonable and documented fees and expenses of outside counsel, accountants, investment bankers, experts and consultants to Parent or Merger Sub) incurred by or on behalf of Parent or Merger Sub in connection with the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby (the “Parent Expenses”); provided, however, that the amount of Parent Expenses required to be paid under this Section 7.3(b)(ii) shall not exceed $4,500,000 (four million five-hundred thousand dollars) in the aggregate. In the event that the Company Termination Fee later becomes payable by the Company pursuant to Section 7.3(b)(i) after the termination of this Agreement pursuant to Section 7.1(d), then the Parent Expenses to the extent previously paid by the Company pursuant to this Section 7.3(b)(ii) shall be credited against the Company Termination Fee then payable.

(iii) In the event that this Agreement is validly terminated pursuant to Section 7.1(f), Section 7.1(h) or Section 7.1(j), the Company shall pay to Parent the Company Termination Fee, by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, substantially concurrently with the occurrence of such termination.

(c) Parent Termination Fee. In the event that this Agreement is validly terminated pursuant to Section 7.1(g) or Section 7.1(i), then Parent shall pay or cause to be paid the Parent Termination Fee to the Company promptly, and in any event within two (2) Business Days following such termination, by wire transfer of same day funds to one or more accounts designated by the Company.

(d) Single Payment Only. The parties hereto acknowledge and hereby agree that in no event shall (i) the Company be required to pay the Company Termination Fee on more than one occasion or (ii) Parent be required to pay, or to cause to be paid, the Parent Termination Fee on more than one occasion, in each case whether nor not the Company Termination Fee or Parent Termination Fee, as applicable, may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

(e) Limitation of Liability.

(i) Parent’s receipt of the Company Termination Fee and, if applicable, reimbursement of expenses from the Company pursuant to Section 7.3(b) shall, subject to Section 7.3(f) and Section 8.8, be the sole and exclusive remedy of Parent and Merger Sub against the Company, its Subsidiaries and each of their respective former, current and future directors, officers, employees, agents, general and limited partners, managers, members, stockholders, Affiliates and assignees and each former, current or future director, officer, employee, agent, stockholder, general or limited partner, manager, member, stockholder, Affiliate or assignee of any of the foregoing (collectively, the “Company Parties”) in respect of this Agreement, any agreement executed in connection herewith, and the transactions contemplated hereby and thereby, including for any loss or damage suffered as a result of the termination of this Agreement, the failure of the Merger to be consummated or for a breach or failure to perform hereunder (whether intentionally, unintentionally, or otherwise) or otherwise, and upon payment of such Company Termination Fee no Company Party shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby and thereby.

(ii) Notwithstanding anything in this Agreement, the Equity Financing Letter and the Debt Commitment Letter to the contrary, in the event that Parent or Merger Sub fail to effect the Closing for any reason or no reason or any of them otherwise breaches this Agreement (or any representation, warranty or covenant hereof) (whether willfully, intentionally, unintentionally or otherwise) or otherwise fail to perform hereunder (whether willfully, intentionally, unintentionally or otherwise) then, except for the right of the Company to seek an injunction or injunctions, specific performance or other equitable relief pursuant to, and only to the extent expressly permitted by, Section 8.8, the Company’s right to receive the Parent Termination Fee from Parent pursuant to Section 7.3(c), together with the reimbursement and indemnification obligations of Parent under Section 5.6(c), the guarantee thereof pursuant to the Guarantee, and any amounts payable under Section 7.3(f) shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of any of the Company Parties for damages (whether at law, in equity, in contract, in tort or otherwise) against (A) Parent and its Subsidiaries (including Merger Sub), (B) the former, current or future holders of any direct or indirect equity, partnership or limited liability company interest of Parent or Merger Sub, (C) any lender, prospective lender, arranger or agent of or under the Debt Financing or any of their respective former, current or future equityholders, (D) any holders or future holders of any capital stock or other equity interest (including any options, warrants, calls, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units with respect to such interest or stock) of Parent or Merger Sub, and (E) controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders or assignees of any of the foregoing (collectively, the “Parent Parties,” and each, a “Parent Party”) in respect of this Agreement, any agreement executed in connection herewith, and the transactions contemplated hereby and thereby, including for any loss or damage suffered as a result of the termination of this Agreement, the failure of the Merger to be consummated or for a breach or failure to perform hereunder (whether intentionally, unintentionally, or otherwise) or otherwise and , in such circumstances when the Parent Termination Fee is due and payable hereunder by Parent, upon payment of such Parent Termination Fee, no Parent Party shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby and thereby. The provisions of this Section 7.3(e)(ii) are intended to be for the benefit of, and shall be enforceable by, each Parent Party.

(f) Costs of Recovery. The parties acknowledge that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement and that any amounts payable pursuant to this Section 7.3(f) do not constitute a penalty but constitute payment of liquidated damages and that the harmed party’s liquidated damages amount is reasonable in light of the substantial but indeterminate harm anticipated to be caused by such other party’s breach or default under this Agreement, the difficulty of proof of loss and damages, the inconvenience and non-feasibility of otherwise obtaining an adequate remedy, and the value of the transactions to be consummated hereunder; accordingly, if the Company fails to promptly pay the amount due pursuant to Section 7.3(b) or Parent fails to promptly pay the amount due pursuant to Section 7.3(c), and, in order to obtain such payment, Parent or Merger Sub, on the one hand, or the Company, on the other hand, commences a suit that results in a judgment against the Company for the amount set forth in Section 7.3(b) or any portion thereof or a judgment against Parent for the amount set forth in Section 7.3(c) or any portion thereof, the Company shall pay to Parent or Merger Sub, on the one hand, or Parent shall pay or cause to be paid to the Company, on the other hand, (i) its reasonable, out-of-pocket costs and expenses (including reasonable out-of-pocket attorneys’ fees) incurred in connection with such suit and (ii) interest on the amount payable pursuant to such judgment at the prime rate of Citibank N.A. in effect on the date of payment, with such interest being payable in respect of the period from the date that payment was originally required to be made pursuant to Section 7.3(b) or Section 7.3(c) of this Agreement, as applicable, through the date of payment.

ARTICLE VIII

GENERAL PROVISIONS

8.1 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Company, Parent and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall so survive the Effective Time in accordance with their respective terms. The Guarantee shall survive the termination of this Agreement in accordance with its terms.

8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (i) four (4) business days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one (1) business day after being sent for next business day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) immediately upon delivery by hand or by facsimile (with a written or electronic confirmation of delivery), in each case to the intended recipient as set forth below:

(a)	if to Parent or Merger Sub, to:

WideOpenWest Finance, LLC

c/o WideOpenWest Holdings, LLC

259 East Michigan Ave., Suite 206

Kalamazoo, MI 49007

Attention: Steve Cochran and Craig Martin

with a copy (which shall not constitute notice) to:

Avista Capital Partners

65 East 55th Street, 18th Floor

New York, NY 10022

Attention: David Burgstahler, Brendan Scollans and Ben Silbert

and

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention: Kirk A. Radke and Joshua Kogan

Telecopy No.: (212) 446-6460

(b)	if to the Company (prior to the Effective Time), to:

Knology, Inc.

1241 O.G. Skinner Drive

West Point, GA 31833

Attention: Chad S. Wachter

with copies (which shall not constitute notice) to:

Hogan Lovells US LLP

Columbia Square

555 Thirteenth Street

Washington, DC 20004

Attention: Joseph E. Gilligan, Steven M. Kaufman and Paul D. Manca

Telecopy No.: (202) 637-5910

8.3 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties; provided, however, that each of Parent and Merger Sub shall have the right to assign all or any portion of its rights and obligations under this Agreement (a) from and after the Effective Time, in connection with a merger or consolidation involving Parent or other disposition of all or substantially all of the assets of Parent or the Surviving Corporation, or (b) from and after the Effective Time, to any lender providing financing to Parent or the Surviving Corporation or any of their Affiliates, for collateral security purposes, and any such lender may exercise all of the rights and remedies of Parent hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

8.4 Confidentiality. Parent, Merger Sub and the Company hereby acknowledge that an Affiliate of Parent and the Company have previously executed a Confidentiality Agreement, dated February 22, 2012 (as amended, the “Confidentiality Agreement”), which will continue in full force and effect in accordance with its terms. The restrictions on Parent and Merger Sub contained in the Confidentiality Agreement are hereby waived by the Company to the extent necessary to permit Parent and Merger Sub to consummate the transactions contemplated by this Agreement and/or to comply with their obligations or exercise their rights or legal remedies under this Agreement (including, for the avoidance of doubt, Section  4.3(d)).

8.5 Entire Agreement. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Schedule, the Guarantee and the Equity Financing Letter, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; provided, however, the Confidentiality Agreement shall not be superseded, shall survive any termination of this Agreement and shall continue in full force and effect until the earlier to occur of (a) the Effective Time and (b) the date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated by the parties thereto. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER PARENT AND MERGER SUB, ON THE ONE HAND, NOR THE COMPANY, ON THE OTHER HAND, MAKES ANY REPRESENTATIONS OR WARRANTIES TO THE OTHER, AND EACH PARTY HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OR AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE (OR MADE AVAILABLE) BY ITSELF OR ANY OF ITS REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

8.6 Third Party Beneficiaries. This Agreement is not intended to, and shall not, confer upon any Person that is not a party hereto any rights or remedies hereunder, except (a) as set forth in or contemplated by the terms and provisions of Section 5.10, (b) with respect to the reimbursement and indemnification obligations of Parent under Section 5.6(c), (c) after the Effective Time, the rights of holders of shares of the Company Common Stock to receive the merger consideration set forth in Article I and (d) that each of the Parent Parties shall be intended third party beneficiaries of Sections 7.3(e)(ii), 8.5, 8.6, 8.8, 8.9, 8.10, 8.11 and 8.14 and shall be entitled to enforce such provisions directly (and no amendment or modification of such provisions or related definitions in respect of any of the Parent Parties may be made without the prior written consent of such Parent Parties).

8.7 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.8 Remedies.

(a) The parties hereto hereby agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, the parties hereto acknowledge and hereby agree that, unless this Agreement has been terminated in accordance with Article VII, in the event of any breach or threatened breach by the Company, on the one hand, or Parent and Merger Sub, on the other hand, of any of their respective covenants, obligations or agreements set forth in this Agreement, the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall, subject to the following sentence, be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement by the other (as applicable), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants, obligations and agreements of the other under this Agreement. Notwithstanding anything to the contrary herein, it is explicitly agreed that (i) the Company shall not be entitled to seek specific performance of Parent’s obligation to cause the Equity Financing to be funded to fund the Merger (including by requiring Parent and/or Merger Sub to file one or more lawsuits against the Guarantors or any Equity Financing Source to fully enforce the obligations of the Guarantors under the Guarantee and of the Equity Financing Source under the Equity Financing Letter and Parent’s and/or Merger Sub’s rights thereunder) or cause the Merger to be consummated or the payments required to be made pursuant to Article I, unless: (A) all conditions in Section 6.1 and Section 6.2 (other than those conditions that by their nature are to be satisfied at the Closing and that would be capable of being satisfied if there were a Closing) have been satisfied, (B) the financing provided for by the Debt Commitment Letter (or, if alternative financing is being used in accordance with Section 5.6, pursuant to the commitments with respect thereto), has been funded or will be funded at the Closing if the Equity Financing is funded at the Closing, (C) the Company has irrevocably confirmed in a written notice to Parent that if specific performance is granted pursuant to this Section 8.8 and the Equity Financing and Debt Financing are funded, then the Company is ready, willing and able to consummate the Merger and (D) Parent and Merger Sub are required to complete the Closing pursuant to Section 1.3, and Parent and Merger Sub have not completed the Closing; and (ii) the Company shall not be entitled to seek specific performance to cause Parent and Merger Sub to enforce the terms of the Debt Commitment Letter, including by demanding Parent and/or Merger Sub to file one or more lawsuits against the sources of the Debt Financing to fully enforce such sources’ obligations thereunder and Parent’s and/or Merger Sub’s rights thereunder, unless (A) all of the conditions in Section 6.1 and Section 6.2 (other than those conditions that by their nature are to be satisfied at the Closing and that would be capable of being satisfied if there were a Closing) have been satisfied, (B) all of the conditions to the consummation of the Debt Financing have been satisfied (or, with respect to certificates to be delivered at the consummation of the Debt Financing, are capable of being satisfied upon consummation) and (C) Parent and Merger Sub are required to complete the Closing pursuant to Section 1.3, and Parent and Merger Sub have not completed the Closing.

(b) Each of the parties hereto agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by the other parties hereto (as applicable) and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the parties under this Agreement. The parties hereto further agree that (i) by seeking the remedies provided for in Section 8.8(a), a party shall not in any respect waive its right to seek payment of the Company Termination Fee or the Parent Termination Fee in the event that this Agreement has not been terminated and in the event that the remedies provided for in Section 8.8(a) are not available or otherwise are not granted, (ii) nothing set forth in this Section 8.8(b) shall require any party hereto to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under Section 8.8(a) as a condition of exercising any termination right under Article VII, and (iii) the commencement of any Legal Proceeding pursuant to Section 8.8(a) shall not restrict or limit any party’s right to terminate this Agreement that may be available then or thereafter, except to the extent such right to terminate this Agreement is expressly prohibited in Section 7.1(c). Any party seeking an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement or to enforce by specific performance the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

8.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving regard to any principles of conflicts of law thereof to the extent they would result in the application of the laws of another jurisdiction. Notwithstanding the foregoing or any other provision herein, each of the parties hereto hereby agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the providers of the Debt Financing contemplated in the Debt Commitment Letter, or any of its Representatives, in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including, without limitation, any dispute arising out of or relating in any way to the Debt Financing or the performance thereof, in any forum other than a court of competent jurisdiction located within the City of New York, New York, whether a state or federal court, and that the provisions of Section 8.11 relating to the waiver of jury trial shall apply to any such action, cause of action, claim, cross-claim or third-party claim.

8.10 Consent to Jurisdiction. Each of the parties hereto (a) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Agreement, the Equity Financing Letter and the Guarantee, for and on behalf of itself or any of its properties or assets, in accordance with this Section 8.10 or in such other manner as may be permitted by applicable law, and nothing in this Section 8.10 shall affect the right of any party to serve legal process in any other manner permitted by applicable law; (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any action or proceeding to the exclusive general jurisdiction of the Court of Chancery of the State of Delaware (the “Chancery Court”) and any state appellate court therefrom located within the State of Delaware (or, only if the Chancery Court declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) in the event any dispute or controversy arises out of this Agreement, the Equity Financing Letter, the Guarantee or the transactions contemplated hereby or thereby, or for recognition and enforcement of any judgment in respect thereof; (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (d) agrees that any actions or proceedings arising in connection with this Agreement, the Equity Financing Letter, the Guarantee or the transactions contemplated hereby or thereby shall be brought, tried and determined only in the Chancery Court and any state appellate court therefrom located within the State of Delaware (or, only if the Chancery Court declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware); (e) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (f) agrees that it will not bring any action relating to this Agreement, the Equity Financing Letter, the Guarantee or the transactions contemplated hereby or thereby in any court other than the aforesaid courts. Each of Parent, Merger Sub and the Company agrees that a final non-appealable judgment in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

8.11 WAIVER OF JURY TRIAL. EACH OF PARENT, COMPANY AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE EQUITY FINANCING LETTER, THE GUARANTEE OR THE ACTIONS OF PARENT, COMPANY OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF OR THEREOF.

8.12 Company Disclosure Schedule References. The parties hereto agree that the disclosure set forth in any particular section or subsection of the Company Disclosure Schedule shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the Company that are set forth in the corresponding section or subsection of this Agreement, and (b) any other representations and warranties (or covenants, as applicable) of the Company that are set forth in this Agreement, but in the case of this clause (b) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties (or covenants, as applicable) is reasonably apparent on the face of such disclosure. The parties hereto further agree that the mere inclusion of an item in the Company Disclosure Schedule as an exception to the representations and warranties (or covenants as applicable) of the Company shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would have a Company Material Adverse Effect.

8.13 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Signatures transmitted by facsimile or portable document format shall be accepted as originals for all purposes of this Agreement.

8.14 Amendment. Subject to applicable law and subject to the other provisions of this Agreement, including Section 8.6, this Agreement may be amended by the parties hereto at any time, whether before or after receipt of the Requisite Stockholder Approval, by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company; provided, however, that in the event that the Company has received the Requisite Stockholder Approval, no amendment shall be made to this Agreement that requires the approval of such Company Stockholders under the DGCL without such approval.

8.15 Extension; Waiver. At any time and from time to time prior to the Effective Time, any party or parties hereto may, to the extent allowed by law and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable, (b) waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein; provided, however, that, after receipt of the Requisite Stockholder Approval, there may not be any extension or waiver of this Agreement which by applicable law, or in accordance with the rules of any relevant stock exchange, requires further approval of the Company’s stockholders. Any agreement on the part of a party or parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE IX

DEFINITIONS & INTERPRETATIONS

9.1 Certain Definitions. For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

(a) “Acceptable Confidentiality Agreement” shall mean any customary confidentiality agreement that contains provisions that are no less favorable in any material respect to the Company than those contained in the Confidentiality Agreement.

(b) “Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

(c) “Alternative Transaction” with respect to the Company, shall mean, other than the Merger, any of the following transactions: (i) any transaction or series of related transactions with one or more third Persons involving: (A) any purchase from the Company or acquisition (whether by way of a merger, share exchange, consolidation, business combination, joint venture, consolidation or similar transaction) by any Person or “group” of Persons (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 20% interest in the total securities of any class of outstanding voting or equity securities of the Company or any of its Subsidiaries or any tender offer (including a self-tender) or exchange offer that if consummated would result in any Person or group of Persons beneficially owning 20% or more of the total securities of any class of outstanding voting or equity securities of the Company or any of its Subsidiaries or any merger, consolidation, business combination, joint venture or similar transaction involving the Company or any of its Subsidiaries, or (B) any sale, lease exchange, transfer, license, acquisition or disposition of more than 20% of the fair market value of the assets, net income, net revenues or cash flows of the Company and its Subsidiaries, on a consolidated basis, immediately prior to such transaction, (ii) any liquidation or dissolution of the Company, or (iii) any combination of the foregoing.

(d) “Alternative Transaction Proposal” shall mean any offer, inquiry, proposal or indication of interest (whether binding or nonbinding) to any Person or its stockholders relating to an Alternative Transaction.

(e) “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the transactions contemplated by this Agreement.

(f) “Audited Company Balance Sheet” shall mean the consolidated balance sheet of the Company and its consolidated Subsidiaries as of December 31, 2011 set forth in the Company’s Annual Report on Form 10-K filed by the Company with the SEC for the fiscal year ended December 31, 2011.

(g) “Business Day” shall mean any day, other than a Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York, or is a day on which banking institutions located in the State of New York are authorized or required by law or other governmental action to close.

(h) “COBRA” shall mean Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state law.

(i) “Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder, or any successor statutes, rules and regulations thereto.

(j) “Company Board” shall mean the Board of Directors of the Company.

(k) “Company Capital Stock” shall mean the Company Common Stock, the Company Non-Voting Common Stock and the Company Preferred Stock.

(l) “Company Common Stock” shall mean the Common Stock, par value $0.01 per share, of the Company.

(m) “Company Intellectual Property” shall mean Intellectual Property that is necessary for and material to the conduct of the business of the Company and its Subsidiaries as of the date hereof.

(n) “Company Material Adverse Effect” shall mean any change, event, violation, inaccuracy, effect or circumstance (each, an “Effect”) that, individually or in the aggregate, is or would reasonably be expected (i) to be materially adverse to the business, assets, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) to have a material adverse effect on the ability of the Company to consummate the transactions contemplated hereby; provided, however, that no Effect (by itself or when aggregated or taken together with any and all other Effects) with respect to clause (i) only, to the extent resulting from, arising out of or attributable to, any of the following shall be deemed to be or constitute a “Company Material Adverse Effect,” or shall be taken into account when determining whether a “Company Material Adverse Effect” has occurred or would reasonably be expected to occur (except in the case of Sections 9.1(n)(i) through 9.1(n)(v), to the extent that the Effect on the Company and its Subsidiaries is materially disproportionate to the Effect on other participants in the industries in which the Company and its Subsidiaries operate, including the video, voice, data and advanced communications services industry generally):

(i) changes in general economic conditions in the United States or any other country or region in the world, or changes in conditions in the global economy generally;

(ii) changes in conditions in the financial markets, credit markets or capital markets in the United States or any other country or region in the world, including (A) changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

(iii) changes in conditions generally affecting the industries in which the Company and its Subsidiaries conduct business, including changes in conditions in the video, voice, data and advanced communications services industry generally;

(iv) changes in political conditions in the United States or any other country or region in the world, acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism), earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events, in each case in the United States or any other country or region in the world;

(v) changes in law or other legal or regulatory conditions (or the interpretation thereof) or changes in GAAP or other accounting standards (or the interpretation thereof) applicable to the industries in which the Company or its Subsidiaries operates, including the video, voice, data and advanced communications services industry generally;

(vi) the negotiation, execution, announcement or performance of this Agreement or the pendency or consummation of the transactions contemplated hereby, including, in the case of such negotiation, execution, announcement, performance or pendency, the impact thereof on the relationships of the Company and its Subsidiaries with their respective employees, customers, vendors, partners and contract counterparties;

(vii)(A) compliance with the terms of, or the taking of any action required, contemplated by or permitted, this Agreement, or (B) the failure to take any action prohibited by this Agreement or any actions taken, or failure to take action, in each case, to which Parent has in writing expressly approved, consented to or requested;

(viii) changes in the Company’s stock price or the trading volume of the Company’s stock, in and of itself (provided, however, that the exception in this clause shall not in any way prevent or otherwise affect a determination that any Effect underlying such change has resulted in, or contributed to, a Company Material Adverse Effect);

(ix) any failure, in and of itself, by the Company to meet any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, or any failure by the Company to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that any cause of any such failure in each case may be taken into consideration when determining whether a Company Material Adverse Effect has occurred (except to the extent such cause is excluded from being taken into consideration by Sections 9.1(n)(i) through 9.1(n)(xi)));

(x) changes in the Company’s credit ratings or in analysts’ recommendations with respect to the Company (provided, however, that the exception in this clause shall not in any way prevent or otherwise affect a determination that any Effect underlying such change has resulted in, or contributed to, a Company Material Adverse Effect); and

(xi) the availability or cost of equity, debt or other financing to Parent or Merger Sub.

(o) “Company Non-Voting Common Stock” shall mean the Non-Voting Common Stock, par value $0.01 per share, of the Company.

(p) “Company Options” shall mean any options to purchase shares of Company Common Stock outstanding under any of the Company Stock Plans.

(q) “Company Preferred Stock” shall mean the Preferred Stock, with no par value, of the Company.

(r) “Company Stock Plans” shall mean (i) the Knology, Inc. Amended and Restated 2002 Long Term Incentive Plan, (ii) the Knology, Inc. 2006 Incentive Plan, and (iii) the Knology, Inc. 2008 Incentive Plan.

(s) “Company Stockholders” shall mean holders of shares of Company Capital Stock immediately prior to the Effective Time.

(t) “Company Termination Fee” shall mean an amount in cash equal to $25,000,000 (twenty-five million dollars).

(u) “Company Warrant” shall mean all warrants to acquire shares of Company Common Stock.

(v) “Competing Alternative Transaction” shall have the same meaning as an “Alternative Transaction” under this Agreement except that all references therein to “twenty percent (20%)” shall be references to “fifty percent (50%).”

(w) “Compliant” shall mean, with respect to the Required Information, that (i) the Company’s independent auditors have delivered drafts of customary comfort letters, including customary negative assurance comfort with respect to periods following the end of the latest fiscal year or fiscal quarter for which historical financial statements are included in the Required Information, and such auditors have confirmed they are prepared to issue any such comfort letter upon any pricing date occurring during the Marketing Period, and (ii) the financial statements and other financial information included in such Required Information are, and remain throughout the Marketing Period, sufficient to permit a registration statement on Form S-1 using such financial statements and financial information to be declared effective by the SEC throughout and on any date falling within the Marketing Period.

(x) “Continuing Employees” shall mean all current employees of the Company who are offered and timely accept employment by Parent or any Subsidiary of Parent as of the Effective Time, who continue their employment with the Company at the request of Parent as of the Effective Time or, outside the U.S., who remain or become employees of the Company, Parent or any Subsidiary of Parent as of the Effective Time as required by applicable law.

(y) “Contract” shall mean any written (or legally binding oral) contract, subcontract, note, bond, mortgage, indenture, lease, license, sublicense or other binding agreement.

(z) “Delaware Law” shall mean the DGCL and any other applicable law (including common law) of the State of Delaware.

(aa) “DOJ” shall mean the United States Department of Justice or any successor thereto.

(bb) “DOL” shall mean the United States Department of Labor or any successor thereto.

(cc) “Environmental Laws” shall mean all applicable laws (including common law), regulations, codes, licenses, permits, orders, judgments, decrees, determinations and injunctions from any Governmental Authority concerning (A) public or worker health and safety (with respect to environmental hazards), pollution, or the protection of the environment, (including air, water, soil and natural resources) or (B) the use, generation, storage, handling, Release or disposal of Hazardous Materials.

(dd) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

(ee) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

(ff) “FTC” shall mean the United States Federal Trade Commission or any successor thereto.

(gg) “GAAP” shall mean generally accepted accounting principles, as applied in the United States.

(hh) “Governmental Authority” shall mean any government, any governmental or regulatory entity or body, department, commission, board, agency, subdivision or instrumentality, and any court, tribunal or judicial body, in each case whether federal, state, county, provincial, and whether local or foreign.

(ii) “Hazardous Materials” shall mean all materials, substances or wastes listed, defined, designated or classified as hazardous, toxic or radioactive, or for which liability or standards of conduct may otherwise be imposed, under any applicable Environmental Law, including petroleum and any derivative or by-product thereof.

(jj) “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

(kk) “Indebtedness” shall mean, with respect to any Person, (a) any liability of that Person (including any principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, reimbursements and all other amounts payable in connection therewith): (i) for borrowed money; (ii) evidenced by a note, debenture or similar instrument (including a purchase money obligation) given in connection with the acquisition of any property or assets, including securities; (iii) for the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business; (iv) under any lease or similar arrangement that would be required to be accounted for by the lessee as a capital lease in accordance with GAAP; or (v) arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates; and (b) any guarantee by that Person of any indebtedness of others described in the preceding clause (a).

(ll) “Intellectual Property” shall mean all U.S. and foreign: (A) trademarks, service marks, trade names, Internet domain names, social media accounts, designs, logos, trade dress and slogans, together with goodwill, registrations, and applications relating to the foregoing (“Trademarks”); (B) patents and pending patent applications, invention disclosures, and all renewals, reissues, reexaminations, divisionals, continuations, continuations-in-part and extensions thereof (“Patents”); (C) registered and unregistered copyrights, including all applications therefor and renewals thereof (“Copyrights”); (D) software (including data, databases and documentation therefor); (E) confidential information, technology, know-how, inventions, processes, formulae, algorithms, models, and methodologies; and (F) other intellectual property or proprietary rights.

(mm) “IRS” shall mean the United States Internal Revenue Service or any successor thereto.

(nn) “Knowledge” of (A) the Company, with respect to any matter in question, shall mean the actual knowledge of the Persons set forth in Section 9.1 of the Company Disclosure Schedule and (B) any Person, other than the Company, that is not an individual, with respect to any matter in question, shall mean the actual knowledge of such Person’s executive officers.

(oo) “Legal Proceeding” shall mean any legal action, charge, lawsuit, litigation, arbitration, investigation (to the extent known by the investigated party) or other similarly formal legal proceeding of any kind whatsoever, whether at law or in equity, which has been brought by or is pending before any Governmental Authority or arbitration panel.

(pp) “Lien” shall mean any lien, mortgage, pledge, deed of trust, security interest, charge, encumbrance or other adverse claim or interest.

(qq) “Marketing Period” shall mean the first period of 15 consecutive Business Days after the date of this Agreement throughout which (1) Parent shall have the Required Information and during which period the Required Information shall remain Compliant (as defined below) and (2) all of the conditions set forth in Section 6.1 and Section 6.2(e)(i) shall be satisfied and nothing has occurred and no condition exists that would cause any of the other conditions set forth in Section 6.2 to fail to be satisfied assuming the Closing were to be scheduled for any time during such 15 consecutive Business Day period; provided, that (A) the Marketing Period shall end on any earlier date that is the date on which the Debt Financing is obtained, (B) for purposes of the definition of “Marketing Period” only, the term Business Day shall not include any day from and including August 17, 2012 through and including September 4, 2012, (C) the Marketing Period must be completed prior to August 17, 2012 or commence after September 4, 2012 and (D) the Marketing Period shall not be deemed to have commenced if, after the date hereof and prior to the completion of the Marketing Period:

(i) BDO USA, LLP shall have withdrawn their audit opinion with respect to any financial statements contained in the Required Information, in which case the Marketing Period shall not be deemed to commence unless and until a new unqualified audit opinion is issued with respect to the consolidated financial statements of the Company for the applicable periods by BDO USA, LLP, or another independent public accounting firm reasonably acceptable to Parent;

(ii) the Company or any of its Subsidiaries issues a public statement indicating its intent to restate any historical financial statements of the Company or any of its Subsidiaries included in the Required

Information or that any such restatement is under consideration, in which case the Marketing Period shall not be deemed to commence unless and until such restatement has been completed and the applicable Required Information has been amended or the Company or such Subsidiary has announced that it has determined that no restatement is required; or

(iii) the Company shall have failed to file with the SEC any report required to be filed with the SEC, in which case the Marketing Period will not be deemed to commence unless and until each such report has been filed;

If at any time the Company shall in good faith reasonably believe that the Marketing Period has begun, it may deliver to Parent a written notice to that effect, in which case the Marketing Period will be deemed to have begun on the date of such notice (subject, however, to the above), unless Parent in good faith reasonably believes the Marketing Period has not begun and, within three (3) Business Days after the delivery of such notice, delivers a written notice to the Company to that effect, stating with specificity why it believes the Marketing Period has not begun and, if applicable, which Required Information has not been delivered.

(rr) “NASDAQ” shall mean the NASDAQ Global Select Market, any successor stock exchange or inter-dealer quotation system operated by The Nasdaq Stock Market, Inc. or any successor thereto.

(ss) “Owned Real Property” shall mean all land, together with all buildings, structures, improvements and fixtures located thereon, including all electrical, mechanical, plumbing and other building systems and all easements and other rights and interests appurtenant thereto (other than any easement or other right or interest held by the Company or any of its Subsidiaries under a Contract the primary purpose of which is to provide radio, telephone, Internet or data services), owned by the Company or any of its Subsidiaries as of the date hereof.

(tt) “Parent Termination Fee” shall mean an amount in cash equal to $65,000,000 (sixty-five million dollars).

(uu) “Permitted Liens” shall mean any of the following: (i) Liens for Taxes, assessments and governmental charges or levies that (A) are not yet delinquent as of the Closing Date, (B) may thereafter be paid without interest or penalty or (C) are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established to the extent required by GAAP; (ii) Liens securing Indebtedness or liabilities that are reflected in the Company SEC Reports; (iii) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other Liens or security interests that are not yet due or that are being contested in good faith and by appropriate proceedings; (iv) licenses to Intellectual Property rights; (v) leases and subleases; (vi) Liens imposed by applicable law (other than Tax law); (vii) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (viii) defects, imperfections or irregularities in title, easements, covenants and rights of way and other similar Liens or other encumbrances of record, and zoning, building and other similar codes or restrictions, with respect to real property in each case that do not adversely affect in any material respect the current use of the applicable property leased, used or held for use by the Company or any of its Subsidiaries; (ix) statutory, common law or contractual Liens (or other encumbrances of any type) of landlords or Liens against the interests of the landlord or owner of any Leased Real Property unless caused by the Company or any of its Subsidiaries; (x) Liens that, in the aggregate, do not materially impair the value or the continued use and operation of the assets to which they relate; and (xi) Liens that are released at or prior to Closing.

(vv) “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, corporation (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity.

(ww) “Release” shall mean any emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, or release of Hazardous Materials into or upon the environment.

(xx) “Representative” shall mean, with respect to any Person, such Person’s Affiliates, directors, officers, employees, consultants, agents, representatives and advisors.

(yy) “SEC” shall mean the United States Securities and Exchange Commission or any successor thereto.

(zz) “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

(aaa) “Subsidiary” of any Person shall mean (i) a corporation more than fifty percent (50%) of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one of more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof, (ii) a partnership of which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership, (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company or (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

(bbb) “Superior Proposal” shall mean an unsolicited, bona fide written Alternative Transaction Proposal made by a third Person to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination or acquisition transaction, (A) all or a substantial majority of the assets of the Company or (B) over 50% of the outstanding voting securities of the Company and as a result of which the stockholders of the Company immediately preceding such transaction would hold less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction (or its ultimate parent), which the Company Board (or any authorized committee thereof) has, in consultation with its financial advisors and outside legal advisors, in good faith determined is more favorable from a financial point of view to the Company Stockholders than the terms of this Agreement (as it may be adjusted), taking into account, among other things, (1) all terms and conditions of such Alternative Transaction Proposal and this Agreement, (2) the feasibility and certainty of consummation of the Alternative Transaction Proposal on the terms proposed, (3) all legal, financial (including the break-up fees, expense reimbursement and financing terms of any such proposal), regulatory and other aspects of such Alternative Transaction Proposal (including conditions to consummation), and (4) all modifications and adjustments to the terms hereof which may be offered by Parent in writing.

(ccc) “Tax” shall mean (i) any and all U.S. federal, state, local and non-U.S. taxes of any kind whatsoever, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise, license, stamp, premium, windfall profits, customs duties, estimated, escheat or unclaimed property, capital stock, disability, registration, environmental and property taxes, together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for or in respect of the payment of any amount of a type described in clause (i) of this definition as a result of being a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes; and (iii) any liability for or in respect of the payment of any amount described in clauses (i) or (ii) of this definition as a transferee or successor, by contract or otherwise.

9.2 Additional Definitions. The following capitalized terms shall have the respective meanings ascribed thereto in the respective sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference
Agreement	Preamble
Alternative Debt Financing	5.6(b)(ii)
Breach Cure Period	7.1(g)
Breach Termination Date	7.1(g)
Certificate of Incorporation	1.5(a)
Certificate of Merger	1.2
Certificates	1.8(c)
Chancery Court	8.10
Closing	1.3
Closing Date	1.3
Collective Bargaining Agreement	2.18(a)
Communications Act	2.6
Company	Preamble
Company Board Recommendation	2.3
Company Board Recommendation Change	4.3(a)
Company Disclosure Schedule	Article II
Company Parties	7.3(e)(i)
Company Permits	2.20
Company Restricted Share	1.7(d)(i)
Company SEC Reports	2.9
Company Securities	2.7(c)
Company Stockholder Meeting	5.4(a)
Company Systems	2.16(c)
Confidentiality Agreement	8.4
Consent	2.6
Continuation Period	5.11(b)
Continuing Plans	5.11(a)
D&O Insurance	5.10(c)
Debt Commitment Letter	3.10(b)
Debt Financing	3.10(b)
Delaware Secretary of State	1.2
DGCL	Recitals
Dissenting Shares	1.7(c)(i)
Effective Time	1.2
Employee Plans	2.18(a)
Employment Laws	2.19(b)
Equity Financing	3.10(b)
Equity Financing Letter	3.10(b)
Equity Financing Sources	3.10(b)
ERISA Affiliate	2.18(b)
Exchange Fund	1.8(b)
FCC	2.6
FCC Approvals	2.6
Federal Communications Laws	2.26(a)
Fee Letter	3.10(b)
Financing	3.10(b)
Financing Letters	3.10(b)
Franchise	2.6

Term	Section Reference
Guarantee	Recitals
Guarantors	Recitals
Indemnified Persons	5.10(a)
Leased Real Property	2.15(b)
Leases	2.15(b)
LFA	2.6
LFA Approvals	2.6
Material Contract	2.13(a)
Maximum Annual Premium	5.10(c)
Merger	Recitals
Merger Sub	Preamble
New Debt Commitment Letter	5.6(b)(ii)
New Plans	5.11(c)
Notice Period	3.4(d)(i)
Old Plans	5.11(c)
Option Consideration	1.7(d)(ii)
Other Required Company Filing(s)	2.30
Owned Company Shares	1.7(a)(ii)
Parent	Preamble
Parent Expenses	7.3(b)(ii)
Parent Material Adverse Effect	3.1
Parent Parties	7.3(e)(ii)
Payment Agent	1.8(a)
Per Share Price	1.7(a)(i)
Proxy Statement	2.30
Record Date	5.4(b)
Required Information	5.6(b)(v)(A)
Requisite Stockholder Approval	2.4
Rights	2.31
Rights Agreement	2.31
Rule 13a-15	2.10(b)
Second Request	5.2(c)
State Communications Laws	2.26(a)
State PUC	2.6
State PUC Approvals	2.6
Subscribers	2.32
Subsidiary Securities	2.7(c)
Surviving Corporation	1.1
Tax Returns	2.17(a)
Termination Date	7.1(c)
Transaction Committee	Recitals
Transaction Litigation	5.16
Uncertificated Shares	1.8(c)
Warrant Consideration	1.7(d)(iii)

9.3 Certain Interpretations.

(a) Unless otherwise indicated, all references herein to Articles, Sections, Annexes, Exhibits or Schedules, shall be deemed to refer to Articles, Sections, Annexes, Exhibits or Schedules of or to this Agreement, as applicable.

(b) Unless otherwise indicated, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”

(c) The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(d) References to “$” and “dollars” are to the currency of the United States.

(e) References to “made available” shall mean that such documents or information referenced shall have been contained in the Company’s electronic data room for Project Kingston maintained by RR Donnelley to which Parent and its counsel had access, or which have otherwise been delivered to the applicable Person, in each case prior to the date of this Agreement.

(f) When reference is made herein to a Person, such reference shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.

(g) Unless otherwise indicated, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.

(h) Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

(i) The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(j) All references to accounting terms set forth in this Agreement shall have the meanings given such terms in accordance with GAAP.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

WIDEOPENWEST FINANCE, LLC

By:	/s/ Steven Cochran
Name:	Steven Cochran
Title:	President and Chief Financial Officer

KINGSTON MERGER SUB, INC.

By:	/s/ Steven Cochran
Name:	Steven Cochran
Title:	Treasurer

KNOLOGY, INC.

By:	/s/ Rodger L. Johnson
Name:	Rodger L. Johnson
Title:	Chairman and CEO

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

ANNEX B

April 18, 2012

Transaction Committee of the Board of Directors

Knology, Inc.

1241 O.G. Skinner Drive

West Point, GA 31833

Members of the Transaction Committee:

We understand that Knology, Inc. (“Knology”) proposes to enter into an Agreement and Plan of Merger, dated as of April 18, 2012 (the “Agreement”), among Knology, WideOpenWest Finance, LLC, a Delaware limited liability company (“WOW”) and Kingston Merger Sub, Inc., a wholly owned subsidiary of WOW (“Merger Sub”), pursuant to which, among other things, Merger Sub will merge with and into Knology (the “Merger”) and each outstanding share of the common stock, par value $0.01 per share, of Knology (“Knology Common Stock”), other than any Dissenting Shares (as defined in the Agreement) and any shares of Knology Common Stock owned by Knology or directly or indirectly owned by WOW or Merger Sub, will be converted into the right to receive $19.75 in cash (the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to the holders of Knology Common Stock of the Consideration to be received by such holders in the Merger.

In connection with this opinion, we have, among other things:

(i)	reviewed certain publicly available business and financial information relating to Knology;

(ii)	reviewed certain internal financial and operating information with respect to the business, operations and prospects of Knology furnished to or discussed with us by the management of Knology, including certain financial forecasts relating to Knology prepared by the management of Knology (such forecasts, “Knology Forecasts”);

(iii)	discussed the past and current business, operations, financial condition and prospects of Knology with members of senior management of Knology;

(iv)	reviewed the trading history for Knology Common Stock and a comparison of that trading history with the trading histories of other companies we deemed relevant;

(v)	compared certain financial and stock market information of Knology with similar information of other companies we deemed relevant;

(vi)	compared certain financial terms of the Merger to financial terms, to the extent publicly available, of other transactions we deemed relevant;

(vii)	considered the fact that there were specific public reports from several media outlets speculating that Knology was exploring its strategic alternatives and the results of our efforts on behalf of Knology to solicit, at the direction of Knology, indications of interest and definitive proposals from third parties with respect to a possible acquisition of all or a portion of Knology;

(viii)	reviewed the Agreement; and

(ix)	performed such other analyses and studies and considered such other information and factors as we deemed appropriate.

The Transaction Committee

Knology, Inc.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and have relied upon the assurances of the management of Knology that they are not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to Knology Forecasts, we have been advised by Knology, and have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Knology as to the future financial performance of Knology. We have not made or been provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Knology, nor have we made any physical inspection of the properties or assets of Knology. We have not evaluated the solvency or fair value of Knology or WOW under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We have assumed, at the direction of Knology, that the Merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, will be imposed that would have an adverse effect on Knology or the contemplated benefits of the Merger.

We express no view or opinion as to any terms or other aspects of the Merger (other than the Consideration to the extent expressly specified herein), including, without limitation, the form or structure of the Merger. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be received by holders of Knology Common Stock and no opinion or view is expressed with respect to any consideration received in connection with the Merger by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view is expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Merger, or class of such persons, relative to the Consideration. Furthermore, no opinion or view is expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to Knology or in which Knology might engage or as to the underlying business decision of Knology to proceed with or effect the Merger. In addition, we express no opinion or recommendation as to how any stockholder should vote or act in connection with the Merger or any related matter.

We have acted as financial advisor to the Transaction Committee of the Board of Directors of Knology in connection with the Merger and will receive a fee for our services, a portion of which is payable upon the rendering of this opinion and a significant portion of which is contingent upon consummation of the Merger. In addition, Knology has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.

We and our affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of our businesses, we and our affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of Knology, Avista Capital Partners, L.P. (“Avista Capital Partners”), which controls WOW, and certain of their respective affiliates.

We and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Knology and have received or in the future may receive compensation for the rendering of these services, including having acted or acting as co-documentation agent for, and a lender under, certain credit facilities and term loans, letters of credit and leasing facilities for Knology.

The Transaction Committee

Knology, Inc.

In addition, we and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Avista Capital Partners and certain of its affiliates and portfolio companies and have received or in the future may receive compensation for the rendering of these services, including (i) having acted as financial advisor to Avista Capital Partners and certain of its affiliates and portfolio companies in connection with certain mergers and acquisition transactions, (ii) having acted or acting as administrative agent, collateral agent, arranger, book runner and/or lender for credit facilities, letters of credit and leasing facilities of Avista Capital Partners and certain of its affiliates and portfolio companies (including in connection with the financing for various acquisition transactions), (iii) having acted as underwriter, initial purchaser and placement agent for certain debt offerings undertaken by certain affiliates and portfolio companies of Avista Capital Partners, (iv) having acted as dealer manager for a tender offer undertaken by a portfolio company of Avista Capital Partners for certain of its debt securities and (v) having provided or providing certain treasury and trade services and products to Avista Capital Partners and certain of its affiliates and portfolio companies.

It is understood that this letter is for the benefit and use of the Transaction Committee of the Board of Directors of Knology (in its capacity as such) in connection with and for purposes of its evaluation of the Merger.

Our opinion is necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof. As you are aware, the credit markets have been experiencing unusual volatility and we express no opinion or view as to any potential effects of such volatility on Knology, WOW or the Merger. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion. The issuance of this opinion was approved by our Americas Fairness Opinion Review Committee.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Consideration to be received in the Merger by holders of Knology Common Stock is fair, from a financial point of view, to such holders.

Very truly yours,

MERRILL LYNCH, PIERCE, FENNER & SMITH

    INCORPORATED

ANNEX C

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.	Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.	Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.	Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2) a. and b. of this section; or

d.	Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2) a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PRELIMINARY COPY—SUBJECT TO COMPLETION

KNOLOGY, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

The undersigned stockholder hereby acknowledges receipt of notice of, revokes all prior proxies delivered in connection with, and appoints Rodger L. Johnson, M. Todd Holt and Chad S. Wachter, and each of them, officers and proxies for the undersigned with full power of substitution, to act and vote, with the powers the undersigned would possess if personally present at, the special meeting of stockholders of Knology, Inc., to be held on [—], 2012, at [—] Eastern time at [—] and any adjournments or postponements thereof, as directed on the reverse side, with respect to the matters set forth on the reverse side and with discretionary authority on all other matters that may properly come before the special meeting, as more fully described in the proxy statement received by the undersigned stockholder.

IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED “FOR” PROPOSAL 1, “FOR” PROPOSAL 2 AND “FOR” PROPOSAL 3.

(Continued and to be signed on the reverse side)

SPECIAL MEETING OF STOCKHOLDERS OF

KNOLOGY, INC.

[—], 2012

PROXY VOTING INSTRUCTIONS

INTERNET—Access [—] and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Control Number shown on your proxy card.	COMPANY NUMBER

TELEPHONE—Call toll-free [—] in the United States or [—] from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Control Number shown on your proxy card.	CONTROL NUMBER

MAIL—Sign, date and mail your proxy card in the envelope provided as soon as possible.

Vote online/phone until [—] on [—].

IN PERSON—You may vote your shares of Company common stock in person by attending the special meeting.

\/ To vote by mail, please detach along the perforated line and mail in the envelope provided. \/

PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

  THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL 1.

1. To adopt the Agreement and Plan of Merger, dated as of April 18, 2012 and as it may be amended or supplemented, by and among WideOpenWest Finance, LLC, Kingston Merger Sub, Inc. and Knology, Inc.	FOR ☐	AGAINST ☐	ABSTAIN ☐

  THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL 2.

2. To approve on an advisory (non-binding) basis the compensation payable to certain executive officers of Knology under existing arrangements in connection with the merger.	FOR ☐	AGAINST ☐	ABSTAIN ☐

  THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL 3.

3. To approve one or more adjournments of the special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of Proposal 1.	FOR ☐	AGAINST ☐	ABSTAIN ☐

                 To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder:	Date:	Signature of Stockholder:	Date:

Note:	Please sign exactly as your name or names appear on this proxy. When shares of common stock are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign in full corporate name by a duly authorized officer, giving full title as such. If the signer is a partnership, please sign in partnership name by an authorized person.